Filed Pursuant to Rule 424(b)(4)
Registration No. 333-181686

PROSPECTUS

American Realty Capital Properties, Inc.

3,250,000 Shares of Common Stock

American Realty Capital Properties, Inc. is an externally managed real estate company that focuses on owning and acquiring single-tenant freestanding commercial real estate properties primarily subject to medium-term net leases with high credit quality tenants. We are offering 3,250,000 shares of our common stock. Our common stock is listed on The NASDAQ Capital Market, or NASDAQ, under the symbol ARCP. On June 12, 2012 the last reported sale price of our common stock on NASDAQ was $10.25. All of the shares of common stock being offered pursuant to this prospectus are being sold by us. We intend to elect and believe we have qualified to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ended December 31, 2011.

Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership to not more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Consistent with our charter, our board of directors has further limited such ownership of our stock (other than by our Sponsor and its affiliates) to not more than 5.25% in value of the aggregate of our outstanding shares of stock and not more than 5.25% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. See “Description of Stock — Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 37 for a description of various risks you should consider in evaluating an investment in the shares.

	Per share	Total
Public offering price of common stock	$10.00	$32,500,000
Underwriting discounts and commissions	$0.55	$1,787,500
Proceeds, before expenses, to us	$9.45	$30,712,500

We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $0.6 million. Pursuant to an option granted by us, the underwriters may also purchase from us up to an additional 487,500 shares of our common stock at the price to the public less the underwriting discounts and commissions to cover over-allotments, if any, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of our common stock sold in this offering will be ready for delivery on or about June 18, 2012.

Joint Book-Running Managers

Baird	Ladenburg Thalmann & Co. Inc.	JMP Securities

Co-Managers

Maxim Group LLC	National Securities Corp.

June 13, 2012

You should rely only on the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus is accurate only as of the respective dates, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of shares of our common stock.

i

Market and Industry Data and Forecasts

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

Basis of Presentation

We use certain defined terms throughout this prospectus that have the following meanings:

•	We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as triple-net or double-net. Triple-net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double-net leases typically require the tenant to pay all the costs of triple-net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural or bearing components of a property, such as the roof or structure of the building. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate-driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease.
•	We use the term “modified gross lease'' throughout this prospectus. Under a modified gross lease, the commercial enterprises occupying the leased property pay base rent plus a proportional share of some of the other costs associated with the property, such as property taxes, utilities, insurance and maintenance. Some (but not a material portion) of our properties are subject to modified gross leases.
•	We use the term “credit tenant” throughout this prospectus. When we refer to a “credit tenant,” we mean a tenant that has entered into a lease and that we determine is creditworthy. The term may include tenants with an investment-grade or below investment-grade credit rating or unrated tenants. To the extent we determine that a tenant is a “credit tenant” even though it does not have an investment-grade credit rating, we do so based on ARC’s (as defined below) reasonable determination that a tenant should have the financial wherewithal to honor its obligations under its lease with us. This reasonable determination is based on ARC’s (as defined below) substantial experience closing lease transactions and is made after evaluating all tenant due diligence materials that are made available to us, including financial statements and operating data.
•	We refer to properties that are leased on a “medium-term basis” throughout this prospectus. When we refer to properties that are leased on a “medium-term basis,” we mean properties originally leased long-term (10 years or longer) that are currently subject to net leases with remaining lease terms of generally three to eight years, on average. We were formed to continue and expand ARC’s business of investing in these types of properties.
•	We use the term “fully diluted basis” throughout this prospectus. The term “fully diluted basis” assumes the exchange of all units or limited partnership interests in our operating partnership, or OP units, for shares of our common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under generally accepted accounting principles, or GAAP. In addition, “pro forma,” “pro forma consolidated,” or “on a pro forma basis” means that the information presented gives effect to our initial public offering, or IPO, the formation transactions, the property purchases we made subsequent to our IPO, this offering and to proposed property purchases (each as described herein), in each case as if such transactions had occurred on January 1, 2011, with respect to statement of operations data, and on December 31, 2011, with respect to balance sheet data, all as set forth in our unaudited pro forma consolidated financial statements, which we call our “pro forma financials” or our “pro forma financial information.”
•	We use the term “average annual rent” throughout this prospectus. When we refer to “average annual rent,'' we mean the rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and

ii

abatements such as free rent, as applicable, (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses, as applicable, and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments.

We use the following terms throughout this prospectus:

•	“our Manager” refers to ARC Properties Advisors, LLC, a Delaware limited liability company, our external manager;
•	“ARC” refers to AR Capital, LLC, a Delaware limited liability company (formerly known as American Realty Capital II, LLC) and its affiliated companies, our Sponsor; and
•	“the contributor” refers to ARC Real Estate Partners, LLC, an affiliate of our Sponsor, which contributed its 100% indirect ownership interests in our initial 63 properties to our operating partnership in the formation transactions related to our IPO, described elsewhere in this prospectus, or the formation transactions.

iii

Prospectus Summary

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors” and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our,” “us,” “our company,” and “the company” refer to American Realty Capital Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including ARC Properties Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to in this prospectus as our “operating partnership.” Our common stock and a separate class of our stock which was granted and issued to our Manager pursuant to our Equity Plan and bears a dividend deferral feature, or “Manager’s Stock,” are sometimes collectively referred to in this prospectus as our “common stock.” For accounting purposes, the existing entities that directly or indirectly owned our properties prior to the closing of the formation transactions have been classified as “ARC Predecessor Companies.” In addition, unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (1) the common stock to be sold in this offering is sold at $10.00 per share, (2) the underwriters’ over-allotment option is not exercised, and (3) all property information is as of May 31, 2012. As used in this prospectus, the “principals” refers to Nicholas S. Schorsch and William M. Kahane, principals of ARC.

Company Overview

We are a Maryland corporation that was formed to own and acquire single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants. We intend to elect and believe we have qualified to be taxed as a REIT commencing with our taxable year ended December 31, 2011.

We focus on investing in properties that are net leased to (i) credit tenants, which are generally large public companies with investment-grade or below-investment-grade ratings and (ii) governmental, quasi-governmental and not-for-profit entities. We intend to invest in properties with tenants that reflect a diversity of industries, geographies, and sizes. A significant majority of our net lease investments have been and will continue to be in properties net leased to investment-grade tenants, although at any particular time our portfolio may not reflect this. As of the date of this prospectus, 100% of the annualized rental income from our properties not held in a taxable REIT subsidiary, or TRS, is derived from “credit tenants” based on the criteria described above. To our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants.

We believe our strategy of investing in properties that are net leased to credit tenants on a medium-term basis provides stable rental income with opportunities for income growth and value creation upon lease renewal. We believe we are able to generate higher current income from credit tenants by acquiring properties with less than ten years remaining lease duration as compared to similar properties with longer lease terms.

On September 6, 2011, we completed our IPO, pursuant to which we sold 5,580,000 shares of our common stock at $12.50 per share (subject to certain discounts described in the prospectus for our IPO), of which 282,000 shares were purchased by American Realty Capital Trust, Inc., a REIT for which Mr. Schorsch is the chairman of the board of directors and Mr. Kahane is the chief executive officer and president, and 1,600,919 shares were purchased by our Sponsor. As a result, American Realty Capital Trust, Inc. and our Sponsor collectively purchased an aggregate of approximately 33.74% of the shares of our common stock sold in our IPO. After deducting dealer manager fees, selling commissions and offering expenses payable by us, the aggregate net proceeds we received from our IPO were approximately $64.2 million. The net proceeds from our IPO were used to refinance mortgage indebtedness encumbering our 59 properties leased to Citizens Bank, our property leased to Community Bank and our properties held for sale, repay approximately $30.6 million of senior unsecured indebtedness (including prepayment penalties related thereto) owed by two property subsidiaries that were contributed to our operating partnership in the formation transactions to prior investors that were the holders of such indebtedness pursuant to an affiliated note program and acquire our existing portfolio of properties.

In connection with an underwritten follow-on offering, or the Follow-On Offering, which closed on November 2, 2011, we sold 1,500,000 shares of common stock for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters of the Follow-On Offering exercised their option to purchase an additional 75,000 shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

The proceeds from our Follow-On Offering were primarily used to acquire additional properties as further described in “Business and Properties — Developments since our IPO — Property Acquisitions.” We will use the net proceeds from this offering to acquire additional properties consistent with our investment strategy and to further grow and diversify our existing property portfolio.

Since the IPO, we have successfully grown and diversified our property portfolio by acquiring an additional 36 properties and approximately 1.0 million leasable square feet while also increasing average annual rents by approximately 65.0%. After taking into account the use of proceeds from this offering and the proposed financing transaction, we expect that our property portfolio will grow by an additional 22 properties and approximately 0.3 million leasable square feet, and that average annual rents will increase by approximately 21%. Pro forma for this offering, the proposed property acquisitions and the proposed financing transaction, our AFFO per share on an annualized pro forma basis would be $1.10 (based on net income per share of $0.03 plus add-backs of depreciation and amortization per share of $0.93, loss from discontinued operations per share of $0.09, amortization of deferred financing costs per share of $0.09 and non-cash equity compensation expense per share of $0.05, less straight-line rent per share of $0.09), an increase of 14.6% from our AFFO per share on an annualized pro forma basis before the impact of this offering and the proposed property acquisitions and financing transaction.

As of the date of this prospectus, excluding two properties that are vacant and classified as held for sale, our portfolio consists of 97 single-tenant, freestanding primarily net-leased properties, located in 16 states and containing an aggregate of approximately 1.7 million leasable square feet. As of May 31, 2012, our portfolio, excluding two properties that are vacant and classified as held for sale, is 100% occupied (based on total leasable square footage) and has a weighted average remaining lease term of 7.7 years. Our existing properties consist of 60 bank branches, two distribution centers, 26 retail stores, two pharmacies, six freight facilities and one government administration building. The 60 bank branches are leased to RBS Citizens, N.A. (55 properties), Citizens Bank of Pennsylvania (four properties) and Community Bank N.A. (one property). The distribution facilities are leased to Home Depot USA, Inc. and Quad City Consolidation and Distribution, Inc., a wholly owned subsidiary of Deere & Company, or John Deere. The 26 retail stores are leased to Advance Auto Parts, Inc. (six properties) and Dollar General Corporation, or Dollar General (20 properties). The six freight facilities are leased to FedEx Freight, Inc., a wholly owned subsidiary of FedEx Corp., or FedEx. The two pharmacies are leased to Walgreen Co. The government administration building is leased to the United States Government Services Administration, or GSA. Both of our two vacant former bank branch properties have been contributed to a TRS, and we are currently holding these properties for sale. To date, there have been no delinquencies in rent payment on any of the net leases on our properties since we or the ARC Predecessor Companies have owned these properties.

Since the completion of our most recent property acquisitions, we, through our Sponsor, have entered into seven purchase and sale agreements to purchase 22 additional properties for an aggregate purchase price of approximately $32.3 million (excluding estimated closing costs). These proposed property acquisitions consist of one distribution facility leased to Mrs. Baird’s, a subsidiary of Grupo Bimbo SAB de CV, four office buildings leased to the GSA, 16 retail stores leased to Dollar General and one retail store leased to Tractor Supply Company, or Tractor Supply. If the proposed property acquisitions are consummated, we will own 119 properties containing approximately 2.0 million leasable square feet. If the proposed property acquisitions are consummated, they will further diversify our portfolio as follows:

•	Geography: Our portfolio will consist of properties located in 21 states, including Alabama, Arkansas, Connecticut, Delaware, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, New Hampshire, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia and Vermont.
•	Tenants: We will have 11 credit tenants, including Citizens Bank, Community Bank, Home Depot, Advance Auto Parts, Dollar General, Walgreens, Mrs. Baird’s, John Deere, Tractor Supply, FedEx Corporation and the GSA (including, for this purpose, affiliates of such tenants).
•	Sector: Our tenants will operate in nine sectors, including retail banking, home maintenance, automotive retail, discount retail, retail food distribution, retail farm and lawn equipment, logistics, pharmacy and government.

These additional acquisitions will provide for accretive cash flows representing an approximately 21% increase in our portfolio since the closings of our most recent property acquisitions, based upon average annual rents and on an annualized pro forma basis will increase AFFO per share by $0.13, or approximately 13.5%. See the pro forma financial information included elsewhere in this prospectus. Additionally, this offering will have the effect of reducing our overall portfolio leverage, calculated as long term debt divided by book value, from 57% to 50%.

Historically, our predecessor’s participation in net lease transactions has included investing in net leased properties where a significant portion of the terms of the leases have lapsed, leaving remaining lease terms of typically three to eight years, on average. None of our leases on our properties is scheduled to expire before February 2014.

We are externally managed and advised by ARC Properties Advisors, LLC, or our Manager, pursuant to the terms of a management agreement. We also rely on AR Capital, LLC, our Sponsor, for certain acquisition and debt capital services, pursuant to the terms of an acquisition and capital services agreement. Our Manager is controlled by Nicholas S. Schorsch, our chairman and chief executive officer, Edward M. Weil, Jr., our president, chief operating officer, secretary, treasurer and one of our directors, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and William M. Kahane, our former president, chief operating officer and director. Our Manager is an affiliate of ARC, a privately held vertically integrated real estate company founded and controlled by Messrs. Schorsch and Kahane. Since its inception in 2006, and through March 31, 2012, ARC has originated, structured and closed over $3.0 billion in net lease transactions, involving more than 800 properties.

We conduct all our business activities through our operating partnership, of which we are the sole general partner. We commenced operations upon the closing of our IPO. We intend to elect and believe we have qualified to be taxed as a REIT commencing with our taxable year ended December 31, 2011.

Developments Since Our IPO

Set forth below is a summary of the significant developments involving the company since the closing of our IPO:

Refinancing of the Properties Leased to Citizens Bank and Community Bank and the Properties Held for Sale

On September 7, 2011, we closed a senior secured revolving credit facility of up to $150.0 million with RBS Citizens, N.A. Additionally, we repaid the $82.6 million of mortgage indebtedness encumbering our 59 properties leased to Citizens Bank, our property leased to Community Bank and our two properties held for sale by utilizing approximately $31.1 million of net proceeds from our IPO and a $51.5 million draw from our senior secured revolving credit facility. See “Structure and Formation of Our Company — The Financing Transactions — Senior Secured Revolving Credit Facility.”

Repayment of Unsecured Indebtedness

On September 7, 2011, we repaid approximately $30.6 million of senior unsecured indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $112,000) owed by ARC Income Properties, LLC and ARC Income Properties III, LLC, two property subsidiaries that were contributed to us by our contributor in the formation transactions, to prior investors that were the holders of such indebtedness pursuant to an affiliated note program. We utilized net proceeds from our IPO in order to satisfy this indebtedness. As a result of the repayment of such indebtedness, these two property subsidiaries were released from such indebtedness.

Follow-On Offering

In connection with the Follow-On Offering, which closed on November 2, 2011, we sold 1.5 million shares of common stock for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters of the Follow-On Offering exercised their option to purchase an additional 0.1 million shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

Property Acquisitions

Since the closing of our Follow-On Offering, we have acquired 36 additional single-tenant, freestanding properties with an aggregate of approximately 1.0 million leasable square feet located in 12 states, for purchase prices aggregating approximately $64.5 million (exclusive of closing costs). In connection with the post-Follow-On Offering property acquisitions, we have incurred with ARC approximately $0.6 million in acquisition fees, $0.3 million in cost reimbursements and approximately $0.2 million in financing fees. This represents an approximately 21% increase in our portfolio since the closing of our IPO based upon annualized rental income. See “Business and Properties —  Developments Since Our IPO — Property Acquisitions.”

First Place Bank Loan

On December 29, 2011, we, through our indirect wholly owned subsidiaries, entered into an approximately $4.5 million commercial real estate term loan with First Place Bank, or the First Place Bank Mortgage Loan, to provide post-acquisition funding for four Advance Auto stores located in Michigan and our seven Dollar General stores located in Missouri. The First

Place Bank Mortgage Loan is evidenced by a promissory note secured by a mortgage on each of the properties and has a five-year term. The First Place Bank Mortgage Loan bears interest at a per annum fixed rate of 4.89%. The First Place Bank Mortgage Loan requires monthly interest-only payments with the principal balance due in January 2017.

Customers Bank Loan

On December 29, 2011, we, through our indirect wholly owned subsidiaries, entered into an approximately $11.9 million commercial real estate term loan with Customers Bank, or the Customers Bank Mortgage Loan, to provide permanent fixed-rate financing for 16 of our properties located in Connecticut, Delaware, New York and Pennsylvania leased to RBS Citizens Bank N.A. and Citizens Bank of Pennsylvania. The Customers Bank Mortgage Loan is evidenced by a promissory note secured by a mortgage on each of the properties and has a five-year term. The Customers Bank Mortgage Loan bears interest at a per annum fixed rate of 3.75%. The Customers Bank Mortgage Loan requires monthly interest-only payments for the first three years of the loan, then principal payment of $15,000 per month in years four and five, with the remaining principal of $11.6 million due in December 2016. The proceeds of the Customers Bank Mortgage Loan were used to pay down amounts owed under our senior secured revolving credit facility.

Senior Secured Revolving Credit Facility

On December 30, 2011, we drew an additional $1.2 million on our senior secured revolving credit facility. This funding was collateralized by two Advance Auto stores located in Michigan and 13 Dollar General stores located in Arkansas, Illinois, Oklahoma and Missouri.

On January 10, 2012, we drew an additional $3.7 million on our senior secured revolving credit facility. This funding was collateralized by our GSA property and a Walgreens drug store located in Myrtle Beach, South Carolina.

On January 19, 2012, we drew an additional $2.8 million on our senior secured revolving credit facility. This funding was collateralized by a Walgreens drug store located in Eastpointe, Michigan.

On May 21, 2012, we increased the capacity under our senior secured revolving credit facility from $55.0 million to $75.0 million. On May 31, 2012, we drew an additional $25.4 million on our senior secured revolving credit facility, thereby bringing the aggregate of the amounts borrowed by us under this facility to the $75.0 million maximum. This funding was collateralized by multiple properties including our six freight facilities leased to a wholly owned subsidiary of FedEx and our distribution facility leased to John Deere. See “Structure and Formation of Our Company — The Financing Transactions — Senior Secured Revolving Credit Facility.”

Dividend Increases

On September 7, 2011, our board of directors authorized an annual dividend rate of $0.875 per share, or approximately 7.0% based on the sales price of $12.50 per share at the time of our IPO, which equaled a monthly dividend rate of $0.0729 per share. The dividends are payable monthly, and began in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month. On February 27, 2012, our board of directors authorized and we declared an annual dividend rate of $0.880 per share. Accordingly, on March 15, 2012, we paid a distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012. On March 16, 2012, our board of directors authorized and we declared an annual dividend rate of $0.885 per share commencing June 8, 2012. Accordingly, on June 15, 2012, we expect to pay a dividend of $0.07375 per share to stockholders of record at the close of business on June 8, 2012.

Private Placement of Preferred Stock

On May 11, 2012, we sold 545,454 shares of our Series A Convertible Preferred Stock, or the Preferred Shares, pursuant to a securities purchase agreement with an unaffiliated third party that is an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, for an aggregate purchase price of approximately $6.0 million. After deducting for fees and expenses, the aggregate net proceeds to us from the sale of the Preferred Shares were approximately $5.8 million.

The Preferred Shares were offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act, and on May 15, 2012, we filed a Form D pursuant to Rule 506 of the Securities Act. The shares of common stock to be issued upon conversion of the Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

On May 11, 2012, we filed Articles Supplementary with the Secretary of State of the State of Maryland, which create and specify the rights of the Preferred Shares, including the terms and conditions on which the Preferred Shares would convert into shares of our common stock.

The Preferred Shares are convertible into shares of our common stock, at the option of the holder of the Preferred Shares, at a conversion price equal to $11.00 per share, beginning one year after the date of issuance. In addition, the holder of the Preferred Shares is entitled to receive dividends when, as and if authorized and declared by our board of directors out of funds legally available for that purpose, at the rate per annum equal to seven percent (7%) of the $11.00 per share liquidation preference, payable monthly. The Preferred Shares are redeemable by us in whole or in part at any time at a redemption price of $11.00 per share, plus accrued and unpaid dividends, and a redemption premium equal to one percent (1%) of the liquidation preference.

The Preferred Shares have no voting rights, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Preferred Shares.

The Preferred Shares rank senior to our common stock but junior to any other preferred stock we may issue other than additional series of the Preferred Shares.

Proposed Property Acquisitions

We have entered into purchase and sale agreements to purchase 22 additional single-tenant, freestanding primarily net leased properties with an aggregate of approximately 0.3 million leasable square feet located in ten states, which we refer to collectively as the “proposed property acquisitions,” for purchase prices aggregating approximately $32.3 million (excluding estimated closing costs). The purchase of each of the proposed property acquisitions is subject to execution of tenant estoppels and other customary closing conditions and the consummation of the last proposed property acquisition (which we currently anticipate will be the Mrs. Baird’s distribution facility) is subject to the consummation of the proposed financing transaction (as described below) (or obtaining alternative financing) and, therefore, no assurances can be given that these acquisitions will be completed. See “Risk Factors — Risks Related to Our Properties and Operations — Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.” If the proposed property acquisitions are consummated, excluding two vacant properties classified as held for sale, we will own a total of 119 properties containing approximately 2.0 million leasable square feet and we will pay to ARC approximately $0.2 million in acquisition fees and $0.1 million in cost reimbursements and financing fees. This represents an approximately 21% increase in our portfolio since the closings of our most recent property acquisitions based upon annualized rental income. See “Business and Properties — Developments Since Our IPO — Proposed Property Acquisitions.”

Proposed Financing Transaction

Prior to or concurrently with the closing of the last proposed property acquisition, we anticipate entering into an amendment to our $150.0 million senior secured revolving credit facility which would increase the commitments of our participating lenders from $75.0 million to $77.9 million. Under the proposed financing transaction, we expect to draw an additional $2.9 million on our senior secured revolving credit facility in order to pay a portion of the purchase price of this last proposed property acquisition. Upon consummation of the proposed financing transaction, all the proposed property acquisitions are expected to be included in the portfolio of properties securing our existing $150.0 million senior secured revolving credit facility.

Our ability to enter into the proposed financing transaction is subject to a number of conditions that are outside of our control, including, without limitation, obtaining firm commitments from our lenders increasing their commitments under our senior secured revolving credit facility and the delivery of customary loan documentation. The proposed financing transaction will be contingent upon the closing of this offering and the consummation of the proposed property acquisitions since a significant portion of the net proceeds of this offering will be utilized to acquire the proposed property acquisitions which will be used to secure additional amounts under our existing senior secured revolving credit facility. To the extent the proposed financing transaction cannot be consummated, we will continue to seek alternative financing for the last of the proposed property acquisitions (which we anticipate will be the Mrs. Baird’s distribution facility). See “Risk Factors — Risks Related to Our Properties and Operations — We may be unable to consummate the acquisition of one or more of the proposed property acquisitions for a number of reasons, including the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of all or a portion of the net proceeds of this offering, which, in turn, would reduce our anticipated cash available for distribution.”

Our Manager and ARC

We are externally managed and advised by our Manager. We expect to benefit from the personnel of our Manager and ARC and the relationships and experience of our Manager’s and ARC’s management team and other personnel. Pursuant to the terms of a management agreement between our Manager and us, our Manager provides us with our management team and appropriate support personnel. Pursuant to an acquisition and capital services agreement between us and ARC, we have access to the personnel and resources of ARC necessary for the implementation and execution of our business and growth strategies.

Our Manager is an affiliate of ARC, a privately held real estate firm founded and controlled by Messrs. Schorsch and Kahane. ARC is almost exclusively focused on investing in single-tenant properties net leased to credit tenants. Since its inception in 2006, and through March 31, 2012, ARC has originated, structured and closed over $3.0 billion in net lease transactions, involving more than 800 properties. ARC also acts as advisor to eight other publicly offered direct investment programs, which are REITs and whose shares do not trade on any exchange, which we refer to as a “non-traded REIT,” that also may invest generally in real estate assets, but not primarily in our target assets, all of which are currently selling securities to the public, and one business development company. ARC also sponsored another REIT, American Capital Realty Trust, Inc., or ARCT, whose shares trade on the NASDAQ Global Select Market, and which also invests in commercial real estate properties but not primarily in our target assets. Mr. Schorsch is chairman of the board and Mr. Kahane is the chief executive officer and a director of ARCT.

Our ability to make investments in our target assets is governed by our acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane is affiliated with our Manager and our management agreement is in effect.

Our Manager is able to draw upon the experience and expertise of ARC’s team of over 95 professionals and support personnel. Our Manager also benefits from ARC’s dedicated asset management group and portfolio management, finance and administration functions, which address legal, compliance, investor relations and operational matters, asset valuation, risk management and information technologies in connection with the performance of our Manager’s duties.

We have structured our arrangements with our Manager and ARC in a manner that we believe provides significant benefits to our stockholders. Our company is not burdened by the high administrative expenses associated with employing our own management team and instead relies on our Manager to provide these services in exchange for a management fee. In addition, these arrangements provide us access to a team of management, investment, capital markets and administrative personnel that, because we are recently formed and have only a limited ability to pay substantial salaries and benefits, we believe is likely to be more capable and diverse than we would otherwise be able to attract. Through our acquisition and capital services agreement with ARC, we are able to leverage off of ARC’s extensive operating platform in order to execute our business and growth strategies. ARC has a successful track record in acquiring and financing properties, as evidenced by the fact that none of the over 800 net leased properties acquired and financed by ARC since its inception has ever been lost to foreclosure or a deed-in-lieu of foreclosure or suffered a default in the payment of rent. We will continue to be able to access ARC’s network of industry relationships in order to source and underwrite acquisition candidates in our target properties and ARC’s debt capital markets expertise in order to achieve an efficient execution of our financing and refinancing needs.

We do not have any employees. Our Manager and ARC will at all times be subject to the supervision and oversight of our board of directors and will have only such functions and authority as we delegate to each of them pursuant to the management agreement and acquisition and capital services agreement, respectively.

Market Opportunity

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by investing in the medium-term net lease duration lease market. Corporations and many other users of real estate utilize single-tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores. While investments in credit tenant net leased properties are subject to the same credit risk as unsecured bond obligations (i.e., the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net leased properties generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower-risk investment.

The U.S. net lease market comprises a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties leased to investment-grade and other creditworthy tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that the combined total value of real estate used in these selected industries is approximately $1.4 trillion. We will target the acquisition of these properties as the terms of the existing leases have been reduced to three to eight years. During 2011, members of our Manager’s management team underwrote approximately $3.0 billion of potential net lease property acquisitions and closed on approximately $1.3 billion of those properties. Based on this sample size, we estimate that of the total real estate in the table below, approximately 20 – 30% are operated or guaranteed by investment-grade companies, or operators that we would consider credit tenants, which represents a total target market for us of approximately $272 billion to $408 billion. Further, we estimate that, based on the 2011 net leased acquisition opportunities that our Manager’s management team was exposed to, the typical initial lease duration for these types of properties is 15 to 25 years, with an average initial lease duration of 20 years and that approximately 20 – 30% of these properties have a remaining lease duration that matches our target remaining lease duration of three to eight years. Assuming the sample size of the net leased acquisition opportunities that were made available to our Manager’s management team in 2011 is representative of the entire market, we believe that there are approximately $54 billion to $122 billion of net leased properties that have credit tenants and have remaining lease terms of three to eight years that currently exist in the market. Not all of these properties will be available for purchase or suitable for us. In addition, we may evaluate acquisition opportunities in other market segments besides those described below.

Segment	Annual Sales ($Million)(1)	Number of Stores(1)		Average Square Feet per Store(1)		Estimated Value Per Square Foot(2)	Estimated Real Estate Value ($Million)(3)
Banks	$700,000	98,200	(4)	4,700	(5)	$556	$256,620
Warehouse Clubs and Superstores	360,000	4,000		150,000		236	141,600
Convenience Stores	350,000	120,000		2,500		600	180,000
Drugstores	220,000	42,000		12,000		349	175,896
Automobile Parts Wholesale-Retail	45,000	40,000		10,000		284	69,580
Fast Food and Quick Service Restaurants	190,000	200,000		3,000		602	361,200
Home Improvement	150,000	23,000		9,000		64	13,248
Discount Stores	130,000	5,000		100,000		99	49,500
Gas Stations	115,000	22,000		2,500		542	29,810
Dollar Stores	50,000	33,000		8,000		140	36,960
Total							$1,358,434

Range ($million)
Investment-grade/Creditworthy portion of Estimated Real Estate Value	20% or $271,687	30% or $407,530
Medium-term lease portion of Estimated Real Estate Value	20% or $271,687	30% or $407,530
Estimated Target Market(6)	4% or $54,337	9% or $122,259

(1)	Source: First Research Company Data (except as set forth in footnotes 4 and 5 below).
(2)	Represents ARC’s estimate of value per square foot based on its historical experience in valuing these types of assets.
(3)	Represents, with respect to each segment, ARC’s estimate of the product of (i) the number of stores times (ii) the average square feet per store times (iii) the estimated value per square foot.
(4)	Source: Federal Deposit Insurance Corporation.
(5)	Represents ARC’s estimate based on its historical experience in investing in these types of assets.
(6)	Represents ARC’s estimate of the real estate value of properties meeting the company’s investment criteria with respect to property and tenant type, tenant credit and remaining lease duration.

Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and capital appreciation associated with extending expiring leases or repositioning our properties for lease to new credit tenants upon the expiration of a net lease. We believe that the acquisition of properties that are subject to remaining lease durations of between three and eight years, on average, will give us the best opportunity to meet our objectives by achieving recurring income and residual value. We expect to achieve these objectives by acquiring additional net leased properties that either (a) have in-place rental rates below current average asking rents in the applicable submarket and are located in submarkets with stable or improving market fundamentals, or (b) provide an essential location or infrastructure that is essential to the business operations of the tenant, which we believe will incent the existing tenant or a new credit tenant to re-lease the property at a higher rental rate upon the expiration of the existing lease. ARC has observed that the acquisition opportunities available in the net lease market are predominantly long-term leases. Therefore, based on ARC’s experience, we believe that the market for net leased properties that are subject to leases with credit tenants and a medium-term remaining lease duration is both limited and fragmented. We believe this creates a unique buying opportunity for the company given its differentiated strategy to exclusively focus on these types of properties.

We believe that, in the past four years, fundamental changes in the real estate capital markets, combined with the severe decline in the U.S. economy, have resulted in many holders of real estate (including holders of net leased properties) becoming much more risk averse. We believe that as a result, many traditional institutional holders of net leased properties, including insurance companies, finance companies and real estate fund managers, have determined to reduce their exposure to leased properties that are subject to leases expiring in the medium-term. At the same time, in our experience, the number of purchasers who are interested in acquiring these types of properties is both limited and fragmented. To our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants. We expect to capitalize on these market dislocations and this capital void by acquiring properties that have medium-term remaining lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

Our Competitive Strengths

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Our chief executive officer has more than 23 years of real estate experience and our president, chief operating officer and secretary has more than nine years of real estate experience. In addition, our chief investment officer has more than 26 years of real estate experience and our chief financial officer has more than 11 years of real estate experience.

The team has a successful investment track record in net leased properties as demonstrated by ARC’s prior performance. We believe the team’s relevant experience in commercial net leased property acquisition, ownership and operation across all major industry sectors will enable us to better identify and underwrite investment opportunities.

We believe that our Manager’s and ARC’s competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team  On behalf of ARC and as of March 31, 2012, our Manager’s management team has been responsible for sourcing, structuring or acquiring over 2,900 net leased properties, representing approximately 45 million rentable square feet, at a purchase price of over $6.0 billion. As former president, chief executive officer and vice-chairman of American Financial Realty Trust, Inc., or AFRT, a NYSE-listed REIT that invested in properties and assets to the financial services industry, Mr. Schorsch enjoys longstanding relationships with both public and private owners of properties, brokers, and other key industry participants that provide a source of transaction flow that we believe is not otherwise available to the general investment community. Additionally, his broad operating and investing experience for approximately a fifth of a century gives him a well-rounded vantage point for steering our investment strategy.

Exceptional Domain Expertise  Our Manager’s management team has particular expertise structuring and investing in properties throughout all stages of real estate investment cycles, which is well matched to the opportunities in the current volatile real estate market. As exemplified by Mr. Schorsch’s prominent role in forming and managing AFRT, and Mr. Kahane’s role as an independent director of AFRT, this team has considerable expertise in organizing and managing publicly traded vehicles investing in properties and executing effective value realization strategies.

Expertise in Real Estate Capital Markets, Corporate Acquisitions and Operations  We believe that our Manager’s management team’s real estate capital markets, corporate acquisition and operating experience sets it apart from most traditional real estate investors. Our Manager’s management team has executed large corporate and portfolio transactions, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions. On behalf of ARC, members of our Manager’s management team have sponsored two regulated investment companies, or RICs, and nine other real estate companies in addition to AFRT, including ARCT, American Realty Capital New York Recovery REIT, Inc., Phillips Edison  — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Daily Net Asset Value Trust, Inc., American Realty Capital Trust III, Inc., and American Realty Capital Trust IV, Inc., of which American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., and American Realty Capital Trust III, Inc. are currently selling securities to the public.

Focus on Capital Preservation  On behalf of ARC, our Manager’s management team has placed a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values among the target assets that are available in the market. ARC utilizes appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or refinancing exposure. Our Manager intends to employ a similar capital preservation strategy for us.

Disciplined Approach to Underwriting and Due Diligence  Before acquiring a property, ARC’s team of investment professionals, led by Mr. Budko, implements a disciplined underwriting and due diligence process. The focus of the due diligence falls into the following four primary areas: (1) credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry; (2) lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; (3) a real estate fundamentals review and analysis, including an evaluation of the replacement cost of the property and assessment of alternative uses; and (4) an analysis of the risk adjusted returns on the investment.

Dedicated Asset Management Team and In-House Operational and Professional Services  Attaining attractive returns from investing in real estate requires both wise investment decision making and prudent asset management. ARC has an in-house real estate services team that employs over 95 professionals. This team is responsible for managing all the investments made by ARC. Through an acquisition and capital services agreement between us and ARC, we are able to utilize ARC’s in-house asset management team and legal, accounting and tax capabilities on our behalf.

Established Investment and Portfolio Management Capabilities  ARC has an experienced in-house team of investment professionals that sources, structures, underwrites and closes our transactions. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and evaluate a variety of single-tenant net leased investment opportunities. ARC’s management team comprises individuals with expertise in commercial real estate, credit capital markets, asset management and legal.

Financing Expertise  ARC’s management team has substantial experience in financing single-tenant net leased assets. ARC has developed and continues to enhance financing structures that have enabled us to efficiently finance a portion of the acquired properties through term loan and securitization transactions. We believe these financing structures enable us to enhance portfolio returns without reducing tenant credit quality in search of yield.

Reduced General and Administrative Expenses  Under the administrative support agreement between us and ARC, ARC will pay or reimburse us for our general and administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, until September 6, 2012, which is one year after the closing of our IPO, to the extent the amount of our AFFO is less than the amount of the distributions declared by us in respect of our OP units during such one-year period. To the extent these amounts are paid by ARC, they would not be subject to reimbursement by us.

Business and Growth Strategies

Our principal business objective is to generate attractive risk-adjusted investment returns by assembling a high-quality, well located portfolio of primarily net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully integrated origination and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO, thereby maximizing total return to our stockholders. We plan to expand our existing medium-term lease business and create a diversified portfolio of medium-term leased properties.

Because only 3% of our portfolio annualized rental income expires before 2016, and we focus on acquisitions with remaining lease durations of not less than three years, we expect to have steady cash flows until at least 2016. We believe that the anticipated stability of our cash flows during the next four years differentiates our portfolio from those of other publicly traded REITs that invest in properties that have annual lease expirations that require management time and focus. We intend to focus our efforts during this period on expanding our business and creating a diversified portfolio of high-quality properties with credit tenants.

Investing in High-Quality Cash Flows.

Our portfolio of properties consists of freestanding, single-tenant net leased properties where 100% of the underlying tenants are of high credit quality (as determined by us based on the credit ratings of our Citizens Bank tenants and our internal due diligence with respect to the creditworthiness of our Home Depot tenant) and it is our intention to continue to invest in properties leased to high credit quality tenants only. As of the date of this prospectus, 100% of the annualized rental income from our properties not held in a TRS is derived from credit tenants. Our Citizens Bank tenants each individually have an investment-grade credit rating; however, neither their parent entity, Citizens Financial Group, Inc., or CFG, nor CFG’s parent entity, The Royal Bank of Scotland Group plc, would have any obligation to us if either of our Citizens Bank tenants defaulted under its respective lease with us. Further, as of the date of this prospectus, 100% of the proposed property acquisitions (based on annualized rental income from the proposed property acquisitions) were leased to entities that we believe are “credit tenants” based on our underwriting criteria described herein. We believe that investing in properties leased to credit tenants provides us with a stable and reliable source of cash flow from our properties.

Acquiring “Critical-Use” Properties Net Leased to Clients.

We intend to acquire and own additional commercial properties subject to net leases to credit tenants, with a focus on acquiring properties that are of “critical use” to the tenants occupying such properties or that have a clear alternative use. When we say that a property is of “critical use” to a tenant, we mean that we believe that because of its location and physical characteristics, it is positioned to be fundamentally important to our tenant’s business. We will be focused on acquiring net leased properties at or below replacement cost and in geographies where we believe the market fundamentals will give us the flexibility to renew or extend the lease with the existing tenant or reposition the property for alternative uses.

Prior to effecting any acquisitions, we analyze the (1) property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to the term, rental rate increases, corporate guarantees and property maintenance provisions, if any; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.

Strong Risk-Adjusted Cash Flows.

We intend to acquire additional net leased properties that have remaining lease terms of approximately three to eight years, on average. We believe that the competition to acquire net leased properties that have lease expirations in the medium-term is minimal and fragmented and, to our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused exclusively on making investments of this type. We expect to acquire net leased properties that have medium-term remaining net lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

We also believe smaller net leased properties, that are approximately 3,000 to 10,000 square feet in size, represent an attractive investment opportunity in today’s real estate environment. Due to the complexities of acquiring and managing a large portfolio of relatively small assets, based on ARC’s experience, we believe these types of properties have not experienced significant institutional ownership interests or the corresponding yield reduction experienced by larger income-producing properties. We believe the minimal property management required by net leases, coupled with the active management of a large portfolio of similar properties, is an effective investment strategy.

Diversification.

We will seek to assemble a high-quality well located portfolio of primarily net leased properties diversified by tenant, industry, geography and lease duration. As of May 31, 2012, our 97 properties (which excludes two vacant properties classified as held for sale) were located in 16 states and with leases with nine different tenants in eight different tenant industries. If all of the proposed property acquisitions are consummated, our 119 properties will be located in 21 states and with leases with 11 different tenants in nine different tenant industries.

Maximize Cash Flow Through Internal Growth

We seek investments that provide for attractive returns initially and increasing returns over the remaining lease term with fixed rent escalations or percentage rent features that allow participation in the financial performance of the property. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the rental amounts paid by our tenants. We have also embedded rental rate growth into our existing leases. During such lease term and any renewal periods, our leases typically provide for periodic increases in rent or percentage rent based upon a percentage of the tenant’s prior sales over a predetermined level. As of May 31, 2012, 81% of our leases relating to our properties that are not held for sale provided for fixed periodic increases in rent, which increases average 2.1% per annum on a weighted average basis. None of the leases include performance-based rent escalations. Ten percent of the leases relating to the proposed property acquisitions provide for fixed periodic increases in rent. We also have the opportunity to generate incremental revenue growth by rolling existing leases to market rents in many of our markets.

Aggressive Asset Management

Unlike many owners of net leased properties who treat their assets, in our view, more like corporate bonds, we and our Manager intend to implement an aggressive asset management approach for net leased properties in order to maximize our return on investment. Initially our Manager will create an asset specific management plan for each of our properties. Our Manager then intends to manage the properties aggressively against the plan with the goal of achieving a re-leasing of the property at an enhanced rent upon the expiration of the existing lease. As part of this plan, our team will be engaging in regular dialogues with our tenants to determine their ongoing property needs and how they can best position or reposition the property in order to meaningfully increase the likelihood that the existing tenant will renew its lease.

Value-Added Repositioning

As part of our investment strategy, we will opportunistically make capital improvements to a property or offer rent abatements in order to induce an existing tenant to renew its lease or reposition the property to be leased to a new credit tenant. In the event we are successful in implementing this strategy, we may, on an opportunistic basis and subject to compliance with certain restrictions on selling properties applicable to REITs, resell such properties to buyers of long-term net leased properties. We are presently undertaking a strategic review of our two vacant properties to determine the optimal repositioning approach to maximize stockholder value for these assets.

Selectively Engaging in Gain-on-Sale Transactions

On a limited and opportunistic basis, we intend to acquire and promptly resell medium-term net lease properties for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by the amount of such taxes borne by the TRS. Depending on our ability to sell our two vacant properties, our two vacant properties may be an example of the execution of this strategy.

Scalable Operating Model

We expect to leverage off of ARC’s experienced in-house team of investment professionals to source, structure, underwrite and close acquisitions of our target properties, allowing for a rapid deployment of available funds earmarked for such purposes. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that help it to identify and evaluate a variety of single-tenant investment opportunities. ARC’s management team comprises individuals with expertise in commercial real estate, credit capital markets, asset management and legal. ARC also places significant focus on anticipating and meeting the needs of net leased tenants by focusing on their expansion, consolidation and relocation requirements. We believe that ARC’s presence, size and resources provide market intelligence that strengthens our growth and acquisition capabilities.

Our Portfolio

Our existing portfolio, excluding two properties that are vacant and classified as held for sale, of properties consists of 97 freestanding primarily net leased properties situated in 16 states. Our existing portfolio of properties is approximately 1.7 million leasable square feet.

The chart below presents a summary of our portfolio of properties as of May 31, 2012:

Tenant/Property	Number of Properties		Total Leaseable Square Footage	Total Leasable Square Footage(%)(1)	Annualized Rental Income /NOI (in thousands)(2)	Percentage (%)(3)
Citizens Bank	59		291,920	17.5%	$6,729	45.2%
Community Bank	1		4,410	0.3%	36	0.2%
Home Depot	1		465,600	27.9%	2,258	15.2%
Dollar General	20		177,668	10.6%	965	6.4%
Advance Auto	6		42,000	2.5%	457	3.1%
Walgreens	2		29,534	1.8%	591	4.0%
U.S. Government Services Administration	1		12,009	0.7%	396	2.7%
FedEx	6		92,935	5.6%	1,099	7.4%
John Deere	1		552,960	33.1%	2,353	15.8%
Total Portfolio	97	(4)	1,669,036	100.0%	$14,884	100.0%

Certain percentages and totals may not sum due to rounding.

(1)	Calculated as leasable square feet by tenant divided by the portfolio total of 1,669,036 total leasable square feet.
(2)	Annualized rental income/NOI for net leases is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable. For modified gross leased properties, amount is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(3)	In each row, calculated as Annualized Rental Income /NOI divided by Annualized Rental Income /NOI-Total Portfolio of $14.9 million.
(4)	Excludes two properties with 6,800 square feet which are held for sale.

Proposed Property Acquisitions

We have entered into purchase and sale agreements to purchase 22 additional single-tenant, freestanding properties with an aggregate of approximately 0.3 million leasable square feet located in ten states, which we refer to collectively as the “proposed property acquisitions,” for purchase prices aggregating approximately $32.3 million (excluding estimated closing costs). The purchase of each of the proposed property acquisitions is subject to execution of tenant estoppels and other customary closing conditions and the consummation of the last proposed property acquisition (which we currently anticipate will be the Mrs. Baird’s distribution facility) is subject to the consummation of the proposed financing transaction (as described above) (or obtaining alternative financing) and, therefore, no assurances can be given that these acquisitions will be completed. See “Risk Factors — Risks Related to Our Properties and Operations — Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.” If the proposed property acquisitions are consummated, we will own a total of 119 properties containing approximately 2.0 million leasable square feet and we will pay to ARC approximately $0.2 million in acquisition fees and $0.1 million in cost reimbursements and financing fees. This represents an approximately 21% increase in our portfolio since the closings of our most recent property acquisitions based upon annualized rental income. See “Business and Properties — Developments Since Our IPO — Proposed Property Acquisitions.”

U.S. Drug Enforcement Administration Building

On January 5, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in a U.S. Drug Enforcement Administration building located in Plattsburgh, New York, or the U.S. Drug Enforcement Administration Building. The purchase and sale agreement was subsequently amended on January 19, 2012 and February 14, 2012. The seller of the property is DHC of Plattsburgh, LLC. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Drug Enforcement Administration Building is approximately $5.8 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The U.S. Drug Enforcement Administration Building contains approximately 18,400 rentable square feet and is 100% leased to the U.S. Drug Enforcement Administration, or the DEA, an agency of the U.S. Department of Justice. The modified gross lease has a 10-year term, with approximately 6.3 years remaining. The lease contains no fixed rental increases and is not renewable.

The lease is modified gross, whereby the property owner pays all operating expenses, including common area maintenance, insurance, and property taxes and the tenant reimburses us for a portion of these expenses. The annualized rental income for the property will be approximately $647,000, or approximately $35.20 per rentable square foot.

Other

The DEA is a federal law enforcement agency within the U.S. Department of Justice, which is tasked with enforcing the controlled substance laws and regulations of the United States and pursuing organizations and individuals, involved in the growing, manufacturing, or distribution of controlled substances. The DEA shares concurrent jurisdiction with the Federal Bureau of Investigation and Immigration and Customs Enforcement, in coordinating and pursuing drug investigations in the United States and abroad. The DEA is headquartered in Arlington, Virginia and there are 226 DEA offices located throughout the United States.

Mrs. Baird’s Distribution Facility

On February 9, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in a Mrs. Baird’s distribution facility located in Dallas, Texas, or the Mrs. Baird’s Distribution Facility. The seller of the property is East Dallas BW, Ltd. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the Mrs. Baird’s Distribution Facility is approximately $6.2 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering) and/or with funds received by making an additional draw under our senior secured revolving credit facility.

Major Tenants/Lease Expiration

The Mrs. Baird’s Distribution Facility contains approximately 75,000 rentable square feet and is 100% leased to Mrs. Baird’s Bakeries Business Trust. The lease is guaranteed by a wholly owned subsidiary of Grupo Bimbo SAB de CV, which has an investment grade credit rating as determined by major credit rating agencies. The double net lease has a 15-year term, with approximately 5.3 years remaining. Rent increases every three years equivalent to the change in the consumer price index (“CPI”).

The lease is double net, whereby the tenant is to pay substantially all operating expenses and the landlord pays for structural expenditures. The annualized rental income for the property will be approximately $637,000, or approximately $8.48 per rentable square foot.

Other

Grupo Bimbo SAB de CV is a Mexico-based multinational baking company that was established in 1945. The company is headquartered in Mexico City, Mexico and is the fourth largest food corporation in the world behind Unilever, Kraft Foods and Nestle. In 2011, Grupo Bimbo recorded $10.6 billion in sales. The company has more than 75 plants and 950 distribution centers strategically located in 14 countries throughout the Americas and Europe. Grupo Bimbo is the first Latin American company to receive HACCP certification which recognizes the highest standard of preventive measures against food contamination. In November 2011, Grupo Bimbo acquired the North American Fresh Bakery business from Sara Lee. Bimbo Bakeries, USA is the United States division of Grupo Bimbo. Since the acquisition of the Western Division of George Weston, LTD, Bimbo Bakeries USA now operates 15 bakeries, serves approximately 2,900 sales routes and has 8,000 employees. Bimbo Bakeries, USA products include Arnold, Bimbo, Boboli, Brownberry, Earthgrain’s, Entenmann’s, Francisco, Freihofer’s, Marinela, Mrs. Baird’s, Oroweat, Sara Lee, Stroehmann, Thomas’ and Tia Rosa. Mrs. Baird’s Bakeries was founded in 1908 and its products include bread, rolls, buns, pies, donuts and cakes.

U.S. Fish & Wildlife Service Building

On March 3, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in a U.S. Fish & Wildlife Service building located in Gloucester, Virginia, or the U.S. Fish and Wildlife Service Building. The seller of the property is U.S. F & W., LLC. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Fish & Wildlife Service Building is approximately $2.2 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The U.S. Fish & Wildlife Service Building contains approximately 10,400 rentable square feet and is 100% leased to the U.S. Fish & Wildlife Service, or FWS, a bureau of the U.S. Department of the Interior. The modified gross lease has a 20-year term, with approximately 4.7 years remaining.

The lease is modified gross which requires that the property owner pay all operating expenses, including common area maintenance, utilities, insurance, and property taxes and the tenant reimburses us for a portion of these expenses. The annualized rental income for the property will be approximately $267,000, or approximately $25.70 per rentable square foot.

Other

The FWS is a bureau of the U.S. Department of the Interior. The U.S. Department of the Interior is tasked with protecting natural resources, federal land, and the administration of programs relating to Native Americans. The mission of the FWS is to conserve, protect and enhance, fish, wildlife, plants and their habitats. The FWS is tasked with confronting climate change, environmental contaminants, endangered species, migratory bird management, fisheries and habitat conservation, controlled fire management, invasive species, and regulating wildlife gaming. The FWS 2012 budget is $2.7 billion.

U.S. Forest Service Building

On December 9, 2011, we entered into a purchase and sale agreement to acquire the fee-simple interest in a U.S. Forest Service building located in Warren, Pennsylvania, or the U.S. Forest Service Building. The purchase and sale agreement was amended on March 23, 2012. The seller of the property is Ashford/Warren Associates, L.P. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Forest Service Building is approximately $3.9 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds from this offering).

Major Tenants/Lease Expiration

The U.S. Forest Service Building contains approximately 22,500 rentable square feet and is 100% leased to the U.S. Department of Agriculture, a department of the United States of America, or the USDA. The modified gross lease has a 10-year term, with approximately 6.3 years remaining. A rental increase of 2.6% will occur in year six. The lease contains two renewal options of five years each.

The lease is modified gross which requires that the property owner pay all operating expenses, including common area maintenance, utilities, insurance and property taxes. The annualized rental income for the property will be approximately $419,000, or approximately $18.60 per rentable square foot.

Other

The USDA is responsible for developing and executing U.S. federal government policies on agriculture. The USDA promotes food production, agricultural trade, protects natural resources, and assures food safety. The U.S. Forest Service is an agency of the USDA, and manages the nation’s 155 national forests and 20 national grasslands, which encompass 193 million acres. Major divisions of the agency include the National Forest System, State and Private Forestry, and Research and Development.

The USDA was formed in 1862 and is headquartered Washington, D.C. In 2007, the department had 105,778 employees. The USDA’s 2012 budget is $145 billion.

U.S Army Corps of Engineers Building

On March 27, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in a U.S. Army Corps of Engineers building located in Mobile, Alabama, or the U.S. Army Corps of Engineers Building. The seller of the property is St. Michael, LLC. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Army Corps of Engineers Building is approximately $6.4 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The U.S. Army Corps of Engineers Building contains approximately 39,500 rentable square feet and is 100% leased to the U.S. Army Corps of Engineers, a branch of the U.S. Army. The modified gross lease has a 5.7-year term, with approximately 5.2 years remaining.

The lease is modified gross which requires that the property owner pay all operating expenses, including common area maintenance, utilities, insurance, and property taxes and the tenant reimburses us for a portion of these expenses. The annualized rental income for the property will be approximately $604,000, or approximately $157.20 per rentable square foot.

Other

The U.S. Army Corps of Engineers utilizes this facility as a regional office that covers 96,000 square miles of works in Alabama, Florida, Georgia, and Mississippi. It includes all river, harbor and flood control works within the drainage basins of six major river systems. Its civil works missions include: navigation with four major inland waterways and the intra-coastal canal providing over 2,200 miles of navigation, seven deep-water harbors, and 21 shallow draft ports; flood control with over 67 projects that have prevented in excess of $200 million in flood damages over the last ten years; eight hydropower facilities generating 2.06 billion kilowatts of electricity; one of the largest recreation programs in the Federal government with 27 lakes and 464 recreation and nature areas averaging more than 34.1 million visitors last year; and water supply for municipalities, industry, and irrigation. The property is well located for office use in the central business district of Mobile.

Dollar General Portfolio

On December 31, 2011, we entered into a purchase and sale agreement to acquire the fee-simple interests in 16 Dollar General stores. The purchase and sale agreement was subsequently amended on February 27, 2012. The sellers of the property are Grisham Land & Cattle, LLC and three of its partners. The sellers do not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the 16 Dollar General stores is approximately $5.8 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

Each of the properties is 100% leased to a wholly owned subsidiary of Dollar General (NYSE: DG), and all of the leases are guaranteed by Dollar General, which carries an investment grade credit rating as determined by major credit rating agencies. The properties total 136,912 rentable square feet. The leases have terms between two and 13 years, with a weighted average remaining term of approximately 4.6 years. None of the leases contains fixed rental escalations. The leases are net whereby the tenant is to pay substantially all operating expenses, in addition to base rent. Each original lease term was between five and 15 years.

The table below contains information concerning the lease term remaining at acquisition (years), renewal options, rentable square footage and rental income per square foot:

Property	Lease Term Remaining At Acquisition (Years)	Renewal Options	Rentable Square Footage	Rental Income/ Per Square Foot
Senath, MO	12.7	Four 5-year options	9,014	$8.00
Flippin, AR	5.5	One 5-year option	9,014	$2.93
Panama City, FL	5.4	None	8,000	$7.05
Humansville, MO	5.3	Four 5-year options	9,014	$4.66
Ash Flat, AR	5.2	None	9,014	$2.93
Willow Springs, MO	5.0	None	9,100	$3.69
Winona, MO	4.0	None	7,500	$4.16
Oak Grove, MO	3.2	Two 5-year options	8,000	$3.45
Greenfield, MO	3.1	One 5-year option	9,014	$5.68
Concordia, MO	2.5	One 5-year option	8,000	$3.74
St. James, MO	2.7	One 5-year option	9,014	$4.71
Seneca, MO	2.7	One 5-year option	9,000	$3.66
Nowata, OK	2.6	One 5-year option	9,014	$3.13
Caney, KS	2.3	One 5-year option	7,200	$4.17
Palmyra, MO	1.7	One 5-year option	8,000	$4.50
Clever, MO	7.9	Five 5-year options	9,014	$8.34

Other

Dollar General (NYSE: DG) is the largest small-box discount retailer in the United States with over 9,300 stores in 35 states. Dollar General stores provide convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items, at everyday low prices. Dollar General is among the largest retailers of products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, Fruit of the Loom, PepsiCo and Coca-Cola. Dollar General was founded in 1939 and is based in Goodlettsville, Tennessee.

Tractor Supply

On January 10, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in a build-to-suit Tractor Supply store located in Rio Grande, Texas. The purchase and sale agreement was subsequently amended on March 8, 2012. The seller of the property is JW Rio Grande City VII, Ltd. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the Tractor Supply store is approximately $1.9 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The Tractor Supply store contains approximately 38,507 rentable square feet and is 100% leased to Tractor Supply Company of Texas, L.P. The lease is guaranteed by Tractor Supply Company. The lease has a 10-year term, with approximately 6.4 years remaining. The lease has five renewal options of five years each with rental increases of 10% under each renewal option.

The lease is double net, whereby the landlord is responsible for roof, structure and paved areas. The annualized rental income for the property is approximately $182,000, or approximately $4.73 per rentable square foot.

Other

Based in Nashville, Tennessee, Tractor Supply Company (NASDAQ: TSCO) operates retail farm and ranch stores in the United States. Its stores offer a selection of merchandise, including equine, pet, and animal products, such as items required for their health, care, growth, and containment; hardware and seasonal products, including lawn and garden power equipment; truck, towing, and tool products; work/recreational clothing and footwear products; maintenance products for agricultural and rural use; and home decor, candy, snack food, and toy products. The company operates its retail stores under the Tractor Supply Company and Del’s Farm Supply names, as well as operates a Web site under the name TractorSupply.com. It provides its products to the recreational farmers and ranchers, as well as to the tradesmen and small businesses. As of March 31, 2012, the company operated 1,117 retail farm and ranch stores.

Financing Strategy

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of our common stock or OP units.

We may also acquire a property subject to (and may assume) a fixed-rate mortgage. We may enter into mortgage and financing arrangements that provide for amortization of part of the principal balance during the term, thereby reducing the refinancing risk at maturity, but also at the same time reducing our cash available for distribution. Some of our properties may be financed on a cross-defaulted or a cross-collateralized basis, and we may collateralize a single financing with more than one property.

Proposed Financing Transaction

Prior to or concurrently with the closing of the last proposed property acquisition, we anticipate entering into an amendment to our $150.0 million senior secured revolving credit facility which would increase the commitments of our participating lenders from $75.0 million to $77.9 million. Under the proposed financing transaction, we expect to draw an additional $2.9 million on our senior secured revolving credit facility in order to pay a portion of the purchase price of this last proposed property acquisition. Upon consummation of the proposed financing transaction, all the proposed property acquisitions are expected to be included in the portfolio of properties securing our existing $150.0 million senior secured revolving credit facility.

Our ability to enter into the proposed financing transaction is subject to a number of conditions that are outside of our control, including, without limitation, obtaining firm commitments from our lenders increasing their commitments under our senior secured revolving credit facility and the delivery of customary loan documentation. The proposed financing transaction will be contingent upon the closing of this offering and the consummation of the proposed property acquisitions since a significant portion of the net proceeds of this offering will be utilized to acquire the proposed property acquisitions which will be used to secure additional amounts under our existing senior secured revolving credit facility. To the extent the proposed financing transaction cannot be consummated, we will continue to seek alternative financing for the last of the proposed property acquisitions (which we anticipate will be the Mrs. Baird’s distribution facility). See “Risk Factors — Risks Related to Our Properties and Operations — We may be unable to consummate the acquisition of one or more of the proposed property acquisitions for a number of reasons, including the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of all or a portion of the net proceeds of this offering, which, in turn, would reduce our anticipated cash available for distribution.”

Our strategy for additional acquisitions is to finance our properties with, or acquire our properties subject to, secured long-term fixed-rate non-recourse debt at a positive spread to the yield on those properties. We seek to finance our properties with, or acquire our properties subject to, non-recourse long-term fixed-rate debt through “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the property financed. By doing so, we seek to lock in the positive spread on the properties (representing the difference between our yield and our cost of financing) for the lease term. Through non-recourse debt, we seek to limit our overall exposure in the event we default on the debt to the amount we have invested in the property or properties financed.

For properties that have not yet been financed with long-term fixed-rate debt, we may employ a hedging strategy to manage our exposure to interest rate fluctuations prior to the time we obtain permanent fixed-rate financing. We will do so by entering into hedging transactions that we expect to offset changes in interest rates. As interest rates increase, the hedge transactions are intended to offset the increased interest cost on the expected financing with gains on the hedge positions. Our hedging transactions will consist primarily of forward starting interest rate swaps. Interest rate swaps are agreements between two parties to exchange, at particular intervals, payment streams calculated on a specified notional amount. We will not hedge those properties that we have financed with long-term fixed-rate debt, as our yields and spreads on those properties are fixed and, therefore, not impacted by fluctuations in interest rates.

As of March 31, 2012, our outstanding debt (all of which is secured) was approximately 55% of the book value of our portfolio. We expect that we will incur additional corporate-level debt and property-level debt in the future. Although we are not required to maintain any particular leverage ratio, we expect to maintain an overall net debt to gross asset value of approximately 45% to 55%. However, our organizational documents do not limit the amount or percentage of debt that we may incur. The amount of leverage we will deploy for particular investments in our target assets will depend upon our or our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, the creditworthiness of our tenants, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, and the credit quality of the properties securing the applicable financing. We believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily properties with medium-term lease durations.

Summary Risk Factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed in the section “Risk Factors” beginning on page 37 prior to deciding whether to invest in our common stock. These risks include, but are not limited to, the following:

•	we may be unable to consummate the acquisition of one or more of the proposed property acquisitions, including due to the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of all or a portion of the net proceeds of this offering which, in turn, would reduce our anticipated cash available for distribution;
•	our growth will partially depend on our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect;
•	each of our properties is leased to a single-tenant and all our properties are leased to only seven tenants (including for this purpose, all affiliates of such tenants) and, therefore, the financial failure of, or default by, one of these tenants under its leases is likely to cause a complete reduction in the cash flows of the properties subject to those leases;
•	the failure of any of our tenants with leases in multiple locations to make rental payments to us, because of a deterioration in its financial condition, bankruptcy or otherwise, or the termination or non-renewal of a lease by a major tenant, would have a material adverse effect on our cash from operations;
•	our principals and their affiliates own approximately 24.5% of our common stock on a fully diluted basis (17.0% on a pro forma basis assuming the completion of this offering), which provides them with significant influence over our affairs, including the election of our board of directors;
•	each of the management agreement with our Manager and the acquisition and capital services agreement with ARC was not negotiated on an arm’s-length basis, including the term of each agreement, which exceeds the term of most other externally advised REITs, and may not be as favorable to us as if each agreement had been negotiated with an unaffiliated third party, and each agreement may be difficult to terminate;
•	there are various conflicts of interest in our relationship with ARC, which could result in decisions that are not in the best interest of our stockholders;
•	we are dependent on ARC and its key personnel who provide services to us through the management agreement and the acquisition and capital services agreement, and we may not find a suitable replacement for our Manager and ARC if the management agreement and the acquisition and capital services agreement are terminated, or for our key personnel if they leave ARC or otherwise become unavailable to us. Our Manager is not required to make available any particular individual personnel to us;
•	on behalf of ARC, members of our Manager’s management team have sponsored ten other real estate companies, of which seven are in the process of either having their offerings registered with the Securities and Exchange Commission, or SEC, or have only recently had their offerings declared effective by the SEC, and it is expected that such members of our Manager’s management team will be required to devote substantial time and attention to these other real estate companies, which will divert from the time and attention such management team members can devote to us;
•	our management agreement with our Manager and the acquisition and capital services agreement with ARC is non-cancelable by us until September 6, 2021, which is ten years following the closing of our IPO, except for acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s or ARC’s duties, as applicable, and it may therefore be difficult to remove our Manager or ARC;
•	we may be unable to pay or maintain distributions from cash available from operations or increase distributions over time, and may have to utilize cash raised for this offering in order to cover distributions;
•	we may fund distributions from unlimited amounts of any source, including borrowing funds, using proceeds from this offering, issuing additional securities or selling assets if we are unable to make distributions with our cash flow from our operations, which distributions may reduce the amount of capital we ultimately invest in our target assets and adversely impact our operations and the market price of our common stock;
•	our administrative support agreement with ARC, which requires ARC to pay our general and administrative expenses to the extent the amount of our AFFO is less than the amount of distributions declared in respect of our OP units, expires on September 6, 2012, which is one year following the closing of our IPO, and, as a result, we may be required to reduce our distributions to stockholders following the expiration of this agreement;

•	our Manager and ARC will be paid substantial fees, most of which are payable regardless of the performance of our portfolio, for services performed for us pursuant to the management agreement and the acquisition and capital services agreement, which reduces the amount of cash available for investment in properties or distribution to stockholders;
•	the incentive fee payable to our Manager under the management agreement is paid quarterly and is based on our Core Earnings (as defined herein) and, therefore, may cause our Manager to select investments in more risky assets to increase its incentive compensation;
•	ARC will be paid acquisition fees and financing fees with respect to properties acquired and financings obtained and may, in the future, receive property management fees, and, therefore, ARC may attempt to cause us to acquire properties and incur financings in order to earn these fees;
•	the supermajority voting provisions applicable to our board of directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange will limit our independent directors’ ability to influence such corporate matters;
•	our operating performance is subject to risks associated with the real estate industry;
•	our failure to remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock;
•	we closed our IPO on September 6, 2011 and had not previously operated as a REIT or as a public company and, therefore, there can be no assurance that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies;
•	we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments;
•	our organizational documents impose no limitation on the amount of indebtedness that we may incur, and as a result, we may become highly leveraged in the future, which could adversely affect our financial condition;
•	the cash available for distribution to stockholders may not be sufficient to make distributions, nor can we assure you of our ability to make distributions in the future;
•	the price we paid for our properties in the formation transactions may have exceeded their aggregate fair market value;
•	we expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable;
•	purchasers of our common stock in this offering will experience an immediate dilution in the net tangible book value of the common stock purchased in this offering because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering; and
•	we have agreed with the contributor, which contributed indirect interests in our properties to us in the formation transactions, to indemnify it against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of these interests, in a taxable transaction, in these properties, other than the two properties held for sale, prior to September 6, 2021, which is 10 years following the closing of our IPO. Although it may be in our stockholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $25.0 million of debt available for the contributor to guarantee. As a result, we may be required to incur and maintain more debt than we would otherwise.

Formation Transactions and Benefits to Related Parties

In connection with the closing of our IPO and as part of the formation transactions, our Manager, our contributor and each of our executive officers and directors received certain benefits. See “Certain Relationships and Related Party Transactions”.

Our Structure

The following diagram depicts our ownership structure upon completion of this offering (assuming the underwriters’ over-allotment option is not exercised). Our operating partnership will own 100% of our properties, directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	Each of our non-executive directors owns 3,000 restricted shares of common stock, which will vest ratably in annual installments over a five-year period beginning on September 6, 2012, subject to the director’s continued service on our board of directors.
(2)	ARCT, a REIT whose shares are traded on NASDAQ, and with respect to which Mr. Schorsch is the chairman of the board and Mr. Kahane is the chief executive officer and president, owns 282,000 shares of our common stock.
(3)	Our Manager owns 167,400 shares of Manager’s Stock, which will vest ratably in quarterly installments over a three-year period that began on October 1, 2011.

Our principals may be deemed to be our “promoters” based on their ownership and various relationships with us, the property subsidiaries and our Manager.

Management Agreement

Pursuant to the management agreement between us and our Manager, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, (1) performing all our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings, and (4) performing asset management duties.

The initial term of the management agreement will end on September 6, 2021, which is ten years after the closing of our IPO, with automatic one-year renewal terms thereafter. During the initial term of the management agreement, it may be terminated by us only for cause. Cause is defined in the management agreement as:

•	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting in a grossly negligent manner in the performance of its duties under the management agreement; provided, however, that if any of these actions is caused by an employee of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s knowledge of its commission, the management agreement shall not be terminable; or
•	the dissolution of our Manager.

Following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such a termination. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice.

The following table summarizes the fees we will pay to our Manager pursuant to the management agreement:

Type	Description
Management	We will pay our Manager a management fee equal to 0.50% per annum of our average unadjusted book value of our real estate assets, calculated and payable monthly in advance, provided that the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months is equal to or greater than the amount of our AFFO. Our Manager will waive such portion of its management fee that, when added to our AFFO, without regard to the waiver of the management fee, would increase our AFFO so that it equals the distributions declared by us in respect of our OP units for the prior six months. The management fee is payable in cash or shares of common stock, at the option of the Manager.
Incentive Fee	Our Manager will be entitled to an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8.0%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, incentive fees, acquisition fees, financing fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.
The following example illustrates how we would calculate our quarterly incentive fee in accordance with the management agreement. Our actual results may differ materially from the following example.
Assume the following:
• Core Earnings for the 12-month period equals $10,000,000;
• 10,573,434 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 10,573,434;
• weighted average price per share of common stock is $11.42;
• incentive fees paid during the first three quarters of such 12-month period are $50,000; and
• Core Earnings for the 12 most recently completed calendar quarters is $10,000,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $10,000 as calculated below:

1. Core Earnings	$10,000,000
2. Weighted average price per share of common stock of $11.42 multiplied by the weighted average number of shares of common stock outstanding of 10,573,434 multiplied by 8%	$9,700,000
3. Excess of Core Earnings over amount calculated in 2 above	$300,000
4. 20% of the amount calculated in 3 above	$60,000
5. Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($60,000 – $50,000); the quarterly incentive fee is payable to our Manager as Core Earnings for the 12 most recently completed quarters is greater than zero	$10,000

Pursuant to the calculation formula, if Core Earnings increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.

One-half of each quarterly installment of the incentive fee will be payable in shares of our common stock so long as the ownership of such additional number of shares by our Manager would not violate the 9.8% stock ownership limit set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our Manager in the future. The remainder of the incentive fee will be payable in cash.

The number of shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our common stock on NASDAQ for the five trading days prior to the date on which such quarterly installment is paid.

Acquisition and Capital Services Agreement

We are party to an acquisition and capital services agreement with ARC. Pursuant to this agreement, we will be provided with access to ARC’s acquisition and debt capital markets team to acquire and finance our target properties. The services provided by ARC will include, among others, review and evaluation of all potential acquisitions, financial and market analysis, property underwriting, due diligence review, sourcing and negotiation of debt financing and preparation and distribution of materials relating to potential acquisitions and financings to our board of directors. See “Our Manager and ARC — Acquisition and Capital Services Agreement.”

The initial term of the acquisition and capital services agreement will end on September 6, 2021, which is ten years after the closing of our IPO, with automatic one-year renewal terms thereafter. Following the initial term, the acquisition and capital services agreement will be terminable by us or ARC upon 180 days prior written notice. We may also terminate the acquisition and capital services agreement at any time, including during the initial term, for cause. ARC may also decline to renew the acquisition and capital services agreement by providing us with 180 days written notice.

The following table summarizes the fees and expense reimbursements we will pay to ARC pursuant to the acquisition and capital services agreement:

Type	Description
Acquisition	We will pay ARC an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property that we acquire which is originated by ARC. The acquisition fee is payable in cash at the closing of each acquisition.
Financing	We will pay ARC a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that we obtain and use for the acquisition of properties that is arranged by ARC. The financing fee is payable in cash at the closing of each financing.

Type	Description
Expense reimbursement	We will be required to reimburse ARC for all out of pocket costs actually incurred by ARC related to us, including without limitation, legal fees and expenses, due diligence fees and expenses, other third party fees and expenses, costs of appraisals, travel expenses, nonrefundable option payments and deposits on properties not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and due diligence of properties. Our reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis following the end of each month. However, we will not reimburse ARC for the salaries and other compensation of its personnel.

Registration Rights Agreement

We are party to a registration rights agreement with regard to (i) the common stock issuable in exchange for the OP units acquired by the contributor in the formation transactions, (ii) the shares of our common stock that are issuable upon the vesting and conversion of the restricted shares of Manager’s Stock granted to our Manager under our Equity Plan concurrently with the completion of our IPO, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of common stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we have granted the contributor, our Manager and their direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and
•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Conflicts of Interest and Related Policies

Supermajority Voting of the Board.  Two-thirds of our board of directors will be required to vote in favor of our consolidation or merger, a sale of all or substantially all of our assets or our engaging in a share exchange. The existence of these supermajority voting provisions, which means that at least one of our directors who is also a principal of ARC will be required to vote in favor of any one or more of these significant corporate transactions, could delay, defer or prevent a change of control transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Management.  We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Messrs. Schorsch, Weil, Budko, and Block, who are our executive officers, are also executives of ARC. Each of our management agreement with our Manager and our acquisition and capital services agreement with ARC was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and ARC and their respective officers and personnel to engage in other business activities may reduce the time that our Manager and ARC and their respective officers and personnel spend managing us.

Future Investment Opportunity Allocation Provisions.  Pursuant to our acquisition and capital services agreement with ARC, no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane is affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Transactions with ARC.  In order to avoid any actual or perceived conflicts of interest between our Manager, ARC, any of their affiliates or any investment vehicle sponsored or managed by ARC or any of its affiliates, which we refer to as the ARC parties, and us, the approval of a majority of our independent directors will be required to approve (i) any purchase of our assets by ARC, our principals or any of their respective affiliates, and (ii) any purchase by us of any assets of ARC, our principals or any of their respective affiliates.

Excluded Properties.  ARC and its affiliates, including our principals, own direct and indirect interests in the excluded properties, which consist entirely of interests in 34 freestanding, single-tenant net leased properties containing an aggregate of 1.2 million leasable square feet. Twenty-eight of the excluded properties were not contributed to us in connection with the formation transactions because they are not practical to be owned by us due to the fact that a third party holds a majority interest in the properties and such third party was unwilling to contribute the interests in such properties to us on terms which were acceptable to us. The remaining six excluded properties, which are leased to Tractor Supply, were not contributed to us because they are subject to secured leverage of approximately 73% (on a loan-to-value basis) and the prepayment of this debt would involve the incurrence of a prepayment penalty, as of June 30, 2011, of approximately $3.7 million. The existence of this prepayment penalty, when added to the overall leverage encumbering the Tractor Supply portfolio of over 96% (on a loan-to-value basis), would have resulted in the cost of these properties to us exceeding their then-current market value. At no cost to us, ARC has granted us a 10-year right of first offer which commenced on September 6, 2011 to acquire the Tractor Supply portfolio should ARC desire to sell the portfolio.

Limitations on Personal Investments.  Our board of directors has adopted a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in our target properties. This policy provides that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total stockholders’ equity as of the most recent month end, or the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our board of directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our board of directors may adopt in the future.

Formation Transactions.  We did not conduct arm’s-length negotiations with our Sponsor with respect to all the terms of the formation transactions. In the course of structuring the formation transactions, our Sponsor had the ability to influence the type and level of benefits that it, its affiliates (including our principals and our Manager) and our other officers will receive from us. In addition, although the portfolio of our properties was subject to a recent independent third-party investment valuation, the portfolio was not subject to a recent appraisal and the price paid by us to our Sponsor for the acquisition of the interests in our properties in the formation transactions may have exceeded the fair market value of the portfolio.

Lease Transactions.  Upon the expiration of a lease at one of our properties, the tenant at such property could seek to vacate the space at our property and lease competing space at one of ARC’s competing properties that is located in the same market. Similarly, if one of our properties becomes vacant we could be competing with another ARC-controlled or ARC Fund-controlled property for a new tenant at such property. We refer to all present and future REITs and funds managed by ARC as the “ARC Funds.” In such event, we may be competing with another ARC-controlled or ARC Fund-controlled property for a lease from the same tenant. In such an instance, the management agreement requires our Manager to advise our independent directors of this potential conflict. After being advised of this potential conflict, our independent directors will determine if the potential lease is in our best interests and, if so, our independent directors (and not our Manager) will take responsibility for negotiating the lease with the potential tenant.

Operating Partnership.  We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that in the event of a conflict between the duties owed by our directors to our company and our company’s duties, in its capacity as the general partner of our operating partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners. See “Policies with Respect to Certain Activities” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.”

Restrictions on Transfer

Under the agreement governing our operating partnership, holders of OP units do not have redemption or exchange rights and may not otherwise transfer their OP units, except under certain limited circumstances, until September 6, 2012, which is 12 months after completion of our IPO.

Restrictions on Ownership of Our Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter generally prohibits any person from actually or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock, subject to certain exceptions. Subject to certain limitations, our charter permits exceptions to be made with the approval of our board of directors. Consistent with our charter, our board of directors has further limited such ownership of our stock (other than by our Sponsor and its affiliates) to 5.25% in value of the aggregate of our outstanding shares of stock and 5.25% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock.

Tax Status

We intend to elect and believe we have qualified to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2011. As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. If we fail to continue to qualify for taxation as a REIT in any year and do not qualify for certain statutory relief provisions, our income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we may be precluded from qualifying for taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even though we currently qualify for taxation as a REIT, we still may be subject to state and local taxes on our income or property and will be subject to U.S. federal income tax (and perhaps U.S. federal excise tax) on our undistributed income.

Distribution Policy

We intend to pay regular monthly dividends to holders of our common stock and make regular monthly distributions to holders of OP units in our operating partnership. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of such REIT taxable income. Any of our REIT taxable income that is not distributed or deemed distributed will be subject to corporate tax at the company level. On September 7, 2011, our board of directors authorized an annual dividend rate of $0.875 per share, or approximately 7.0% based on the sales price of $12.50 per share at the time of our IPO, which equaled a monthly dividend rate of $0.0729 per share. The dividends are payable monthly, and began in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month. On February 27, 2012, our board of directors authorized and we declared an annual dividend rate of $0.880 per share. Accordingly, on March 15, 2012, we paid a distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012. On March 16, 2012, our board of directors authorized and we declared an annual dividend rate of $0.885 per share commencing June 8, 2012. Accordingly, on June 15, 2012, we expect to pay a dividend of $0.07375 per share to stockholders of record at the close of business on June 8, 2012. We have the ability to fund distributions from any source, including borrowing funds and using the proceeds of this offering. See “Risk Factors — Risks Related to this Offering — We may be unable to pay or maintain distributions from cash available from operations or increase distributions over time.” Distributions made by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company.

Distributions that you receive (not designated as capital gain dividends or, for taxable years beginning before January 1, 2013, qualified dividend income) will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders (subject to certain exceptions for corporate stockholders) to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces our earnings and profits, but does not reduce cash available for distribution. Any portion of your distribution which is not designated as a capital gain dividend and that is in excess of our current and accumulated earnings and profits generally is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero. To the extent such portion of your distribution exceeds the adjusted tax basis of your investment, such excess generally would be treated as capital gain if you hold your shares of common stock as a capital asset for U.S. federal income tax purposes. Please note that each stockholder’s tax considerations are different. Therefore, you should consult with your own tax advisor and financial planners prior to making an investment in our shares. You also should review the section entitled “Material U.S. Federal Income Tax Considerations.”

Corporate Information

We were incorporated as a Maryland corporation on December 2, 2010 and elected to be taxed as a REIT commencing with our taxable year ending December 31, 2011. Our corporate offices are located at 405 Park Avenue, New York, New York 10022. Our telephone number is (212) 415-6500. Additional information about us and ARC and its affiliates may be obtained at www.americanrealtycapitalproperties.com or www.americanrealtycap.com. The information contained on, or accessible through, our website, or any other website of ARC, is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering

Common stock offered by us
3,250,000 shares of common stock (plus up to an additional 487,500 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option)
Common stock to be outstanding after the offering
10,573,434 shares of common stock(1)
Common Stock and OP units (redeemable or, at our option, exchangeable into common stock beginning 12 months after the date of their issuance on a one-for-one basis) to be outstanding after the offering
10,573,434 shares of common stock and 886,376 OP units(1)
Use of proceeds
We intend to use the net proceeds of this offering as follows: (i) approximately $29.3 million to pay approximately 91% of the cash portion of the purchase price of the proposed property acquisitions; and (ii) approximately $0.8 million to repay a bridge loan made by our Sponsor (which loan bears no interest and matures on May 30, 2013). Any additional funds required to purchase the proposed property acquisitions and to pay approximately $0.7 million of acquisition-related fees (including $0.3 million in acquisition fees to ARC) are anticipated to be funded by making an additional draw of $2.9 million under our senior secured revolving credit facility and the use of cash on hand.
NASDAQ Symbol
“ARCP”

(1)	The number of shares of our common stock to be outstanding after this offering assumes that all the shares offered hereby are sold and is based on 7,323,434 shares of common stock outstanding on June 12, 2012. Includes (a) an aggregate of 9,000 shares of our common stock granted to our three independent directors that are subject to certain vesting restrictions, and (b) 167,400 shares of our common stock that are issuable upon conversion of an equal number of shares of Manager’s Stock, which are subject to certain vesting restrictions. Excludes (a) an aggregate of 657,631 shares of common stock which are reserved but unissued under our Equity Plan and our Director Stock Plan, (b) 487,500 shares subject to the underwriters’ over-allotment option and (c) 545,454 shares of common stock issuable upon conversion of an equal number of our Preferred Shares, which can occur at the option of the holder commencing May 11, 2013.

Portfolio and Earnings Growth

At the time of our IPO on September 6, 2011, we owned a portfolio of 61 assets, excluding two properties that were vacant and classified as held for sale, comprising approximately 0.8 million leasable square feet. Our capitalization on September 7, 2011, the day after our IPO and the day we closed and first drew from our senior secured revolving credit facility, consisted of 5.9 million shares of common stock outstanding (including OP units exchangeable for common stock), approximately $13.9 million of mortgage debt outstanding at an interest rate of 5.25%, and approximately $51.5 million outstanding under our senior secured revolving credit facility, at an interest rate of 3.12%. As of September 7, 2011, annual rental income for the portfolio was approximately $9.0 million. At the time of the IPO, pro forma AFFO per share for the year ended December 31, 2010 was $0.95, based on net income per share of $0.04 plus depreciation and amortization per share of $0.91.

Subsequent to the Follow-On Offering, we grew our operating portfolio by acquiring an additional 36 properties comprising approximately 1.0 million leasable square feet. We incurred an aggregate of approximately $16.4 million of additional mortgage indebtedness subsequent to the Follow-On Offering, paid down approximately $11.2 million under our senior secured revolving credit facility, and made additional draws under our senior secured revolving credit facility aggregating approximately $9.3 million. As a result of the post-Follow-On Offering property acquisitions, our portfolio grew to 97 properties, excluding two properties that were vacant and classified as held for sale, comprising approximately 1.7 million leasable square feet. Our capitalization as of March 31, 2012, consisted of 7.6 million shares of common stock outstanding (including OP units exchangeable for common stock), approximately $30.3 million of mortgage debt outstanding, at a weighted average interest rate of 4.67%, and approximately $49.6 million outstanding under our senior secured revolving credit facility at an interest rate of 3.14%. As of March 31, 2012, the annual rental income for the portfolio was approximately $11.4 million, an increase of 26.7% from September 7, 2011.

We expect to use the proceeds from this offering to acquire an additional 22 properties comprising approximately 0.3 million leasable square feet. As a result of the proposed property acquisitions, we expect that our portfolio will grow to 119 properties, excluding two properties that are vacant and classified as held for sale, comprising approximately 2.0 million leasable square feet. We expect that our capitalization following this offering will consist of 11.1 million shares of common stock outstanding (including OP units exchangeable for common stock and the 576,376 OP units that were issued to the seller of the FedEx Freight portfolio), 545,454 Preferred Shares, approximately $30.3 million of mortgage debt outstanding at a weighted average interest rate of 4.67% and approximately $77.9 million outstanding under our senior secured revolving credit facility. The portfolio, pro forma for the proposed property acquisitions and the proposed financing transaction, would have generated annual rental income of approximately $18.5 million, an increase of 21% from March 31, 2012. Upon completion of the acquisition of the 22 properties subsequent to this offering, pro forma AFFO per share for the year ended December 31, 2011 will be $1.10, a 14.6% increase from the Follow-On Offering, based on net income per share of $0.03 plus add-backs of depreciation and amortization per share of $0.93, loss from discontinued operations per share of $0.09, amortization of deferred financing costs per share of $0.09 and non-cash equity compensation expense per share of $0.05, less straight-line rent per share of $0.09.

Summary Selected Financial Data

The following table sets forth summary financial and operating data on a pro forma basis for American Realty Capital Properties, Inc. and on a historical basis for American Realty Capital Properties, Inc. and the ARC Predecessor Companies. The subsequent table sets forth summary financial and operating data on a historical basis for American Realty Capital Properties, Inc.

You should read the following summary of historical and pro forma financial data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma consolidated financial statements and related notes and our unaudited and audited consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet data is presented as if our IPO, the formation transactions, the Follow-On Offering, the post-Follow-On Offering property acquisitions (including acquisitions made subsequent to March 31, 2012), this offering, the proposed property acquisitions and the proposed financing transaction all had occurred on the balance sheet date, and the unaudited pro forma consolidated statement of operations and other data for the year ended December 31, 2011 and three months ended March 31, 2012 is presented as if our IPO, the formation transactions, the Follow-On Offering, the post-Follow-On Offering property acquisitions (including acquisitions made subsequent to March 31, 2012), this offering, the proposed property acquisitions and the proposed financing transaction all had occurred at the beginning of the period presented. Our unaudited pro forma consolidated financial statement is presented based on the carryover basis of accounting as required by GAAP and includes the effects of the contribution of the entities included in the ARC Predecessor Companies, a combination of entities and real estate assets that were under common management by the principals of ARC.

Our unaudited pro forma consolidated financial statements are presented as if the contribution of the membership interests of ARC Income Properties, LLC and ARC Income Properties III, LLC were accounted for as a reorganization of entities under common control. As a result, we measured the recognized assets and liabilities transferred at their historical cost at the date of transfer. All material intercompany balances have been eliminated in the unaudited pro forma consolidated financial statements. The pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

(Amounts in thousands, excluding per share data)

	Pro Forma(1)		Historical for American Realty Capital Properties, Inc and ARC Predecessor Companies(2)
	Three Months Ended	Year Ended	Three Months Ended	Year Ended December 31,
	March 31, 2012	December 31, 2011	March 31, 2012	2011	2010	2009	2008
Rental income	$4,620	$18,477	$2,902	$9,220	$9,019	$5,603	$1,337
Operating expense reimbursements	110	424	42	153	—	5	—
Total revenues	4,730	18,901	2,944	9,373	9,019	5,608	1,337
Operating expenses
Management fee	—	400	—	—	—	—	—
Acquisition and transaction related	—	—	342	1,893	10	3,503	—
Property operating	253	688	119	153	—	—	—
General and administrative	418	1,348	418	572	344	77	5
Depreciation and amortization	2,669	10,588	1,519	5,021	5,281	3,696	909
Total operating expenses	3,340	13,024	2,398	7,639	5,635	7,276	914
Operating income (loss)	1,390	5,877	546	1,734	3,384	(1,668)	423
Other expense
Interest expense	(1,134)	(4,569)	(854)	(8,865)	(10,805)	(6,963)	(1,608)
Other income	—	1	—	1	—	17	3
Total other expense	(1,134)	(4,568)	(854)	(8,864)	(10,805)	(6,946)	(1,605)
Net income (loss)	256	1,309	(308)	(7,130)	(7,421)	(8,614)	(1,182)
Net loss attributable to non controlling interests from continuing operations	(20)	(103)	—	69	—	—	—
Net loss attributable to stockholders from continuing operations	236	1,206	(308)	(7,061)	(7,421)	(8,614)	(1,182)
Discontinued Operations:
Operating loss	(13)	(127)	(13)	(127)	119	(157)	—
Unrealized loss on held for sale properties net of noncontrolling interests	(323)	(815)	(323)	(815)	—	—	—
Loss from discontinued operations	(336)	(942)	(336)	(942)	119	(157)	—
Loss from discontinued operations attributable to noncontrolling interests	26	74	14	36	—	—	—
Loss from discontinued operations attributed to stockholders	(310)	(868)	(322)	(906)	119	(157)	—
Net income (loss) attributable to American Realty Capital Properties, Inc.	(74)	338	(630)	(7,967)	(7,302)	(8,771)	(1,182)
Distributions to preferred stockholders	(105)	(420)		—
Net income (Loss available to common shareholders)	$(179)	$(82)	$(630)	$(7,967)	$(7,302)	$(8,771)	$(1,182)
Per share data:
Weighted average shares outstanding, basic and fully diluted	10,424,934	10,424,934
Earnings per share from continuing operations	$0.01	$0.07
Earnings per share from discontinued operations	$(0.03)	$(0.08)
Earnings per share	$(0.02)	$(0.01)

Earnings per share fully diluted assumes the conversion of all stock equivalents unless the effect would be anti-dilutive.

(1)	Pro forma financial information should be read in conjunction with the explanatory information and notes to the pro forma financial statements elsewhere in this prospectus.
(2)	Historical financial information for the ARC Predecessor Companies (i) with respect to our 59 properties leased to Citizens Bank and our property leased to Community Bank, is for the period from January 1, 2011 to the consummation of the IPO when the properties’ results were included in the results of American Realty Capital Properties, Inc., the year ended December 31, 2010, the year ended December 31, 2009 and the period from June 5, 2008 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2008 and (ii) with respect to our property leased to Home Depot, is for the period from January 1, 2011 to the consummation of the IPO when the properties’ results were included in the results of American Realty Capital Properties, Inc., the year ended December 31, 2010, and the period from September 8, 2009 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2009.

(Amounts in thousands, excluding per share data)

	Historical for American Realty Capital Properties, Inc.
	Three Months Ended March 31,		Year Ended December 31, 2011
	2012	2011
Rental income	$2,902	$—	$3,022
Operating expense reimbursements	42	—	153
Total revenues	2,944	—	3,175
Operating expenses
Management fee	—	—	—
Acquisition and transaction related	342	—	1,875
Property operating	119	—	153
General and administrative	418	16	440
Depreciation and amortization	1,519	—	1,612
Total operating expenses	2,398	16	4,080
Operating income (loss)	546	(16)	(905)
Other expense
Interest expense	(854)	—	(924)
Other income	—	—	1
Total other expense	(854)	—	(923)
Net income (loss)	(308)	(16)	(1,828)
Net loss attributable to noncontrolling interests from continuing operations	—	—	69
Net loss attributable to stockholders from continuing operations	(308)	(16)	(1,759)
Discontinued Operations
Operating loss	(13)	—	(37)
Unrealized loss on held for sale properties net of noncontrolling interests	(323)		(815)
Loss from discontinued operations	(336)	—	(852)
Loss from discontinued operations attributable to noncontrolling interests	14	—	36
Loss from discontinued operations attributed to stockholders	(322)	—	(816)
Net income (loss) attributable to American Realty Capital Properties, Inc.	$(630)	$(16)	$(2,575)
Per share data
Weighted average shares outstanding, basic and fully diluted	7,174,934	22,222	2,045,321
Earnings per share basic from continuing operations	$(0.04)	NM	$(0.86)
Earnings per share basic from discontinued operations	$(0.05)	NM	$(0.09)
Earnings per share basic	$(0.09)	NM	$(1.26)
Annualized distribution per share	$0.880	$—	$0.875
Other data
Cash flow provided by operations	$906	$—	$920
Cash flow used in investing activities	$(8,629)	$—	$(17,528)
Cash flow provided by financing activities	$5,343	$—	$19,756

	Pro Forma(1)		Actual
	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Reconciliation of net income to funds from operations(2):
Net income (loss) attributable to stockholders	$(74)	$338	$(630)	$(7,967)
Loss from discontinued operations	(310)	942	322	906
Depreciation and amortization	2,460	9,758	1,456	4,813
FFO	2,076	11,038	1,148	(2,248)
Acquisition fees and transaction related expenses	—	—	328	1,815
Amortization of deferred financing costs	161	906	140	1,900
Straight-line rent	(211)	(985)	(171)	(836)
Non-cash equity compensation expense	137	546	137	546
AFFO	$2,163	$11,506	$1,582	$1,177
Per Share Data:
Weighted average shares, basic	10,424,934	10,424,934
Weighted average shares, fully diluted	12,005,265	12,005,265
FFO per share, basic	$0.20	$1.06
AFFO per share, basic	$0.21	$1.10
FFO per share, fully diluted	$0.17	$0.92
AFFO per share, fully diluted	$0.18	$0.96

(1)	Adjustments are net of the effect of minority interests.
(2)	For a definition and reconciliation of FFO and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations and Adjusted Funds from Operations.”

Amounts in thousands

	Pro Forma	Historical for American Realty Capital Properties, Inc and ARC Predecessor Companies
	March 31, 2012	March 31, 2012	December 31,
			2011	2010	2009	2008
ASSETS
Real estate investments, at cost:
Land	$30,586	$20,000	$18,489	$17,346	$17,346	$8,121
Buildings, fixtures and improvements	164,192	113,383	107,340	97,262	97,262	46,019
Acquired intangible lease assets	21,292	12,118	11,044	7,605	7,605	2,038
Total real estate investments, at cost	216,070	145,501	136,873	122,213	122,213	56,178
Less: accumulated depreciation and amortization	(16,348)	(16,348)	(14,841)	(10,008)	(4,641)	(909)
Total real estate investments, net	199,722	129,153	122,032	112,205	117,572	55,269
Cash and cash equivalents	300	768	3,148	614	923	315
Restricted cash	—	—	—	—	3,561	—
Prepaid expenses and other assets	2,196	2,196	1,798	688	246	85
Deferred costs, net	3,204	2,780	2,785	2,545	3,422	1,537
Assets held for sale, net	1,495	1,495	1,818	—	—	—
Total assets	$206,917	$136,392	$131,581	$116,052	$125,724	$57,206
LIABILITIES AND EQUITY
Mortgage notes payable	$30,260	$30,260	$30,260	$96,472	$97,557	$45,356
Senior secured revolving credit facility	77,851	49,599	42,407	—	—	—
Long-term note payable	—	—	—	30,626	30,780	10,681
Due to affiliates	—	—	—	—	845	322
Due to seller	—	—	—	—	2,069	—
Accounts payable and accrued expenses	741	741	858	1,026	1,008	643
Deferred rent	603	603	724	674	579	319
Total liabilities	109,455	81,203	74,249	128,798	132,838	57,321
Members Deficiency	—	—	—	(12,746)	(7,114)	(115)
Preferred stock	5	—	—	—	—	—
Common stock	106	73	73	—	—	—
Additional paid-in capital	93,614	57,719	57,582	—	—	—
Accumulated deficit	(6,223)	(6,223)	(4,025)	—	—	—
Total stockholders’ equity	87,502	51,569	53,630	(12,746)	(7,114)	(115)
Non-controlling interest	9,960	3,620	3,702	—	—	—
Total equity	97,462	55,189	57,332	(12,746)	(7,114)	(115)
Total liabilities and equity	$206,917	$136,392	$131,581	$116,052	$125,724	$57,206

	Historical for American Realty Capital Properties, Inc.
Amounts in thousands	March 31, 2012	December 31, 2011
Total real estate investments, at cost	$145,501	$136,873
Less: accumulated depreciation and amortization	(16,348)	(14,841)
Total assets	136,392	131,581
Mortgage notes payable	30,260	30,260
Senior secured revolving credit facility	49,599	42,407
Total liabilities	81,203	74,249
Common stock	73	73
Additional paid-in capital	57,719	57,582
Accumulated deficit	(6,223)	(4,025)
Total stockholders’ equity	51,569	53,630
Non-controlling interest	3,620	3,702
Total equity	55,189	57,332
Total liabilities and equity	136,392	131,581

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The following risks comprise all the material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely affect our business or financial performance. If any of the following risks occur, our business, financial condition, liquidity, results of operations or business prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to our Properties and Operations

We may be unable to consummate the acquisition of one or more of the proposed property acquisitions for a number of reasons, including the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of all or a portion of the net proceeds of this offering, which, in turn, would reduce our anticipated cash available for distribution.

We have entered into purchase and sale agreements to acquire the 22 proposed property acquisitions. The purchase of each of the proposed property acquisitions is subject to the satisfaction of a number of conditions (certain of which are material and beyond our control and, unless satisfied, could result in one or more of such properties not being acquired), including obtaining firm commitments for our proposed financing transaction, and should any of these purchases not occur, for whatever reason, a portion of the net proceeds of this offering will not have any specific designated use. Further, prior to or concurrently with the closing of the last proposed property acquisition (which we anticipate will be the Mrs. Baird’s distribution facility), we anticipate entering into the proposed financing transaction, pursuant to which we expect to make an additional $2.9 million draw under our senior secured revolving credit facility, collateralized in part by the proposed property acquisitions, but currently we have no firm financing commitments. Our ability to obtain firm commitments for the proposed financing transaction and then consummate them or obtain alternative financing for one or more of the proposed property acquisitions is also subject to a number of conditions (certain of which are material and also beyond our control). Our inability to consummate the proposed financing transaction will jeopardize our ability to acquire one or more of the proposed property acquisitions unless we can arrange alternative debt financing. There can be no assurance that we will be able to locate and acquire sufficient additional properties meeting our acquisition criteria to utilize any such undesignated net proceeds and, in such event, our anticipated cash available for distribution could be adversely affected.

Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.

We acquire and intend to continue to acquire primarily freestanding, single-tenant retail properties leased primarily to investment grade and other credit tenants. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, we face significant competition for attractive investment opportunities from other well capitalized real estate investors, including both publicly traded REITs and private institutional investment funds, including ARC and its affiliates and other REITs and funds sponsored or advised by ARC or its affiliates, and these competitors may have greater financial resources than us and a greater ability to borrow funds and acquire properties. In particular, ARCT, whose chairman of the board is Mr. Schorsch, who is also our chairman and chief executive officer, is a publicly traded REIT that also invests in commercial real estate properties (although not primarily our target assets). As of June 12, 2012, ARCT’s market capitalization was $1.7 billion, approximately 22.8 times our market capitalization as of such date, which means that ARCT is likely to have greater financial resources and significantly greater access to capital than we will have in order to acquire properties. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. In addition, we expect to finance future acquisitions through a combination of borrowings under our revolving credit facility, proceeds from equity or debt offerings by us or our operating partnership or its subsidiaries and proceeds from property contributions and divestitures which may not be available and which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

In addition, our growth strategy includes the disciplined acquisition of properties as opportunities arise. Our ability to acquire properties on satisfactory terms and successfully integrate and operate them is subject to the following significant risks:

•	we may be unable to acquire desired properties because of competition from other real estate investors with more capital, including other real estate operating companies, REITs and investment funds;
•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;
•	competition from other potential acquirers may significantly increase the purchase price of a desired property;
•	we may be unable to generate sufficient cash from operations, or obtain the necessary debt or equity financing to consummate an acquisition or, if obtainable, financing may not be on satisfactory terms;
•	we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;
•	agreements for the acquisition of properties are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate;
•	the process of acquiring or pursuing the acquisition of a new property may divert the attention of our Manager from our existing business operations;
•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;
•	market conditions may result in future vacancies and lower-than-expected rental rates; and
•	we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot complete property acquisitions, including the proposed property acquisitions, on favorable terms, or operate acquired properties to meet our goals or expectations, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all, which could have a material adverse effect on our financial condition, results of operations, cash flow, cash available for distribution to our stockholders, per share trading price of our common stock and our ability to satisfy our debt service obligations.

Because we compete with a number of real estate operators in connection with the leasing of our properties, the possibility exists that one or more of our tenants will extend or renew its lease with us when the lease term expires on terms that are less favorable to us than the terms of the then-expiring lease, or that such tenant or tenants will not renew at all. Because we depend, in large part, on rental payments from our tenants, if one or more tenants renews its lease on terms less favorable to us, does not renew its lease or we do not re-lease a significant portion of the space made available, our financial condition, results of operations, cash flow, cash available for distribution to our stockholders, per share trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

We are dependent on single-tenant leases for our revenue and, accordingly, lease terminations or tenant defaults could have a material adverse effect on our results of operations.

We expect to focus our investment activities on ownership of freestanding, single-tenant commercial properties that are leased to a single tenant. Therefore, the financial failure of, or other default in payment by, a single tenant under its lease is likely to cause a significant reduction in our operating cash flows from that property and a significant reduction in the value of the property, and could cause a significant reduction in our revenues. If a lease is terminated or defaulted on, we may experience difficulty or significant delay in re-leasing such property, or we may be unable to find a new tenant to re-lease the vacated space, which could result in us incurring a loss. The current economic conditions and the credit crisis may put financial pressure on and increase the likelihood of the financial failure of, or other default in payment by, one or more of the tenants to whom we have exposure.

Because we lease our properties to a limited number of tenants, and to the extent we depend on a limited number of tenants in the future, failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, or the termination or non-renewal of a lease by a major tenant, would have a material adverse effect on us.

As of May 31, 2012, we had nine tenants (including, for this purpose, all affiliates of such tenants) in 97 total properties not held for sale, all of which are single-tenant properties. In addition, our 22 proposed property acquisitions, which are also single-tenant properties, are leased to only two additional tenants. We expect to derive substantially all of our revenue from a limited number of tenants. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our tenants. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. At any time, our tenants may experience an adverse change in their business. For example, the recent downturn in the global economy already may have adversely affected, or may in the future adversely affect, one or more of our tenants. If any of our tenants’ business experience significant adverse changes, they may decline to extend or renew leases upon expiration, fail to make rental payments when due, close a number of stores, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. If a tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

If any of the foregoing were to occur, it could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases. If a lease is terminated or defaulted on, we may be unable to find a new tenant to re-lease the vacated space at attractive rents or at all, which would have a material adverse effect on our results of operations and our financial condition. Furthermore, the consequences to us would be exacerbated if one of our major tenants were to experience an adverse development in their business that resulted in them being unable to make timely rental payments or to default under their lease. The occurrence of any of the situations described above would have a material adverse effect on our results of operations and our financial condition.

We rely significantly on three major tenants (including, for this purpose, all affiliates of such tenants), and will rely on four major tenants on a pro forma basis assuming the acquisition of the proposed property acquisitions, and therefore, are subject to tenant credit concentrations that make us more susceptible to adverse events with respect to those tenants.

As of May 31, 2012, on a pro forma basis, 75% of our annualized rental income on a straight-line basis is expected to be derived from four major tenants (including for this purpose, all affiliates of such tenants):

•	approximately 38% of our pro forma annualized rental income is expected to be derived from Citizens Bank;
•	approximately 13% of our pro forma annualized rental income is expected to be derived from John Deere;
•	approximately 13% of our pro forma annualized rental income is expected to be derived from Home Depot; and
•	approximately 11.6% of our pro forma annualized rental income is expected to be derived from the GSA.

Therefore, the financial failure of a major tenant is likely to have a material adverse effect on our results of operations and our financial condition. In addition, the value of our investment is historically driven by the credit quality of the underlying tenant, and an adverse change in a major tenant’s financial condition or a decline in the credit rating of such tenant may result in a decline in the value of our investments and have a material adverse effect on our results from operations.

Our net leases may require us to pay property-related expenses that are not the obligations of our tenants.

Under the terms of all of our net leases, in addition to satisfying their rent obligations, our tenants are responsible for the payment of real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of future leases with our tenants, we may be required to pay some expenses, such as the costs of environmental liabilities, roof and structural repairs, insurance, certain non-structural repairs and maintenance. If our properties incur significant expenses that must be paid by us under the terms of our leases, our business, financial condition and results of operations will be adversely affected and the amount of cash available to meet expenses and to make distributions to holders of our common stock may be reduced.

Any of our properties that incurs a vacancy could be difficult to sell or re-lease.

One or more of our properties may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. Certain of our properties may be specifically suited to the particular needs of a tenant (e.g., a retail bank branch or distribution warehouse) and major renovations and expenditures may be required in order for us to re-lease vacant space for other uses. We may have difficulty obtaining a new tenant for any vacant space we have in our properties, including our two presently vacant properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash available to be distributed to stockholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are subject to tenant industry concentrations that make us more susceptible to adverse events with respect to certain industries.

We are subject to industry concentrations, the most significant of which are the following as of May 31, 2012, on a pro forma basis:

•	approximately $6.8 million, or 37.9%, of our pro forma annualized rent will be from properties leased to companies in the retail banking industry (i.e., Citizens Bank and Community Bank);
•	approximately $2.5 million, or 13.9%, of our pro forma annualized rent will be from properties leased to companies in the specialty retail industry;
•	approximately $2.3 million, or 12.6%, of our pro forma annualized rent will be from properties leased to companies in the home maintenance industry (i.e., Home Depot);
•	approximately $2.1 million, or 11.6%, of our pro forma annualized rent will be from properties leased to entities in government services; and
•	approximately $1.5 million, or 8.5%, of our pro forma annualized rent will be from properties leased to companies in the discount retail industry.

As of May 31, 2012, our tenants operate in eight industries. Any downturn in one or more of these industries, or in any other industry in which we may have a significant credit concentration in the future, could result in a material reduction of our cash flows or material losses to our company.

Our properties may be subject to impairment charges.

We periodically evaluate our real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Since our investment focus is on properties leased to a single tenant, the financial failure of, or other default in payment by, a single tenant under its lease may result in a significant impairment loss. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations and FFO in the period in which the impairment charge is recorded.

Our real estate investments are relatively illiquid, and therefore we may not be able to dispose of properties when appropriate or on favorable terms.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of a property. In addition, the Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. We may be unable to realize our investment objectives by disposition or refinancing of a property at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

Our investments in properties backed by below investment-grade credits will have a greater risk of default.

We may invest in properties in the future where the underlying tenant’s credit rating is below investment-grade. These investments will have a greater risk of default and bankruptcy than investments in properties leased exclusively to investment-grade tenants.

Our investments in properties where the underlying tenant does not have a publicly available credit rating will expose us to certain risks.

Our Home Depot tenant and our Dollar General tenants each do not have a publicly available credit rating. Additionally, if in the future we invest in additional properties where the underlying tenant does not have a publicly available credit rating, we will rely on our own estimates of the tenant’s credit rating and usually subsequently obtain a private rating from a reputable credit rating agency to allow us to finance the property as we had planned. If our lender or a credit rating agency disagrees with our ratings estimates, or our ratings estimates are inaccurate, we may not be able to obtain our desired level of leverage or our financing costs may exceed those that we projected. This outcome could have an adverse impact on our returns on that asset and hence our operating results.

Operating expenses of our properties will reduce our cash flow and funds available for future distributions.

For certain of our properties, we are responsible for operating costs of the property. In some of these instances, our leases require the tenant to reimburse us for all or a portion of these costs, either in the form of an expense reimbursement or increased rent. Our reimbursement may be limited to a fixed amount or a specified percentage annually. To the extent operating costs exceed our reimbursement, our returns and net cash flows from the property and hence our overall operating results and cash flows could be materially adversely affected.

We have greater exposure to operating costs when we invest in properties leased to the GSA.

We invest in properties leased to the GSA. Any leases with the GSA generally will be typical GSA-type leases. These leases do not provide that the GSA is wholly responsible for operating costs of the property, but include an operating cost component within the rent we receive that increases annually by an agreed-upon percentage based upon the CPI. Thus, we will have greater exposure to operating costs on our properties leased to the GSA because if the operating costs of the property increase faster than the CPI, we will bear those excess costs.

We would face potential adverse effects from tenant defaults, bankruptcies or insolvencies.

The bankruptcy of our tenants may adversely affect the income generated by our properties. If our tenant files for bankruptcy, we generally cannot evict the tenant solely because of such bankruptcy. In addition, a bankruptcy court could authorize a bankrupt tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under the lease. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our cash flow and results of operations.

The price we paid for the assets we acquired in the formation transactions, all of which were purchased from the contributor, an affiliate of our Sponsor, may have exceeded their aggregate fair market value.

The amount of consideration we paid the contributor, an affiliate of our Sponsor, for the 63 properties we acquired in our formation transactions, as determined by a recent independent third-party investment valuation, may have been greater than the value of such properties, because the amount of consideration for such properties was not determined as a result of arm’s-length negotiations. Further, we have not obtained a recent appraisal of the fair market value of the properties nor solicited third-party bids for the properties for purposes of creating a market check on their value. Conflicts of interest existed in connection with the transaction in which interests in these properties were contributed to our operating partnership. There can be no assurance that the values reflected in the independent third-party investment valuation that we obtained reflect the fair market value of the properties were they to be sold in an arm’s-length transaction. As a result, the price paid by us for the acquisition of the assets in the formation transactions may have exceeded the fair market value of those assets. The aggregate historical combined net book value of the real estate assets acquired by us in the formation transactions was $109.5 million.

We have assumed, and expect to continue to assume, liabilities in connection with our initial property portfolio and our property acquisitions, including unknown liabilities.

As part of the formation transactions, we assumed existing liabilities of our property subsidiaries, including, but not limited to, liabilities in connection with our properties, some of which may have been unknown or unquantifiable at the time the formation transactions were consummated. In addition, we have assumed existing liabilities related to our subsequent property acquisitions, and expect to continue to assume existing liabilities related to our proposed property acquisitions. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the entities prior to the consummation of the formation transactions, tax liabilities, employment-related issues, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, they could adversely affect our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

We face intense competition, which may decrease or prevent increases in the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of retail, industrial and office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If one of our properties becomes vacant and our competitors (which would include ARC or any ARC Fund) offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent abatements. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders may be adversely affected.

Our operating performance and value are subject to risks associated with our real estate assets and with the real estate industry.

Our real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

•	adverse changes in international, national or local economic and demographic conditions such as the recent global economic downturn;
•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options;
•	adverse changes in financial conditions of buyers, sellers and tenants of properties;
•	inability to collect rent from tenants;
•	competition from other real estate investors with significant capital, including other real estate operating companies, REITs and institutional investment funds;
•	reductions in the level of demand for commercial space generally, and freestanding properties specifically, and changes in the relative popularity of our properties;
•	increases in the supply of freestanding single-tenant properties;
•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;
•	increases in expenses, including, but not limited to, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, all of which have an adverse impact on the rent a tenant may be willing to pay us in order to lease one or more of our properties; and
•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, such as the recent global economic downturn, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties to meet our financial expectations, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. We cannot assure you that we will achieve our return objectives.

A potential change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on their balance sheet. If the lease does not meet any of the criteria for a capital lease, the lease is considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. The Financial Accounting Standards Board, or the FASB, and the International Accounting Standards Board, or the IASB, conducted a joint project to re-evaluate lease accounting. In August 2010, the FASB and the IASB jointly released exposure drafts of a proposed accounting model that would significantly change lease accounting. The final standards are expected to be issued in 2012. Changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how our real estate leasing business is conducted. For example, if the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases with us in general or desire to enter into leases with us with shorter terms because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in investing our offering proceeds and make it more difficult for us to enter into leases on terms we find favorable.

We will rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing obligations.

In order to remain qualified as a REIT under the Code, we will be required, among other things, to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needed to make investments and to satisfy or refinance maturing obligations.

We expect to rely on external sources of capital, including debt and equity financing, to fund future capital needs. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature.

Any additional debt we incur will increase our leverage. Our access to capital will depend upon a number of factors over which we have little or no control, including:

•	general market conditions;
•	the market’s perception of our growth potential;
•	our current debt levels;
•	our current and expected future earnings;
•	our cash flow and cash distributions; and
•	the market price per share of our common stock.

We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis on favorable terms.

Our ability to sell equity to expand our business will depend, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business could negatively affect the market price of our common stock and limit our ability to sell equity.

The availability of equity capital to us will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

•	the extent of investor interest;
•	our ability to satisfy the distribution requirements applicable to REITs;
•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;
•	our financial performance and that of our tenants;
•	analyst reports about us and the REIT industry;
•	general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;
•	a failure to maintain or increase our dividend, which is dependent, to a large part, on FFO which, in turn, depends upon increased revenue from additional acquisitions and rental increases; and
•	other factors such as governmental regulatory action and changes in REIT tax laws.

Our failure to meet market expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock and, as a result, the availability of equity capital to us.

We will have substantial amounts of indebtedness outstanding following this offering, which may affect our ability to make distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.

As of May 31, 2012, on a pro forma basis, our aggregate indebtedness was approximately $108.1 million. We may incur significant additional debt, including pursuant to the proposed financing transaction, for various purposes including, without limitation, the funding of future acquisitions, capital improvements and leasing commissions in connection with the repositioning of a property.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to make the distributions currently contemplated or necessary to maintain our REIT qualification. Our substantial outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may be unable to borrow additional funds as needed or on satisfactory terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet needs to fund capital improvements and leasing commissions;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;
•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;
•	certain of the property subsidiaries’ loan documents may include restrictions on such subsidiary’s ability to make distributions to us;
•	we may be unable to hedge floating-rate debt, counterparties may fail to honor their obligations under our hedge agreements, these agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements, we would be exposed to then-existing market rates of interest and future interest rate volatility;
•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and
•	our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Our existing loan agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional debt. Loan documents evidencing our existing indebtedness contain, and loan documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, future agreements may contain, and any future company credit facilities likely will contain, financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make distributions, sell all or substantially all of our assets, and engage in mergers and consolidations and certain acquisitions. Specifically, our ability to make distributions may be limited by our senior secured revolving credit facility, pursuant to which our distributions may not exceed the greater of (i) 95.0% of our AFFO or (ii) the amount required for us to qualify and maintain our status as a REIT. Covenants under any future indebtedness may restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

Increases in interest rates would increase the amount of our variable-rate debt payments and could limit our ability to pay dividends to our stockholders.

Indebtedness under our senior secured revolving credit facility is subject to, and we may incur additional indebtedness in the future subject to, floating interest rates, and as a result, increases in interest rates on such indebtedness would reduce our cash flows and our ability to pay dividends to our stockholders. In addition, if we are required to repay existing debt during periods of higher interest rates, we may need to sell one or more of our investments in order to repay the debt, which might reduce the realization of the return on such investments.

Our organizational documents impose no limitation on the amount of indebtedness that we may incur. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

Our business strategy contemplates the use of both secured and unsecured debt to finance long-term growth. While we intend to limit our indebtedness to maintain an overall net debt to gross asset value of approximately 45% to 55%, provided that we may exceed this amount for individual properties in select cases where attractive financing is available, our governing documents contain no limitations on the amount of debt that we may incur, and our board of directors may change our financing policy at any time without stockholder approval. As a result, we may be able to incur substantial additional debt, including secured debt, in the future, which could result in an increase in our debt service and harm our financial condition.

Adverse global market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise harm our performance.

Recent market and economic conditions have been challenging, with tighter credit conditions in 2008 through 2010. Continued concerns about the availability and cost of credit, the U.S. mortgage market, inflation, unemployment levels, geopolitical issues and declining equity and real estate markets have contributed to increased market volatility and diminished expectations for the U.S. economy. The commercial real estate sector in particular has been adversely affected by these market and economic conditions. These conditions may result in our tenants requesting rent reductions, declining to extend or renew leases upon expiration or renewing at lower rates. These conditions also have forced tenants, in some cases, to declare bankruptcy or vacate leased premises. We may be unable to re-lease vacated space at attractive rents or at all. We are unable to predict whether, or to what extent or for how long, these adverse market and economic conditions will persist. The continuation or intensification of these conditions may impede our ability to generate sufficient operating cash flow to pay expenses, maintain properties, make distributions and repay debt.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy with policy specifications, limits and deductibles customarily carried for similar properties. In addition, we carry professional liability and directors’ and officers’ insurance. We have selected policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Certain types of losses may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under our loan agreements. In addition, we may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders may be materially and adversely affected.

If we or one or more of our tenants experiences a loss that is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

If any of our insurance carriers becomes insolvent, we could be adversely affected.

We carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential of uncollectible claims due to carrier insolvency could adversely affect our results of operations and cash flows.

Terrorism and other factors affecting demand for our properties could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could have a negative impact on our operations. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties. In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations.

We may be required to make significant capital expenditures to improve our properties in order to retain and attract tenants, causing a decline in operating revenue and reducing cash available for debt service and distributions to stockholders.

If adverse economic conditions continue in the real estate market and demand for freestanding single-tenant properties remains low, we expect that, upon expiration of leases at our properties, we will be required to make rent or other concessions to tenants, or accommodate requests for renovations, build-to-suit remodeling and other improvements. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which would result in declines in revenue from operations and reduce cash available for debt service and distributions to stockholders.

Difficult conditions in the commercial real estate markets may cause us to experience market losses related to our holdings, and these conditions may not improve in the near future.

Our results of operations are materially affected by conditions in the real estate markets, the financial markets and the economy generally and may cause commercial real estate values, including the values of our properties, and market rental rates, including rental rates that we are able to charge, to decline significantly. Current economic and credit market conditions have contributed to increased volatility and diminished expectations for real estate markets, as well as adversely impacted inflation, energy costs, geopolitical issues and the availability and cost of credit, and will continue to do so going forward. The further deterioration of the real estate market may cause us to record losses on our assets, reduce the proceeds we receive upon sale or refinancing of our assets or adversely impact our ability to lease our properties. Declines in the market values of our properties may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distributions to our stockholders. Current economic and credit market conditions may also cause one or more of the tenants to whom we have exposure to fail or default in their payment obligations, which could cause us to record material losses or a material reduction in our cash flows.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various provisions of these laws, an owner or operator of real estate, such as us, is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or lease our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances may sue us for personal injury damages. For example, certain laws impose liability for release of or exposure to asbestos-containing materials and contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.

Although all of our properties were, at the time they were acquired by our predecessor or by us, subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Further, any environmental liabilities that arose since the date the studies were done would not be identified in the assessments. Unless required by applicable laws or regulations, we may not further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

We cannot assure you that these or other environmental studies identified all potential environmental liabilities, or that we will not incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

As a result of our becoming a public company, we implemented additional financial and accounting systems, procedures and controls which are applicable to such companies, which has increased our costs and requires substantial management time and attention.

As a public company, we have incurred, and in the future will continue to incur, significant legal, accounting and other expenses that our predecessor did not incur as a private company, including costs associated with public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. As an example, in order to comply with such reporting requirements, we are evaluating our internal control systems in order to allow management to report on, and, when required, our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. If we fail to implement proper overall business controls, including as required to integrate the property subsidiaries and support our growth, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, if we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive an unqualified report from our independent registered public accounting firm with respect to our internal control over financial reporting, investors and others may lose confidence in the reliability of our financial statements and the trading price of our common stock and our ability to obtain any necessary equity or debt financing could suffer.

Furthermore, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weaknesses, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our common stock, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

Payment of fees to our Manager and ARC reduces cash available for investment and distribution.

Our Manager and ARC will perform services for us in connection with the selection, acquisition, financing, leasing and management of us and our properties. Our Manager and ARC will be paid substantial fees for these services, which reduce the amount of cash available for investment in properties or distribution to stockholders. Such fees and reimbursements include: (i) a management fee payable to our Manager equal to 0.50% per annum of our average unadjusted book value of our real estate assets, calculated and payable monthly in advance, provided that the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months is equal to or greater than the amount of our AFFO; (ii) incentive fees equal to the difference between (1) the product of (x) 20% and (y) the difference between (I) our Core Earnings (as defined below) for the previous 12-month period, and (II) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of common stock and other shares of common stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8.00%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero; (iii) an acquisition fee payable to ARC equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property that we acquire which is originated by ARC; (iv) a financing fee payable to ARC equal to 0.75% of the amount available under any secured mortgage financing or refinancing that we obtain and use for the acquisition of properties that is arranged by ARC; and (v) reimbursement for all out-of-pocket costs actually incurred by ARC in connection with the performance of services under the acquisition and capital services agreement, including without limitation, legal fees and expenses, due diligence fees and expenses, other third party fees and expenses, costs of appraisals, travel expenses, nonrefundable option payments and deposits on properties not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and due diligence of properties. See “Our Manager and ARC — Management Agreement” and “— Acquisition and Capital Services Agreement.” Also, in the future we may contract with ARC to perform property management and leasing services with respect to our properties in respect of which we will pay fees equal to 1.5% of gross revenues from such properties plus certain expense reimbursements.

We may use some of the proceeds from this offering and future equity offerings to repay indebtedness owed to affiliates or incurred pursuant to affiliated debt programs.

To the extent we borrow money from affiliates or pursuant to affiliated debt programs in the future, we may use proceeds from this offering and future equity offerings to repay such indebtedness.

Risks Related to our Relationship with our Manager and ARC

We are dependent on ARC and its key personnel, especially Messrs. Schorsch, Weil, Budko, and Block, who provide services to us through the management agreement and the acquisition and capital services agreement, and we may not find a suitable replacement for our Manager and ARC if the management agreement and the acquisition and capital services agreement is terminated, or for these key personnel if they leave ARC or otherwise become unavailable to us.

We have no separate facilities and are completely reliant on our Manager and ARC. Our chief executive officer, our president, our executive vice president and chief investment officer and our executive vice president and chief financial officer are executives of ARC. We do not have and do not expect to have any employees. Our Manager and ARC have significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager and ARC. The officers and key personnel of our Manager and ARC will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the officers or key personnel of our Manager could have a material adverse effect on our performance and slow our future growth. We have not obtained and do not expect to obtain “key person” life insurance on any of our key personnel.

Neither our Manager nor ARC is obligated to dedicate any specific personnel exclusively to us. In addition, none of our officers or the officers of our Manager or ARC are obligated to dedicate any specific portion of their time to our business.

In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to ARC to provide us with acquisition and capital services following the initial term of the acquisition and capital services agreement. The initial term of our management agreement with our Manager and the acquisition and capital services agreement between us and ARC extends until September 6, 2021, which is the tenth anniversary of the closing of our IPO, with automatic one-year renewals thereafter of our management agreement and our acquisition and capital services agreement, subject to a 180-day prior written notice of termination period. If the management agreement is terminated or the acquisition and capital services agreement is terminated and no suitable replacement is found to provide the services needed by us under those agreements, we may not be able to execute our business plan.

There are various conflicts of interest in our relationship with ARC and our Manager, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with ARC and our Manager. Specifically, Mr. Schorsch, our chief executive officer and the chairman of our board of directors, Mr. Weil, our president, chief operating officer, treasurer, secretary and one of our directors, Mr. Budko, our executive vice president and chief investment officer, and Mr. Block, our executive vice president and chief financial officer, are executives of ARC. Our Manager and executive officers may have conflicts between their duties to us and their duties to, and interests in, ARC and other ARC Funds. Our ability to make investments in our target assets is governed by an acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as Mr. Schorsch or Mr. Kahane is affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Our board of directors has adopted a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in our target properties. This policy provides that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total stockholders’ equity as of the most recent month end, or the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, our board of directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our board of directors may adopt in the future. Subject to compliance with all applicable laws, these individuals may make investments for their own account in our target properties, which may present certain conflicts of interest not addressed by our current policies.

We may acquire properties in geographic areas where ARC or other ARC Funds own competing properties. Also, we may acquire properties from, or sell properties to, ARC or other ARC-sponsored programs. If ARC or any one of the other ARC-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

We will pay our Manager and ARC substantial management fees, incentive fees, acquisition fees and financing fees and may, in the future, pay them property management fees, most of which are payable regardless of the performance of our portfolio. Our Manager’s and ARC’s entitlement to such fees, which are not based upon performance metrics or goals, might reduce their incentive to devote their time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. Additionally, because of the payment of acquisition fees and financing fees to ARC with respect to properties acquired and financings obtained, ARC may attempt to cause us to acquire properties and incur financings in order to earn these fees. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Concurrently with the completion of our IPO, we granted to our Manager 167,400 restricted shares of Manager’s Stock, which is equal to 3.0% of the number of shares sold in our IPO. This award will vest ratably in quarterly installments over a three-year period beginning on October 1, 2011. Once vested, to the extent our Manager sells some of the shares, its interests may be less aligned with our interests.

Each of the management agreement with our Manager and the acquisition and capital services agreement with ARC was not negotiated on an arm’s-length basis and may not be as favorable to us as if each agreement had been negotiated with an unaffiliated third party and each agreement may be costly and difficult to terminate.

Our executive officers and two of our five directors are executives of ARC. Each of our management agreement with our Manager and the acquisition and capital services agreement with ARC was negotiated between related parties and their terms, including amounts payable under each agreement and the term of each agreement, which exceeds the term of most other externally advised REITs, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager and the acquisition and capital services agreement with ARC without cause is difficult. During the initial term of the management agreement, the management agreement may be terminated by us only for cause. Following the initial ten-year term (which commenced on September 6, 2011), the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior written notice of any such termination. Additionally, the acquisition and capital services agreement with ARC has a ten-year term (which commenced on September 6, 2011) and then continues on a yearly basis thereafter subject to 180 days prior written notice of any termination. These provisions may adversely affect our ability to terminate our Manager and ARC without cause.

Both our Manager and ARC are only contractually committed to serve us until September 6, 2021, which is the tenth anniversary of the closing of our IPO. Thereafter, the management agreement and the acquisition and capital services agreement are each renewable for one-year terms; provided, however, that (1) our Manager may terminate the management agreement annually upon 180 days prior written notice and (2) ARC may terminate the acquisition and capital services agreement annually upon 180 days prior written notice. If the management agreement is terminated or the acquisition and capital services agreement is terminated and, in each case, no suitable replacement is found to manage us or provide acquisition and capital services to us, we may not be able to execute our business plan.

Pursuant to each of the management agreement and the acquisition and capital services agreement, neither our Manager nor ARC will assume any responsibility other than to render the services called for thereunder and neither will be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Each of our Manager and ARC maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement and the acquisition and capital services agreement, none of our Manager, ARC, or any of their respective officers, members or personnel, any person controlling or controlled by our Manager or ARC or any person providing sub-advisory services to our Manager or ARC will be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement or the acquisition and capital services agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement or the acquisition and capital services agreement. In addition, we have agreed to indemnify our Manager, ARC and each of their respective officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager or ARC and any person providing sub-advisory services to our Manager or ARC with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager or ARC not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement or the acquisition and capital services agreement.

The incentive fee payable to our Manager under the management agreement is payable quarterly and is based on our Core Earnings, and therefore may cause our Manager to select investments in more risky assets to increase its incentive compensation.

Our Manager is entitled to receive incentive compensation based upon our achievement of targeted levels of Core Earnings. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

The conflicts of interest policy we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our investment activities and also may limit the allocation of investments to us.

In order to avoid any actual or perceived conflicts of interest with our Manager, ARC or any of the ARC parties, we have adopted a conflicts of interest policy to specifically address some of the conflicts relating to our investment opportunities. Although under this policy the approval of a majority of our independent directors will be required to approve (i) any purchase of our assets by any of the ARC parties and (ii) any purchase by us of any assets of any of the ARC parties, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us.

Risks Related to this Offering

The historical performance of the ARC Predecessor Companies may not be indicative of our future results or an investment in our common stock.

We have presented in this prospectus under “Selected Financial Data” certain information relating to the combined historical performance of the ARC Predecessor Companies. When considering this information you should bear in mind that the combined historical results of the ARC Predecessor Companies may not be indicative of the future results that you should expect from us or any investment in our common stock. In particular, our results could vary significantly from these combined historical results due to the fact that:

•	the ownership interests in the property subsidiaries that were contributed to us by the contributor in the formation transactions may have been contributed to us at prices in excess of their book value and their fair market value;
•	we did not benefit from any value that was created in the properties that we acquired in connection with the formation transactions prior to our acquisition;
•	we are operating all the acquired properties under one ongoing company, as opposed to individual investment partnerships with defined terms;
•	we are operating as a public company, and, as such, our cost structure varies from the historical cost structure of the ARC Predecessor Companies;
•	we may not incur indebtedness at the same level relative to the value of our properties as was incurred by the ARC Predecessor Companies;
•	our approaches to disposition and refinancing of properties and the use of proceeds of such transactions are likely to differ from those of the ARC Predecessor Companies;
•	our distribution policy differs from that of the ARC Predecessor Companies;
•	the value realized by our stockholders will depend not only on the cash generated by our properties but also on the market price for our common stock, which may be influenced by a number of other factors;
•	the size and type of investments that we make as a public company, and the relative riskiness of those investments, may differ materially from those of the ARC Predecessor Companies, which could significantly impact the rates of return expected from an investment in our common stock; and
•	as described elsewhere in this prospectus, our future results are subject to many uncertainties and other factors that could cause our returns to be materially lower than the returns previously achieved by the ARC Predecessor Companies.

We may be unable to pay or maintain distributions from cash available from operations or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations, but we may be required to borrow funds, utilize proceeds from this offering or sell assets to fund these distributions. The amount of cash available for distribution is affected by many factors, such as our ability to buy properties, rental income from these properties and our operating expense levels, as well as many other variables. Actual cash available for distribution may vary substantially from estimates. Additionally, our ability to make distributions may be limited by our senior secured revolving credit facility, pursuant to which our distributions may not exceed the greater of (i) 95.0% of our AFFO and (ii) the amount required for us to qualify and maintain our status as a REIT. We cannot assure you that we will be able to pay or maintain our anticipated level of distributions or that distributions will increase over time. We cannot give any assurance that rents from the properties we acquire will increase or that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. We may not have sufficient cash from operations to make a distribution required to qualify for or maintain our REIT status. We may pay distributions from unlimited amounts of any source. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except in accordance with our organizational documents and Maryland law. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties and other permitted investments. This, in turn, would reduce the value of your investment.

We may be required to reduce our distributions to stockholders following the expiration of the administrative support agreement.

Our administrative support agreement with ARC, pursuant to which ARC will pay or reimburse us for our general and administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, until September 6, 2012, which is one year following the closing of our IPO, to the extent the amount of our AFFO is less than the amount of distributions declared by us in respect of our OP units during such period, has a one-year term. Upon expiration of this agreement, we may not have sufficient funds available to pay distributions at the rate we had paid distributions during prior periods and may be required to reduce the rate of distributions.

Certain dividends payable on shares of the Manager’s Stock may limit our ability to pay dividends on shares of our common stock.

No dividends may be authorized, set aside or paid to the record holders of the outstanding shares of the Manager’s Stock until such time that we cover the payment of cash dividends declared on shares of our common stock with AFFO for the six immediately preceding months. Following this event, to the extent any shares of Manager’s Stock remain outstanding, no dividends will be paid on our common stock until the holders of Manager’s Stock then outstanding have received dividends per share of Manager’s Stock equal to the cash dividends that were paid on each share of our common stock, that were not so paid on the Manager’s Stock during the period in which such shares of our common stock and Manager’s Stock were outstanding. As a result, our ability to pay dividends on shares of our common stock may be limited by this restriction and holders of our common stock may not receive dividends when and in the amounts expected. This, in turn, could reduce the value of your investment.

Purchasers in this offering will experience immediate dilution in the net tangible book value of their investment.

Purchasers of our common stock in this offering will experience an immediate dilution in the net tangible book value of the common stock purchased in this offering because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering. Our net tangible book value on a pro forma basis assuming the completion of this offering as of March 31, 2012 was approximately $79.6 million, or $7.64 per share of common stock. Based on the public offering price of $10.00 per share in this offering, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.36 per share in the net tangible book value of the common stock.

The number of shares of our common stock available for future sale, including by ARC and other of our affiliates, could adversely affect the market price of our common stock, and future sales by us of shares of our common stock or issuances by our operating partnership of OP units may be dilutive to existing stockholders.

Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of OP units or exercise of any equity awards, or the perception that such sales might occur, could adversely affect the market price of the shares of our common stock. The exchange of OP units for common stock, the vesting of any equity-based awards granted to certain directors, executive officers and other employees or us, our Manager and ARC under our Equity Plan, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock or OP units could have an adverse effect on the market price of the shares of our common stock. Also, the contributor holds 310,000 OP units, and our Manager holds 167,400 restricted shares, and the contributor and our Manager are party to a registration rights agreement that provides for registration rights. The exercise of these registration rights, which would require us to prepare, file and have declared effective a resale registration statement permitting the public resale of any shares issued upon redemption of such OP units, and of shares of our common stock issued upon the vesting and conversion of the restricted Manager’s Stock granted to our Manager, could depress the price of our common stock. The existence of these OP units and restricted shares, as well as additional OP units that may be issued in the future, equity awards, and shares of our common stock reserved for issuance as restricted shares or upon exchange of any such OP units, and any related resales, may adversely affect the market price of our common stock and the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales by us of shares of our common stock may be dilutive to existing stockholders.

Increases in market interest rates may result in a decrease in the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield and, if we are unable to pay such yield, the market price of our common stock could decrease.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and distributions likely would adversely affect the market price of our common stock.

There was no public market for our common stock prior to our IPO, which was recently completed.

Prior to the closing our IPO, which was completed on September 6, 2011, there was no public market for our common stock. Our common stock is traded on NASDAQ but the trading volume since the closing of our IPO has been limited and we cannot assure you that an active trading market will develop or be sustained. The market value of our common stock could be materially and adversely affected by general market conditions, including the extent to which an active secondary market develops for our common stock, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions. Some other factors that could negatively affect our share price or result in fluctuations in the price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;
•	changes in our FFO or earnings estimates;
•	publication of research reports about us or the real estate industry;
•	increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;
•	adverse market reaction to any increased indebtedness we incur in the future;
•	additions or departures of key personnel;
•	speculation in the press or investment community;
•	the realization of any other risk factors presented in this prospectus;
•	changes in accounting principles;

•	general market and economic conditions; and
•	passage of legislation or other regulatory developments that adversely affect us or our industry.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our sector, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common stock to decline.

Risks Related to our Organization and Structure

The supermajority voting requirements applicable to our board of directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or our engaging in a share exchange will limit our independent directors’ ability to influence such corporate matters.

Our charter provides that we may not consolidate, merge, sell all or substantially all of our assets or engage in a share exchange, unless such actions are approved by the affirmative vote of at least two-thirds of our board of directors. As a result, at least one of our directors who is also a principal of ARC will have to approve such significant corporate transactions. This concentrated control limits the ability of our independent directors to influence such corporate matters and could delay, deter or prevent a change of control transaction that might otherwise involve a premium for our shares of common stock or otherwise be in the best interests of our stockholders. As a result, our directors who are also principals of ARC may block certain transactions that our independent directors otherwise view as being in the best interests of our stockholders. Additionally, the market price of our common stock could be adversely affected because of such imbalance of control.

Our charter, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit. Our charter, subject to certain exceptions, limits any person to actual or constructive ownership of not more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retroactively) from the ownership limits. However, our board of directors may not, among other limitations, grant an exemption from the ownership limits to any person whose ownership, direct or indirect, in excess of the 9.8% ownership limit would cause us to fail to qualify as a REIT. Consistent with our charter, our board of directors has further limited such ownership of our stock (other than by our Sponsor and its affiliates) to no more than 5.25% in value of the aggregate of our outstanding shares of stock and no more than 5.25% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. The ownership limits and the other restrictions on ownership and transfer of our stock contained in our charter may delay or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Stock — Restrictions on Ownership and Transfer.”

Tax protection provisions on certain properties could limit our operating flexibility.

We have agreed with the contributor, an affiliate of our Sponsor, to indemnify it against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of the interests in the initial 63 properties acquired by us in the formation transactions, in a taxable transaction. However, we can sell these properties in a taxable transaction if we pay the contributor cash in the amount of its tax liabilities arising from the transaction and tax payments. These tax protection provisions apply until September 6, 2021, which is the tenth anniversary of the closing of our IPO. Although it may be in our stockholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make debt available for the contributor to guarantee. We agreed to these provisions in order to assist the contributor in preserving its tax position after its contribution of its interests in the initial 63 properties. As a result, we may be required to incur and maintain more debt than we would otherwise.

We may pursue less vigorous enforcement of certain agreements because of conflicts of interest with certain of our directors and officers.

Our principals and certain of our other executive officers and employees had indirect interests in all the property subsidiaries that we acquired in the formation transactions, which property subsidiaries entered into the contribution agreement and other agreements with us in connection with such acquisitions. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationship with our principals and our other executive officers.

Tax consequences to holders of OP units upon a sale or refinancing of our properties may cause the interests of our principals to differ from the interests of our other stockholders.

As a result of the unrealized built-in gain that may be attributable to one or more of the contributed properties at the time of contribution, some holders of OP units, including the contributor, an affiliate of our Sponsor, may experience different tax consequences than holders of our common stock upon the sale or refinancing of the properties owned by our operating partnership, including disproportionately greater allocations of items of taxable income and gain upon a realization event. As those holders will not receive a correspondingly greater distribution of cash proceeds, they may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of certain properties, or whether to sell or refinance such properties at all, than those that would be in the best interests of our stockholders taken as a whole.

Our Sponsor, the contributor and our principals will have significant influence over our affairs.

Our Sponsor and its affiliates hold a substantial percentage of the shares of our common stock. The contributor, an affiliate of our Sponsor, owns 310,000 OP units, which will be convertible into 310,000 shares of our common stock commencing 12 months after our IPO, our Manager, which is wholly owned by our Sponsor, owns 167,400 shares of Manager’s Stock, which will vest ratably in quarterly installments over a three-year period that began on October 1, 2011, ARCT, an ARC-sponsored REIT for which Mr. Schorsch is the chairman of the board of directors and Mr. Kahane is the chief executive officer and president owns 282,000 shares of our common stock, and our Sponsor owns 1,630,369 shares of our common stock. Upon completion of this offering, (i) the contributor will own approximately 2.9% of our outstanding common stock on a fully diluted basis, (ii) our Manager will own approximately 1.6% of our outstanding common stock on a fully diluted basis, (iii) ARCT will own approximately 2.7% of our outstanding common stock on a fully diluted basis and (iv) our Sponsor will own approximately 15.4% of our outstanding common stock on a fully diluted basis. If the contributor exercises its redemption rights with respect to its OP units and we issue common stock in exchange therefor, and all the restricted shares granted to our Manager vest, our Sponsor, through its ownership of our common stock, affiliation with the contributor, ownership and control of our Manager and control of ARCT, will own collectively approximately 22.6% (for beneficial ownership purposes, but not for purposes of the 28.0% ownership limitation of our Sponsor and its affiliates) of our common stock on a fully diluted basis. In such an instance, our Sponsor will have influence over our affairs and could exercise such influence in a manner that is not in the best interests of our other stockholders, including by attempting to delay, defer or prevent a change of control transaction that might otherwise be in the best interests of our stockholders. In addition, one of our two principals serves on our board of directors. These indicia of control are in addition to the control our Sponsor, our executive officers, who also are members of our Sponsor, and our principals will have over our affairs attributable to their direct and indirect ownership interests in our Manager.

We are a holding company with no direct operations. As a result, we will rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership’s activities, including the issuance of additional OP units.

We are a holding company and will conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to the company not equal to the tax on such allocated taxable income).

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries.

Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

After giving effect to this offering, we will own approximately 92.2% of the OP units in our operating partnership. However, our operating partnership may issue additional OP units in the future. Such issuances could reduce our ownership percentage in our operating partnership. Because our common stockholders will not directly own any OP units, they will not have any voting rights with respect to any such issuances or other partnership-level activities of our operating partnership.

Our board of directors may create and issue a class or series of common or preferred stock without stockholder approval.

Our board of directors is empowered under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, to designate and issue from time to time one or more classes or series of stock and to classify or reclassify any unissued shares of our common stock or preferred stock without stockholder approval. Our board of directors may determine the relative preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock issued. As a result, we may issue series or classes of stock with voting rights, rights to distributions or other rights, senior to the rights of holders of our common stock. Specifically, on May 11, 2012, we issued 545,454 Preferred Shares that are convertible after one year at the option of the holder into such number of shares of our common stock equal to the aggregate liquidation preference of such Preferred Shares (the sum of approximately $6,000,000 plus accrued but unpaid dividends) divided by $11.00. The issuance of any such stock could also have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interest of our stockholders.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the OP units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners;
•	the right of the limited partners to consent to transfers of the general partnership interest of the general partner and mergers or consolidations of our company under specified limited circumstances; and
•	restrictions relating to our qualification as a REIT under the Code.

Our charter and bylaws and the partnership agreement of our operating partnership also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Removal of Directors,” “— Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.”

Certain rights which are reserved to our stockholders may allow third parties to enter into business combinations with us that are not in the best interest of the stockholders, without negotiating with our board of directors.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of requiring a third party seeking to acquire us to negotiate with our board of directors, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of our company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and stockholder supermajority voting requirements on these combinations; and
•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and our Sponsor, our Manager, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person other than our Sponsor, our Manager, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, we may, by amendment to our bylaws, opt in to the control shares provisions of the MGCL in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-current market price. See “Material Provisions of Maryland Law and of Our Charter and Bylaws — Business Combinations, “— Control Share Acquisitions,” and “Policies with Respect to Certain Activities — Other Policies.”

Our fiduciary duties as sole general partner of our operating partnership could create conflicts of interest.

We are the sole general partner of our operating partnership, and, as such, will have fiduciary duties to our operating partnership and the limited partners in the operating partnership, the discharge of which may conflict with the interests of our stockholders. The limited partnership agreement of our operating partnership provides that, in the event of a conflict between the duties owed by our directors to our company and the duties that we owe, in our capacity as the sole general partner of our operating partnership, to such limited partners, our directors are under no obligation to give priority to the interests of such limited partners. In addition, those persons holding OP units will have the right to vote on certain amendments to the limited partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights, as well as the right to vote on mergers and consolidations of us in our capacity as sole general partner of the operating partnership in certain limited circumstances. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we cannot adversely affect the limited partners’ rights to receive distributions, as set forth in the limited partnership agreement, without their consent, even though modifying such rights might be in the best interest of our stockholders generally.

We are a newly formed REIT commencing with our taxable year ended Decemer 31, 2011 and have only recently begun operating as a public company and, therefore, we cannot assure you that we will successfully and profitably operate our business in compliance with the regulatory requirements applicable to REITs and to public companies.

We are a newly formed REIT commencing with our taxable year ended December 31, 2011. Also, we have only operated as a public company beginning the date of the closing of our IPO on September 6, 2011. In addition, certain members of our board of directors and certain of our executive officers have no experience in operating a publicly traded REIT that is traded on a securities exchange. We cannot assure you that we will be able to successfully operate our company as a REIT or a publicly traded company, including satisfying the requirements to timely meet disclosure requirements and complying with the Sarbanes-Oxley Act, including implementing effective internal controls. Failure to maintain our qualification as a REIT or comply with other regulatory requirements would have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without a vote of our stockholders. See “Policies with Respect to Certain Activities.” In addition, the board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have an adverse effect on our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders.

We are highly dependent on information systems of ARC and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems of ARC. Any failure or interruption of ARC’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

U.S. Federal Income Tax Risks

Our failure to remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We intend to elect and believe we have qualified to be taxed as a REIT commencing with our taxable year ended December 31, 2011 and intend to operate in a manner that would allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification if our board of directors determines that not qualifying as a REIT is in our best interests, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We currently intend to structure our activities in a manner designed to satisfy all requirements for qualification as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to qualify or remain qualified as a REIT is not binding on the IRS and is not a guarantee that we will qualify, or continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the Internal Revenue Service, or IRS, such recharacterization would jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to continue to qualify as a REIT for any taxable year and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forego otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including our operating partnership, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS would incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or indirectly through any subsidiary, will be treated as a prohibited transaction or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. Despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding any TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Our two vacant properties will be held in a TRS because we are contemplating various strategies including selling them as a means of maximizing our value from those properties.

Our TRS and any future TRSs we form are subject to corporate-level taxes and our dealings with our TRS and any TRSs we form may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. Accordingly, we may use TRSs generally to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. Our TRSs will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, the rules, which are applicable to us as a REIT, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We intend to maintain the status of our operating partnership as a partnership or a disregarded entity for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our operating partnership could make to us. This also would also result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

We may choose to make distributions in our own stock, in which case you may be required to pay U.S. federal income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or, for tax years beginning before January 1, 2013, qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (2) be designated by us, for taxable years beginning before January 1, 2013, as qualified dividend income generally to the extent they are attributable to dividends we receive from our TRSs, or (3) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased). While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, there is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forego and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. We intend to elect and believe we have qualified to be treated as a REIT commencing with our taxable year ended December 31, 2011; however, we may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. Consistent with our charter, our board of directors has further limited such ownership of our stock (other than by our Sponsor) to no more than 5.25% in value of the aggregate of our outstanding shares of stock and not more than 5.25% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, capital gain distributions attributable to sales or exchanges of “U.S. real property interests,” or USRPIs, generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one year period ending on the date the distribution is received. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA. Our common stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our use of the proceeds of this offering;
•	our business and investment strategy;
•	our ability to renew leases as they expire;
•	the performance and economic condition of our tenants;
•	our ability to make additional investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;
•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make distributions to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel;
•	our ability to maintain our qualification as a REIT; and
•	other subjects referenced in this prospectus, including those set forth under the caption “Risk Factors.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $30.1 million (or approximately $34.7 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated expenses of the offering, based on the public offering price of $10.00 per share. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units, and following such contribution will own 92.2% of the OP units (or 92.5% of the OP units if the underwriters’ over-allotment option is exercised in full). The operating partnership intends to use such net proceeds as follows: (i) approximately $29.3 million to pay approximately 91% of the cash portion of the purchase price of the proposed property acquisitions; and (ii) approximately $0.8 million to repay a bridge loan made by our Sponsor (which loan bears no interest and matures on May 30, 2013). Any additional funds required to purchase the proposed property acquisitions and to pay approximately $0.7 million of acquisition-related fees (including $0.3 million in acquisition fees to ARC) are anticipated to be funded by making an additional draw of $2.9 million under our senior secured revolving credit facility and the use of cash on hand.

Proposed Financing Transaction

Prior to or concurrently with the closing of the last proposed property acquisition, we anticipate entering into an amendment to our $150.0 million senior secured revolving credit facility which would increase the commitments of our participating lenders from $75.0 million to $77.9 million. Under the proposed financing transaction, we expect to draw an additional $2.9 million on our senior secured revolving credit facility. Upon consummation of the proposed financing transaction, all the proposed property acquisitions are expected to be included in the portfolio of properties securing our existing $150.0 million senior secured revolving credit facility.

Our ability to enter into the proposed financing transaction is subject to a number of conditions that are outside of our control, including, without limitation, obtaining firm commitments from our lenders increasing their commitments under our senior secured revolving credit facility and the delivery of customary loan documentation. The proposed financing transaction will be contingent upon the closing of this offering and the consummation of the proposed property acquisitions since a significant portion of the net proceeds of this offering will be utilized to acquire the proposed property acquisitions which will be used to secure additional amounts under our existing senior secured revolving credit facility. To the extent the proposed financing transaction cannot be consummated, we will continue to seek alternative financing for the last of the proposed property acquisitions (which we anticipate will be the Mrs. Baird’s distribution facility). See “Risk Factors — Risks Related to Our Properties and Operations — We may be unable to consummate the acquisition of one or more of the proposed property acquisitions for a number of reasons, including the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of a portion of the net proceeds of this offering, which, in turn, would reduce our anticipated cash available for distribution.”

Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments which are consistent with our intention to maintain our qualification as a REIT.

We do not intend to use any of the net proceeds from the offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for U.S. federal income tax purposes.

Capitalization

The following table presents capitalization information as of March 31, 2012 on (1) a historical basis and (2) a pro forma as adjusted basis for our company assuming completion of this offering and the use of net proceeds from this offering as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the more detailed information contained in the combined financial statements and notes thereto included elsewhere in this prospectus.

	Historical	Pro Forma
	As of March 31, 2012
	(unaudited) (dollars in thousands)
Mortgages and notes payable	$30,260	$30,260
Senior secured revolving credit facility	49,599	77,851
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding, actual 545,454 shares issued and outstanding on a pro forma basis	—	5
Common stock, $0.01 par value per share, 240,000,000 shares authorized, 7,323,434 shares issued and outstanding, actual, 10,573,434 shares issued and outstanding on a pro forma basis(1)	73	106
Additional paid-in capital	57,719	93,614
Accumulated deficit	(6,223)	(6,223)
Total American Realty Capital Properties, Inc. equity	51,569	87,502
Noncontrolling interests	3,620	9,960
Total equity	55,189	97,462
Total capitalization	$135,048	$205,573

(1)	The number of shares of our common stock to be outstanding after this offering assumes that all the shares offered hereby are sold and is based on 7,323,434 shares of common stock outstanding on June 12, 2012. Includes (a) an aggregate of 9,000 shares of our common stock granted to our three independent directors that are subject to certain vesting restrictions, and (b) 167,400 shares of our common stock that are issuable upon conversion of an equal number of shares of Manager’s Stock, which are subject to certain vesting restrictions. Excludes (a) an aggregate of 657,631 shares of common stock which are reserved but unissued under our Equity Plan and our Director Stock Plan, (b) 487,500 shares subject to the underwriters’ over-allotment option and (c) 545,454 shares of common stock issuable upon conversion of an equal number of our Preferred Shares, which can occur at the option of the holder commencing May 11, 2013.

Dilution

Purchasers of our common stock offered by this prospectus will experience dilution to the extent of the difference between the public offering price per share and the tangible net book value per share. On a pro forma basis at March 31, 2012, after giving effect to the receipt by us of the net proceeds from this offering, the deduction of the underwriting discounts and commissions, and estimated offering expenses payable by us, our pro forma tangible net book value would have been $79.6 million or $7.64 per share including common and preferred shares. This would represent an increase in pro forma tangible net book value attributable to the sale of shares of common stock to new investors of $1.15 per share and an immediate dilution in pro forma tangible net book value of $2.36 per share from the public offering price of $10.00 per share. The following table(1) illustrates this per share dilution:

Public offering price per share	$10.00
Tangible net book value per share as of March 31, 2012	6.48
Increase in pro forma tangible net book value per share attributable to this offering	1.15
Pro forma tangible net book value per share after this offering	7.64
Dilution in pro forma tangible net book value per share to new investors(2)	$2.36

(1)	Includes (a) an aggregate of 9,000 shares of our common stock granted to our three independent directors that are subject to certain vesting restrictions, and (b) 167,400 shares of our common stock that are issuable upon conversion of an equal number of shares of Manager’s Stock, which are subject to certain vesting restrictions. Excludes (a) an aggregate of 657,631 shares of common stock which are reserved but unissued under our Equity Plan and our Director Stock Plan, (b) 487,500 shares subject to the underwriters’ over-allotment option. and (c) 545,454 shares of common stock issuable upon conversion of an equal number of our Preferred Shares, which can occur at the option of the holder commencing May 11, 2013.
(2)	Assuming all the restricted shares granted to our three independent directors had vested on March 31, 2012, new investors would have experienced additional dilution of $0.01 per share attributable to such restricted shares. Assuming all the restricted shares granted to our Manager had vested on March 31, 2012, new investors would have experienced additional dilution of $0.11 per share attributable to such restricted shares. Assuming the underwriters’ over-allotment option is exercised in full, new investors would have experienced lower dilution by $0.08 per share attributable to such additional shares. Assuming all the restricted shares granted to our three independent directors and our Manager vested on March 31, 2012, and the exercise of the underwriters’ over-allotment option in full, new investors would have experienced additional dilution of $0.04 attributable to such restricted and additional shares.

Price Range of Common Stock and Distribution Policy

Our common stock began trading on NASDAQ on September 7, 2011 under the symbol “ARCP.” On June 12, 2012, the last reported sale price per share of our common stock on NASDAQ was $10.25 and there were 118 holders of record of our common stock. The following table sets forth the quarterly high and low closing sale prices per share of our common stock reported on NASDAQ.

	Price Range		Cash Dividends Declared Per Share
2011	High	Low
Third Quarter, from September 7, 2011	$12.75	$10.10	$0.0729
Fourth Quarter 2011	$12.00	$10.05	$0.2187

2011
First Quarter 2012	$11.65	$10.39	$0.2191

On September 7, 2011, our board of directors authorized an annual dividend rate of $0.875 per share, or approximately 7.0% based on the sales price of $12.50 per share at the time of our IPO, which equaled a monthly dividend rate of $0.0729 per share. The dividends are payable monthly, and began in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month. On February 27, 2012, our board of directors authorized and we declared an annual dividend rate of $0.880 per share. Accordingly, on March 15, 2012, we paid a distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012. On March 16, 2012, our board of directors authorized and we declared an annual dividend rate of $0.885 per share commencing June 8, 2012. Accordingly, on June 15, 2012, we expect to pay a dividend of $0.07375 per share to stockholders of record at the close of business on June 8, 2012. The dividend will be reassessed quarterly to ensure it aligns with our actual results of operations and economic conditions. Our ability to make distributions may be limited by our senior secured revolving credit facility, pursuant to which our distributions may not exceed the greater of (i) 95.0% of our AFFO or (ii) the amount required for us to maintain our status as a REIT.

The following table sets forth the distributions that have been authorized to date by our board of directors and paid or declared to date by us.

Month	Amount Declared per Share	Date Paid
2011
October	$0.0729	10/15/11
November	$0.0729	11/15/11
December	$0.0729	12/15/11
2012
January	$0.0729	1/15/12
February	$0.0729	2/15/12
March	$0.0733	3/15/12
April	$0.0733	4/15/12
May	$0.0733	5/15/12

It is possible that our distributions may exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders” for more information.

U.S. federal income tax law generally requires that a REIT distribute annually to its stockholders at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of such REIT taxable income, including net capital gain. For more information, see “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests — Annual Distribution Requirements.” Although we anticipate that our cash available for distribution will exceed the annual distribution requirements applicable to

REITs, under some circumstances we may be required to borrow funds, utilize net proceeds of this offering, liquidate otherwise attractive investments or make taxable distributions of our stock or other property in order to meet these distribution requirements.

Distributions that you receive (not designated as capital gain dividends, or, for the taxable year beginning before January 1, 2013, qualified dividend income) will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders (subject to certain exceptions for corporate stockholders) to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income, but does not reduce cash available for distribution. Any portion of your distribution which is not designated as a capital gain dividend and that is in excess of our current and accumulated earnings and profits generally is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero. To the extent such portion of your distribution exceeds the adjusted tax basis of your investment, such excess generally would be treated as capital gain if you hold your shares of common stock as a capital asset for U.S. federal income tax purposes. Please note that each stockholder’s tax considerations are different. Therefore, you should consult with your own tax advisor and financial planners prior to making an investment in our shares. You also should review the section entitled “Material U.S. Federal Income Tax Considerations.”

We cannot assure you that our estimated distributions will be made or sustained. See “Special Note Regarding Forward-Looking Statements.” Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, borrowings, or the net proceeds of this offering, or we may be forced to reduce such distributions. See “Risk Factors — Risks Related to this Offering — We may be unable to pay or maintain distributions from cash available from operations or increase distributions over time.”

Selected Financial Data

The following table sets forth summary financial and operating data on a pro forma basis for American Realty Capital Properties, Inc. and on a historical basis for American Realty Capital Properties, Inc. and the ARC Predecessor Companies. The subsequent table sets forth summary financial and operating data on a historical basis for American Realty Capital Properties, Inc.

You should read the following summary of historical and pro forma financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma consolidated financial statements and related notes and our unaudited and audited consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet data is presented as if our IPO, the formation transactions, the Follow-On Offering, the post-Follow-On Offering property acquisitions (including acquisitions made subsequent to March 31, 2012), this offering, the proposed property acquisitions and the proposed financing transaction all had occurred on the balance sheet date, and the unaudited pro forma consolidated statement of operations and other data for the year ended December 31, 2011 and three months ended March 31, 2012 is presented as if our IPO, the formation transactions, the Follow-On Offering, the post-Follow-On Offering property acquisitions (including acquisitions made subsequent to March 31, 2012), this offering, the proposed property acquisitions and the proposed financing transaction all had occurred at the beginning of the period presented. Our unaudited pro forma consolidated financial statement is presented based on the carryover basis of accounting as required by GAAP and includes the effects of the contribution of the entities included in the ARC Predecessor Companies, a combination of entities and real estate assets that were under common management by the principals of ARC.

Our unaudited pro forma consolidated financial statements are presented as if the contribution of the membership interests of ARC Income Properties, LLC and ARC Income Properties III, LLC were accounted for as a reorganization of entities under common control. As a result, we measured the recognized assets and liabilities transferred at their historical cost at the date of transfer. All material intercompany balances have been eliminated in the unaudited pro forma consolidated financial statements. The pro forma financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

(Amounts in thousands, excluding per share data)

	Pro Forma(1)		Historical for American Realty Capital Properties, Inc and ARC Predecessor Companies(2)
	Three Months Ended	Year Ended	Three Months Ended	Year Ended December 31,
	March 31, 2012	December 31, 2011	March 31, 2012	2011	2010	2009	2008
Rental income	$4,620	$18,477	$2,902	$9,220	$9,019	$5,603	$1,337
Operating expense reimbursements	110	424	42	153	—	5	—
Total revenues	4,730	18,901	2,944	9,373	9,019	5,608	1,337
Operating expenses
Management fee	—	400	—	—	—	—	—
Acquisition and transaction related	—	—	342	1,893	10	3,503	—
Property operating	253	688	119	153	—	—	—
General and administrative	418	1,348	418	572	344	77	5
Depreciation and amortization	2,669	10,588	1,519	5,021	5,281	3,696	909
Total operating expenses	3,340	13,024	2,398	7,639	5,635	7,276	914
Operating income (loss)	1,390	5,877	546	1,734	3,384	(1,668)	423
Other expense
Interest expense	(1,134)	(4,569)	(854)	(8,865)	(10,805)	(6,963)	(1,608)
Other income	—	1	—	1	—	17	3
Total other expense	(1,134)	(4,568)	(854)	(8,864)	(10,805)	(6,946)	(1,605)
Net income (loss)	256	1,309	(308)	(7,130)	(7,421)	(8,614)	(1,182)
Net loss attributable to non controlling interests from continuing operations	(20)	(103)	—	69	—	—	—
Net loss attributable to stockholders from continuing operations	236	1,206	(308)	(7,061)	(7,421)	(8,614)	(1,182)
Discontinued Operations:
Operating loss	(13)	(127)	(13)	(127)	119	(157)	—
Unrealized loss on held for sale properties net of noncontrolling interests	(323)	(815)	(323)	(815)	—	—	—
Loss from discontinued operations	(336)	(942)	(336)	(942)	119	(157)	—
Loss from discontinued operations attributable to noncontrolling interests	26	74	14	36	—	—	—
Loss from discontinued operations attributed to stockholders	(310)	(868)	(322)	(906)	119	(157)	—
Net income (loss) attributable to American Realty Capital Properties, Inc.	(74)	338	(630)	(7,967)	(7,302)	(8,771)	(1,182)
Distributions to preferred stockholders	(105)	(420)		—
Net income (Loss available to common shareholders)	$(179)	$(82)	$(630)	$(7,967)	$(7,302)	$(8,771)	$(1,182)
Per share data:
Weighted average shares outstanding, basic and fully diluted	10,424,934	10,424,934
Earnings per share from continuing operations	$0.01	$0.07
Earnings per share from discontinued operations	$(0.03)	$(0.08)
Earnings per share	$(0.02)	$(0.01)

Earnings per share fully diluted assumes the conversion of all stock equivalents unless the effect would be anti-dilutive.

(1)	Pro forma financial information should be read in conjunction with the explanatory information and notes to the pro forma financial statements elsewhere in this prospectus.

(2)	Historical financial information for the ARC Predecessor Companies (i) with respect to our 59 properties leased to Citizens Bank and our property leased to Community Bank, is for the period from January 1, 2011 to the consummation of the IPO when the properties’ results were included in the results of American Realty Capital Properties, Inc., the year ended December 31, 2010, the year ended December 31, 2009 and the period from June 5, 2008 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2008 and (ii) with respect to our property leased to Home Depot, is for the period from January 1, 2011 to the consummation of the IPO when the properties’ results were included in the results of American Realty Capital Properties, Inc., the year ended December 31, 2010, and the period from September 8, 2009 (the date of the inception of the applicable ARC Predecessor Company) to December 31, 2009.

	Historical for American Realty Capital Properties, Inc.
	Three Months Ended March 31,		Year Ended December 31, 2011
(Amounts in thousands, excluding per share data)	2012	2011
Rental income	$2,902	$—	$3,022
Operating expense reimbursements	42	—	153
Total revenues	2,944	—	3,175
Operating expenses
Management fee	—	—	—
Acquisition and transaction related	342	—	1,875
Property operating	119	—	153
General and administrative	418	16	440
Depreciation and amortization	1,519	—	1,612
Total operating expenses	2,398	16	4,080
Operating income (loss)	546	(16)	(905)
Other expense
Interest expense	(854)	—	(924)
Other income	—	—	1
Total other expense	(854)	—	(923)
Net income (loss)	(308)	(16)	(1,828)
Net loss attributable to noncontrolling interests from continuing operations	—	—	69
Net loss attributable to stockholders from continuing operations	(308)	(16)	(1,759)
Discontinued Operations
Operating loss	(13)	—	(37)
Unrealized loss on held for sale properties net of noncontrolling interests	(323)		(815)
Loss from discontinued operations	(336)	—	(852)
Loss from discontinued operations attributable to noncontrolling interests	14	—	36
Loss from discontinued operations attributed to stockholders	(322)	—	(816)
Net income (loss) attributable to American Realty Capital Properties, Inc.	$(630)	$(16)	$(2,575)
Per share data
Weighted average shares outstanding, basic and fully diluted	7,174,934	22,222	2,045,321
Earnings per share basic from continuing operations	$(0.04)	NM	$(0.86)
Earnings per share basic from discontinued operations	$(0.05)	NM	$(0.09)
Earnings per share basic	$(0.09)	NM	$(1.26)
Annualized distribution per share	$0.880	$—	$0.875
Other data
Cash flow provided by operations	$906	$—	$920
Cash flow used in investing activities	$(8,629)	$—	$(17,528)
Cash flow provided by financing activities	$5,343	$—	$19,756

	Pro Forma(1)		Actual
	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Reconciliation of net income to funds from operations(2):
Net income (loss) attributable to stockholders	$(74)	$338	$(630)	$(7,967)
Loss from discontinued operations	(310)	942	322	906
Depreciation and amortization	2,460	9,758	1,456	4,813
FFO	2,076	11,038	1,148	(2,248)
Acquisition fees and transaction related expenses	—	—	328	1,815
Amortization of deferred financing costs	161	896	140	1,900
Straight-line rent	(211)	(985)	(171)	(836)
Non-cash equity compensation expense	137	546	137	546
AFFO	$2,163	$11,506	$1,582	$1,177
Per Share Data:
Weighted average shares, basic	10,424,934	10,424,934
Weighted average shares, fully diluted	12,005,265	12,005,265
FFO per share, basic	$0.20	$1.06
AFFO per share, basic	$0.21	$1.10
FFO per share, fully diluted	$0.17	$0.92
AFFO per share, fully diluted	$0.18	$0.96

(1)	Adjustments are net of the effect of minority interests.
(2)	For a definition and reconciliation of FFO and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations and Adjusted Funds from Operations.”

Amounts in thousands

	Pro Forma	Historical for American Realty Capital Properties, Inc and ARC Predecessor Companies
	March 31, 2012	March 31, 2012	December 31,
			2011	2010	2009	2008
ASSETS
Real estate investments, at cost:
Land	$30,586	$20,000	$18,489	$17,346	$17,346	$8,121
Buildings, fixtures and improvements	164,192	113,383	107,340	97,262	97,262	46,019
Acquired intangible lease assets	21,292	12,118	11,044	7,605	7,605	2,038
Total real estate investments, at cost	216,070	145,501	136,873	122,213	122,213	56,178
Less: accumulated depreciation and amortization	(16,348)	(16,348)	(14,841)	(10,008)	(4,641)	(909)
Total real estate investments, net	199,722	129,153	122,032	112,205	117,572	55,269
Cash and cash equivalents	300	768	3,148	614	923	315
Restricted cash	—	—	—	—	3,561	—
Prepaid expenses and other assets	2,196	2,196	1,798	688	246	85
Deferred costs, net	3,204	2,780	2,785	2,545	3,422	1,537
Assets held for sale, net	1,495	1,495	1,818	—	—	—
Total assets	$206,917	$136,392	$131,581	$116,052	$125,724	$57,206
LIABILITIES AND EQUITY
Mortgage notes payable	$30,260	$30,260	$30,260	$96,472	$97,557	$45,356
Senior secured revolving credit facility	77,851	49,599	42,407	—	—	—
Long-term note payable	—	—	—	30,626	30,780	10,681
Due to affiliates	—	—	—	—	845	322
Due to seller	—	—	—	—	2,069	—
Accounts payable and accrued expenses	741	741	858	1,026	1,008	643
Deferred rent	603	603	724	674	579	319
Total liabilities	109,455	81,203	74,249	128,798	132,838	57,321
Members Deficiency	—	—	—	(12,746)	(7,114)	(115)
Preferred stock	5	—	—	—	—	—
Common stock	106	73	73	—	—	—
Additional paid-in capital	93,614	57,719	57,582	—	—	—
Accumulated deficit	(6,223)	(6,223)	(4,025)	—	—	—
Total stockholders’ equity	87,502	51,569	53,630	(12,746)	(7,114)	(115)
Non-controlling interest	9,960	3,620	3,702	—	—	—
Total equity	97,462	55,189	57,332	(12,746)	(7,114)	(115)
Total liabilities and equity	$206,917	$136,392	$131,581	$116,052	$125,724	$57,206

	Historical for American Realty Capital Properties, Inc.
Amounts in thousands	March 31, 2012	December 31, 2011
Total real estate investments, at cost	$145,501	$136,873
Less: accumulated depreciation and amortization	(16,348)	(14,841)
Total assets	136,392	131,581
Mortgage notes payable	30,260	30,260
Senior secured revolving credit facility	49,599	42,407
Total liabilities	81,203	74,249
Common stock	73	73
Additional paid-in capital	57,719	57,582
Accumulated deficit	(6,223)	(4,025)
Total stockholders’ equity	51,569	53,630
Non-controlling interest	3,620	3,702
Total equity	55,189	57,332
Total liabilities and equity	136,392	131,581

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital Properties, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to American Realty Capital Properties, Inc., a Maryland corporation, and, as required by context, to ARC Properties Operating Partnership, L.P. (the “OP”), a Delaware limited partnership and its subsidiaries. American Realty Capital Properties, Inc. is externally managed by ARC Properties Advisors, LLC (the “Manager”), a Delaware limited liability company, a wholly owned subsidiary of AR Capital, LLC (formerly American Realty Capital II, LLC) (the “Sponsor”).

Overview

We were incorporated on December 2, 2010, as a Maryland corporation that qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. On September 6, 2011, we sold in an initial public offering (the “IPO”) a total of 5.6 million shares of common stock for net proceeds of $66.0 million. The shares began trading on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ARCP” on September 7, 2011.

On November 2, 2011, we sold in the Follow-On Offering 1.5 million shares for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters exercised their option to purchase an additional 0.1 million shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

We were formed to primarily own and acquire single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment grade credit rated and other creditworthy tenants. We consider properties that are leased on a “medium-term basis” to mean properties originally leased long-term (ten years or longer) that currently have net leases with remaining lease terms of generally three to eight years, on average.

Substantially all of our business is conducted through ARC Properties Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. After giving effect to this offering (assuming the underwriters’ over-allotment is not exercised), we are the sole general partner and holder of 92.2% of the interest in the OP. After giving effect to this offering (assuming the underwriters’ over-allotment is not exercised), ARC Real Estate Partners, LLC (“the Contributor”) is a limited partner and owner of 2.7% of the interest in the OP, and Setzer Properties, LLC and its affiliates, the seller of the FedEx Freight portfolio, is a limited partner and owner of 5.1% of the interest in the OP. After holding units of limited partner interests (“OP Units”) for a period of one year, holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of our common stock or, at the option of the OP, a corresponding number of shares of our common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the holders of OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We are managed by our affiliates, ARC Properties Advisors, LLC (the “Manager”) and AR Capital, LLC (formerly known as American Realty Capital II, LLC) (the “Sponsor”). The Sponsor provides certain acquisition and debt capital services to us. These related parties, including the Manager, the Sponsor and the Sponsor’s wholly owned broker-dealer, Realty Capital Securities, LLC (“RCS”), have received compensation and fees for services provided to us, and will continue to receive compensation and fees and for investing, financing and management services provided to us.

As of March 31, 2012, we owned 92 properties, including two vacant properties classified as held for sale, with 1.0 million square feet, 99.3% leased with a weighted average remaining lease term of 8.6 years. In constructing our portfolio, we are committed to diversification (industry, tenant and geography). As of March 31, 2012, rental revenues derived from credit tenants was 100%. Our strategy encompasses receiving the majority of our revenue from investment grade tenants as we further acquire properties and enter into (or assume) medium-term lease arrangements.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates include:

Revenue Recognition

Upon the acquisition of real estate, certain properties may have leases where minimum rent payments increase during the term of the lease. We will record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases will be considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred, as applicable.

Our revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many leases will provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. We will defer the revenue related to lease payments received from tenants in advance of their due dates.

We will review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located, as applicable. In the event that the collectability of a receivable is in doubt, we will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the statement of operations.

Real Estate Investments

Upon the acquisition of properties, we will record acquired real estate at cost and make assessments as to the useful lives of depreciable assets. We will consider the period of future benefit of the asset to determine the appropriate useful lives. Depreciation will be computed using the straight-line method over the estimated useful lives of forty years for buildings, fifteen years for land improvements, seven years for building fixtures and improvements and the lesser of the useful life or remaining lease term for acquired intangible lease assets.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is our policy to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, fixtures and tenant and landlord improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, the value of in-place leases and the value of tenant relationships, based in each case on their fair values. We utilize independent appraisals and information management obtains on each property as a result of pre-acquisition due diligence, as well as subsequent marketing and leasing activities, as applicable, to determine the fair values of the tangible assets of an acquired property, amongst other market data.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease intangibles are amortized as an increase to rental income over the remaining term of the lease. In determining the amortization period for below-market lease intangibles, we initially consider, and periodically evaluate on a quarterly basis, the likelihood that a tenant will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to depreciation and amortization, a component of operating expense, over the remaining term of the lease.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of our reported net income. Initial purchase price allocations are subject to change until all information is finalized, which is generally within one year of the acquisition date.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 to our consolidated financial statements.

Results of Operations

We commenced operations in September 2011 in conjunction with the closing of our IPO. Prior to that date, we did not hold any real estate properties, have any sources of income or any expenses, and the only activity of the Company was limited to organizational activities.

Three Months Ended March 31, 2012

As of March 31, 2012, we owned 90 properties with an aggregate original base purchase price of $145.5 million and two additional vacant properties that were classified as held for sale. In total, the properties comprised 1.0 million square feet which were 99.3% leased. The annualized rental income per square foot of the properties at March 31, 2012 was $11.20 with a weighted average remaining lease term of 8.6 years. As of March 31, 2011, we did not own any properties, we were in the developmental state of operations and we had $16,000 of expenses for the period from January 1, 2011 to March 31, 2011 related to organizational costs.

Rental Income

Rental income for the three months ended March 31, 2012 was approximately $2.9 million. Rental income was driven by our acquisitions to date as of March 31, 2012.

Operating Expense Reimbursements

Operating expense reimbursements for the three months ended March 31, 2012 were $42,000. Operating expense reimbursements represent reimbursements for taxes, property maintenance and other charges contractually due from a tenant per their respective modified gross lease agreement.

Acquisition and Transaction Related Costs

Acquisition and transaction related costs for the three months ended March 31, 2012 were $0.3 million. Acquisition and transaction related costs mainly consist of legal costs, deed transfer costs and other costs related to real estate purchase transactions.

Property Expenses

Property expenses for the three months ended March 31, 2012 were $0.1 million and are mainly real estate taxes, ground lease rent, insurance and repairs and maintenance expenses incurred under a modified gross lease agreement.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2012 of $0.4 million primarily included board member compensation, insurance expense and professional fees.

Depreciation and Amortization Expense

Depreciation and amortization expense for the three months ended March 31, 2012 was $1.5 million. The properties acquired were placed into service upon contribution or acquisition and are being depreciated for the period held.

Interest Expense

Interest expense for the three months ended March 31, 2012 was $0.9 million, primarily related to outstanding mortgage notes payable of $30.3 million and a senior secured revolving credit facility with $49.6 million outstanding at March 31, 2012.

Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in offerings, the cost of borrowings, and the opportunity to acquire real estate assets which meet our investment objectives.

Discontinued Operations

In November 2011, we decided to pursue a strategy to sell two vacant properties. As such, the properties are classified as held for sale on the balance sheet and the results of operations of these two entities are reported in discontinued operations on the statements of operations. Property expenses for the three months ended March 31, 2012 were $13,000 and were primarily utilities, landscaping, real estate taxes and other costs to maintain the properties. Impairments on held for sale properties for the three months ended March 31, 2012 were $0.3 million. Impairments on held for sale properties are the difference between the carrying value of the property as of December 31, 2011 and estimated proceeds from the sale of the properties less estimated selling costs.

Cash Flows for the Three Months Ended March 31, 2012

During the three months ended March 31, 2012, net cash provided by operating activities was $0.9 million. The level of cash flows used in or provided by operating activities is affected by acquisition and transaction costs, the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities during the three months ended March 31, 2012 was mainly due to net loss adjusted for non-cash items of $1.5 million, a decrease in deferred rent of $0.1 million and a decrease in accounts payable and accrued expenses of $0.1 million, partially offset by an increase in prepaid and other assets of $0.4 million.

Net cash used in investing activities for the three months ended March 31, 2012 was $8.6 million related to properties acquired during the quarter.

Net cash provided by financing activities of $5.3 million during the three months ended March 31, 2012 related to $7.2 million of proceeds from our senior secured revolving credit facility. These inflows were partially offset by distributions to common stockholders of $1.6 million, distributions to noncontrolling interest holders of $0.1 million and payments related to financing costs of $0.1 million.

Liquidity and Capital Resources

In September 2011, we sold a total of 5.6 million shares of common stock for net proceeds of $66.0 million in connection with our IPO. The shares began trading on NASDAQ under the symbol “ARCP” on September 7, 2011. We obtained our first 63 properties from the Contributor and commenced real estate operations in September 2011. As of March 31, 2012, we owned 90 properties with an aggregate original base purchase price of $145.5 million and two additional vacant properties that were classified as held for sale.

Our Follow-On Offering closed on November 2, 2011 and we sold 1.5 million shares of common stock for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters exercised their option to purchase an additional 0.1 million shares of common stock, which closed on November 7, 2011 for net proceeds of $0.7 million.

Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, dividends to our investors, and for the payment of principal and interest on our outstanding indebtedness. We expect to meet our future short-term operating liquidity requirements through a combination of net cash provided by our current property operations and the operations of properties to be acquired in the future. The majority of our net leases contain contractual rent escalations during the primary term of the lease. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from public and private offerings, proceeds from the sale of properties and undistributed funds from operations.

Acquisitions

Generally, cash needs for property acquisitions will be met through proceeds from the sale of common stock through follow-on offerings and financings. We may also from time to time enter into other agreements with third parties whereby third parties will make equity investments in specific properties or groups of properties that we acquire.

Our Manager evaluates potential acquisitions of real estate and real estate-related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principles generally accepted in the United States of America (“GAAP”).

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

We consider FFO and FFO, as adjusted to exclude acquisition-related fees and expenses, or AFFO, useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, we believe that AFFO, by excluding acquisition-related fees and expenses, provides information consistent with management’s analysis of the operating performance of the properties. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. FFO and AFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

The below table reflects the items deducted or added to net loss in our calculation of FFO and AFFO for the three months ended March 31, 2012 (in thousands). We had no significant property income or expenses in prior periods; therefore, we do not present FFO or AFFO for prior periods. Amounts are presented net of any non-controlling interest effect where applicable.

Three Months Ended March 31, 2012
Net loss attributable to stockholders (in accordance with GAAP)	$(630)
Impairment on held for sale properties	323
Depreciation and amortization	1,456
FFO	1,149
Acquisition and transaction related expenses	328
Amortization of deferred financing costs	140
Straight-line rent	(171)
Non-cash equity compensation expense	137
AFFO	$1,583

Dividends

The amount of dividends payable to our stockholders is determined by our Board of Directors and is dependent on a number of factors, including funds available for dividends, financial condition, capital expenditure requirements, as applicable, and annual dividend requirements needed to qualify and maintain our status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Operating cash flows are expected to increase as additional properties are acquired in our investment portfolio.

We, our Board of Directors and Manager share a similar philosophy with respect to paying our dividends. The dividends should principally be derived from cash flows generated from real estate operations. In order to improve our operating cash flows and our ability to pay dividends from operating cash flows, our Manager agreed to waive certain fees including asset management and incentive fees. Our Manager will determine if a portion or all of such fees will be waived in subsequent periods on a quarter-to-quarter basis. Base asset management fees waived during the three months ended March 31, 2012 were $0.2 million; there were no incentive fees for the three months ended March 31, 2012. The fees that were waived relating to the activity during 2012 are not deferrals and accordingly, will not be paid. Because our Manager waived certain fees that we owed, cash flow from operations that would have been paid to our Manager was available to pay dividends to our stockholders. See Note 9 — Related Party Transactions and Arrangements in the consolidated financial statements within this prospectus for further information on fees paid to and forgiven by our Manager.

The management agreement with our Manager provides for payment of the asset management fee only if the full amount of the dividends declared by us for the six immediately preceding months is equal to or greater than the amount of our AFFO. Our Manager will waive such portion of its management fee that, when added to our AFFO, without regard to the waiver of the management fee, would increase our AFFO so that it equals the dividends declared by us for the prior six months. For purposes of this determination, AFFO is FFO (as defined by NAREIT), adjusted to (i) include acquisition fees and related expenses which is deducted in computing FFO; (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing FFO; and (iii) include impairments of real estate related investments, if any (including properties, loans receivable and equity and debt investments) which are deducted in computing FFO. Our Manager will determine if such fees will be partially or fully waived in subsequent periods on a quarter-to-quarter basis.

In addition, pursuant to our administrative support agreement with our Sponsor, our Sponsor has agreed to pay or reimburse us for certain of our general and administrative costs to the extent that the amount of our dividends declared until September 6, 2012 which is one year following the closing of our IPO offering exceed the amount of our AFFO in order that such dividends do not exceed the amount of our AFFO, computed without regard to such general and administrative costs paid for, or reimbursed, by our Sponsor.

As our real estate portfolio matures, we expect cash flows from operations to continue to cover our dividends. As the cash flows from operations become more significant, our Manager may discontinue its past practice of forgiving fees and may charge the entire fee in accordance with the agreements with our Manager. There can be no assurance that our Manager will continue to waive earned asset management or incentive fees in the future.

The following table shows the sources for the payment of dividends to common stockholders for the three months ended March 31, 2012 (dollars in thousands):

	Dividends	Percentage of Dividends
Dividends paid in cash	$1,566
Source of dividends:
Cash flows provided by operations(1)	906	57.9%
Proceeds from financings	660	42.1%
Total sources of dividends	$1,566	100.0%
Net loss attributable to stockholders (in accordance with GAAP)	$(630)

(1)	Dividends paid from cash provided by operations are derived from cash flows from operations (GAAP basis) for the three months ended March 31, 2012.

Loan Obligations

The payment terms of our loan obligations vary. In general, only interest amounts are payable monthly with all unpaid principal and interest due at maturity. Some of our loan agreements stipulate that we comply with specific reporting and financial covenants mainly related to debt coverage ratios and loan to value ratios. Each loan that has these requirements has specific ratio thresholds that must be met. As of March 31, 2012, we were in compliance with the debt covenants under our loan agreements.

As of March 31, 2012, we had non-recourse mortgage indebtedness secured by real estate of $30.3 million. Our mortgage indebtedness bore interest at weighted average rate of 4.67% per annum and had a weighted average maturity of 4.07 years. We may in the future incur additional mortgage debt on the properties we currently own or use long-term non-recourse financing to acquire additional properties in the future.

On September 7, 2011, we closed on a $150.0 million senior secured revolving credit facility. The OP is the borrower, and the Company and the OP’s subsidiaries are the guarantors under this facility. The proceeds of loans made under the credit agreement may be used to finance the acquisition of net leased, investment or non-investment grade occupied properties and for other permitted corporate purposes. Up to $10.0 million of the facility is available for letters of credit. The initial term of the credit agreement is 36 months.

Any loan made under the credit facility shall bear floating interest at per annum rates equal to the one month London Interbank Offered Rate (“LIBOR”) plus 2.15% to 2.90% depending on our loan to value ratio as specified in the agreement. In the event of a default, the lender has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans. The line of credit requires a fee of 0.15% on the unused balance if amounts outstanding under the facility are 50% or more of the total facility amount and 0.25% on the unused balance if amounts outstanding under the facility are 50% or less of the total facility amount.

As of March 31, 2012, there was $49.6 million outstanding on this facility which bore an interest rate of 3.14%. As of March 31, 2012, this facility was collateralized by 62 properties. Additional borrowings may become available under this facility based upon the availability of additional collateral, among other factors.

As of March 31, 2012, we had aggregate indebtedness secured by real estate of $79.9 million, which was collateralized by 90 properties. At March 31, 2012, our corporate leverage ratio (total mortgage notes payable plus outstanding advances under our senior secured revolving credit facility less on-hand cash and cash equivalents divided by base purchase price of acquired properties) was 54.4%.

Contractual Obligations

The following is a summary of our contractual obligations as of March 31, 2012 (in thousands):

	Total	Remainder of 2012	2013 – 2014	2015 – 2016	Thereafter
Principal payments due on mortgage notes payable	$30,260	$—	$278	$25,512	$4,470
Interest payments due on mortgage notes payable	5,929	1,417	2,815	1,697
Principal payments due on senior secured revolving credit facility	49,599	—	49,599	—	—
Interest payments due on senior secured revolving credit facility	4,153	1,557	2,596	—	—
Total	$89,941	$2,974	$55,288	$27,209	$4,470

Election as a REIT

We believe we are organized in a manner that would allow us to qualify as a REIT under Sections 856 through 860 of the Code. Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership to not more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Consistent with our charter, our Board of Directors has increased such ownership limits as they apply to our Sponsor and its affiliates to no more than 28.0%, and has further limited the ownership limits as they apply to everyone else to no more than 5.25%, in value of the aggregate of our outstanding shares of stock and in value or in number of shares, whichever is more restrictive, of any class or series of our shares of stock.

We intend to continue to operate in such a manner to qualify for taxation as a REIT, but no assurance can be given that we will operate in a manner so as to remain qualified as a REIT. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We believe we are organized and operating in such a manner as to qualify to be taxed as a REIT for the taxable year ending December 31, 2012.

Inflation

We may be adversely impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, our net leases may require the tenant to pay its allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with affiliates, whereby we pay certain fees or reimbursements to our Sponsor, our Manager or their affiliates for acquisition fees and expenses, organization and offering costs, sales commissions, dealer manager fees, asset management fees and reimbursement of operating costs. See Note 9 — Related Party Transactions and Arrangements in our financial statements included in this report for a discussion of the various related-party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Business and Properties

Overview

We are a Maryland corporation that was formed to own and acquire single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants. We intend to elect and believe we have qualified to be taxed as a REIT commencing with our taxable year ended December 31, 2011.

We focus on investing in properties that are net leased to (i) credit tenants, which are generally large public companies with investment-grade or below-investment-grade ratings and (ii) governmental, quasi-governmental and not-for-profit entities. We intend to invest in properties with tenants that reflect a diversity of industries, geographies, and sizes. A significant majority of our investments have been and will continue to be in properties leased to investment-grade tenants, although at any particular time our portfolio may not reflect this. As of the date of this prospectus, 100% of the annualized rental income from our properties not held in a TRS is derived from “credit tenants” based on the criteria described above. To our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused on investing in single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment-grade credit-rated and other creditworthy tenants.

We believe our strategy of investing in properties that are net leased to credit tenants on a medium-term basis provides stable rental income with opportunities for income growth and value creation upon lease renewal. We believe we are able to generate higher current income from credit tenants by acquiring properties with less than ten years remaining lease duration as compared to similar properties with longer lease terms.

On September 6, 2011 we completed our IPO, pursuant to which we sold 5,580,000 shares of our common stock at $12.50 per share (subject to certain discounts described in the prospectus for our IPO), of which 282,000 shares were purchased by American Realty Capital Trust, Inc., a REIT for which Mr. Schorsch is the chairman of the board of directors and Mr. Kahane is the chief executive officer and president and 1,600,919 shares were purchased by our Sponsor. As a result, American Realty Capital Trust, Inc. and our Sponsor collectively purchased an aggregate of approximately 33.74% of the shares of our common stock sold in our IPO. After deducting dealer manager fees, selling commissions and offering expenses payable by us, the aggregate net proceeds we received from our IPO were approximately $64.2 million. The net proceeds from our IPO were used to refinance mortgage indebtedness encumbering our 59 properties leased to Citizens Bank, our property leased to Community Bank and our properties held for sale, repay approximately $30.6 million of senior unsecured indebtedness (including prepayment penalties related thereto) owed by two property subsidiaries that were contributed to our operating partnership in the formation transactions to prior investors that were the holders of such indebtedness pursuant to an affiliated note program and acquire our existing portfolio of properties.

In connection with the Follow-On Offering which closed on November 2, 2011, we sold 1,500,000 shares of common stock for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters of the Follow-On Offering exercised their option to purchase an additional 75,000 million shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

The proceeds from our Follow-On Offering were primarily used to acquire additional properties as further described in “Business and Properties — Developments since our IPO — Property Acquisitions.” We will use the net proceeds from this offering to acquire additional properties consistent with our investment strategy and to further grow and diversify our existing property portfolio.

Since the IPO, we have successfully grown and diversified our property portfolio by acquiring an additional 36 properties and approximately 1.0 million leasable square feet while also increasing average annual rents by approximately 65.0%. After taking into account the use of proceeds from this offering and the proposed financing transaction, we expect that our property portfolio will grow by an additional 22 properties and approximately 0.3 million leasable square feet, and that average annual rents will increase by approximately 21%. Pro forma for this offering, the proposed property acquisitions and the proposed financing transaction, our AFFO per share on an annualized pro forma basis would be $1.10 (based on net income per share of $0.03 plus add-backs of depreciation and amortization per share of $0.93, loss from discontinued operations per share of $0.09, amortization of deferred financing costs per share of $0.09 and non-cash equity compensation expense per share of $0.05, less straight-line rent per share of $0.09), an increase of 14.6% from our AFFO per share on an annualized pro forma basis before the impact of this offering and the proposed property acquisitions and financing transaction.

As of the date of this prospectus, excluding two properties that are vacant and classified as held for sale, our portfolio consists of 97 single-tenant, freestanding primarily net leased properties, located in 16 states and containing an aggregate of approximately 1.7 million leasable square feet. As of May 31, 2012, our portfolio, excluding two properties that are vacant and classified as held for sale, is 100% occupied (based on total leasable square footage) and has a weighted average remaining lease term of 7.7 years. Our existing properties consist of 60 bank branches, two distribution centers, 26 retail stores, two pharmacies, six freight facilities and one government administration building. The 60 bank branches are leased to RBS Citizens, N.A. (55 properties), Citizens Bank of Pennsylvania (four properties) and Community Bank N.A. (one property). The distribution facilities are leased to Home Depot USA, Inc. and John Deere. The 26 retail stores are leased to Advance Auto Parts, Inc. (six properties) and Dollar General (20 properties). The six freight facilities are leased to FedEx. The two pharmacies are leased to Walgreen Co. The government administration building is leased to the GSA. Both of our two vacant former bank branch properties have been contributed to a TRS, and we are currently holding these properties for sale. To date there have been no delinquencies in rent payment on any of the net leases on our properties since we or the ARC Predecessor Companies have owned these properties.

Since the completion of our most recent property acquisitions, we, through our sponsor, have entered into seven purchase and sale agreements to purchase 22 additional properties for an aggregate purchase price of approximately $32.3 million (excluding estimated closing costs). These proposed property acquisitions consist of one distribution facility leased to Mrs. Baird’s, a subsidiary of Grupo Bimbo SAB de CV, four office buildings leased to the GSA, 16 retail stores leased to Dollar General, and one retail store leased to Tractor Supply. If the proposed property acquisitions are consummated, we will own 119 properties containing approximately 2.0 million leasable square feet. If the proposed property acquisitions are consummated, they will further diversify our portfolio as follows:

•	Geography: Our portfolio will consist of properties located in 21 states, including Alabama, Arkansas, Connecticut, Delaware, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, New Hampshire, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia and Vermont.
•	Tenants: We will have 11 credit tenants, including Citizens Bank, Community Bank, Home Depot, Advance Auto Parts, Dollar General, Walgreens, Mrs. Baird’s, John Deere, Tractor Supply, FedEx and the GSA (including, for this purpose, affiliates of such tenants).
•	Sector: Our tenants will operate in nine sectors, including retail banking, home maintenance, automotive retail, discount retail, retail food distribution, retail farm and lawn equipment, logistics, pharmacy and government.

These additional acquisitions will provide for accretive cash flows representing an approximately 21% increase in our portfolio since the closings of our most recent property acquisitions, based upon average annual rents and on an annualized pro forma basis will increase AFFO per share by $0.13, or approximately 13.5%. See the pro forma financial information included elsewhere in this prospectus. Additionally, this offering will have the effect of reducing our overall portfolio leverage, calculated as long term debt divided by book value, from 57% to 50%.

Historically, our predecessor’s participation in net lease transactions has included investing in net leased properties where a significant portion of the terms of the leases have lapsed, leaving remaining lease terms of typically three to eight years, on average. None of our leases on our properties is scheduled to expire before February 2014.

We are externally managed and advised by our Manager, pursuant to the terms of a management agreement. We also rely on our Sponsor, for certain acquisition and debt capital services, pursuant to the terms of an acquisition and capital services agreement. Our Manager is controlled by Nicholas S. Schorsch, our chairman and chief executive officer, Edward M. Weil, Jr., our president, chief operating officer, treasurer, secretary and one of our directors, Peter M. Budko, our executive vice president and chief investment officer, Brian S. Block, our executive vice president and chief financial officer, and William M. Kahane, our former president, chief operating officer and director. Our Manager is an affiliate of ARC, a privately held vertically integrated real estate company founded and controlled by Messrs. Schorsch and Kahane. Since its inception in 2006, and through March 31, 2012, ARC has originated, structured and closed over $3.0 billion in net lease transactions, involving more than 800 properties.

We conduct all our business activities through our operating partnership, of which we are the sole general partner. We commenced operations upon the closing of our IPO. We intend to elect and believe we have qualified for to be taxed as a REIT commencing with our taxable year ended December 31, 2011.

Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and capital appreciation associated with extending expiring leases or repositioning our properties for lease to new credit tenants upon the expiration of a lease. We believe that the acquisition of properties that are subject to remaining lease durations of three to eight years, on average, will give us the best opportunity to meet our objectives by achieving recurring income and residual value. We expect to achieve these objectives by acquiring properties that either (a) have in-place rental rates below current average asking rents in the applicable submarket and are located in submarkets with stable or improving market fundamentals or (b) provide an essential location or infrastructure that is essential to the business operations of the tenant, which we believe will incent the existing tenant or a new credit tenant to re-lease the property at a higher rental rate upon the expiration of the existing lease. ARC has observed that the acquisition opportunities available in the market are predominantly long-term leases. Therefore, based on ARC’s experience, we believe that the market for properties that are subject to leases with credit tenants and a medium-term remaining lease duration is both limited and fragmented. We believe this creates a unique buying opportunity for the company given its differentiated strategy to exclusively focus on these types of properties.

Developments Since Our IPO

Set forth below is a summary of the significant developments involving the company since the closing of our IPO:

Refinancing of the Properties Leased to Citizens Bank and Community Bank and the Properties Held for Sale

On September 7, 2011, we closed a senior secured revolving credit facility of up to $150.0 million with RBS Citizens, N.A. Additionally, we repaid the $82.6 million of mortgage indebtedness encumbering our 59 properties leased to Citizens Bank, our property leased to Community Bank and our two properties held for sale by utilizing approximately $31.1 million of net proceeds from our IPO and with a $51.5 million draw from our senior secured revolving credit facility. See “Structure and Formation of Our Company — The Financing Transactions — Senior Secured Revolving Credit Facility.”

Repayment of Unsecured Indebtedness

On September 7, 2011, we repaid approximately $30.6 million of senior unsecured indebtedness (together with prepayment penalties related thereto in the aggregate amount of approximately $112,000) owed by ARC Income Properties, LLC and ARC Income Properties III, LLC, two property subsidiaries that were contributed to us by our contributor in the formation transactions, to prior investors that were the noteholders of such indebtedness pursuant to an affiliated note program. We utilized net proceeds from our IPO in order to satisfy this indebtedness. As a result of the repayment of such indebtedness, these two property subsidiaries were released from such indebtedness.

Follow-On Offering

In connection with the Follow-On Offering which closed on November 2, 2011, we sold 1.5 million shares for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters exercised their option to purchase an additional 0.1 million shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

Property Acquisitions

Since the closing of our Follow-On Offering, we have acquired 36 additional single-tenant, freestanding properties with an aggregate of approximately 1.0 million leasable square feet located in 12 states, for purchase prices aggregating approximately $64.5 million (exclusive of closing costs). In connection with the post-Follow-On Offering property acquisitions, we have incurred with ARC approximately $0.6 million in acquisition fees, $0.3 million in cost reimbursements and approximately $0.2 million in financing fees. This represents an approximately 21% increase in our portfolio since the closing of our IPO based upon annualized rental income.

First Place Bank Loan

On December 29, 2011, we, through our indirect wholly owned subsidiaries, entered into an approximately $4.5 million commercial real estate term loan with First Place Bank to provide post-acquisition funding for four Advance Auto stores located in Michigan and our seven Dollar General stores located in Missouri. The First Place Bank Mortgage Loan is evidenced by a promissory note secured by a mortgage on each of the properties and has a five-year term. The First Place Bank Mortgage Loan bears interest at a per annum fixed rate of 4.89%. The First Place Bank Mortgage Loan requires monthly interest-only payments with the principal balance due in January 2017.

Customers Bank Loan

On December 29, 2011, we, through our indirect wholly owned subsidiaries, entered into an approximately $11.9 million commercial real estate term loan with Customers Bank to provide permanent fixed-rate financing for 16 of our properties located in Connecticut, Delaware, New York and Pennsylvania leased to RBS Citizens Bank, N.A. and Citizens Bank of Pennsylvania. The Customers Bank Mortgage Loan is evidenced by a promissory note secured by a mortgage on each of the properties and has a five-year term. The Customers Bank Mortgage Loan bears interest at a per annum fixed rate of 3.75%. The Customers Bank Mortgage Loan requires monthly interest-only payments for the first three years of the loan, then principal payment of $15,000 per month in years four and five, with the remaining principal of $11.6 due in December 2016. The proceeds of the Customers Bank Mortgage Loan were used to pay down amounts owed under our senior secured revolving credit facility

Senior Secured Revolving Credit Facility

On December 30, 2011, we drew an additional $1.2 million on our senior secured revolving credit facility. This funding was collateralized by two Advance Auto stores located in Michigan and 13 Dollar General stores located in Arkansas, Illinois, Oklahoma and Missouri.

On January 10, 2012, we drew an additional $3.7 million on our senior secured revolving credit facility. This funding was collateralized by our GSA property and a Walgreens drug store located in Myrtle Beach, South Carolina.

On January 19, 2012, we drew an additional $2.8 million on our senior secured revolving credit facility. This funding was collateralized by a Walgreens drug store located in Eastpointe, Michigan.

On May 21, 2012, we increased the capacity under our senior secured revolving credit facility from $53.0 million to $75.0 million. On May 31, 2012, we drew an additional $25.4 million on our senior secured revolving credit facility, thereby bringing the aggregate of the amounts borrowed by us under this facility to the $75.0 million maximum. This funding was collateralized by multiple properties including our six freight facilities leased to a wholly owned subsidiary of FedEx and our distribution facility leased to John Deere. See “Structure and Formation of Our Company — The Financing Transactions — Senior Secured Revolving Credit Facility.”

Dividend Increases

On September 7, 2011, our board of directors authorized an annual dividend rate of $0.875 per share, or approximately 7.0% based on the sales price of $12.50 per share at the time of our IPO, which equaled a monthly dividend rate of $0.0729 per share. The dividends are payable monthly, and began in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month. On February 27, 2012, our board of directors authorized and we declared an annual dividend rate of $0.880 per share. Accordingly, on March 15, 2012, we paid a distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012. On March 16, 2012, our board of directors authorized and we declared an annual dividend rate of $0.885 per share commencing June 8, 2012. Accordingly, on June 15, 2012, we expect to pay a dividend of $0.07375 per share to stockholders of record at the close of business on June 8, 2012.

Private Placement of Preferred Stock

On May 11, 2012, we sold 545,454 Preferred Shares pursuant to a securities purchase agreement with an unaffiliated third party that is an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, for an aggregate purchase price of approximately $6.0 million. After deducting for fees and expenses, the aggregate net proceeds to us from the sale of the Preferred Shares were approximately $5.8 million.

The Preferred Shares were offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act, and on May 15, 2012, we filed a Form D pursuant to Rule 506 of the Securities Act. The shares of common stock to be issued upon conversion of the Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

On May 11, 2012, we filed the Articles Supplementary with the Secretary of State of the State of Maryland, which create and specify the rights of the Preferred Shares, including the terms and conditions on which the Preferred Shares would convert into shares of our common stock.

The Preferred Shares are convertible into shares of our common stock, at the option of the holder of the Preferred Shares, at a conversion price equal to $11.00 per share, beginning one year after the date of issuance. In addition, the holder of the Preferred Shares is entitled to receive dividends when, as and if authorized and declared by our board of directors out of funds legally available for that purpose, at the rate per annum equal to seven percent (7%) of the $11.00 per share liquidation preference, payable monthly. The Preferred Shares are redeemable by us in whole or in part at any time at a redemption price of $11.00 per share, plus accrued and unpaid dividends, and a redemption premium equal to one percent (1%) of the liquidation preference.

The Preferred Shares have no voting rights, except with respect to matters that materially and adversely affect the voting powers, rights or preferences of the Preferred Shares.

The Preferred Shares rank senior to our common stock but junior to any other preferred stock we may issue other than additional series of the Preferred Shares.

Proposed Property Acquisitions

We have entered into purchase and sale agreements to purchase 22 additional single-tenant, freestanding primarily net leased properties with an aggregate of approximately 0.3 million leasable square feet located in ten states, which we refer to collectively as the “proposed property acquisitions,” for purchase prices aggregating approximately $32.3 million (excluding estimated closing costs). The purchase of each of the proposed property acquisitions is subject to execution of tenant estoppels and other customary closing conditions and the consummation of the last proposed property acquisition (which we currently anticipate will be the Mrs. Baird’s distribution facility) is subject to the consummation of the proposed financing transaction (as described below) (or obtaining alternative financing) and, therefore, no assurances can be given that these acquisitions will be completed. See “Risk Factors — Risks Related to Our Properties and Operations — Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.” If the proposed property acquisitions are consummated, excluding two vacant properties classified as held for sale, we will own a total of 119 properties containing approximately 2.0 million leasable square feet and we will pay to ARC approximately $0.2 million in acquisition fees and $0.1 million in cost reimbursements and financing fees. This represents an approximately 21% increase in our portfolio since the closings of our most recent property acquisitions based upon annualized rental income.

Proposed Financing Transaction

Prior to or concurrently with the closing of the last proposed property acquisition, we anticipate entering into an amendment to our $150.0 million senior secured revolving credit facility which would increase the commitments of our participating lenders from $75.0 million to $77.9 million. Under the proposed financing transaction, we expect to draw an additional $2.9 million on our senior secured revolving credit facility in order to pay a portion of the purchase price of this last proposed property acquisition. Upon consummation of the proposed financing transaction, all the proposed property acquisitions are expected to be included in the portfolio of properties securing our existing $150.0 million senior secured revolving credit facility.

Our ability to enter into the proposed financing transaction is subject to a number of conditions that are outside of our control, including, without limitation, obtaining firm commitments from our lenders increasing their commitments under our senior secured revolving credit facility and the delivery of customary loan documentation. The proposed financing transaction will be contingent upon the closing of this offering and the consummation of the proposed property acquisitions since a significant portion of the net proceeds of this offering will be utilized to acquire the proposed property acquisitions which will be used to secure additional amounts under our existing senior secured revolving credit facility. To the extent the proposed financing transaction cannot be consummated, we will continue to seek alternative financing for the last of the proposed property acquisitions (which we anticipate will be the Mrs. Baird’s distribution facility). See “Risk Factors — Risks Related to Our Properties and Operations — We may be unable to consummate the acquisition of one or more of the proposed property acquisitions for a number of reasons, including the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of all or a portion of the net proceeds of this offering, which, in turn, would reduce our anticipated cash available for distribution.”

U.S. Drug Enforcement Administration Building

On January 5, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in the U.S. Drug Enforcement Administration Building located in Plattsburgh, New York. The purchase and sale agreement was subsequently amended on January 19, 2012 and February 14, 2012. The seller of the property is DHC of Plattsburgh, LLC. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Drug Enforcement Administration Building is approximately $5.8 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The U.S. Drug Enforcement Administration Building contains approximately 18,400 rentable square feet and is 100% leased to the DEA. The modified gross lease has a 10-year term, with approximately 6.3 years remaining. The lease contains no fixed rental increases and is not renewable.

The lease is modified gross, whereby the property owner pays all operating expenses, including common area maintenance, insurance, and property taxes and the tenant reimburses us for a portion of these expenses. The annualized rental income for the property will be approximately $647,000, or approximately $35.20 per rentable square foot.

Other

The DEA is a federal law enforcement agency within the U.S. Department of Justice, which is tasked with enforcing the controlled substance laws and regulations of the United States and pursuing organizations and individuals, involved in the growing, manufacturing, or distribution of controlled substances. The DEA shares concurrent jurisdiction with the Federal Bureau of Investigation and Immigration and Customs Enforcement, in coordinating and pursuing drug investigations in the United States and abroad. The DEA is headquartered in Arlington, Virginia and there are 226 DEA offices located throughout the United States.

Mrs. Baird’s Distribution Facility

On February 9, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in the Mrs. Baird’s Distribution Facility located in Dallas, Texas. The seller of the property is East Dallas BW, Ltd. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the Mrs. Baird’s Distribution Facility is approximately $6.2 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering) and/or with funds received by making an additional draw under our senior secured revolving credit facility.

Major Tenants/Lease Expiration

The Mrs. Baird’s Distribution Facility contains approximately 75,000 rentable square feet and is 100% leased to Mrs. Baird’s Bakeries Business Trust. The lease is guaranteed by a wholly owned subsidiary of Grupo Bimbo SAB de CV, which has an investment grade credit rating as determined by major credit rating agencies. The double net lease has a 15-year term, with approximately 5.3 years remaining. Rent increases every three years equivalent to the change in the CPI.

The lease is double net, whereby the tenant is to pay substantially all operating expenses and the landlord pays for structural expenditures. The annualized rental income for the property will be approximately $637,000, or approximately $8.48 per rentable square foot.

Other

Grupo Bimbo SAB de CV is a Mexico-based multinational baking company that was established in 1945. The company is headquartered in Mexico City, Mexico and is the fourth largest food corporation in the world behind Unilever, Kraft Foods and Nestle. In 2011, Grupo Bimbo recorded $10.6 billion in sales. The company has more than 75 plants and 950 distribution centers strategically located in 14 countries throughout the Americas and Europe. Grupo Bimbo is the first Latin American company to receive HACCP certification which recognizes the highest standard of preventive measures against food contamination. In November 2011, Grupo Bimbo acquired the North American Fresh Bakery business from Sara Lee. Bimbo Bakeries, USA is the United States division of Grupo Bimbo. Since the acquisition of the Western Division of George Weston, LTD, Bimbo Bakeries USA now operates 15 bakeries, serves approximately 2,900 sales routes and has 8,000 employees. Bimbo Bakeries, USA products include Arnold, Bimbo, Boboli, Brownberry, Earthgrain’s, Entenmann’s, Francisco, Freihofer’s, Marinela, Mrs. Baird’s, Oroweat, Sara Lee, Stroehmann, Thomas’ and Tia Rosa. Mrs. Baird’s Bakeries was founded in 1908 and its products include bread, rolls, buns, pies, donuts and cakes.

U.S. Fish & Wildlife Service Building

On March 3, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in the U.S. Fish & Wildlife Service Building located in Gloucester, Virginia. The seller of the property is U.S. F&W, LLC. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Fish & Wildlife Service Building is approximately $2.2 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The U.S. Fish & Wildlife Service Building contains approximately 10,400 rentable square feet and is 100% leased to the FWS. The modified gross lease has a 20-year term, with approximately 4.7 years remaining.

The lease is modified gross which requires that the property owner pay all operating expenses, including common area maintenance, utilities, insurance, and property taxes. The annualized rental income for the property will be approximately $267,000, or approximately $25.70 per rentable square foot.

Other

The FWS is a bureau of the U.S. Department of the Interior. The U.S. Department of the Interior is tasked with protecting natural resources, federal land, and the administration of programs relating to Native Americans. The mission of the FWS is to conserve, protect and enhance, fish, wildlife, plants and their habitats. The FWS is tasked with confronting climate change, environmental contaminants, endangered species, migratory bird management, fisheries and habitat conservation, controlled fire management, invasive species, and regulating wildlife gaming. The FWS 2012 budget is $2.7 billion.

U.S. Forest Service Building

On December 9, 2011, we entered into a purchase and sale agreement to acquire the fee-simple interest in a U.S. Forest Service building located in Warren, Pennsylvania, or the U.S. Forest Service Building. The purchase and sale agreement was amended on March 23, 2012. The seller of the property is Ashford/Warren Associates, L.P. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Forest Service Building is approximately $3.9 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds from this offering).

Major Tenants/Lease Expiration

The U.S. Forest Service Building contains approximately 22,500 rentable square feet and is 100% leased to the USDA. The modified gross lease has a 10-year term, with approximately 6.3 years remaining. A rental increase of 2.6% will occur in year six. The lease contains two renewal options of five years each.

The lease is modified gross which requires that the property owner pay all operating expenses, including common area maintenance, utilities, insurance and property taxes. The annualized rental income for the property will be approximately $419,000, or approximately $18.60 per rentable square foot.

Other

The USDA is responsible for developing and executing U.S. federal government policies on agriculture. The USDA promotes food production, agricultural trade, protects natural resources, and assures food safety. The U.S. Forest Service is an agency of the USDA, and manages the nation’s 155 national forests and 20 national grasslands, which encompass 193 million acres. Major divisions of the agency include the National Forest System, State and Private Forestry, and Research and Development.

The USDA was formed in 1862 and is headquartered Washington, D.C. In 2007, the department had 105,778 employees. The USDA’s 2012 budget is $145 billion.

U.S. Army Corps of Engineers Building

On March 27, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in the U.S. Army Corps of Engineers Building located in Mobile, Alabama. The seller of the property is St. Michael, LLC. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the U.S. Army Corps of Engineers Building is approximately $6.4 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The U.S. Army Corps of Engineers Building contains approximately 39,500 rentable square feet and is 100% leased to the United States Army Corps of Engineers, a branch of the U.S. Army. The modified gross lease has a 5.7-year term, with approximately 5.2 years remaining.

The lease is modified gross which requires that the property owner pay all operating expenses, including common area maintenance, utilities, insurance, and property taxes and the tenant reimburses us for a portion of these expenses. The annualized rental income for the property will be approximately $604,000, or approximately $157.20 per rentable square foot.

Other

The U.S. Army Corps of Engineers utilizes this facility as a regional office that covers 96,000 square miles of works in Alabama, Florida, Georgia, and Mississippi. It includes all river, harbor and flood control works within the drainage basins of six major river systems. Its civil works missions include: navigation with four major inland waterways and the intra-coastal canal providing over 2,200 miles of navigation, seven deep-water harbors, and 21 shallow draft ports; flood control with over 67 projects that have prevented in excess of $200 million in flood damages over the last ten years; eight hydropower facilities generating 2.06 billion kilowatts of electricity; one of the largest recreation programs in the Federal government with 27 lakes and 464 recreation and nature areas averaging more than 34.1 million visitors last year; and water supply for municipalities, industry, and irrigation. The property is well located for office use in the central business district of Mobile.

Dollar General Portfolio

On December 31, 2011, we entered into a purchase and sale agreement to acquire the fee-simple interests in 16 Dollar General stores. The purchase and sale agreement was subsequently amended on February 27, 2012. The sellers of the property are Grisham Land & Cattle, LLC and three of its partners. The sellers do not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the 16 Dollar General stores is approximately $5.8 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

Each of the properties is 100% leased to a wholly owned subsidiary of Dollar General (NYSE: DG), and all of the leases are guaranteed by Dollar General, which carries an investment grade credit rating as determined by major credit rating agencies. The properties total 136,912 rentable square feet. The leases have terms between two and 13 years, with a weighted average remaining term of approximately 4.6 years. None of the leases contains fixed rental escalations. The leases are net whereby the tenant is to pay substantially all operating expenses, in addition to base rent. Each original lease term was between five and 15 years.

The table below contains information concerning the lease term remaining at acquisition (years), renewal options, rentable square footage and rental income per square foot:

Property	Lease Term Remaining At Acquisition (Years)	Renewal Options	Rentable Square Footage	Rental Income / Per Square Foot
Senath, MO	12.7	Four 5-year options	9,014	$8.00
Flippin, AR	5.5	One 5-year option	9,014	$2.93
Panama City, FL	5.4	None	8,000	$7.05
Humansville, MO	5.3	Four 5-year options	9,014	$4.66
Ash Flat, AR	5.2	None	9,014	$2.93
Willow Springs, MO	5.0	None	9,100	$3.69
Winona, MO	4.0	None	7,500	$4.16
Oak Grove, MO	3.2	Two 5-year options	8,000	$3.45
Greenfield, MO	3.1	One 5-year option	9,014	$5.68
Concordia, MO	2.8	One 5-year option	8,000	$3.74
St. James, MO	2.7	One 5-year option	9,014	$4.71
Seneca, MO	2.7	One 5-year option	9,000	$3.66
Nowata, OK	2.6	One 5-year option	9,014	$3.13
Caney, KS	2.3	One 5-year option	7,200	$4.17
Palmyra, MO	1.7	One 5-year option	8,000	$4.50
Clever, MO	7.9	Five 5-year options	9,014	$8.34

Other

Dollar General (NYSE: DG) is the largest small-box discount retailer in the United States with over 9,300 stores in 35 states. Dollar General Stores provide convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. Dollar General is among the largest retailers of products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, Fruit of the Loom, PepsiCo and Coca-Cola. Dollar General Corporation was founded in 1939 and is based in Goodlettsville, Tennessee.

Tractor Supply

On January 10, 2012, we entered into a purchase and sale agreement to acquire the fee-simple interest in a build-to-suit Tractor Supply store located in Rio Grande, Texas. The purchase and sale agreement was subsequently amended on

March 8, 2012. The seller of the property is JW Rio Grande City VII, Ltd. The seller does not have a material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller.

Capitalization

The contract purchase price of the Tractor Supply store is approximately $1.9 million, exclusive of closing costs. We intend to fund 100% of the purchase with cash (derived from either existing working capital or proceeds of this offering).

Major Tenants/Lease Expiration

The Tractor Supply store contains approximately 38,507 rentable square feet and is 100% leased to Tractor Supply Company of Texas, L.P. The lease is guaranteed by Tractor Supply Company, which carries an investment grade credit rating as determined by major credit rating agencies. The lease has a 10-year term, with approximately 6.4 years remaining. The lease has five renewal options of five years each with rental increases of 10% under each renewal option.

The lease is double net, whereby the landlord is responsible for roof, structure and paved areas. The annualized rental income for the property is approximately $182,000, or approximately $4.73 per rentable square foot.

Other

Based in Nashville, Tennessee, Tractor Supply Company (NASDAQ: TSCO) operates retail farm and ranch stores in the United States. Its stores offer a selection of merchandise, including equine, pet, and animal products, such as items required for their health, care, growth, and containment; hardware and seasonal products, including lawn and garden power equipment; truck, towing, and tool products; work/recreational clothing and footwear products; maintenance products for agricultural and rural use; and home decor, candy, snack food, and toy products. The company operates its retail stores under the Tractor Supply Company and Del’s Farm Supply names, as well as operates a Web site under the name TractorSupply.com. It provides its products to the recreational farmers and ranchers, as well as to the tradesmen and small businesses. As of March 31, 2012, the company operated 1,117 retail farm and ranch stores.

Market Opportunity

We believe that there is a significant market opportunity to earn attractive risk-adjusted returns by investing in the medium-term net lease duration lease market. Corporations and many other users of real estate utilize single-tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores. While investments in credit tenant net leased properties are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net leased properties generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower-risk investment.

The U.S. net lease market comprises a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties leased to investment-grade and other creditworthy tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that the combined total value of real estate used in these selected industries is approximately $1.4 trillion. During 2011, members of our Manager’s management team underwrote approximately $3.0 billion of potential net lease property acquisitions and closed on approximately $1.3 billion of those properties. Based on this sample size, we estimate that of the total real estate in the table below, approximately 20 – 30% are operated or guaranteed by investment-grade companies, or operators that we would consider credit tenants, which represents a total target market for us of approximately $272 billion to $408 billion. Further, we estimate that, based on the 2011 net leased acquisition opportunities that our Manager’s management team was exposed to, the typical initial lease duration for these types of properties is 15 to 25 years, with an average initial lease duration of 20 years and that approximately 20 – 30% of these properties have a remaining lease duration that matches our target remaining lease duration of three to eight years. Assuming the sample size of the net leased acquisition opportunities that were made available to our Manager’s management team in 2011 is representative of the entire market, we believe that there are approximately $54 billion to $122 billion of net leased properties that have credit tenants and have remaining lease terms of three to eight years that currently exist in the market. Not all of these properties will be available for purchase or suitable for us. In addition, we may evaluate acquisition opportunities in other market segments besides those described below.

Segment	Annual Sales ($ Million)(1)	Number of Stores(1)		Average Square Feet per Store(1)		Estimated Price Per Square Foot(2)	Estimated Real Estate Value ($ Million)(3)
Banks	$700,000	98,200	(4)	4,700	(5)	$556	$256,620
Warehouse Clubs and Superstores	360,000	4,000		150,000		236	141,600
Convenience Stores	350,000	120,000		2,500		600	180,000
Drugstores	220,000	42,000		12,000		349	175,896
Automobile Parts Wholesale – Retail	45,000	40,000		10,000		284	69,580
Fast Food and Quick Service Restaurants	190,000	200,000		3,000		602	361,200
Home Improvement	150,000	23,000		9,000		64	13,248
Discount Stores	130,000	5,000		100,000		99	49,500
Gas Stations	115,000	22,000		2,500		542	29,810
Dollar Stores	50,000	33,000		8,000		140	36,960
Total							$1,358,434

Range ($ million)
Investment-grade/Creditworthy portion of Estimated Real Estate Value	20% or $271,687	30% or $407,530
Medium-term lease portion of Estimated Real Estate Value	20% or $271,687	30% or $407,530
Estimated Target Market(6)	4% or $54,337	9% or $122,259

(1)	Source: First Research Company Data (except as set forth in footnotes 4 and 5 below).
(2)	Represents ARC’s estimate of value per square foot based on its historical experience in valuing these types of assets.
(3)	Represents, with respect to each segment, ARC’s estimate of the product of (i) the number of stores times (ii) the average square feet per store times (iii) the estimated value per square foot.
(4)	Source: Federal Deposit Insurance Corporation.
(5)	Represents ARC’s estimate based on its historical experience in investing in these types of assets.
(6)	Represents ARC’s estimate of the real estate value of properties meeting the company’s investment criteria with respect to property and tenant type, tenant credit and remaining lease duration.

Banks

The U.S. banking industry consists of approximately 6,400 commercial banks, 1,100 savings banks, and 7,200 credit unions with combined annual revenue of approximately $700 billion. The industry is concentrated: the 50 largest firms generate 70% of revenue. Major financial institutions include Bank of America, Citibank, JPMorgan Chase and Wells Fargo. Commercial banks account for approximately 80% of industry revenue; savings banks account for approximately 15% of industry revenue; and credit unions account for approximately 5% of industry revenue. This summary focuses on commercial and savings banks, which the Federal Deposit Insurance Corporation reports operated more than 98,200 branches in the United States as of June 30, 2011.

Demand for banking services is closely tied to economic activity and the level of interest rates. Large economies of scale exist in some segments of the industry, which has encouraged industry consolidation. Smaller banks can compete successfully in segments where customer service or knowledge of the local market is more important. Major products include bank loans, account services, brokerage services, credit card and leasing services, trust management and investment services. Bank loans provide approximately 60% of industry revenue, securities financing provide approximately 12% of industry revenue, and the other major services each provide less than 5% of industry revenue. Commercial banks and savings institutions provide many of the same products. However, commercial banks generate a large percentage of their revenue from services, while savings banks generate a majority of their revenue from loans. Banks generate revenue primarily through interest income and service fees. For commercial banks, interest income generates more than half of total revenues.

Commercial banks receive their revenue from both commercial customers and consumers. Revenue comes from the gathering and lending of deposits as well as from fees for providing a wide range of services. Banks are one of the largest sources of real estate lending, including home mortgages, land commercial construction loans, and commercial mortgages. On average, about half of a commercial bank loan portfolio consists of real estate loans, a third consists of commercial and industrial loans, and a fifth consists of consumer loans (e.g., credit cards and auto loans).

Savings institutions, also known as thrifts, include savings banks and savings and loan associations. Under tight oversight, savings institutions are largely restricted to investing in U.S. treasury securities or mortgage-backed securities. The main purpose of thrifts is to provide mortgage loans to homeowners, funded by consumer deposits. Many thrifts are becoming increasingly diversified, and offer an array of financial products and services, such as retail banking operations and commercial lending. A typical thrift loan portfolio consists of approximately 70% residential mortgages, approximately 20% commercial real estate loans, approximately 5% warehouse loans, and approximately 5% consumer loans. To raise new funds, mortgages are often sold to the Federal National Mortgage Association (FNMA or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (FHLMC or “Freddie Mac”). Most thrifts belong to the private Federal Home Loan Bank system, which extends credit to its members.

Warehouse Clubs and Superstores

Warehouse clubs and superstores sell products across many categories, including food, and compete with grocery stores, mass merchandisers, department stores, drugstores, specialty retailers, and wholesalers. The U.S. warehouse club and superstore industry consists of approximately 20 companies with approximately 4,000 stores and combined annual revenue of approximately $360 billion. Major companies include Sam’s Club (Wal-Mart); Costco Wholesale; BJ’s Wholesale Club; and Meijer. The industry is highly concentrated: the top four companies hold over 90% of sales.

Warehouse clubs differ from superstores by requiring a membership to shop. Superstores typically offer a wide range of products, while warehouse clubs offer a limited selection. Warehouse clubs offer multiple types of membership plans, including programs for both consumers and businesses. Annual fees range from $35 to $50 for a standard membership and $90 to $100 for a premium membership. Renewals are important; the renewal rate for Costco members is over 85%. Membership figures range from approximately 10 million members for smaller warehouse chains to more than 50 million members for larger chains.

Demographics and small business growth drive demand, and spending in warehouse clubs generally resists economic cycles. Major products sold by warehouse clubs include: groceries (35% of revenue); drug, health, and beauty aids (10% of revenue); children’s apparel (8% of revenue); and toys, games, and hobby goods (8%). Other products include cleaning products, electronics, and appliances. Most products are available only in large sizes or bulk quantity. Warehouse clubs may also have onsite gas stations, pharmacies, optical centers, or food courts. Profitability depends on high volume sales, low-cost purchasing, and efficient distribution.

Warehouse clubs have grown rapidly. Industry sales increased at an annual average rate of 20% between 1999 and 2009, compared to 5% for all general merchandise stores. Some retailers, such as Wal-Mart, operate warehouse and superstores as well as traditional discount stores. Warehouse clubs demand a large amount of real estate space; most retail locations range from 110,000 to 190,000 square feet. A typical BJ’s, including parking, requires about 14 acres of land.

Convenience Stores

The convenience store industry includes gas station/convenience store combinations (80%) as well as convenience stores that do not sell fuel (20%). The U.S. convenience store industry consists of approximately 120,000 stores, with combined annual sales of more than $355 billion. Major companies include 7-Eleven, Circle K, and The Pantry, although the industry is highly fragmented and includes national chains, franchises and independent retailers.

Convenience stores sell more than 80% of the gas sold in the United States, and fuel typically comprises more than 70% of sales. Typical non-fuel merchandise includes high volume goods (e.g., beverages and cigarettes); impulse items (e.g., snacks and candy); staples (e.g., milk); and prepared foods (e.g., sandwiches, pizzas, and hot dogs). Fuel sales, which have very low margins, typically drive traffic and the sales of other products, which contribute the majority of gross margin dollars.

Oil companies, traditionally a large owner of convenience stores, are increasingly divesting their holdings, converting company-owned stores to franchises or independently owned dealers. Moreover, convenience stores are facing increased competition from various retailers for gas sales, including grocery stores, mass merchandisers and warehouse clubs. Convenience store operators are responding by increasing offerings of high margin products, including prepared foods and coffee.

Drugstores

The U.S. drugstores industry is a growing segment with demand driven by the aging of the population and advances in medical treatment. The industry consists of approximately 42,000 stores with combined annual revenue of approximately $220 billion, excluding pharmacy locations inside discount stores and grocery stores. Major companies include Walgreens, CVS Caremark and Rite Aid. Because large companies have economies of scale in purchasing and access to large groups of customers through medical insurance groups, the industry is concentrated: the 50 largest companies generate approximately 70% of revenue.

Drugstores sell two types of products: prescription drugs and “front-store” products, including over-the-counter (OTC) drugs, health and beauty aids, greeting cards, photo-finishing services, and general merchandise. Prescription drugs draw customers to the store, and stores focus their efforts on the number of new prescriptions they fill. The larger drugstore chains typically generate approximately 70% of their sales from prescriptions, while front-end items account for approximately 30% of sales. The number of front-end items has increased in recent years, as stores have started to offer a wider variety of items to customers.

Many stores are freestanding, contain approximately 12,000 square feet of space, and generally include a drive-through window to more easily accommodate customers. A convenient location is often the most important factor that draws customers. Most pharmacies also offer free shipping of prescriptions to customers who want prescriptions mailed to them. Traditional chain drugstores make up approximately 50% of the market. Since drugstores generally make most of their prescription drug sales from repeat customers, they typically emphasize friendly, helpful, and discrete service. Other services offered may include in-store clinics, health condition management programs, or online refill services.

Automobile Parts — Wholesale and Retail

The automobile parts — wholesale and retail industry sells parts and other products used to maintain and repair cars and trucks and counts two primary groups of customers: do-it-yourself (DIY) customers, who work on their own cars; and do-it-for-me (DIFM) customers, which include commercial installers such as auto repair shops, gas stations, fleet operators, and car dealer service departments. The U.S. market consists of approximately 40,000 establishments with combined annual revenue of approximately $45 billion. Top companies include Advance Auto Parts, AutoZone, O’Reilly Automotive, and The Pep Boys.

Retail automobile parts stores may inventory as many as 20,000 different parts, while a wholesale store may stock as many as 400,000 different parts. Products include “hard parts” such as brakes, mufflers, batteries, starters, alternators, and pumps; maintenance items including oil, oil filters, lubricants, additives, spark plugs, fuel injectors, lights, wipers, paints, waxes, and hoses; tools such as wrenches and diagnostic equipment; and accessories such as trim, wheel covers, and audio systems.

Demand for aftermarket parts is driven by the age and mileage of vehicles in use and generally increases when fewer new cars are sold and older cars are kept on the road longer. The profitability of individual companies depends largely on inventory management and marketing. Large companies have economies of scale in purchasing and distribution. The DIFM market represents the largest growth segment and is less price-sensitive. Many retailers are adding DIFM services to increase sales and profits.

Fast Food and Quick Service Restaurants

The U.S. fast food and quick service restaurant industry consists of more than 200,000 restaurant locations with combined annual revenue of approximately $190 billion. Major companies include Burger King, Chick-fil-A, McDonald’s, Wendy’s, and YUM! Brands. The industry is highly fragmented, with the 50 largest companies accounting for approximately 20% of the market, but many independent operators are franchises of large national chains, such as Popeyes, Quiznos, and Subway. The industry includes limited service restaurants, which differ from full-service restaurants in that customers generally order at a counter and pay before eating. Most quick service restaurants serve simple, average quality food, which is typically packaged “to-go” for consumption off-premise.

Fast food and quick service restaurant demand is driven by demographics, consumer tastes, and personal income. Profitability depends on efficient operations, high traffic locations and high volume sales. Operators typically specialize in certain types of cuisine or entrée items. Hamburger restaurants represent approximately 45% of industry revenue, while pizza parlors account for approximately 15% of industry revenue. Other restaurants serve chicken items, Mexican food, and submarine-style sandwiches. The industry includes national and regional chains, franchises, and independent operators. Many chains heavily promote their use of organic ingredients and healthy cooking techniques in order to set themselves apart from other fast food concepts. Operators also seek to drive traffic during non-peak periods by offering snack menu items.

Most quick service restaurants have a food preparation area, dining area, and parking lot, and many have a drive-thru; some have children’s play areas. The average size of a quick service restaurant varies, depending on seating and equipment requirements. For example, a typical Burger King location averages between 1,900 and 4,300 square feet with seating for 40 to 120 customers; and a Domino’s Pizza delivery unit, with no in-store seating, ranges between 1,000 and 1,300 square feet. Some companies may also operate kiosks with no seating area in high-traffic locations such as airports and retail area food courts.

Home Centers and Hardware Stores

The U.S. home center and hardware store, or home improvement retail, industry consists of approximately 23,000 hardware stores and home centers with combined annual revenue of approximately $150 billion. Home centers account for approximately 30% of retail locations but approximately 85% of industry revenue; hardware stores account for approximately 15% of revenues and approximately 70% of retail locations. Major home center companies include The Home Depot and Lowe’s Companies; major hardware store companies include True Value Company and Ace Hardware. The home center segment of the industry is highly concentrated, while the hardware store segment of the industry is more fragmented.

Home remodeling and repair and new homebuilding drive sales for home improvement retailers. Home centers offer more building supplies (such as lumber and flooring) and appliances than hardware stores. Major products for home centers include lumber and building supplies (35% of sales); hardware, tools, and plumbing and electrical supplies (20% of sales); and lawn and garden products (10% of sales); and paint and sundries (10% of sales). Hardware stores tend to make more of their sales (approximately 60%) from hardware, tools, plumbing, and electrical supplies. Home centers often carry a full line of appliances. Companies may also offer installation, delivery, design, or tool rental services, which are typically provided by third-party contractors.

Large stores require significant amounts of real estate space and are typically located in major retail centers to capitalize on heavy traffic. Locations for independent retailers include secondary strip malls and small town centers. A typical hardware store is approximately 9,000 square feet, and averages approximately $150 in sales per square foot, according to Hardware Retailing. Home centers are approximately 12,000 square feet and average approximately $320 in sales per square foot.

Gas Stations

The U.S. gas station industry consists of approximately 22,000 establishments (single-location companies and units of multi-location companies) with combined annual revenue of approximately $115 billion. Although no major companies dominate, large oil companies own many stations. The industry is fragmented: the top 50 companies generate less than 50% of industry sales. Operators include regional chains, independent retailers, and corporate-owned stations. The industry includes some truck stops but excludes establishments that are combination gas station/convenience stores (see “— Convenience Stores” above).

The volume of consumer and commercial driving generates gas station sales. Fuel for motor vehicles accounts for more than 90% of industry sales. Major products sold include unleaded regular gas (approximately 60% of fuel sales) and diesel fuel (approximately 30% of fuel sales). Gas stations also sell unleaded mid-grade and unleaded premium gas. Truck stops tend to sell more diesel fuel, since most commercial vehicles run on diesel. The profitability of individual companies depends on the ability to secure high-traffic locations, generate high-volume sales, and buy gas at the lowest possible cost. Large companies have advantages in purchasing and finance whereas small companies can compete effectively by having superior locations. As more retailers add gas to their merchandising mix, the competitive landscape for gas stations has expanded to include convenience stores, mass merchandisers, warehouse clubs, and grocery stores.

Common locations include high-traffic intersections, major highways, interstates, and resort markets. Sites near highway entrance and exit ramps are popular due to ease of access. Because high-volume traffic is critical, competing gas stations may be located adjacent to one another at the same intersection. Almost all are self-service and allow customers to pump their own gas. Many stations operate 24 hours a day, seven days a week. Truck stops serve much larger vehicles than traditional gas stations and require significantly more space. Truck stops may have weigh stations to help truckers minimize overweight violations. Many truck stops dedicate fuel lanes for trucks, and most allow truckers to park overnight. Some truck stops offer food, phones, showers, and lounges. Gas stations without convenience stores can still provide ancillary products and services to boost sales and traffic. Many stations provide ATMs, car washes, and food items, which can improve margins. Providing car repair services can be lucrative and offer customers a more convenient alternative to car dealers or repair shops.

Discount Stores

Discount stores aim to provide “one-stop shopping” for price-conscious consumers by providing a wide range of merchandise at low prices. The U.S. discount department store industry consists of approximately 5,000 stores with combined annual revenue of approximately $121 billion. Major companies include Kmart, Kohl’s, Target, and Wal-Mart and the industry is highly concentrated: the seven largest companies have nearly 100% of the market.

Population growth and consumer spending drive sales for discount stores. Major products sold include apparel (20% of sales); personal care products (15% of sales); groceries (9% of sales); and toys (6% of sales). Apparel includes women’s, men’s, and children’s apparel. Companies may also sell electronics, kitchenware, sporting goods, towels and sheets, and footwear. Discount department stores may have in-store pharmacies, photo processing services, or restaurants. Discount department stores occupy a big footprint and require large amounts of real estate space, with the average size approximately 100,000 square feet.

Most companies also have a supercenter format, which averages approximately 200,000 square feet and offers a more extensive merchandise selection and a complete grocery section (see “— Warehouse Clubs and Superstores” above). The popularity of this store format is increasing, as offering a full selection of groceries helps drive traffic. At the same time, smaller format stores are also being used to drive growth, especially in large urban centers with high real estate costs. Companies are also seeking to increase sales and margins by offering private-label and co-branded products.

Dollar Stores

The dollar and other general merchandise stores industry includes single-price merchandisers as well as general merchandise stores. The U.S. market comprises approximately 33,000 retail outlets with combined annual revenue of approximately $50 billion. Major companies include Dollar General, Family Dollar, and Dollar Tree. The industry is concentrated, as these three companies account for nearly 60% of the retail establishments.

Demand is driven by consumer spending, particularly among less affluent consumers, as most companies target the lower- to middle-income demographic. Typical customers are low or middle-income residents of communities that surround the stores. The profitability of individual companies depends on their ability to effectively locate stores, to maintain value in the eyes of the consumer, and to maximize their revenue per square foot. The industry is highly competitive, as companies must compete within the industry, as well as with other retail categories such as discount department stores (e.g., Wal-Mart and Target), grocery stores, and drug stores. Increasingly, some stores are targeting higher income patrons depending on their location and their merchandise mix (some products have a wider appeal).

Many stores in the industry follow a “fixed-price” strategy, selling most products for a fixed amount, typically $1. Stores also offer products at other price points, but usually less than $10 per item. Major products are consumables (primarily food items), housewares, seasonal items, and clothing. Consumables are the biggest sellers, accounting for up to 70% of some companies’ annual sales. Market share of housewares, seasonal items, and apparel varies, with each accounting for between 5% and 15% of sales, depending on the store. Store managers generally have the flexibility to order merchandise that is particularly relevant for one location. Stores in the industry range in size from 7,000 to 10,000 square feet, depending on the specific location and the size of the surrounding community.

Business and Growth Strategies

Our principal business strategy is to generate attractive risk-adjusted investment returns by assembling a high-quality, well located portfolio of primarily net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully integrated origination and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO thereby maximizing total return to our stockholders. We plan to expand our existing medium-term lease business and create a diversified portfolio of medium-term leased properties.

Because only 3% of our portfolio annualized rental income expires before 2016, and we focus on acquisitions with remaining lease durations of not less than three years, we expect to have steady cash flows until at least 2016. We believe that the anticipated stability of our cash flows during the next four years differentiates our portfolio from those of other publicly traded REITs that invest in net lease properties that have annual lease expirations that require management time and focus. We intend to focus our efforts during this period on expanding our business and creating a diversified portfolio of high-quality properties with credit tenants.

Investing in High-Quality Cash Flows

Our portfolio of properties consists of freestanding, single-tenant net leased properties where 100% of the underlying tenants are of high credit quality (as determined by us based on the credit ratings of our Citizens Bank tenants and our internal due diligence with respect to the creditworthiness of our Home Depot tenant) and it is our intention to continue to invest in properties leased to high credit quality tenants only. As of the date of this prospectus, 100% of the annualized rental income from our properties not held in a TRS is derived from credit tenants. Our Citizens Bank tenants each individually have an investment-grade credit rating; however, neither their parent entity, Citizens Financial Group, Inc., or CFG, nor CFG’s parent entity, The Royal Bank of Scotland Group plc, would have any obligation to us if either of our Citizens Bank tenants defaulted under its respective lease with us. Further, as of the date of this prospectus, 100% of the proposed property acquisitions (based on annualized rental income from the proposed property acquisitions) were leased to entities that we believe are “credit tenants” based on our underwriting criteria described herein. We believe that investing in properties leased to credit tenants provides us with a stable and reliable source of cash flow from our properties.

Acquiring “Critical Use” Properties Net Leased to Clients

We intend to acquire and own additional commercial properties subject to net leases to credit tenants, with a focus on acquiring properties that are of “critical use” to the tenants occupying such properties or that have a clear alternative use. When we say that a property is of “critical use” to a tenant, we mean that we believe that because of its location and physical characteristics, it is positioned to be fundamentally important to our tenant’s business. We will be focused on acquiring net leased properties at or below replacement cost and in geographies where we believe the market fundamentals will give us the flexibility to renew or extend the lease with the existing tenant or reposition the property for alternative uses.

Prior to effecting any acquisitions, we analyze the (1) property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to the term, rental rate increases, corporate guarantees and property maintenance provisions, if any; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.

Strong Risk-Adjusted Cash Flows

We intend to acquire additional net leased properties that have remaining lease terms of approximately three to eight years, on average. We believe that the competition to acquire net leased properties that have lease expirations in the medium-term is minimal and fragmented and, to our knowledge, we are one of the few public REITs that is traded on a national securities exchange, if not the only public REIT that is traded on a national securities exchange, focused exclusively on making investments of this type. We expect to acquire additional net leased properties that have medium-term remaining net lease durations with less competition than when the real estate capital debt markets were more liquid and at prices where we believe the profile of the investment has the potential to provide not only recurring income but capital appreciation as well. We also expect to capitalize on value opportunities resulting from ARC’s reputation for historically closing substantially all transactions contemplated under definitive purchase and sale agreements.

We also believe smaller net leased properties, that are approximately 3,000 to 10,000 square feet in size, represent an attractive investment opportunity in today’s real estate environment. Due to the complexities of acquiring and managing a large portfolio of relatively small assets, based on ARC’s experience, we believe these types of properties have not experienced significant institutional ownership interests or the corresponding yield reduction experienced by larger income-producing properties. We believe the minimal property management required by net leases, coupled with the active management of a large portfolio of similar properties, is an effective investment strategy.

Diversification

We will seek to assemble a high-quality well located portfolio of primarily net leased properties diversified by tenant, industry, geography and lease duration. As of May 31, 2012, our 97 properties (which excludes two vacant properties classified as held for sale) were located in 16 states and with leases with nine different tenants in eight different tenant industries. If all of the proposed property acquisitions are consummated, our 119 properties will be located in 21 states and with leases with 11 different tenants in nine different tenant industries.

Maximize Cash Flow Through Internal Growth

We seek investments that provide for attractive returns initially and increasing returns over the remaining lease term with fixed rent escalations or percentage rent features that allow participation in the financial performance of the property. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the rental amounts paid by our tenants. We have also embedded rental rate growth in our existing leases. During such lease term and any renewal periods, our leases typically provide for periodic increases in rent or percentage rent based upon a percentage of the tenant’s prior sales over a predetermined level. As of May 31, 2012, 81% of our leases relating to our properties that are not held for sale provided for fixed periodic increases in rent, which increases average 2.1% per annum on a weighted average basis. None of the leases include performance-based rent escalations. Ten perccent of the leases relating to the proposed property acquisitions provided for fixed periodic increases in rent. We also have the opportunity to generate incremental revenue growth by rolling existing leases to market rents in many of our markets.

Aggressive Asset Management

Unlike many owners of net leased properties who treat their assets, in our view, more like corporate bonds, we and our Manager intend to implement an aggressive asset management approach for net leased properties in order to maximize our return on investment. Initially our Manager will create an asset specific management plan for each of our properties. Our Manager then intends to manage the properties aggressively against the plan with the goal of achieving a releasing of the property at an enhanced rent upon the expiration of the existing lease.

As part of this plan, our team will be engaging in regular dialogues with our tenants to determine their ongoing property needs and how they can best position or reposition the property in order to meaningfully increase the likelihood that the existing tenant will renew its lease.

Value-Added Repositioning

As part of our investment strategy, we will opportunistically make capital improvements or offer rent abatements to a property in order to induce an existing tenant to renew its lease or reposition the property to be leased to a new credit tenant. In the event we are successful in implementing this strategy, we may, on an opportunistic basis and subject to compliance with certain restrictions on selling properties applicable to REITs, resell such properties to buyers of long-term net leased properties. We are presently undertaking a strategic review of our two vacant properties to determine the optimal repositioning approach to maximize stockholder value for these assets.

Selectively Engaging in Gain-on-Sale Transactions

On a limited and opportunistic basis, we may acquire and promptly resell medium-term net lease assets for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by the amount of such taxes borne by the TRS. Depending on our ability to sell our two vacant properties, our two vacant properties may be an example of the execution of this strategy.

Scalable Operating Model

We expect to leverage off of ARC’s experienced in-house team of investment professionals to source, structure, underwrite and close acquisitions of our target properties; allowing for a rapid deployment of available funds, if any, earmarked for such purposes. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps it to identify and evaluate a variety of single-tenant investment opportunities. ARC’s management team comprises individuals with expertise in commercial real estate, credit capital markets, asset management and legal. ARC also places significant focus on anticipating and meeting the needs of net leased tenants by focusing on their expansion, consolidation and relocation requirements. We believe that ARC’s presence, size and resources provide market intelligence that strengthens our growth and acquisition capabilities.

Our Competitive Strengths

Our real estate team is led by seasoned professionals who have institutional experience investing through various real estate cycles. Our chief executive officer has more than 23 years of real estate experience and our president, chief operating officer and secretary has more than nine years of real estate experience. In addition, our chief investment officer has more than 26 years of real estate experience and our chief financial officer has more than 11 years of real estate experience.

The team has a successful investment track record in net leased properties as demonstrated by ARC’s prior performance. We believe the team’s relevant experience in commercial net leased property acquisition, ownership and operation across all major industry sectors will enable us to better identify and underwrite investment opportunities.

We believe that our Manager’s and ARC’s competitive strengths will enable us to generate attractive risk-adjusted returns for our stockholders. These strengths include the following:

Experienced and Well-Known Investment Team.  On behalf of ARC and as of March 31, 2012, our Manager’s management team has been responsible for sourcing, structuring or acquiring over 2,900 net leased properties, representing approximately 45 million rentable square feet at a purchase price of over $6.0 billion. As former president, chief executive officer and vice-chairman of AFRT, a NYSE-listed REIT that invested in properties and assets leased to the financial services industry, Mr. Schorsch enjoys longstanding relationships with both public and private owners of properties, brokers, and other key industry participants that provide a source of transaction flow that we believe is not otherwise available to the general investment community. Additionally, his broad operating and investing experience for approximately a fifth of a century gives him an ideal vantage point for steering our investment strategy.

Exceptional Domain Expertise.  Our Manager’s management team has particular expertise structuring and investing in properties throughout all stages of real estate investment cycles, which is well matched to the opportunities in the current volatile real estate market. As exemplified by Mr. Schorsch’s prominent role in forming and managing AFRT, and Mr. Kahane’s role as an independent director of AFRT, this team has considerable expertise in organizing and managing publicly traded vehicles investing in properties and executing effective value realization strategies.

Expertise in Real Estate Capital Markets, Corporate Acquisitions and Operations.  We believe that our Manager’s management team’s real estate capital markets, corporate acquisition and operating experience sets it apart from most traditional real estate investors. Our Manager’s management team has executed large corporate and portfolio transactions, demonstrating a sophisticated structuring capability and an ability to execute complex capital markets transactions. On behalf of ARC, members of our Manager’s management team have sponsored two RICs and nine other real estate companies in addition to AFRT, including ARCT, American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Daily Net Asset Value Trust, Inc., American Realty Capital Trust III, Inc., and American Realty Capital Trust IV, Inc., of which American Realty Capital New York Recovery REIT, Inc., Phillips Edison — ARC Shopping Center REIT, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital — Retail Centers of America, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., and American Realty Capital Trust III, Inc. are currently selling securities to the public.

Focus on Capital Preservation.  On behalf of ARC, our Manager’s management team has placed a premium on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values among the target assets that are available in the market. ARC utilizes appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt or excessive interest rate or refinancing exposure. Our Manager intends to employ a similar capital preservation strategy for us.

Disciplined Approach to Underwriting and Due Diligence.  Before acquiring a property, ARC’s team of investment professionals, led by Mr. Budko, implements a disciplined underwriting and due diligence process. The focus of the due diligence falls into the following four primary areas: (1) credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry; (2) lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions; (3) a real estate fundamentals review and analysis, including an evaluation of the replacement cost of the property and assessment of alternative uses; and (4) an analysis of the risk adjusted returns on the investment.

Dedicated Asset Management Team and In-House Operational and Professional Services.  Attaining attractive returns from investing in real estate requires both wise investment decision making and prudent asset management. As of March 31, 2012 ARC has an in-house real estate services team that employs over 95 professionals. This team is responsible for managing all the investments made by ARC. Through an acquisition and capital services agreement between us and ARC, we are able to utilize ARC’s in-house asset management team and legal, accounting and tax capabilities on our behalf.

Established Investment and Portfolio Management Capabilities.  ARC has an experienced in-house team of investment professionals that sources, structures, underwrites and closes our transactions. In addition, ARC has developed an extensive national network of property owners, investment sale brokers, tenants, borrowers, mortgage brokers, lenders, institutional investors and other market participants that helps us to identify and evaluate a variety of single-tenant net leased investment opportunities. ARC’s management team comprises individuals with expertise in commercial real estate, credit capital markets, asset management and legal.

Financing Expertise.  ARC’s management team has substantial experience in financing single-tenant net leased assets. ARC has developed and continues to enhance financing structures that have enabled us to efficiently finance a portion of the acquired properties through term loan and securitization transactions. We believe these financing structures enable us to enhance portfolio returns without reducing tenant credit quality in search of yield.

Reduced General and Administrative Expenses.  Under the administrative support agreement between us and ARC, ARC will pay or reimburse us for our general and administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, until September 6, 2012, which is one year after the closing of our IPO, to the extent the amount of our AFFO is less than the amount of distributions declared by us in respect of our OP units during such one-year period. To the extent these amounts are paid by ARC, they would not be subject to reimbursement by us.

Our Portfolio

Our existing portfolio of properties consists of 97 freestanding primarily net leased properties situated in 16 states. Because substantially all rental revenue is derived from triple-net leases, the annualized rental income from our portfolio was $14.9 million, excluding the properties under contract, which translates into a capitalization rate (which is annualized rental income (as defined below) divided by the investment value of $183.8 million) of 8.0%.

The table below presents a summary of our portfolio of properties as of May 31, 2012:

Tenant/Property	Number of Properties		Total Leaseable Square Footage	Total Leasable Square Footage(%)(1)	Annualized Rental Income /NOI (in thousands)(2)	Percentage (%)(3)
Citizens Bank	59		291,920	17.5%	$6,729	45.2%
Community Bank	1		4,410	0.3%	36	0.2%
Home Depot	1		465,600	27.9%	2,258	15.2%
Dollar General	20		177,668	10.6%	965	6.4%
Advance Auto	6		42,000	2.5%	457	3.1%
Walgreens	2		29,534	1.8%	591	4.0%
U.S. Government Services Administration	1		12,009	0.7%	396	2.7%
FedEx	6		92,935	5.6%	1,099	7.4%
John Deere	1		552,960	33.1%	2,353	15.8%
Total Portfolio	97	(4)	1,669,036	100.0%	$14,884	100.0%

Certain percentages and totals may not sum due to rounding.

(1)	Calculated as leasable square feet by tenant divided by the portfolio total of 1,669,036 leasable square feet.
(2)	Annualized rental income/NOI for net leases is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable. For modified gross leased properties, amount is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(3)	In each row, calculated as Annualized Rental Income/NOI divided by Annualized Rental Income/NOI-Total Portfolio of $14.9 million.
(4)	Excludes two properties with 6,800 square feet which are held for sale.

The following table sets forth information regarding our two properties held for sale, which are currently vacant. We are currently evaluating strategic alternatives for maximizing the value of our two vacant properties, including re-leasing them or selling them with or without a tenant. Real estate taxes, insurance and routine annualized maintenance on our two properties held for sale aggregated approximately $70,000 (annualized since the date such properties became vacant).

Location	Property Type	Leaseable Square Feet	Form of Ownership	Vacant Since
Worth, IL	Freestanding/Bank	3,200	Fee simple	August 1, 2010
Havertown, PA	Freestanding/Bank	3,600	Fee simple	August 1, 2010

We invest in commercial property types (e.g., office, warehouse and retail), and our investment underwriting includes an analysis of the credit quality of the underlying tenant and the strength of the related lease. We also analyze the property’s real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property’s market, rental rates within the property’s market, recent sales prices and demographics in the property’s market. We believe that over time, the value of our owned real estate will appreciate. For more detail on our underwriting process, please see “— Underwriting and Due Diligence Process” below. We target properties that have one or more of the following characteristics:

•	flexible asset type that will facilitate a re-let of the property if the tenant does not renew;
•	barriers to entry in the property’s market, such as zoning restrictions or limited land for future development; and
•	the property being a core facility of the tenant.

As of May 31, 2012, we had an approximately $145.5 million property portfolio, at cost, excluding assets held for sale. We believe the strength of this portfolio is exhibited by the following characteristics:

•	100% of our properties that are not held for sale were occupied;
•	we had 97 properties not held for sale in 16 states and leases with nine different tenants;
•	100% of tenants (based on annualized rental income from our properties that are not held for sale) were entities that we believe are credit tenants based on our underwriting criteria described herein;
•	the weighted average remaining lease term was approximately 7.7 years; and
•	our portfolio was reasonably diversified by geography.

Tenant Industry Diversification

The following table sets forth certain information regarding the tenant industry concentrations in our property portfolio where annualized rental income/NOI is greater than 10% of consolidated annualized rental income as of May 31, 2012.

Industry	Number of Tenants	Credit Rating	Percent of Total
Retail Banking	2	Investment-grade	45.5%
Home Maintenance	1	Not assigned	15.2%
Retail Farm and Lawn Equipment	1	Investment-grade	15.8%
Total	4		76.5%

Leases by Tenant

Citizens Bank

We lease 59 of our properties under triple-net leases with Citizens Bank. These properties contain an aggregate of approximately 291,920 leasable square feet and are located in nine states. The following table sets forth certain information regarding properties in our portfolio leased to Citizens Bank. Each of the properties in the following table located in Pennsylvania is leased to Citizens Bank of Pennsylvania and all the other properties in the following table are leased to RBS Citizens, N.A.

Location	Property type/ Principal nature of business	Leaseable square feet	Leaseable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Annualized rental income (in thousands)(2)
New London, CT	Financial	1,100	100%	1/2017	3 × 5 yrs	Fee Simple	$43.7
Smyrna, DE	Financial	4,610	100%	1/2017	3 × 5 yrs	Fee Simple	91.6
Alsip, IL	Financial	4,850	100%	1/2017	3 × 5 yrs	Fee Simple	106.0
Chicago, IL	Financial	6,000	100%	1/2017	3 × 5 yrs	Fee Simple	125.2
Chicago, IL	Financial	3,600	100%	1/2017	3 × 5 yrs	Fee Simple	89.4
Evergreen Park, IL	Financial	2,686	100%	1/2017	3 × 5 yrs	Fee Simple	73.1
Detroit, MI	Financial	3,156	100%	1/2017	3 × 5 yrs	Fee Simple	53.3
Detroit, MI	Financial	5,782	100%	1/2017	3 × 5 yrs	Fee Simple	97.7
Harper Woods, MI	Financial	3,792	100%	1/2017	3 × 5 yrs	Fee Simple	98.7
Highland Park, MI(2)	Financial	4,227	100%	1/2017	3 × 5 yrs	Fee Simple	71.4
Richmond, MI	Financial	2,850	100%	1/2017	3 × 5 yrs	Fee Simple	80.0
Greene, NY(2)	Financial	8,062	100%	1/2017	3 × 5 yrs	Fee Simple	108.2
Port Jervis, NY	Financial	4,092	100%	1/2017	3 × 5 yrs	Fee Simple	72.2
Schenectady, NY	Financial	9,097	100%	1/2017	3 × 5 yrs	Fee Simple	144.6
Boardman, OH	Financial	3,602	100%	1/2017	3 × 5 yrs	Fee Simple	134.2
Brunswick, OH	Financial	3,000	100%	1/2017	3 × 5 yrs	Fee Simple	89.4
Cleveland, OH(1)	Financial	4,125	100%	1/2017	3 × 5 yrs	Fee Simple	114.8
Cleveland, OH	Financial	3,895	100%	1/2017	3 × 5 yrs	Fee Simple	100.6
Cleveland, OH	Financial	5,848	100%	1/2017	3 × 5 yrs	Fee Simple	87.2
Massillon, OH	Financial	6,100	100%	1/2017	3 × 5 yrs	Fee Simple	101.5
Mentor, OH	Financial	2,812	100%	1/2017	3 × 5 yrs	Fee Simple	83.8
Poultney, VT	Financial	4,444	100%	1/2017	3 × 5 yrs	Fee Simple	75.1
White River Junct., VT	Financial	5,144	100%	1/2017	3 × 5 yrs	Fee Simple	92.0
Higganum, CT	Financial	4,492	100%	1/2018	3 × 5 yrs	Fee Simple	81.4
Lyons, IL	Financial	3,705	100%	1/2018	3 × 5 yrs	Fee Simple	101.6
Wilmington, IL	Financial	13,675	100%	1/2018	3 × 5 yrs	Fee Simple	165.2
Dearborn, MI	Financial	5,614	100%	1/2018	3 × 5 yrs	Fee Simple	192.1
Dearborn, MI	Financial	6,313	100%	1/2018	3 × 5 yrs	Fee Simple	216.0
Southfield, MI	Financial	3,825	100%	1/2018	3 × 5 yrs	Fee Simple	114.5
Warren, MI	Financial	3,169	100%	1/2018	3 × 5 yrs	Fee Simple	84.5
Pittsfield, NH	Financial	5,044	100%	1/2018	3 × 5 yrs	Fee Simple	76.1
Rollinsford, NH	Financial	1,828	100%	1/2018	3 × 5 yrs	Fee Simple	36.8
East Aurora, NY	Financial	3,600	100%	1/2018	3 × 5 yrs	Fee Simple	82.4
Johnstown, NY	Financial	3,600	100%	1/2018	3 × 5 yrs	Fee Simple	83.3
Whitesboro, NY	Financial	3,234	100%	1/2018	3 × 5 yrs	Fee Simple	67.5
Lakewood, OH	Financial	3,665	100%	1/2018	3 × 5 yrs	Fee Simple	99.6
Louisville, OH	Financial	5,328	100%	1/2018	3 × 5 yrs	Fee Simple	92.5
Massillon, OH	Financial	8,664	100%	1/2018	3 × 5 yrs	Fee Simple	137.5
Wadsworth, OH	Financial	4,000	100%	1/2018	3 × 5 yrs	Fee Simple	76.5
Ambridge, PA	Financial	5,400	100%	1/2018	3 × 5 yrs	Fee Simple	108.7
Monesson, PA	Financial	5,000	100%	1/2018	3 × 5 yrs	Fee Simple	100.6
St. Albans, VT	Financial	2,904	100%	1/2018	3 × 5 yrs	Fee Simple	71.6

Location	Property type/ Principal nature of business	Leaseable square feet	Leaseable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Annualized rental income (in thousands)(2)
Elmwood Park, IL	Financial	6,525	100%	1/2019	3 × 5 yrs	Fee Simple	221.1
Clinton Township, MI	Financial	7,474	100%	1/2019	3 × 5 yrs	Fee Simple	259.0
Grosse Pointe, MI	Financial	5,395	100%	1/2019	3 × 5 yrs	Fee Simple	196.6
Lathrup Village, MI	Financial	4,184	100%	1/2019	3 × 5 yrs	Fee Simple	136.5
Livonia, MI	Financial	3,296	100%	1/2019	3 × 5 yrs	Fee Simple	127.7
St. Clair Shores, MI	Financial	4,350	100%	1/2019	3 × 5 yrs	Fee Simple	151.9
Utica, MI	Financial	4,487	100%	1/2019	3 × 5 yrs	Fee Simple	179.5
Albany, NY	Financial	5,060	100%	1/2019	3 × 5 yrs	Fee Simple	118.6
Amherst (Buffalo), NY	Financial	5,300	100%	1/2019	3 × 5 yrs	Fee Simple	122.9
Rochester, NY	Financial	3,478	100%	1/2019	3 × 5 yrs	Fee Simple	86.0
Vails Gate, NY	Financial	6,442	100%	1/2019	3 × 5 yrs	Fee Simple	144.5
Alliance, OH	Financial	5,250	100%	1/2019	3 × 5 yrs	Fee Simple	100.3
Broadview Heights, OH	Financial	3,630	100%	1/2019	3 × 5 yrs	Fee Simple	103.6
Northfield, OH	Financial	6,000	100%	1/2019	3 × 5 yrs	Fee Simple	152.1
Rocky River, OH	Financial	8,172	100%	1/2019	3 × 5 yrs	Fee Simple	143.7
Willoughby, OH	Financial	7,500	100%	1/2019	3 × 5 yrs	Fee Simple	191.1
Narberth, PA	Financial	9,443	100%	1/2019	3 × 5 yrs	Fee Simple	211.8
Total		291,920					$6,780.0

(1)	The tenant under this lease has the option to terminate without penalty commencing on July 31, 2013, provided we have received notice by July 31, 2012.
(2)	Reflects annualized rental income under leases with the applicable tenants reflecting straight-line rent adjustments required under GAAP.

Separate audited financial statements for RBS Citizens, N.A. and Citizens Bank of Pennsylvania are neither reported nor available to us and we have not received such audited financial statements. RBS Citizens, N.A. and Citizens Bank of Pennsylvania are subsidiaries of Citizens Financial Group, Inc., or CFG, and their financial statements are reported on a consolidated basis with CFG. CFG is owned by The Royal Bank of Scotland Group plc (NYSE: RBS), or RBS. Neither CFG nor RBS provides any credit support for, or otherwise guarantees, our leases with RBS Citizens, N.A. and Citizens Bank of Pennsylvania. RBS Citizens, N.A. and Citizens Bank of Pennsylvania report their financial information to the Federal Deposit Insurance Corporation, or the FDIC. See the financial statements of RBS Citizens, N.A. and Citizens Bank of Pennsylvania from the FDIC’s website elsewhere in this prospectus.

Community Bank

We lease one of our properties under a triple-net lease with Community Bank. This property is 4,410 leasable square feet and is located in Whitehall, New York. The following table sets forth certain information regarding the property leased to Community Bank.

Location	Property type/ Principal nature of business	Leaseable square feet	Leaseable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Annualized rental income (in thousands)(1)
Whitehall, NY(1)	Financial	4,410	100%	7/2016	NA	Fee Simple	$34.5

(1)	Reflects annualized rental income under the lease reflecting straight-line rent adjustments required under GAAP.

Our Community Bank tenant is headquartered in DeWitt, New York, a suburb of Syracuse, and has branch offices located in upstate New York.

Home Depot

We lease one of our properties under a triple-net lease with Home Depot. This property is 465,600 leasable square feet and is located in West Columbia, South Carolina. The following table sets forth certain information regarding the property leased to Home Depot.

Location	Property type/ Principal nature of business	Leaseable square feet	Leaseable square feet occupied (%)	Lease maturity	Renewal options	Form of ownership	Average annual rent(1)
West Columbia, SC	Retail/ Distribution Facility	465,600	100	11/2029	2 × 5 yrs	Fee Simple	$2,287.7

(1)	Reflects annualized rental income under the lease taking into account straight-line rent adjustments required under GAAP.

Our Home Depot tenant is a wholly owned subsidiary of The Home Depot, Inc. According to The Home Depot, Inc.’s annual report, our Home Depot tenant does business as “The Home Depot”. The Home Depot, Inc. is the world’s largest home improvement specialty retailer with, as of December 31, 2011, 2,252 retail stores in the United States (including Puerto Rico and the U.S. Virgin Islands), Canada, Mexico and China that generated reported net sales of $70.4 billion for the fiscal year ended January 29, 2012. The Home Depot, Inc.’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. The Home Depot, Inc. reports its annual financial statements on a consolidated basis for “The Home Depot, Inc. and Subsidiaries”, which includes our Home Depot tenant. However, separate financial statements for our Home Depot tenant are neither reported nor available to us.

Dollar General

In addition to leasing to Home Depot, we lease 20 of our properties under triple-net leases to Dollar General. These properties contain an aggregate of approximately 177,670 leasable square feet and are located in four states. Based on the aggregate annualized straight-line rents, 9.1% of these leases have one five-year renewal option; 26.9% of these leases have two five-year renewal options; 7.8% of these leases have three five-year renewal options; 15.0% of these leases have four five-year renewal options; and 41.2% of these leases have five five-year renewal options. The following table sets forth certain information regarding properties leased to Dollar General.

Location	Property type/ Principal nature of business	Leasable square feet	Leasable square feet occupied	Lease maturity	Form of ownership	Annualized rental income (in thousands)(1)
Bella Vista, AR	Discount Retail	9,190	9,190	9/2015	Fee Simple	$52.2
Carlisle, AR	Discount Retail	9,014	9,014	07/2015	Fee Simple	33.0
Green Forest, AR	Discount Retail	9,034	9,034	06/2015	Fee Simple	42.6
Jonesboro, IL	Discount Retail	9,014	9,014	04/2017	Fee Simple	49.2
Appleton City, MO	Discount Retail	8,169	8,169	03/2014	Fee Simple	24.6
Ash Grove, MO	Discount Retail	9,014	9,014	12/2016	Fee Simple	45.0
Ashland, MO	Discount Retail	9,064	9,064	11/2016	Fee Simple	58.8
Bernie, MO	Discount Retail	9,014	9,014	11/2017	Fee Simple	45.0
Bloomfield, MO	Discount Retail	9,014	9,014	5/2015	Fee Simple	31.8
Carterville, MO	Discount Retail	8,149	8,149	08/2018	Fee Simple	28.2
Clarkton, MO	Discount Retail	9,014	9,014	11/2017	Fee Simple	47.7
Diamond, MO	Discount Retail	9,140	9,140	10/2015	Fee Simple	33.0
Ellsinore, MO	Discount Retail	9,100	9,100	08/2025	Fee Simple	71.8
Hallsville, MO	Discount Retail	8,345	8,345	09/2018	Fee Simple	38.4
Lawson, MO	Discount Retail	8,221	8,221	05/2018	Fee Simple	34.8
Lilbourn, MO	Discount Retail	9,100	9,100	07/2025	Fee Simple	72.3
Qulin, MO	Discount Retail	9,014	9,014	09/2024	Fee Simple	70.8
Steele, MO	Discount Retail	9,014	9,014	10/2024	Fee Simple	73.7
Strafford, MO	Discount Retail	9,014	9,014	04/2019	Fee Simple	63.6
Commerce, OK	Discount Retail	9,030	9,030	03/2016	Fee Simple	48.0
Total		177,670				$964.6

(1)	Reflects annualized rental income under leases with the applicable tenants reflecting straight-line rent adjustments required by GAAP.

Each tenant is a wholly owned subsidiary of Dollar General (NYSE: DG). Dollar General is the largest small-box discount retailer in the U.S. Dollar General Corporation’s stores offer convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items. Dollar General, the guarantor of each lease, carries an investment grade credit rating as designated by credit rating agencies. Dollar General regularly files audited financial statements with the SEC that are publicly available on the SEC’s website at www.sec.gov.

Advance Auto

We lease six of our properties under double-net leases to Advance Stores Company, Inc. These properties contain an aggregate of approximately 42,000 leasable square feet and are all located in Michigan. The following table sets forth certain information regarding properties leased to Advance Auto.

Location	Property type/ Principal nature of business	Leasable square feet	Leasable square feet occupied	Lease maturity	Renewal options	Form of ownership	Annualized rental income (in thousands)(1)
Caro, MI	Auto Retail	7,000	7,000	3/2021	2 × 5 yrs	Fee Simple	$78.9
Charlotte, MI	Auto Retail	7,000	7,000	3/2021	2 × 5 yrs	Fee Simple	82.4
Flint, MI	Auto Retail	7,000	7,000	3/2016	2 × 5 yrs	Fee Simple	73.5
Livonia, MI	Auto Retail	7,000	7,000	3/2021	2 × 5 yrs	Fee Simple	84.1
Sault Ste. Marie, MI	Auto Retail	7,000	7,000	3/2021	2 × 5 yrs	Fee Simple	75.4
Ypsilanti, MI	Auto Retail	7,000	7,000	3/2016	2 × 5 yrs	Fee Simple	63.0
Total		42,000					$457.2

(1)	Reflects annualized rental income under leases with the applicable tenants reflecting straight-line rent adjustments required by GAAP.

Advance Stores Company, Inc. is a wholly owned subsidiary of Advance Auto Parts, Inc. As disclosed in its consolidated financial statements in reports filed with the SEC, Advance Auto Parts, Inc. conducts all of its operations through its wholly owned subsidiary, Advance Stores Company, Inc. (our tenant) and its subsidiaries, and therefore reports its annual financial statements on a consolidated basis for Advance Auto Parts, Inc., its wholly owned subsidiary, Advance Stores Company, Inc., and its subsidiaries.

Walgreens

We lease two of our properties under triple-net leases to Walgreen Co. These properties contain an aggregate of approximately 29,534 leasable square feet and are located in South Carolina and Michigan. The following table sets forth certain information regarding properties leased to Walgreen Co.

Location	Property type/ Principal nature of business	Leasable square feet	Leasable square feet occupied	Lease maturity	Renewal options	Form of ownership	Annualized rental income (in thousands)(1)
Myrtle Beach, SC	Pharmacy	14,414	14,414	9/2021	N/A	Ground Leasehold	$245.0
Eastpointe, MI	Pharmacy	15,120	15,120	1/2019	8 × 5 yrs	Fee Simple	345.7
Total		29,534					$590.7

(1)	Reflects annualized rental income under leases with the applicable tenants reflecting straight-line rent adjustments required by GAAP.

Walgreen Co. carries an investment grade credit rating as determined by major credit rating agencies. Walgreen Co. regularly files audited financial statements with the SEC that are publicly available on the SEC’s website at www.sec.gov.

U.S. Government Services Administration

In addition to leasing to Walgreens, we lease one of our properties under a modified gross lease to the GSA. This property contains an aggregate of 12,009 leasable square feet and is located in Freeport, New York. The following table sets forth certain information regarding the property leased to the GSA.

Location	Property type/ Principal nature of business	Leasable square feet	Leasable square feet occupied	Lease maturity	Renewal options	Form of ownership	Annualized rental income (in thousands)(1)
Freeport, NY	Government Services	12,009	12,009	2/2019	N/A	Fee Simple	$395.7

(1)	Reflects annualized rental income under the lease reflecting straight-line rent adjustments required by GAAP.

The United States has an investment grade credit rating as determined by major credit rating agencies. The United States occupies the property as the U.S. Social Security Administration.

FedEx

We lease six of our properties under triple-net leases to FedEx Freight, Inc. These properties contain an aggregate of 92,935 leasable square feet and are located in five states. Five of these leases contain two five-year renewal options with 5% rental increases and one lease (Kankakee, IL) contains two five-year renewal options with a 10% rental increase. The following table sets forth certain information regarding properties leased to FedEx Freight, Inc.

Location	Property Type/Principal Nature of Business	Leasable Square Feet	Leasable Square Feet Occupied	Lease Maturity	Form of Ownership	Annualized Rental Income (in thousands)(1)
Mt. Vernon, IL..	Distribution Facility	15,700	15,700	4/30/2017	Fee Simple	$144.0
Evansville, IN...	Distribution Facility	20,200	20,200	1/31/2017	Fee Simple	339.0
Mt. Pleasant, PA	Distribution Facility	20,200	20,200	10/31/2016	Fee Simple	219.0
Chillicothe, OH.	Distribution Facility	12,555	12,555	12/31/2015	Fee Simple	138.0
London, KY	Distribution Facility	12,140	12,140	6/30/2015	Fee Simple	122.4
Kankakee, IL	Distribution Facility	12,140	12,140	10/31/2018	Fee Simple	136.2
Total		92,935				$1,098.6

(1)	Reflects annualized rental income under the leases with the applicable tenants reflecting straight-line rent adjustments required under GAAP.

The tenant is a wholly owned subsidiary of FedEx Corp. (NYSE: FDX). FedEx Corp., the guarantor of each lease, carries an investment grade credit rating as designated by credit rating agencies. Separate financial statements for each FedEx subsidiary tenant are neither reported nor made available to us.

John Deere

We lease one of our properties under a triple-net lease to Quad City Consolidation and Distribution, Inc. This property contains an aggregate of 552,960 leasable square feet and is located in Iowa. The following table sets forth certain information regarding the property leased to John Deere.

Location	Property Type/ Principal Nature of Business	Leasable Square feet	Leasable Square Feet Occupied	Lease Maturity	Renewal Options	Form of Ownership	Annualized Rental Income (in thousands)(1)
Davenport, IA	Distribution Facility	552,960	552,960	2/28/2018	2 x 5 yrs	Fee Simple	$2,353.1

(1)	Reflects annualized rental income under the lease reflecting straight-line rent adjustments required under GAAP.

Quad City Consolidation and Distribution, Inc. is a wholly owned subsidiary of John Deere (NYSE: DE). John Deere, the guarantor of each lease, carries an investment grade credit rating as designated by credit rating agencies. Separate financial statements for Quad City Consolidation and Distribution, Inc. are neither reported nor made available to us.

John Deere currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding John Deere is taken from such filings:

	Six Months Ended April 30, 2012	Year Ended
(Amounts in Millions)		October 31, 2011	October 31, 2010	October 31, 2009
Condensed Statement of Consolidated Income
Net sales	$15,523.6	$29,466.1	$23,573.2	$20,756.1
Finance, interest and other income	1,251.5	2,546.4	2,431.4	2,356.3
Net income attributable to John Deere	1,589.1	2,799.9	1,865.0	873.5

	Six Months Ended April 30, 2012	Year Ended
(Amounts in Millions)		October 31, 2011	October 31, 2010	October 31, 2009
Consolidated Condensed Balance Sheet
Total assets	$51,405.3	$48,207.4	$43,266.8	$41,132.6
Long-term debt	18,719.4	16,959.9	16,814.5	17,391.7
Total liabilities	44,009.3	41,392.5	36,963.4	36,309.8
Total stockholders’ equity	7,396.0	6,814.9	6,303.4	4,822.8

Lease Expirations

The following table sets forth certain information regarding scheduled lease expirations in our portfolio as of March 31, 2012.

Year of Lease Expiration	Number of leases expiring	Square feet subject to expiring lease(1)	Square feet subject to expiring lease (%)(2)	Annualized rental income(3)	Annualized rental income (%)(4)	Annualized rental income per expiring square feet
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	1	8,169	0.8%	$24	0.2%	$3.01
2015	5	45,392	4.4%	$193	1.7%	$4.24
2016	5	36,504	3.5%	$280	2.4%	$7.66
2017	27	138,930	13.5%	$2,313	20.2%	$16.65
2018	22	117,775	11.4%	$2,077	18.2%	$17.63
2019	20	132,129	12.8%	$3,087	27.0%	$23.36
2020	—	—	—	—	—	—
2021	5	42,414	4.1%	$566	4.9%	$13.34

(1)	Leasable square feet represents the contracted square footage upon expiration.
(2)	Calculated as leasable square feet expiring divided by the portfolio total of 1.0 million leasable square feet.
(3)	Reflects annualized rental income under leases with the applicable tenants reflecting straight-line rent adjustments required under GAAP.
(4)	In each row, calculated as Annualized rental income divided by Annualized rental income-Total Portfolio of $11.4 million.

Percent Leased and Rent of Certain Properties

Citizens Bank and Community Bank

The following table sets forth the percentage leased and effective annual rent per leased square foot for the properties leased to Citizens Bank (and our property leased to Community Bank, which was leased to Citizens Bank prior to August 1, 2011) as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$21.75
December 31, 2011	100%	$21.53
December 31, 2010	100%	$20.66
December 31, 2009	100%	$19.17
December 31, 2008	100%	$19.17

*	Occupancy and rent information with respect to these properties has not been included for prior years because the ARC Predecessor Companies did not acquire the initial group of properties until July 2, 2008 and prior historical occupancy and rental rate information is not available to us.
(1)	Calculated as (i) the historical rent under this lease during the applicable year, divided by (ii) 296,330 leasable square feet.

Home Depot

The following table sets forth the percentage leased and effective annual rent per leased square foot for the property leased to Home Depot as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$4.16
December 31, 2011	100%	$4.08
December 31, 2010	100%	$4.08
December 31, 2009	100%	$4.00

*	Operations with respect to this property commenced on December 1, 2009.
(1)	Calculated as (i) the historical rent under this lease during the applicable year, divided by (ii) 465,600 square feet.

Dollar General

The following table sets forth the percentage leased and effective annual rent per leased square foot for the properties leased to Dollar General as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$5.41
December 31, 2011	100%	$5.41

*	Operations with respect to these properties commenced on November 10, 2011.
(1)	Calculated as (i) the historical rent under these leases during the applicable year, divided by (ii) 177,668 leasable square feet.

Advance Auto

The following table sets forth the percentage leased and effective annual rent per leased square foot for the properties leased to Advance Auto as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$10.71
December 31, 2011	100%	$10.71

*	Operations with respect to these properties commenced in November and December 2011.

(1)	Calculated as (i) the historical rent under these leases during the applicable year, divided by (ii) 42,000 leasable square feet.

Walgreens

The following table sets forth the percentage leased and effective annual rent per leased square foot for the properties leased to Walgreens as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$20.00
December 31, 2011	100%	$16.99

*	Operations with respect to these properties commenced in December 2011 and January 2012.
(1)	Calculated as (i) the historical rent under these leases during the applicable year, divided by (ii) 29,534 and 14,414 leasable square feet at March 31, 2012 and December 31, 2011, respectively.

U.S. Government Services Administration

The following table sets forth the percentage leased and effective annual rent per leased square foot for the property leased to the GSA as of the date indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
June 1, 2012	100%	$32.95

*	Operations with respect to this property commenced on January 10, 2012.
(1)	Calculated as (i) the historical rent under this lease during the applicable year, divided by (ii) 12,009 leasable square feet.

FedEx

The following table sets forth the percentage leased and effective annual rent per leased square foot for the property leases to FedEx as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$11.83
December 31, 2011	100%	$11.83

*	Operations with respect to these properties commenced on May 31, 2012.
(1)	Calculated as (i) the historical rent under these leases during the applicable year, divided by (ii) 92,935 leasable square feet.

John Deere

The following table sets forth the percentage leased and effective annual rent per leased square foot for the property leases to John Deere as of the dates indicated below:

Date*	Percent leased	Effective Annual Rent Per Leased Square Foot(1)
March 31, 2012	100%	$4.26
December 31, 2011	100%	$4.26

*	Operations with respect to these properties commenced on May 31, 2012.
(1)	Calculated as (i) the historical rent under these leases during the applicable year, divided by (ii) 552,960 leasable square feet.

Depreciation

The following table sets forth for each material property in our portfolio and component thereof upon which depreciation is taken, the (i) tax basis for U.S. federal income tax purposes upon consummation of the offering, (ii) method, and (iii) life claimed with respect to such property or component thereof for purposes of depreciation. Except for our properties leased to

Home Depot and a wholly owned subsidiary of John Deere, none of our properties is individually material; accordingly, this depreciation-related information is only being provided with respect to our properties leased to Home Depot and a wholly owned subsidiary of John Deere.

Property	Address	City	State	Asset Description	Federal Tax Basis	Method(1)	Life Claimed (years)
Home Depot	420 Foster Brothers Drive	Columbia	SC	Building	$13,194,996	MACRS	39
Home Depot	420 Foster Brothers Drive	Columbia	SC	Furniture and Fixtures	3,178,797	MACRS	5
Home Depot	420 Foster Brothers Drive	Columbia	SC	Land	3,408,393	Not Applicable	—
Home Depot	420 Foster Brothers Drive	Columbia	SC	Land Improvements	4,670,097	MACRS Straight-Line	15
John Deere	2900 Research Parkway	Davenport	IA	(2)	(2)	(2)	(2)

(1)	Depreciation methods and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System (MACRS). The depreciation rates vary over the depreciable life of the asset.
(2)	The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2012 federal tax return.

Investment Valuation of Portfolio

General

As of January 1, 2011, the investment value of the portfolio of our properties not held for sale, as determined by Butler Burgher Group, was $131 million. Butler Burgher Group, an independent third-party appraiser, was engaged by our Sponsor to render its opinion of the investment value of the leased fee interest in this portfolio, which is owned by the 29 property subsidiaries which were contributed by the contributor to our operating partnership in exchange for 310,000 OP units (valued at approximately $3.9 million) plus the assumption, as of June 30, 2011, of approximately $127.0 million of indebtedness in the contribution transaction.

Butler Burgher Group has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the investment value of the leased fee interest in the subject portfolio as of January 1, 2011, or the Portfolio Valuation. Some of the material assumptions, qualifications and limitations to the Portfolio Valuation are described below. Neither we, our Sponsor nor the contributor made any contacts with any outside party regarding the preparation by Butler Burgher Group of the Portfolio Valuation.

Experience of Butler Burgher Group.  Butler Burgher Group is a full-service provider of commercial property valuation products ranging from specialized due diligence and consulting services to full self-contained appraisals. Butler Burgher Group’s management team has over 100 years of combined leadership experience in the commercial valuation industry and a network of over 200 appraisers nationwide. Butler Burgher Group was formed in April 2009 as a successor to LandAmerica Valuation Corporation.

Summary of Methodology.  At the request of our Sponsor, Butler Burgher Group evaluated the investment value of the leased fee interest in the subject portfolio of our properties not held for sale utilizing the income capitalization approach to valuation. The investment value of a property is the specific value of an investment to a particular investor or class of investors based on individual investment requirements, which is different than the market value of a property or portfolio of properties.

Due to the type of real estate assets comprising the portfolio of our properties not held for sale, Butler Burgher Group was engaged to provide the investment value of the portfolio based on the income capitalization approach. The income capitalization approach is a process of estimating the value of real estate based upon the principal that the value is directly related to the present value of all future net income attributable to a property. The value of the real property is therefore derived by capitalizing net income either by direct capitalization or a discounted cash flow analysis. Regardless of the capitalization technique employed, the appraiser must attempt to estimate a reasonable net operating income based upon the best available market data; therefore, the derivation of this estimate requires the appraiser to (1) project potential gross income based upon a comparison of the subject property to competing properties, (2) project income loss from vacancy and collection loss based primarily upon supply and demand relationships in the subject property’s market, (3) derive effective gross income by subtracting the vacancy and collection income loss from potential gross income, (4) project the operating expenses associated with the production of the income stream by comparison of the subject property to similar competing properties, and (5) derive net operating income by subtracting the operating expenses from effective gross income.

Our Sponsor, the contributor and we believe that use of the income capitalization approach in estimating the investment value of a portfolio of properties is the most appropriate way of assessing investment value of the subject portfolio of properties because, based on our Sponsor’s experience, the method is consistent with that generally used by real estate brokers in marketing properties for sale and by purchasers valuing leased properties. Butler Burgher Group concluded that the use of the income capitalization approach was reasonable and appropriate.

In conducting the Portfolio Valuation, representatives of Butler Burgher Group reviewed and relied upon, without independent verification, the leases and amendments thereto on the subject properties. In addition, Butler Burgher Group discussed with our Sponsor our specific investment criteria.

The properties subject to the Portfolio Valuation were not subject to site inspections or an appraisal of their fair market values. The properties subject to the Portfolio Valuation were originally inspected and appraised by Butler Burgher Group’s predecessor, LandAmerica Valuation Corporation, in 2008.

The data was then analyzed to arrive at a conclusion of an investment value based on the income capitalization approach. The results of this analysis were reconciled into an investment value conclusion for the individual properties and the portfolio as a whole based on our stated investment criteria. The analysis assumed a stated required annual rate of return for investors of 6.25%, which we informed Butler Burgher Group was an appropriate initial market rate of return institutional investors such as ourselves would require when investing in the types of properties that were the subject of the Portfolio Valuation.

Conclusion as to Value.  Based on the valuation methodology described above, Butler Burgher Group estimated the investment value of the subject portfolio of properties as follows:

•	approximately $100,600,000 for our 60 properties leased to Citizens Bank (one of which is currently leased to Community Bank); and
•	approximately $30,400,000 for our property leased to Home Depot.

Assumptions, Limitations and Qualifications.  The Portfolio Valuation report was prepared on a limited summary basis. As such, the report differs from a self-contained report in that the data is limited to the summary data and conclusions presented, and the investment value of the leased fee interest in the subject portfolio of properties utilizing the income capitalization approach to valuation is presented and not an appraisal of the market value of the subject properties on a standalone basis or the subject portfolio of properties as a whole. Additionally, the overall rate utilized within the Portfolio Valuation is based upon the analysis of the stated required initial return investors would seek to receive from an investment in these types of properties, i.e., those with net leases to the tenants with fixed annual rent increases and their specific investment criteria, and should not be construed as a market derived overall rate. The Portfolio Valuation report also is subject to customary general assumptions and limiting conditions.

The Portfolio Valuation represents Butler Burgher Group’s opinion of the estimated investment value of the subject portfolio of properties as of January 1, 2011 based on information available on such date and does not reflect the prices that would be realized in a sale of the properties. Actual prices could be higher or lower than the investment value of the portfolio. Events occurring after the valuation date and before the closing of the contribution transaction could have affected the properties or the assumptions used in preparing the Portfolio Valuation. Butler Burgher Group had no obligation to update the Portfolio Valuation on the basis of subsequent events. In connection with the preparation of the Portfolio Valuation, Butler Burgher Group did not prepare a written report or compendium of its analysis for internal or external use by us, the contributor or our Sponsor beyond the analysis set forth in the report of the Portfolio Valuation. Butler Burgher Group did not deliver any additional written summary of the analysis other than the Portfolio Valuation.

Compensation and Material Relationships.  Our Sponsor paid to Butler Burgher Group on our behalf an aggregate fee of $91,500 for preparing the Portfolio Valuation. In connection with the formation transactions, we reimbursed our Sponsor for the fee it advanced to Butler Burgher Group. Butler Burgher Group is also entitled to indemnification against liabilities, including liabilities under federal securities laws. The fee was negotiated between our Sponsor and Butler Burgher Group and payment thereof was not dependent upon completion of the contribution transaction. ARC has previously retained Butler Burgher Group to perform services with respect to its properties, including preparing an appraisal of the market value of the properties subject to the Portfolio Valuation in 2008.

Excluded Properties

ARC and its affiliates, including our principals, own direct and indirect interests in the excluded properties, which consist entirely of interests in 34 freestanding, single-tenant net leased properties containing an aggregate of 1.2 million leasable square feet. Twenty-eight of the excluded properties were not contributed to us in connection with the formation transactions because they are not practical to be owned by us due to the fact that a third party holds a majority interest in the properties and such third party was unwilling to contribute the interests in such properties to us on terms which were acceptable to us. The remaining six excluded properties, which are leased to Tractor Supply, were not contributed to us because they are subject to secured leverage of approximately 73% (on a loan-to-value basis) and the prepayment of this debt would involve the incurrence of a prepayment penalty, as of June 30, 2011, of approximately $3.7 million. The existence of this prepayment penalty, when added to the overall leverage encumbering the Tractor Supply portfolio of over 96% (on a loan-to-value basis), would have resulted in the cost of these properties to us exceeding their then-current market value. At no cost to us, ARC has granted us a 10-year right of first offer which commenced on September 6, 2011 to acquire the Tractor Supply portfolio should ARC desire to sell the portfolio.

Proposed Property Acquisitions

We have entered into purchase and sale agreements to purchase 22 additional single-tenant, freestanding properties with an aggregate of approximately 0.3 million leasable square feet located in ten states, which we refer to collectively as the “proposed property acquisitions,” for purchase prices aggregating approximately $32.3 million (excluding estimated closing costs). The purchase of each of the proposed property acquisitions is subject to execution of tenant estoppels and other customary closing conditions and the consummation of the last proposed property acquisition (which we currently anticipate will be the Mrs. Baird’s distribution facility) is subject to the consummation of the proposed financing transaction (as described below) (or obtaining alternative financing) and, therefore, no assurances can be given that these acquisitions will be completed. See “Risk Factors — Risks Related to Our Properties and Operations — Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.” If the proposed property acquisitions are consummated, we will own a total of 119 properties containing approximately 2.0 million leasable square feet and we will pay to ARC $0.2 million in acquisition fees and $0.1 million in cost reimbursements and financing fees. This represents an approximately 21% increase in our portfolio since the closings of our most recent property acquisitions based upon annualized rental income. See “Business and Properties — Developments Since Our IPO — Proposed Property Acquisitions.”

Financing Strategy

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units.

We may also acquire a property subject to (and may assume) a fixed-rate mortgage. We may enter into mortgage and financing arrangements that provide for amortization of part of the principal balance during the term, thereby reducing the refinancing risk at maturity, but also at the same time reducing our cash available for distribution. Some of our properties may be financed on a cross-defaulted or a cross-collateralized basis, and we may collateralize a single financing with more than one property.

Proposed Financing Transaction

Prior to or concurrently with the closing of the last proposed property acquisition, we anticipate entering into an amendment to our $150.0 million senior secured revolving credit facility which would increase the commitments of our participating lenders from $75.0 million to $77.9 million. Under the proposed financing transaction, we expect to draw an additional $2.9 million on our senior secured revolving credit facility in order to pay a portion of the purchase price of this last proposed property acquisition. Upon consummation of the proposed financing transaction, all the proposed property acquisitions are expected to be included in the portfolio of properties securing our existing $150.0 million senior secured revolving credit facility.

Our ability to enter into the proposed financing transaction is subject to a number of conditions that are outside of our control, including, without limitation, obtaining firm commitments from our lenders increasing their commitments under our senior secured revolving credit facility and the delivery of customary loan documentation. The proposed financing transaction will be contingent upon the closing of this offering and the consummation of the proposed property acquisitions since a significant portion of the net proceeds of this offering will be utilized to acquire the proposed property acquisitions which will be used to secure additional amounts under our existing senior secured revolving credit facility. To the extent the proposed financing transaction cannot be consummated, we will continue to seek alternative financing for the last of the proposed property acquisitions (which we anticipate will be the Mrs. Baird’s distribution facility). See “Risk Factors — Risks Related to Our Properties and Operations — We may be unable to consummate the acquisition of one or more of the proposed property acquisitions for a number of reasons, including the inability to obtain firm commitments for our proposed financing transaction, which would result in the undesignation of all or a portion of the net proceeds of this offering, which, in turn, would reduce our anticipated cash available for distribution.”

Our strategy for additional acquisitions is to finance our properties with, or acquire our properties subject to, secured medium-term fixed-rate non-recourse debt at a positive spread to the yield on those properties. We seek to finance our properties with, or acquire our properties subject to, non-recourse long-term fixed-rate debt through “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the property financed. By doing so, we seek to lock in the positive spread on the properties (representing the difference between our yield and our cost of financing) for the lease term. Through non-recourse debt, we seek to limit the overall Company exposure in the event we default on the debt to the amount we have invested in the property or properties financed.

As of March 31, 2012, our outstanding debt (all of which is secured) was approximately 55% of the book value of our portfolio. We expect that we will incur additional corporate-level debt and property-level debt in the future. Although we are not required to maintain any particular leverage ratio, we expect to maintain an overall net debt to gross asset value of approximately 45% to 55%. However, our organizational documents do not limit the amount or percentage of debt that we may incur. The amount of leverage we will deploy for particular investments in our target assets will depend upon our or our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, the creditworthiness of our tenants, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, and the credit quality of the properties securing the applicable financing. We believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily properties with medium-term lease durations.

We are not dependent on the structured credit markets for financing. The commercial real estate leasing asset class has long attracted institutional financing and we expect that the deep contacts developed over each of our principals’ more than 20 years in the business will provide us with a wide variety of financing opportunities.

As of March 31, 2012, the following statistics summarize our overall portfolio financing position on a pro forma basis based on the adjusted book value of the properties:

•	leverage of approximately 50%, which includes only secured debt;
•	$77.9 million of non-recourse senior secured debt at a floating rate of 3.18%; and
•	$30.3 million of other non-recourse first mortgage debt at fixed coupons ranging from 3.75% to 5.25%.

The following table sets forth certain information regarding our outstanding indebtedness as of March 31, 2012 on a pro forma basis (dollar amounts in thousands).

Loan	Type	Balance at May 31, 2012	Interest Rate		Amortization Period (Yrs)		Maturity	Balance at Maturity
Senior Secured Revolving Credit Facility	Secured	$77,851	3.18	%(1)	N/A		9/2014	$78,547
Home Depot Mortgage	Secured	13,850	5.25%		30 year	(2)	7/2015	13,488
First Place Bank Loan	Secured	4,470	4.89%		N/A		1/2017	4,470
Customers Bank Loan	Secured	11,940	3.75%		(3)		12/2016	11,595
Total		$108,111

(1)	Interest at LIBOR with respect to Eurodollar rate loans, and the greater of the U.S. federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens, N.A., our lender, as its “prime rate” or “base rate” at such time with respect to base rate loans, plus a margin of 215 basis points to 290 basis points, depending on our leverage rate.
(2)	Commencing in July 2013, principal will begin amortizing on a 30-year amortization schedule.
(3)	Loan requires principal repayments of $15,000 per month in years 4 and 5.

N/A — means not applicable

Portfolio and Earnings Growth

At the time of our IPO on September 6, 2011, we owned a portfolio of 61 assets, excluding two properties that were vacant and classified as held for sale, comprising approximately 0.8 million leasable square feet. Our capitalization on September 7, 2011, the day after our IPO and the day we closed and first drew from our senior secured revolving credit facility, consisted of 5.9 million shares of common stock outstanding (including OP units exchangeable for common stock), approximately $13.9 million of mortgage debt outstanding at an interest rate of 5.25%, and approximately $51.5 million outstanding under our senior secured revolving credit facility, at an interest rate of 3.12%. As of September 7, 2011, annual rental income for the portfolio was approximately $9.0 million. At the time of the IPO, pro forma AFFO per share for the year ended December 31, 2010 was $0.95, based on net income per share of $0.04 plus depreciation and amortization per share of $0.91.

Subsequent to the Follow-On Offering, we grew our operating portfolio by acquiring an additional 36 properties comprising approximately 1.0 million leasable square feet. We incurred an aggregate of approximately $16.4 million of additional mortgage indebtedness subsequent to the Follow-On Offering, paid down approximately $11.2 million under our senior secured revolving credit facility, and made additional draws under our senior secured revolving credit facility aggregating approximately $9.3 million. As a result of the post-Follow-On Offering property acquisitions, our portfolio grew to 97 properties, excluding two properties that were vacant and classified as held for sale, comprising approximately 1.7 million leasable square feet. Our capitalization as of March 31, 2012, consisted of 7.6 million shares of common stock outstanding (including OP units exchangeable for common stock), approximately $30.3 million of mortgage debt outstanding, at a weighted average interest rate of 4.67%, and approximately $49.6 million outstanding under our senior secured revolving credit facility at an interest rate of 3.14%. As of March 31, 2012, the annual rental income for the portfolio was approximately $11.4 million, an increase of 26.7% from September 7, 2011.

We expect to use the proceeds from this offering to acquire an additional 22 properties comprising approximately 0.3 million leasable square feet. As a result of the proposed property acquisitions, we expect that our portfolio will grow to 119 properties, excluding two properties that are vacant and classified as held for sale, comprising approximately 2.0 million leasable square feet. We expect that our capitalization following this offering will consist of 11.5 million shares of common stock outstanding (including OP units exchangeable for common stock and the 576,376 OP units that were issued to the seller of the FedEx Freight portfolio), 545,454 Preferred Shares, approximately $30.3 million of mortgage debt outstanding at a weighted average interest rate of 4.67% and approximately $77.9 million outstanding under our senior secured revolving credit facility. The portfolio, pro forma for the proposed property acquisitions and the proposed financing transaction, would have generated annual rental income of approximately $18.5 million, an increase of 21% from March 31, 2012. Upon completion of the acquisition of the 22 properties subsequent to this offering, pro forma AFFO per share for the year ended December 31, 2011 will be $1.10, a 13.5% increase from the Follow-On Offering, based on net income per share of $0.03 plus add-backs of depreciation and amortization per share of $0.93, loss from discontinued operations per share of $0.09, amortization of deferred financing costs per share of $0.09 and non-cash equity compensation expense per share of $0.05, less straight-line rent per share of $0.09.

Description of Prepayment Provisions of Certain Debt

The following is a summary of the prepayment provisions of the loan agreements evidencing our material outstanding debt. The following is only a summary of the prepayment provisions and it does not include all of the provisions of such agreements:

•	Citizens Bank Portfolio and Community Bank. The borrower may, upon notice to the administrative agent, at any time or from time to time, voluntarily prepay the outstanding balance of the loan in whole or in part without premium or penalty. If for any reason the total outstanding amounts under the credit agreement at any time exceed the available loan amount, then the borrower shall, within one business day, prepay the loans or cash collateralize the letter of credit obligations in an aggregate amount equal to such excess; provided, that the borrower shall not be required to cash collateralize the letter of credit obligations unless after the prepayment in full of the loans the total outstanding balance exceeds the available loan amount.

•	Home Depot. The borrower may, on 15 days’ prior written notice, prepay the entire outstanding principal balance of the loan without any additional consideration on or after the date that is 4 months prior to the stated maturity date.
•	First Place Bank Loan. The borrower may at any time or from time to time voluntarily prepay the outstanding balance of the loan in whole or in part, subject to a premium equal to 2% of the principal amount being repaid for prepayments greater than 10% of the balance in respect of prepayments made prior to the last three months of the term of the loan.
•	Customers Bank Loan. The borrower may at any time or from time to time voluntarily prepay the outstanding balance of the loan in whole or in part, subject to a premium for prepayments greater than 10% of the balance during the first three years of the term of the loan equal to (i) 2% in respect of a prepayment made prior to December 29, 2013 and (ii) thereafter, 1% in respect of any prepayment made prior to December 29, 2014.

Investment Network

Our level of new investment activity is influenced by market conditions. Our Manager maintains a comprehensive marketing, advertising and public relations program that supports our investment efforts. The objective of the program is to build our name recognition and credibility. We believe, based upon ARC’s experience, ARC’s current leased assets under management of $3.0 billion and responses from customers, that ARC has been successful in achieving such objectives of market awareness and prominence and that our Manager and we will continue to do so.

ARC enjoys longstanding relationships with both public and private owners of net leased properties and other key industry participants that provide a source of transaction flow that we believe is not otherwise available to the general investment community. We will leverage ARC’s relationships within the net leased commercial real estate industry to further develop relationships with investment sale brokers, through which we will primarily identify real properties for purchase. We will also source property acquisition opportunities directly from developers and owners or investors in real estate assets.

Underwriting and Due Diligence Process

Once a prospective investment opportunity is identified, the potential transaction undergoes a comprehensive underwriting and due diligence process that is overseen by our Manager’s investment committee. The focus of the due diligence falls into four primary areas:

•	credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry;
•	lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions;
•	a real estate fundamentals review and analysis; and
•	an analysis of the risk-adjusted returns on the investment.

The credit quality of the tenant under the lease is an important aspect of the due diligence of the transaction. Prior to entering into any transaction, we conduct a review of the tenant’s credit quality. This review may include reviews of publicly available information, including any public credit ratings, financial statements, debt and equity analyst reports, and reviews of corporate credit spreads, stock prices, market capitalization and other financial metrics.

While we have no defined minimum credit rating or balance sheet size for tenants, we anticipate that a significant majority of the tenants underlying our investments will have investment-grade credit ratings (as determined by major credit rating agencies) or will be companies that we determine to be credit tenants based on our own underwriting of the tenant’s financial condition. For those tenants that either are below investment-grade or are unrated, we may conduct additional due diligence, including additional financial reviews of the tenant and a more comprehensive review of the business segment and industry in which the tenant operates.

Assuming that the credit of the tenant under the lease is satisfactory, a thorough review is then conducted into the quality of the lease, focusing primarily on the landlord’s obligations under the lease and those provisions of the lease that would permit the tenant to terminate or abate rent prior to the conclusion of the primary lease term. We analyze the lease to ensure that all or substantially all of the property expenses are borne by the tenant to assure that we can realize a predictable cash flow from the property. In addition, each lease is reviewed by outside counsel and a lease summary is provided to us for use in evaluating the transaction.

Finally, we conduct a review with respect to the quality of the real estate subject to the lease. In all cases, the property is reviewed from a traditional real estate perspective, including quality of construction and maintenance, location and value of the real estate and technical issues such as title, survey and environmental. Appraisals and environmental and, as necessary, engineering reports are obtained from third parties and reviewed by our Manager or legal counsel. We also thoroughly review the property’s real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property’s market, rental rates within the property’s market, recent sales prices and demographics in the property’s market. As described in detail under “— Our Portfolio” above, we target properties with one or more of the following: flexible asset type; barriers to entry in the market; and a core facility of the tenant. In addition, we may evaluate, or engage a third-party provider to evaluate, alternative uses for the real estate and the costs associated with converting to such alternative uses, as well as examine the surrounding real estate market in greater detail.

In addition to our review of the quality of any individual transaction, our Manager also:

•	evaluates our current portfolio, including consideration of how the subject transaction affects asset diversity and credit concentrations at the tenant, industry or credit level;
•	determines whether we can implement appropriate legal and financial structures, including our ability to control the asset in a variety of circumstances, such as an event of default by the tenant;
•	evaluates the leveraged and unleveraged yield on the property and how that yield compares to our target yields for that property type and our analysis of the risk profile of the investment; and
•	determines our plans for repositioning the property for future growth upon the expiration of the tenant’s lease.

We use integrated systems such as customized software and models to support our decisions on pricing and structuring investments. Before issuing any final form of commitment to acquire a property, the transaction must be approved by our Manager’s investment committee. The committee meets frequently and on an as-needed basis to evaluate potential investments.

Asset Management

Our Manager is responsible for, among other duties, day-to-day management of our properties, including without limitation:

•	meeting periodically with our tenants;
•	monitoring lease expirations and tenant space requirements and renewing or re-letting space as leases mature;
•	monitoring the financial condition and credit ratings of our tenants;
•	performing physical inspections of our properties;
•	making periodic improvements to properties where required;
•	monitoring portfolio concentrations (e.g., tenant, industry and credit); and
•	monitoring real estate market conditions where we own properties.

Asset Surveillance System

We also have created an on going asset surveillance system that:

•	tracks the status of our investments and investment opportunities;
•	maintains the underlying property acquisition documents;
•	monitors actual cash flows on each property;
•	identifies issues such as non-payment of rent; and
•	routinely monitors the credit ratings and financial conditions of underlying tenants.

Through this system we are able to track and document the entire lifecycle of our properties.

Closing Process

From the time we begin to consider an investment until the investment is closed, the prospective transaction undergoes a variety of defined steps and procedures. In connection with the closing process, we typically need to rely on certain third parties not under our control, including tenants, sellers, lenders, brokers, outside counsel, insurance companies, title companies, environmental consultants, appraisers, engineering consultants and other product or service providers. Our Manager carefully manages the closing process and has developed a streamlined set of procedures, checklists and relationships with many of the third-party providers with whom we do business on an on going basis.

As set forth under “— Underwriting and Due Diligence Process” above, each transaction goes through a multi-stage process, including review by our Manager’s investment committee. All of our transactions are closed by our Manager’s in-house closing staff, in some instances with the assistance of outside counsel. That staff seeks to close our property acquisitions two to four weeks after a purchase and sale agreement is signed, while at the same time maintaining our acquisition standards.

Insurance

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. In addition, it is our practice to carry environmental coverage on properties we believe are at higher risk of environmental issues due to use or location. We select the policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We will not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism, earthquakes and floods, may be insured subject to limitations involving substantial self insurance portions and significant deductibles and co-payments for such events. We may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.

Competition

We are subject to competition in the acquisition of properties and intense competition in the leasing of our properties. We compete with a number of developers, owners and operators of industrial and office real estate, many of which own properties similar to ours in the same markets in which our properties are located, in the leasing of our properties. We also may face new competitors and, due to our focus on single-tenant properties located throughout the United States, and because many of our competitors are locally or regionally focused, we will not encounter the same competitors in each region of the United States.

Many of our competitors have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments and may succeed in buying the properties that we have targeted for acquisition. We may also incur costs on unsuccessful acquisitions that we will not be able to recover.

Environmental Matters

Under various federal, state and local environmental laws, a current owner of real estate may be required to investigate and clean up contaminated property. Under these laws, courts and government agencies have the authority to impose cleanup responsibility and liability even if the owner did not know of and was not responsible for the contamination. For example, liability can be imposed upon us based on the activities of our tenants or a prior owner. In addition to the cost of the cleanup, environmental contamination on a property may adversely affect the value of the property and our ability to sell, rent or finance the property, and may adversely impact our investment in that property.

Prior to acquisition of a property, we obtain Phase I environmental reports. These reports are prepared in accordance with an appropriate level of due diligence based on our standards and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property and nearby or adjoining properties. We may also obtain a Phase II investigation which may include limited subsurface investigations and tests for substances of concern where the results of the Phase I environmental reports or other information indicates possible contamination or where our consultants recommend such procedures.

To our knowledge, we believe that our portfolio is in compliance in all material respects with all federal, state and local laws and regulations regarding hazardous or toxic substances and other environmental matters.

As of May 31, 2012, we were not aware of any environmental concerns that would have a material adverse effect on our financial position or results of operations.

Employees

As of May 31, 2012, we did not have any employees and do not expect to have any employees in the future. Our chief executive officer, our president, our executive vice president and chief investment officer and our executive vice president and chief financial officer are executives of ARC.

Management

Our Directors and Executive Officers

Our board of directors comprises five members, two of whom are executives of ARC. Our directors have each be elected to serve a term of one year and until their successors are duly elected and qualify. Our board of directors has determined that each of the three independent directors listed in the table below satisfies the NASDAQ listing standards for independence. There are no familial relationship between any of our directors and executive officers.

Our charter provides that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter is amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Directors are elected by a plurality of all the votes cast. Any director may resign at any time. A director may be removed, with or without cause, by the affirmative vote of the stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. Any vacancy created by the death, resignation or removal of a director may be filled only by a vote of a majority of the remaining directors. If at any time there are no directors in office, successor directors shall be elected in accordance with the MGCL. Each director will be bound by the charter and the bylaws.

The following sets forth certain information with respect to our directors and executive officers:

Name	Age	Position(s)
Nicholas S. Schorsch	51	Chairman of the Board of Directors and Chief Executive Officer
Edward M. Weil, Jr.	45	President, Chief Operating Officer, Secretary and Director
Peter M. Budko	52	Executive Vice President and Chief Investment Officer
Brian S. Block	40	Executive Vice President and Chief Financial Officer
Walter P. Lomax, Jr., M.D.	79	Independent Director
David Gong	62	Independent Director
Edward G. Rendell	68	Independent Director

Set forth below is biographical information for our directors and executive officers.

Nicholas S. Schorsch has been the chairman of the board and chief executive officer of our company since its formation in December 2010. Mr. Schorsch has also been the chairman and chief executive officer of our Manager since its formation in November 2010. Mr. Schorsch has served as the chairman of the board of ARCT since its formation in 2007. Mr. Schorsch has also been chairman of the board and chief executive officer as well as the chief executive officer of ARCT’s property manager and former advisor since their formation in August 2007 until March 2012. He has more than 20 years of real estate experience. Mr. Schorsch has served as the chairman of the board and chief executive officer of American Realty Capital Global Daily Net Asset Value Trust, Inc., or ARC Global DNAV, since July 2011. Mr. Schorsch also has been the chief executive officer of American Realty Capital Global Advisors, LLC since its formation in July 2011. Mr. Schorsch also has been chairman and chief executive officer of American Realty Capital New York Recovery REIT, Inc., or NYRR, since its formation in October 2009, chief executive officer of the NYRR property manager and the NYRR advisor since their formation in November 2009 and chairman of the board and chief executive officer of ARC RCA since its formation in July 2010 and Chief Executive Officer of the ARC RCA advisor since its formation in May 2010. Mr. Schorsch also has been the chairman of the board and chief executive officer of American Realty Capital Healthcare Trust, Inc., or ARC HT, and chief executive officer of the ARC HT advisor since their formation in August 2010. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Trust III, Inc., or ARCT III, and the chief executive officer of the advisor and property manager of ARCT III since their formation in October 2010. Mr. Schorsch has also been the chairman and chief executive officer of American Realty Capital Trust IV, Inc., or ARCT IV, since its formation in February 2012. Mr. Schorsch has also been the the Chief Executive Officer of ARCT IV’s property manager and advisor since their formation in February 2012. Mr. Schorsch served as the president and director of ARC — Northcliffe from its formation in September 2010 until its termination in October 2011. Mr. Schorsch has also served as the chairman of the board and chief executive officer of ARC DNAV since its formation in September 2010 and chief executive officer of its advisor since its formation in September 2010. Mr. Schorsch has also been a director and the chief executive officer of BDCA since its formation in May 2010. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of AFRT from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group (AFRG) and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s service as chairman and chief executive officer, as applicable, of ARCT, NYRR, ARC RCA, ARC HT, ARC DNAV and ARCT III, ARC Global DNAV and ARCT IV and as President and a Director of ARC Northcliffe, his previous experience as president, chief executive officer and vice chairman of AFRT and his significant real estate acquisition experience make him well qualified to serve as our chairman of the board.

Edward M. Weil, Jr. has served as president, chief operating officer and secretary, and a director, of the company since March 2012. Mr. Weil has also served as executive vice president and secretary of our company since our formation in December 2010 until March 2012. Mr Weil has also been executive vice president of our Manager since its formation in November 2010. He was appointed as a director of the company in March 2012. Mr. Weil has served as president, chief executive officer, treasurer and a member of the board of directors of ARC DNAV since March 2012. Mr. Weil has also served as the executive vice president and secretary of ARC DNAV since its formation in September 2010 until March 2012. Mr. Weil also has been executive vice president and secretary of ARC DNAV’s advisor since its formation in September 2010 and became president, chief operating officer and treasurer of ARC DNAV’s advisor in March 2012. Mr. Weil has been an executive officer of ARC Global DNAV, the ARCC Global DNAV advisor and the ARCC Global, DNAV property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has been the chief executive officer of Realty Capital Securities, LLC, the Company’s dealer manager since December 2010. He has nine years of real estate experience. Mr. Weil also was the executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has also been executive vice president and secretary of NYRR since its formation in October 2009 and executive vice president of the NYRR property manager and the NYRR advisor since their formation in November 2009. He also has been executive vice president and secretary of ARC RCA since its formation in July 2010 and executive vice president and secretary of the ARC RCA advisor since its formation in May 2010. Mr. Weil has also been executive vice president and secretary of ARC HT and the ARC HT advisor since their formation in August 2010. Mr. Weil has served as executive vice president and secretary of ARCT III since its formation in October 2010, and has served as a director of ARCT III since February 2012. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARCT IV since its formation in February 2012. Mr. Weil has also served as president, chief operating officer, treasurer and secretary of ARCT IV’s advisor and property manager since their formation in February 2012. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for AFRT (as well as for its predecessor, ARFG) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe Mr. Weil’s current experience as an executive officer of NYRR, ARC RCA, ARC HT, ARCT III, ARC Global DNAV and ARCT IV, and as a director of ARCT III and ARC DNAV, make him well qualified to serve as a member of our board of directors.

Peter M. Budko has served as executive vice president and chief investment officer of our company since our formation in December 2010. Mr. Budko has also been the executive vice president and chief investment officer of our Manager since its formation in November 2010. Mr. Budko has served as executive vice president and chief investment officer of ARCT since its formation in 2007 until March 2012 and as executive vice president and chief investment officer of ARCT’s advisor and property manager since their formation in 2007 until March 2012. Since October 2009, Mr. Budko has also served as executive vice president and chief operating officer of NYRR and executive vice president of both the property manager and advisor of NYRR. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA since its formation in July 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA’s advisor since its formation in May 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC HT since its formation in August 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Budko has served as executive vice president and the chief investment officer of Business Development Corporation since its formation in May 2010. Mr. Budko has served as executive vice president and chief investment officer of ARC DNAV since its formation in September 2010. Mr. Budko has served as executive vice president and chief investment officer of the advisor and property manager for ARC DNAV since their formation in September 2010. Mr. Budko has served as executive vice president and chief investment officer of ARCT III since its formation in October 2010. Mr. Budko has served as executive vice president and chief investment officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Budko has served as an executive officer of ARC Global DNAV, the ARC Global DNAV advisor and the ARC Global DNAV property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARCT IV since its formation in February 2012. Mr. Budko has served as executive vice president and chief investment officer of ARCT IV’s advisor and property manager since their formation in February 2012. Mr. Budko has served as executive vice president and chief investment officer of ARC Global DNAV since its formation in July 2011. From January 2007 to July 2007, Mr. Budko was chief operating officer of ARC. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC, from February 1997 to January 2006. The Wachovia Structured Asset Finance Group structured and invested in real estate net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 to 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Brian S. Block has served as executive vice president and chief financial officer of our company since its formation in December 2010. Mr. Block also has been executive vice president and chief financial officer of our Manager since its formation in November 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT since its formation in 2007 until March 2012 and as executive vice president and chief financial officer of ARCT’s advisor and property manager since their formation in 2007 until March 2012. He is also executive vice president and chief financial officer of American Realty Capital, LLC and American Realty Capital Properties, LLC. Since October 2009, Mr. Block has also served as executive vice president and chief financial officer of NYRR and of both the property manager and advisor of NYRR. Mr. Block has served as executive vice president and chief financial officer of ARC RCA since its formation in July 2010. Mr. Block has served as executive vice president and chief financial officer of ARC RCA’s advisor since its formation in May 2010. Mr. Block has served as executive vice president and chief financial officer of ARC HT since its formation in August 2010. Mr. Block has served as executive vice president and chief financial officer of ARC HT’s advisor and property manager since their formation in August 2010. Mr. Block has served as executive vice president and the chief financial officer of Business Development Corporation since its formation in May 2010. Mr. Block has served as executive vice president and chief financial officer of ARC DNAV since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of the advisor and property manager for ARC DNAV since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT III since its formation in October 2010. Mr. Block has served as executive vice president and chief financial officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Block has served as executive vice president and chief financial officer of ARTC IV since its formation in February 2012. Mr. Block has served as executive vice president and chief financial officer of ARCT IV’s advisor and property manager since their formation in February 2012. Mr. Block has served as executive vice president and chief financial officer of ARC Global DNAV since their formation in July 2011. Mr. Block also is responsible for the accounting, finance and reporting functions at ARC. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing ARC’s infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an MBA from La Salle University.

Edward G. Rendell has been an independent director since July 2011. Governor Rendell also has served as an independent director of BDCA since January 2011 and ARCT III since March 2012. Governor Rendell expects to be appointed as a director of ARC Global DNAV. He served as an independent director of ARC RCA from February 2011 until March 2012. He also served as a director of ARC HT from January 2011 until March 2012. Governor Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011. As the Governor of the Commonwealth of Pennsylvania, he served as the chief executive of the nation’s sixth most populous state and oversaw budgets as high as $28.3 billion. He also served as the Mayor of Philadelphia from January 1992 through January 2000. As the Mayor of Philadelphia, he eliminated a $250 million deficit, balanced the city’s budget and generated five consecutive budget surpluses. He was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Governor Rendell served as the District Attorney of Philadelphia from January 1978 through January 1986. In 1986 he was a candidate for governor of the Commonwealth of Pennsylvania. In 1987, he was a candidate for the mayor of Philadelphia. From 1988 through 1991, Governor Rendell was an attorney at the law firm of Mesirov, Gelman and Jaffe. From 2000 through 2002, Governor Rendell was an attorney at the law firm of Ballard Spahr. Governor Rendell worked on several real estate transactions as an attorney in private practice. An Army veteran, Governor Rendell holds a B.A. from the University of Pennsylvania and a J.D. from Villanova Law School. We believe that Governor Rendell’s current experience as a director of BDCA and ARCT III, his past experience as a director of ARC RCA and ARC HT and his over thirty years of legal, political and management experience gained from serving in his capacities as the Governor of Pennsylvania and as the Mayor and District Attorney of Philadelphia, including his experience in overseeing the acquisition and management of Pennsylvania’s real estate development transactions, including various state hospitals, make him well qualified to serve as a member of our board of directors.

Walter P. Lomax, Jr., M.D. has been an independent director since July 2011. Dr. Lomax has served as a member of the board of directors of ARC HT since January 2011 and an independent drector of ARC DNAV since July 2011. From September 1958 through September 1990, Dr. Lomax was engaged as a physician in private practice in Philadelphia, Pennsylvania. During this time, he grew his practice from a private single-physician office into Lomax Medical Associates, a multi-site group practice consisting of over 20 physicians located in five separate locations. Lomax Medical Associates provided high quality care in traditionally underserved areas. In July 1982, Dr. Lomax established Lomax Health Systems, a management company concentrating exclusively on healthcare. In 1984, Lomax Health Systems won a medical services contract to recruit physicians and physician assistants to supplement Philadelphia’s staff in the prison system. In January 1990, Dr. Lomax formed Correctional Healthcare Solutions, which specialized in the management and delivery of health services to correctional facilities. At the time of its sale in July 2000, Correctional Healthcare Solutions was providing health care in 60 correctional facilities in 16 states. From July 1989 through September 2002, Dr. Lomax was the co-founder and vice chairman of AmeriChoice, Inc., a Medicaid HMO with licenses in Pennsylvania, New Jersey and New York. In September 2002, AmeriChoice was sold to United Health Group Company. Since September 2002, Dr. Lomax has served as the chairman of The Lomax Companies, the Lomax family’s investment office, which manages a global portfolio of private equity investments with a particular emphasis on venture capital and real estate. We believe that Dr. Lomax’s ongoing real estate investments on behalf of The Lomax Companies make him well qualified to serve as a member of our board of directors.

David Gong has been an independent director since July 2011. Mr. Gong has served as an independent director of ARCT III since January 2011. He has served as an independent director of ARC RCA since February 2011. Mr. Gong has over 25 years of experience in global asset management. He has recently joined the Stanley-Laman Group as a senior portfolio manager. From August 2004 to February 2005, he served as a consultant to AFRT. During such time, he sourced and structured, from a tax and legal perspective, potential bank branch acquisitions in Asia. From August 2002 to July 2004, Mr. Gong served as the managing director of Ankar Capital Management, a New York-based investment advisory firm. While at Ankar, Mr. Gong managed the firm’s private equity group in the Singapore office. From February 1990 to January 2001, Mr. Gong served as a senior partner and international portfolio manager at Ardsley Partners, also a New York-based investment advisory firm, where he managed several emerging market hedge funds, including the Ardsley Pacific Fund. From September 1981 to January 1990, Mr. Gong served as an equity portfolio manager at T. Rowe Price where he also assisted in the establishment of the firm’s Hong Kong office. Mr. Gong has served as a director of Helios Capital LLC’s Helios Strategic Fund since its inception in January 2005. He previously served as a director of Alliance Capital Management, LLC’s Turkish Growth Fund from October 1993 to December 2000 and India Liberalization Fund from December 1993 to December 2003. Mr. Gong received a B.A. from the University of California, Berkeley, a J.D. from the University of California, Davis where he earned Order of the Coif honors and an M.B.A. from Stanford University’s Graduate School of Business. We believe that

Mr. Gong’s extensive experience in global asset management, his experience in sourcing and structuring potential bank branch acquisitions in Asia for AFRT, and his educational background, make him well qualified to serve as a member of our board of directors.

Corporate Governance — Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described in “Business and Properties” for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of NASDAQ and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our board of directors has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of NASDAQ. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee comprises Edward G. Rendell, Dr. Walter Lomax and David Gong, each of whom is an independent director and “financially literate” under the rules of NASDAQ. David Gong is the chair of our audit committee and has been designated by our board as our audit committee financial expert, as that term is defined by the SEC, which was disclosed in our proxy statement for our 2012 annual meeting of stockholders.

The committee assists the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of our internal audit function and independent auditor.

The audit committee is also be responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee comprises Edward G. Rendell, Dr. Walter Lomax and David Gong, each of whom is an independent director. David Gong is the chair of our compensation committee.

The principal functions of the compensation committee are:

•	approve and evaluate all compensation plans, policies and programs as they affect the company’s executive officers;
•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;
•	oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of common stock, Manager’s Stock, restricted stock units, dividend equivalent shares and other equity-based awards;
•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our non-executive directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee comprises Edward G. Rendell, Dr. Walter Lomax and David Gong, each of whom is an independent director. David Gong is the chair of our nominating and corporate governance committee.

The nominating and corporate governance committee is responsible for the following:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;
•	overseeing the self-evaluation of the board of directors and the board of director’s evaluation of management;
•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures; and
•	identifying and recommending to the board of directors potential director candidates for nomination.

Investment Committee of Our Board of Directors

Messrs. Schorsch and Weil serve as members of the investment committee of our board of directors. This committee is generally responsible for the supervision of our Manager’s compliance with our investment guidelines and also periodically reviews our investment portfolio at least on a quarterly basis or more frequently as necessary.

In addition, any proposed investment must be approved by a majority of our independent directors (or a committee established by our independent directors for this purpose). If a proposed individual investment is for less than $20 million, or, an aggregate investment portfolio is for less than $75 million, such approval may be sought via electronic board meetings, which entails emailing of the applicable materials to the independent directors (or the members of the committee established by our independent directors for this purpose) and any questions to be addressed in advance of voting on the proposed investment and requesting a response for approval, and whereby the independent directors (or the members of the committee established by our independent directors for this purpose) cast their votes in favor of or against a proposed acquisition via email.

Executive and Director Compensation

Compensation of Directors

A member of our board of directors who is also an employee of ARC is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director receives an annual fee for his or her services of $30,000, payable in quarterly installments in conjunction with quarterly meetings of the board of directors, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees are limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each non-executive director also will receive an annual award of 3,000 restricted shares of our common stock. Each of our non-executive directors may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our directors and direct that we pay such amounts to a charitable cause or institution designated by such director. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings. Our board of directors also may approve the acquisition of real property and other related investments valued at $20,000,000 or less, and any portfolio of properties valued in the aggregate at $75,000,000 or less, via electronic board meetings whereby the directors cast their votes in favor of or against a proposed acquisition via email. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.

Concurrently with the closing of our IPO, we granted 3,000 restricted shares of our common stock to each of our three independent directors, each of whom is a non-executive director, pursuant to our Director Stock Plan (described below under “— Director Stock Plan”). Awards of restricted stock will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on our board of directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our chief executive officer and each of our other executive officers, each of whom is an executive of ARC, do not receive cash compensation from us for serving as our executive officers. Instead we will pay our Manager the management fees described in “Our Manager and ARC — Management Agreement — Management Fee” and, in the discretion of the compensation committee of our board of directors, we may also grant our Manager equity-based awards pursuant to our Equity Plan described below.

In their capacities as executive officers, our executive officers will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

We have adopted equity incentive plans for our officers, our non-employee directors, our Manager and our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “Management — Equity Incentive Plans” for detailed descriptions of our equity incentive plans.

Equity Incentive Plans

We have adopted equity incentive plans to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. All of our equity incentive plans are administered by the compensation committee of our board of directors. The compensation committee, as appointed by our board of directors, has the full authority to (1) administer and interpret the equity incentive plans, (2) authorize the granting of awards, (3) determine the eligibility of directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours, to receive an award, (4) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the applicable equity incentive plan), (5) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the applicable equity incentive plan), (6) prescribe the form of instruments evidencing such awards, and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with the applicable equity incentive plan or the administration or interpretation thereof; however, neither the compensation committee nor the board of directors may take any action under any of our equity incentive plans that would result in a repricing of any stock option without having first obtained the consent of our stockholders.

In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee currently is and will continue to consist solely of non-executive directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors. The total number of shares that may be made subject to awards under our Equity Plan (described below) will be equal to 10% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP units for shares of common stock) at any time other than the initial grant of 167,400 shares of Manager’s Stock, which is equal to 3.0% of the shares of common stock sold in our IPO, to our Manager, which was also granted under the Equity Plan. Accordingly, immediately following the completion of this offering, we will have reserved 1,131,131 shares under the Equity Plan (other than the initial grant of Manager’s Stock to our Manager described above). We also have reserved a total of 99,000 shares of our common stock for issuance under our Director Stock Plan.

Equity Plan

We have adopted the American Realty Capital Properties, Inc. Equity Plan, which provides for the grant of stock options, restricted shares of common stock and Manager’s Stock, restricted stock units, dividend equivalent rights and other equity-based awards to our Manager, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to us. As noted above, under “— Equity Incentive Plans,” the maximum number of shares that may be made subject to awards under the Equity Plan will be equal to 10% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP units for shares of common stock) at any time other than the initial grant of Manager’s Stock to our Manager. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Plan. Shares issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In the event that a participant in the Equity Plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the Equity Plan) we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant shall be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

Initial Grant of Equity Compensation to Our Manager

Under our Equity Plan, our compensation committee is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of our IPO, we granted to our Manager 167,400 restricted shares of Manager’s Stock, which is equal to 3.0% of the number of shares sold in our IPO. This award of restricted shares vests ratably on a quarterly basis over a three-year period that began on October 1, 2011. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with AFFO for the six immediately preceding months.

Other Grants of Equity Compensation under the Equity Plan

We also have authorized and reserved a total number of shares equal to 10% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP units for shares of common stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have authorized and reserved 1,032,343 shares under the Equity Plan. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.

Director Stock Plan

We have adopted the American Realty Capital Properties, Inc. Non-Executive Director Stock Plan (referred to below as the Director Stock Plan), which provides for the issuance of restricted or unrestricted shares of our common stock or restricted stock units. The Director Stock Plan is intended, in part, to implement our program of non-executive director compensation described above under “— Executive and Director Compensation — Compensation of Directors.” We have authorized and reserved a total of 99,000 shares of common stock for issuance under the Director Stock Plan. Awards of restricted stock under the Director Stock Plan will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on our board of directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated, the shares that were subject to such award will be available for re-issuance under the Director Stock Plan. Shares issued under the Director Stock Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Director Stock Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; and (iii) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Director Stock Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Each award of restricted stock or restricted stock units will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the compensation committee, upon a non-executive director’s removal or resignation from our board of directors, the director will forfeit any as-yet unvested awards granted under the Director Stock Plan. Upon a change in control of us (as defined under the Director Stock Plan), any award that was not previously vested will become fully vested or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In the event that a participant in the Director Stock Plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the Director Stock Plan), we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant shall be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers and any personnel of ARC when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or NASDAQ regulations.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity; provided, however, in the event that a claim for indemnification against liabilities arising under the Securities Act (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. Our charter also permits us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor for an adverse judgment.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our Manager and ARC

General

We are externally managed and advised by our Manager. Each of our Manager’s, and our, executive officers is an executive officer of ARC. The executive offices of our Manager are located at 405 Park Avenue, New York, New York 10022, and the telephone number of our Manager’s executive offices is 212-415-6500.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers of our Manager:

Name	Age	Position(s)
Nicholas S. Schorsch	51	Chairman and Chief Executive Officer
Edward M. Weil, Jr.	45	President, Chief Operating Officer, Treasurer and Secretary
Peter M. Budko	52	Executive Vice President and Chief Investment Officer
Brian S. Block	40	Chief Financial Officer

The backgrounds of Messrs. Schorsch, Weil, Budko, and Block, are described in the “Management — Our Directors and Executive Officers” section of this prospectus.

Investment Committee of Our Manager

Our Manager has an investment committee which comprises Mr. Schorsch, the chairman of the committee, Mr. Weil and Mr. Budko. Our Manager’s investment committee will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will review our investment portfolio and its compliance with our investment guidelines at least on a quarterly basis or more frequently as necessary.

Management Agreement

We are party to a management agreement with our Manager, pursuant to which our Manager provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as our manager will be under the supervision and direction of our board of directors.

Management Services

Our Manager is responsible for, among other duties, (1) performing all our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, financings, and dispositions of investments, and (4) performing asset management duties, which may include, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;
•	investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;
•	with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
•	with respect to prospective lease transactions, conducting negotiations on our behalf with current and prospective tenants;
•	analyzing prospective opportunities to reposition properties for alternative uses or make capital improvements or in order to retain existing tenants or attract new tenants at our properties;
•	serving as our consultant with respect to decisions regarding any of our financings or borrowings undertaken by us, including (1) sourcing financing alternatives, (2) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (3) advising us with respect to obtaining appropriate financing for our investments;

•	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);
•	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;
•	providing executive and administrative personnel, office space and office services required in rendering services to us;
•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
•	counseling us in connection with policy decisions to be made by our board of directors;
•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;
•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;
•	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
•	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;
•	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;
•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by NASDAQ;
•	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;
•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;
•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

•	advising us with respect to and structuring long-term financing vehicles for our portfolio of properties, and offering and selling securities publicly or privately in connection with any such structured financing;
•	providing us with portfolio management;
•	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;
•	performing such other services as may be required from time to time for management and other activities relating to our properties and business, as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and
•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Our Manager may retain a property manager or leasing agent for the purpose of managing and leasing our properties. Our Manager will pay such property manager or leasing agent market rates for the services provided. If our Manager wishes to retain a property manager or leasing agent affiliated with it, such property manager or leasing agent, as applicable, will receive a fee from us equal to 1.5% of gross revenues from the properties subject to such property management arrangement plus the reimbursement of customary expenses.

Liability and Indemnification

Pursuant to the management agreement, our Manager has not assumed any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers, personnel and agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, president and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code, or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement will end on September 6, 2021, which is ten years after the closing of our IPO, with automatic one-year renewal terms thereafter. During the initial term of the management agreement, it may be terminated by us only for cause. Cause is defined in the management agreement as:

•	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting in a grossly negligent manner in the performance of its duties under the management agreement; provided, however, that if any of these actions is caused by an employee of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s knowledge of its commission, the management agreement shall not be terminable; or
•	the dissolution of our Manager.

Following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such a termination. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice. Our Manager may decline to renew the management agreement by providing us with 180 days written notice.

Assignment

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fee

We do not currently, nor do we expect in the future to, maintain an office or directly employ personnel. Instead we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

We will pay our Manager a management fee in an amount equal to one-twelfth of 0.50% of the average unadjusted book value of our real estate assets held as of the last day of the immediately preceding month before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP, calculated and payable monthly in advance, provided that the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months is equal to or greater than the amount of our AFFO. Our Manager will waive such portion of its management fee that, when added to our AFFO, without regard to the waiver of the management fee, would increase our AFFO so that it equals the distributions declared by us in respect of our OP units for the prior six months. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The management fee is payable independent of the performance of our portfolio.

The management fee of our Manager shall be calculated promptly after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash or shares of common stock, at the option of the Manager, within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such month.

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings of common stock multiplied by the number of all shares of common stock outstanding (including any restricted shares of common stock and any other shares of common stock underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) 8% and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, acquisition fees, financing fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

The following example illustrates how we would calculate our quarterly incentive fee in accordance with the management agreement. Our actual results may differ materially from the following example.

Assume the following:

•	Core Earnings for the 12-month period equals $10,000,000;
•	10,573,434 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 10,573,434;
•	weighted average price per share of common stock is $11.42;
•	incentive fees paid during the first three quarters of such 12-month period are $50,000; and
•	Core Earnings for the 12 most recently completed calendar quarters is $10,000,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $10,000 as calculated below:

1. Core Earnings	$10,000,000
2. Weighted average price per share of common stock of $11.42 multiplied by the weighted average number of shares of common stock outstanding of 10,573,434 multiplied by 8%	$9,700,000
3. Excess of Core Earnings over amount calculated in 2 above	$300,000
4. 20% of the amount calculated in 3 above	$60,000
5. Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ($60,000 – $50,000); the quarterly incentive fee is payable to our Manager as Core Earnings for the 12 most recently completed quarters is greater than zero	$10,000

Pursuant to the calculation formula, if Core Earnings increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.

One-half of each quarterly installment of the incentive fee will be payable in shares of our common stock so long as the ownership of such additional number of shares by our Manager would not violate the 9.8% stock ownership limit set forth in our charter, after giving effect to any waiver from such limit that our board of directors may grant to our Manager in the future. The remainder of the incentive fee will be payable in cash.

The number of shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our common stock on NASDAQ for the five trading days prior to the date on which such quarterly installment is paid.

Initial Grant of Equity Compensation to Our Manager

Under our Equity Plan, our compensation committee is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of our IPO, we granted to our Manager 167,400 restricted shares of Manager’s Stock, which is equal to 3.0% of the number of shares sold in our IPO. This award of restricted shares will vest ratably on a quarterly basis over a three-year period that began on October 1, 2011. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with AFFO for the six immediately preceding months. This award was intended to further align the interests of our Manager and ARC with those of our stockholders.

Upon termination of the management agreement by us for cause or by our Manager for any reason other than for cause or due to a change in our Manager’s compensation under the management agreement, any then unvested restricted shares held by our Manager will be immediately forfeited and cancelled without consideration. Upon any other termination of the management agreement or change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In addition to the restricted stock that we have granted to our Manager concurrently with the completion of our IPO, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to officers of our Manager or other personnel of ARC in order to provide incentive compensation to them. See “Management — Equity Incentive Plans.”

Acquisition and Capital Services Agreement

We are party to an acquisition and capital services agreement with ARC. Pursuant to this agreement, our Manager will be provided with access to, among other things, ARC’s portfolio management, asset valuation, risk management and asset management services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for the fees and expense reimbursements described below.

Fees and Expenses

We will pay ARC (i) an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property that we acquire which is originated by ARC; and (ii) a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that we obtain and use for the acquisition of properties that is arranged by ARC. The acquisition fee and the financing fee are payable in cash at the closing of each respective acquisition or financing, as applicable.

Reimbursement of Expenses

We will be required to reimburse ARC for all out-of-pocket costs actually incurred by ARC related to us. Expense reimbursements to ARC will be made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by ARC or, if provided by ARC’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;
•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;
•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing or trading of our stock on NASDAQ, the fees payable by us to NASDAQ connection with its listing of our stock, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;
•	expenses incurred by managers, officers, personnel and agents of ARC for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of ARC in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	compensation and expenses of our custodian and transfer agent, if any;
•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that ARC elects to carry for itself and its personnel;
•	all due diligence fees and expenses;
•	costs of appraisals, title insurance premiums and other closing costs;
•	non-refundable option payments on properties not acquired;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of ARC;
•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and
•	all other expenses actually incurred by ARC which are reasonably necessary for the performance by ARC of its duties and functions under the management agreement.

We will not reimburse ARC for the salaries and other compensation of its personnel.

Term and Termination

The acquisition and capital services agreement commenced on September 6, 2011 and has an initial term of ten years, with automatic one-year renewal terms thereafter. Following the initial term, the acquisition and capital services agreement will be terminable by us or ARC upon 180 days prior written notice.

Our independent directors will review ARC’s performance annually and, following the initial term, the acquisition and capital services agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) ARC’s unsatisfactory performance that is materially detrimental to us; or (2) our determination that the fees payable to ARC under the acquisition and capital services agreement are not fair, subject to ARC’s right to prevent termination based on unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We will provide ARC with 180 days prior notice of such a termination. We may also terminate the acquisition and capital services agreement at any time, including during the initial term, for cause. ARC may decline to renew the acquisition and capital services agreement by providing us with 180 days written notice.

Investment Opportunity Allocation Provisions

Our ability to make investments in our target assets is governed by our acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as Mr. Schorsch or Mr. Kahane is affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Conflicts of Interest and Related Policies

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Messrs. Schorsch, Weil, Budko, and Block, who are our executive officers, are also executives of ARC. Each of our management agreement with our Manager and our acquisition and capital services agreement with ARC was negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party.

The obligations of our Manager and its officers and personnel to engage in other business activities, including for ARC, may reduce the time that our Manager and its officers and personnel spend managing us and result in other conflicts of interest. Each of our executive officers and the officers of our Manager are part of the senior management or key personnel of the other eight ARC-sponsored REITs and their advisors. In addition, all of our executive officers also are officers of our Manager, and other affiliated entities. Based on our Sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, given that one of the ARC-sponsored REITs has a registration statement that is not yet effective and is in the development phase, and seven of the ARC-sponsored REITs have registration statements that became effective recently, in which our executive officers are involved, and will have concurrent or overlapping fundraising, acquisition and operational phases, conflicts of interest related to these REITs will arise throughout the life of our company. As a result, these individuals may not always be able to devote sufficient time to the management of our business.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

In addition to sponsoring this offering, ARC is currently the sponsor of seven public offerings of non-traded REIT shares, which offerings will be ongoing during our offering period. These programs all have filed registration statements for the offering of common stock and intend to elect to be taxed as REITs, or have so elected. The offerings will occur concurrently with our offering, and our Sponsor may sponsor other offerings during our offering period. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and, accordingly, the amount of proceeds that we might have available to invest in our target properties.

We will not compete with these or any other ARC-sponsored entities in connection with the acquisition of our target properties because, for so long as the management agreement is in effect and our Manager is controlled by ARC, any investment opportunities presented to ARC or any ARC-sponsored entity that fits our target investment criteria, i.e., subject to net leases with remaining lease terms of generally three to eight years, will be offered to us. Further, for so long as the management agreement is in effect and our Manager is controlled by ARC, if ARC or any ARC-sponsored entity is presented with an investment opportunity consisting of a portfolio of primarily net leased properties including both properties within and outside of our target lease term range, the acquisition of the portfolio will be bifurcated so that we are able to purchase those properties fitting our target lease term range. Although our executive officers face conflicts of interest as a result of the foregoing, the following factors tend to ameliorate the effect of the resulting potential conflicts of interest. Our fundraising, including finding investors, will be handled principally by our underwriters, with our executive officers’ participation limited to participation in sales seminars. Our executive officers are not affiliated with our underwriters. Some of the other ARC-sponsored REITs have sub-advisors or dedicated management teams who have the primary responsibility for investment activities of the REIT, which may mitigate some of these conflicts of interest. Five senior members, all of which are our executive officers, collectively indirectly own interests in Realty Capital Securities and the sponsors or co-sponsors of the ARC-sponsored investment programs. Controlling interests in Realty Capital Securities and the sponsors or co-sponsors of the ARC-sponsored investment programs are owned by Nicholas S. Schorsch and William M. Kahane. These members share responsibility for overseeing key management functions, including general management, investing, asset management, financial reporting, legal and accounting activities, marketing strategy and investor relations. This “bench” of senior members provides depth of management and is designed with succession planning in mind. Nonetheless, the competing time commitments resulting from managing multiple development stage or operational stage REITs may impact our investment activities and our executive officers’ ability to oversee these activities.

Adverse Business Developments and Conditions

ARCT, NYRR, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC, each of which was sponsored by ARC or its affiliate, each incurred net losses that were primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, ARC’s largest program to date, for the years ended December 31, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Messrs. Schorsch and Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the note holders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to us as part of our formation transactions. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

Since its inception, ARCT has paid distributions through a combination of cash flows from operations, proceeds from the sale of common stock and the issuance of shares in accordance with the distribution reinvestment plan. Distributions paid from cash flows from operations, excluding distributions paid in shares, for the years ended December 31, 2008, 2009, 2010 and 2011 were 100.0%, 79.1%, 84.8% and 94.1%, respectively. Cumulative to date as of December 31, 2011, 89.5% of distributions paid in cash were paid from cash flows from operations with the remaining 10.5% paid from the issuance of new shares.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

Certain Relationships and Related Party Transactions

Formation Transactions

Our real estate portfolio consists of 99 properties, 63 of which were contributed to our operating partnership by the contributor, an affiliate of our Sponsor, in the formation transactions. In addition, as part of the formation transactions we repaid to certain noteholders pursuant to an affiliated note program (i) an aggregate of approximately $19.4 million of unsecured indebtedness payable by ARC Income Properties, LLC, the owner of 28 of these property subsidiaries, that had a weighted average interest rate of 9.94% and was interest-only until maturity ($1.0 million in interest payments were paid from January 1, 2011 to June 30, 2011 and $1.9 million in interest payments were paid from December 31, 2009 to December 31, 2010) and (ii) an aggregate of approximately $11.2 million of unsecured indebtedness payable by ARC Income Properties III, LLC, the owner of one of these property subsidiaries, that has an interest rate of 8.50%, and was interest-only until maturity ($0.5 million in interest payments were paid from January 1, 2011 to June 30, 2011 and $1.0 million in interest payments were paid from December 31, 2009 to December 31, 2010), together with prepayment penalties related thereto in the aggregate amount of approximately $0.1 million, and certain other mortgage indebtedness assumed in connection with the formation transactions.

Part of the formation transactions included a contribution transaction whereby the contributor, which was the indirect owner of the ownership interests in the property subsidiaries described above, exchanged certain indirect ownership interests in the property subsidiaries owning our real estate portfolio for OP units pursuant to a contribution agreement. In connection with the formation transactions, the contributor exchanged all of its indirect ownership interests in our property subsidiaries for OP units, as described below:

ARC Real Estate Partners, LLC	310,000 OP units (with a combined aggregate value of approximately $3.9 million) in exchange for indirect interests in the property subsidiaries having an aggregate net book value (deficit) attributable to such interests as of June 30, 2011 of approximately $(14.1) million. All the equity interests in the contributor are owned by our executive officers as follows: 63.6% are held by Mr. Schorsch, our chairman and chief executive officer, 3.5% are held by Mr. Weil, our president, chief operating officer, secretary and treasurer, 16.4% are held by Mr. Budko, our executive vice president and chief investment officer, and 3.0% are held by Mr. Block, our executive vice president and chief financial officer. As a result of such ownership interests: Mr. Schorsch indirectly received 197,042 OP units with a value of $2,463,025, Mr. Weil indirectly received 10,905 OP units with a value of $136,313, Mr. Budko indirectly received 50,826 OP units with a value of $635,325, and Mr. Block indirectly received 9,325 OP units with a value of $116,563.

In addition to the OP units received in connection with the formation transactions, our Sponsor, our manager, our principals, our executive officers and our directors also benefit from the following:

•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against our officers and directors in their capacities as such;
•	registration rights afforded by a registration rights agreement with respect to (i) the common stock issuable in exchange for the OP units acquired by the contributor in the formation transactions, and (ii) the shares of our common stock that are issuable upon the vesting and conversion of the restricted shares of Manager’s Stock granted to our Manager (see “Shares Eligible for Future Sale — Registration Rights”);
•	indemnification in respect of certain personal guarantees made by our Sponsor and our principals in respect of the $13.9 million mortgage, as of December 31, 2011, secured by our property leased to Home Depot (see “Structure and Formation of our Company — The Financing Transactions”);
•	management fees and incentive fees afforded by a management agreement with our Manager, an entity that is controlled by our principals (see “Our Manager and ARC — Management Agreement”);
•	acquisition and financing fees afforded by an acquisition and capital services agreement with ARC, an entity that is controlled by our principals (see “Our Manager and ARC — Acquisition and Capital Services Agreement”);
•	a release from approximately $30.6 million of recourse indebtedness involving two of our property subsidiaries, which were indebted to certain prior investors that were the noteholders pursuant to an affiliated note program;

•	a grant of 167,400 restricted shares of Manager’s Stock which were granted to our Manager;
•	possible grants of cash or equity incentive awards to our Manager, our executive officers and our directors made pursuant to an adopted Equity Plan (see “Management — Equity Incentive Plans”); and
•	tax protection afforded under the tax protection agreement to the contributor pursuant to which we agreed to indemnify the contributor against adverse tax consequences in connection with our sale of our 63 initial properties in a taxable transaction until September 6, 2021 (see “Certain Relationships and Related Party Transactions — Tax Protection Agreement” below).

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company, including the ARC Predecessor Companies.

We are party to indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, our charter provides that our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships and Related Party Transactions with ARC Prior to the Formation Transactions

Prior to the completion of the formation transactions, the day-to-day operations for our existing portfolio were managed by ARC and its affiliates, which included diverse entities that have separate ownership from the ownership of the property subsidiaries, pursuant to the terms and conditions of written agreements between the relevant service companies, on the one hand, and the property subsidiaries, on the other hand. For the year ended December 31, 2011 and year ended December 31, 2010, total fees collected by related parties were $0 and $148,000, respectively, representing primarily fees for the arrangement of mortgage financing.

Our principals may be deemed to be our “promoters” based on their ownership and various relationships with us and the property subsidiaries.

Restricted Common Stock and Other Equity-Based Awards

Under our Equity Plan, our compensation committee is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of our IPO, we granted to our Manager 167,400 restricted shares of Manager’s Stock, which is equal to 3.0% of the number of shares sold our IPO. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on October 1, 2011. Our Manager will be entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders, commencing on the first anniversary of the date of grant. Our Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under our Equity Plan until such time as we are covering the payment of distributions to our stockholders with AFFO for the six immediately preceding months. In addition to the restricted stock that we granted to our Manager concurrently with the completion of our IPO, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to officers of our Manager or other personnel of ARC in order to provide incentive compensation to them. See “Management — Equity Incentive Plans”.

We also authorized and reserved a total number of shares equal to 10% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP units for shares of common stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have authorized and reserved 1,131,131 shares under the Equity Plan. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders. See “Management — Equity Incentive Plans”.

In addition, 99,000 shares of common stock are authorized and reserved for issuance under our Director Stock Plan, 9,000 shares of which were granted to our three independent directors concurrently with the completion of our IPO. See “Management — Executive and Director Compensation — Executive Compensation”.

Sponsor Bridge Loan

On May 31, 2012, in order to fund part of the consideration we paid for the John Deere and FedEx Freight distribution facilities, we entered into an unsecured $0.8 million bridge loan with our Sponsor. The interest-free bridge loan matures in May 2013. The principal balance is due at maturity and the bridge loan may be repaid from time to time and at any time, in whole or in part, without premium or penalty.

Related Party Transaction Policies

Transactions with ARC.  In order to avoid any actual or perceived conflicts of interest between our Manager, ARC, any of their affiliates or any investment vehicle sponsored or managed by ARC or any of its affiliates, which we refer to as the ARC parties, and us, the approval of a majority of our independent directors will be required to approve (i) any purchase of our assets by any of the ARC parties, and (ii) any purchase by us of any assets of any of the ARC parties.

Limitations on Personal Investments.  Our board of directors has adopted a policy with respect to any proposed investments by our directors or officers or the officers of our Manager, which we refer to as the covered persons, in our target properties. This policy provides that any proposed investment by a covered person for his or her own account in any of our target properties will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total stockholders’ equity as of the most recent month end, or the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, our board of directors will only permit the covered person to make the investment (i) upon the approval of the disinterested directors, or (ii) if the proposed investment otherwise complies with the terms of any other related party transaction policy our board of directors may adopt in the future.

Lease Transactions.  In the event we are competing with another ARC-controlled or ARC Fund-controlled property for a lease from the same tenant, the management agreement requires our Manager to advise our independent directors of this potential conflict. After being advised of this potential conflict, our independent directors will determine if the potential lease is in our best interests and, if so, our independent directors (and not our Manager) will take responsibility for negotiating the lease with the potential tenant.

Operating Partnership.  We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership have agreed that in the event of a conflict between the duties owed by our directors to our company and our company’s duties, in its capacity as the general partner of our operating partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners. See “Policies with Respect to Certain Activities” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.”

Investment Opportunity Allocation Provisions

Our ability to make investments in our target assets is governed by our acquisition and capital services agreement with ARC. Our acquisition and capital services agreement with ARC provides that no entity controlled by ARC or its affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than 10 years but not less than three years other than us for so long as either Mr. Schorsch or Mr. Kahane is affiliated with our Manager and our management agreement is in effect. However, ARC and its affiliates may sponsor or manage another public or private U.S. investment vehicle that invests generally in real estate assets but not primarily in our target assets, including net leased properties.

Tax Protection Agreement

We are party to a tax protection agreement with the contributor, pursuant to which we have agreed to indemnify the contributor for its tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to its built-in gain, as of the closing of the formation transactions, with respect to its interests in the contributed properties (other than the vacant properties), if we sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction on or prior to September 6, 2021, which is ten years after the closing of the formation transactions. The sole and exclusive rights and remedies of the contributor under the tax protection agreement will be a claim against our operating partnership for the contributor’s tax liabilities as calculated in the tax protection agreement, and the contributor shall not be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our operating partnership in violation of the tax protection agreement. See “Risk Factors — Risks Related to Our Organization and Structure — Tax protection provisions on certain properties could limit our operating flexibility.”

Registration Rights Agreement

We are party to a registration rights agreement with regard to (i) the common stock issuable in exchange for the 310,000 OP units acquired by the contributor in the formation transactions, (ii) the shares of our common stock that are issuable upon the vesting and conversion of the 167,400 restricted shares of Manager’s Stock granted to our Manager under our Equity Plan concurrently with the completion of our IPO, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of common stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we have granted the contributor, our Manager and their direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and
•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Right of First Offer Agreement

At no cost to us, we have entered into a right of first offer agreement with ARC with respect to the six properties leased to Tractor Supply in which ARC and its affiliates, including our principals, own direct and indirect interests, or the Tractor Supply portfolio. Under this agreement, until September 6, 2021, which is ten years following the closing of our IPO, if ARC or any of its affiliates desires to sell, convey, transfer or otherwise dispose of either the Tractor Supply portfolio or all or any portion of their direct or indirect interest in the Tractor Supply portfolio (other than to an affiliate of ARC), the seller will notify us of its intention to sell such interests. We will have 30 days from the receipt of such notice to deliver a proposal to the seller setting forth the material terms, including, without limitation, the proposed purchase price, any additional fees or other consideration and the date for the sale, and indicating that such proposal constitutes a binding offer to purchase the interests being sold at the price and on the terms set forth in our proposal. If the seller rejects our proposal, it will have 180 days from the date of our proposal to sell all, but not less than all, of the Tractor Supply portfolio or the interests offered to us to any person at a price which is not less than 95% of the offer price and on terms and conditions generally no less favorable than the terms and conditions in our proposal. If the seller does not consummate the sale with a third party within such 180 day period, then any subsequent attempt to sell, convey, transfer or otherwise dispose of either the Tractor Supply portfolio or all or any portion of the direct or indirect interest in the Tractor Supply portfolio (other than to an affiliate of ARC) will be subject to our right of first offer under this agreement.

Administrative Support Agreement

At no cost to us, we have entered into an administrative support agreement with ARC. Under this agreement, ARC has agreed to pay or reimburse us for our general and administrative expenses, including, without limitation, legal fees, audit fees, board of director fees, insurance, marketing and investor relation fees, until September 6, 2012, which is one year after the closing of our IPO, to the extent the amount of our AFFO is less than the amount of distributions declared by us in respect of our OP units during such one-year period. This agreement expires automatically at the end of the term on September 6, 2012. To the extent these amounts are paid by ARC, they would not be subject to reimbursement by us.

Policies with Respect to Certain Activities

Any change in our investment objectives or the policies discussed below requires the approval of our board of directors, but does not require stockholder approval.

Investment Policies

Investments in real estate or interests in real estate

We conduct all our investment activities through our operating partnership and its subsidiaries. Our primary business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and capital appreciation associated with extending expiring leases and repositioning properties for lease to new credit tenants upon the expiration of a lease. We have not established a specific policy regarding the relative priority of our investment objectives. In order to achieve these objectives, we will seek to maximize cash flow from our portfolio, capitalize on acquisition opportunities and recycle capital efficiently. We may seek to expand or upgrade our portfolio of properties if appropriate to protect or increase our potential for long-term capital appreciation. Our business will be focused primarily on acquiring commercial real estate that is primarily net leased on a medium-term basis primarily to single tenants with investment-grade credit ratings and other creditworthy tenants. For a discussion of our properties and our business and other strategic objectives, see “Business and Properties.” Historically, we have held investments in real property through our property subsidiaries. Such real estate investments have historically involved wholly owning the various entities holding the properties. See “Structure and Formation of Our Company.”

We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific property, other than the requirements under REIT qualification rules. We currently anticipate that our real estate investments will continue to be diversified in multiple single-tenant properties and in multiple geographic markets. As of May 31, 2012, excluding two vacant properties which we had classified as held for sale, our portfolio of investments included 97 freestanding properties, located in 16 states and containing an aggregate of approximately 1.7 million leasable square feet.

Purchase and sale of investments

We may deliberately and strategically dispose of properties in the future and redeploy funds into new acquisitions that align with our strategic objectives. Further, on a limited and opportunistic basis, we intend to acquire and promptly resell medium-term lease assets for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by such taxes borne by the TRS. Depending on our ability to sell our vacant properties, our two vacant properties may be an example of the execution of this strategy.

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in real estate, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. Investments in mortgages are also subject to our policy not to be treated as an “investment company” under the Investment Company Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the asset tests and income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests, common stock and preferred stock), where such investment would be consistent with our investment objectives, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to remain qualified as a REIT under the Code. We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies

We rely on leverage to allow us to invest in a greater number of assets and enhance our asset returns. We expect our leverage levels to decrease over time, as a result of one or more of the following factors: scheduled principal amortization on our debt and lower leverage on new asset acquisitions. We expect to continue to strengthen our balance sheet through debt repayment or repurchase and also to opportunistically grow our portfolio through new property acquisitions.

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units and in many cases we may acquire properties subject to existing mortgage indebtedness.

We generally seek to finance our properties with or acquire properties subject to long-term, fixed-rate, non-recourse debt, effectively locking in the spread we expect to generate on our properties and isolating the default risk to solely the properties financed. Through non-recourse debt, we seek to limit the overall company exposure in the event we default on the debt to the amount we have invested in the asset or assets financed. We seek to finance our assets with “match-funded” or substantially “match-funded” debt, meaning that we seek to obtain debt whose maturity matches as closely as possible the lease maturity of the asset financed. We expect that the leverage available on properties with medium-term remaining lease durations will be approximately 45% to 55% of the property value.

We also may obtain secured debt to acquire properties, and we expect that our financing sources will include banks and life insurance companies. Although we intend to maintain a conservative capital structure, with limited reliance on debt financing, our charter does not contain a specific limitation on the amount of debt we may incur and our board of directors may implement or change target debt levels at any time without the approval of our stockholders.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons, although we may be so limited by applicable law, such as the Sarbanes-Oxley Act. Subject to REIT qualification rules, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of properties in instances where the provision of that financing would increase the value to be received by us for the property sold. We have not engaged in any lending activities in the past. We do not expect to engage in any significant lending in the future. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but would not be limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our board of directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Other Policies

Issuance of additional securities

If our board of directors determines that obtaining additional capital would be advantageous to us, we may, without stockholder approval, issue debt or equity securities, including by causing our operating partnership to issue additional OP units, retaining earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursuing a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of the limited partners therein.

We may offer shares of our common stock, OP units, or other debt or equity securities in exchange for cash, properties or other investment targets, and to repurchase or otherwise reacquire shares of our common stock, OP units or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors, without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Repurchase of our securities

We may repurchase shares of our common stock or OP units from time to time. In addition, certain holders of OP units have the right, beginning on September 6, 2012, which is 12 months after completion of our IPO, to require us to redeem their OP units in exchange for cash or, at our option, shares of common stock. See “Shares Eligible for Future Sale — Redemption/Exchange Rights.”

Reporting policies

We intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Stockholder rights plans

We have not adopted a stockholder rights plan, and we do not intend to adopt a stockholder rights plan at this time. If we adopt a stockholder rights plan in the future, such plan will automatically terminate if it is not approved or ratified by our stockholders within 12 months of our adoption of such plan.

Policies Related to Conflicts of Interest

We have adopted policies with respect to conflicts of interest and related party transactions. For details on such policies, see “Certain Relationships and Related Party Transactions — Related Party Transaction Policies” and “— Investment Opportunity Allocation Provisions.”

Structure and Formation of our Company

Overview

As of the date of this prospectus, excluding two properties that are vacant and classified as held for sale, our portfolio consists of 97 single-tenant, freestanding properties. Our initial portfolio, which we acquired in the formation transactions, consists of 63 properties owned by 29 property subsidiaries. Since the closing of our IPO, we have acquired 36 additional single-tenant, freestanding properties.

Formation of Our Company and Our Operating Partnership

Our company, American Realty Capital Properties, Inc., was incorporated on December 2, 2010 under the laws of the State of Maryland. We intend to elect and believe we have qualified to be taxed as a REIT commencing with our taxable year ended December 31, 2011. Our operating partnership, ARC Properties Operating Partnership, L.P., was organized as a limited partnership under the laws of the State of Delaware on January 13, 2011. We are and will continue to act as our operating partnership’s sole general partner and will hold OP units representing our general partnership interest in the operating partnership. We will also hold OP units representing our limited partner interest in the operating partnership. The combined number of OP units, representing general partner and limited partnership interests, held by us in our operating partnership will equal the number of shares of our common stock outstanding from time to time.

We established a TRS that is wholly owned by our operating partnership that holds our vacant properties and, in the future, we may establish one or more TRSs that will be owned by our operating partnership. We expect that our TRSs will earn income and engage in activities that might otherwise jeopardize our qualification as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. A TRS is taxed as a regular “C” corporation and its net income therefore will be subject to federal, state and local level corporate tax. Any income earned by our TRSs will not be included for purposes of the 90% distribution requirement discussed under “Material U.S. Federal Income Tax Considerations —  REIT Qualification Tests — Annual Distribution Requirements,” unless such income is actually distributed to us. For a further discussion of TRSs, see “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests — Ownership of Interests in TRSs.”

Formation Transactions

Our initial real estate portfolio of 63 properties is owned by 29 property subsidiaries that were contributed to our operating partnership by the contributor, an affiliate of our Sponsor, in the formation transactions. In addition, as part of the formation transactions, we repaid to certain noteholders pursuant to an affiliated note program an aggregate of approximately $19.4 million and approximately $11.2 million of unsecured indebtedness payable by ARC Income Properties, LLC, and ARC Income Properties III, LLC, respectively, the owners of these property subsidiaries, together with prepayment penalties related thereto in the aggregate amount of approximately $0.1 million. As a result of the repayment of such indebtedness, these two property subsidiaries were released from such indebtedness.

Part of the formation transactions included a contribution transaction whereby the contributor, which was the indirect owner of the ownership interests in the property subsidiaries described above, exchanged certain indirect ownership interests in the property subsidiaries owning our real estate portfolio for OP units pursuant to a contribution agreement.

The significant elements of the formation transactions undertaken in connection with our IPO included:

•	the formation of our company and our operating partnership;
•	the contribution transaction;
•	the repayment of certain indebtedness (together with prepayment penalties related thereto) held by certain holders and that related to a portion of our portfolio and certain other mortgage indebtedness encumbering our 59 properties leased to Citizens Bank, our property leased to Community Bank and our two properties held for sale;
•	entering into a new senior secured revolving credit facility of up to $150.0 million secured by our 59 properties leased to Citizens Bank and our property leased to Community Bank;
•	the assumption by us of indebtedness related to our existing portfolio (including the $13.9 million mortgage, as of June 30, 2011, secured by our property leased to Home Depot), providing indemnity in respect of certain guarantees made by our Sponsor and our principals in respect of such indebtedness and our refinancing of the $82.6 million (as of June 30, 2011) mortgage loan encumbering our 59 properties leased to Citizens Bank, our property leased to Community Bank and our two properties held for sale, which we refer to as the financing transactions;

•	the transfer of the two vacant properties by our operating partnership into our wholly owned TRS, which will provide us with more flexibility in pursuing strategic alternatives for these properties (including their sales) without violating the rules applicable to REITs;
•	entering into a management agreement with our Manager and an acquisition and capital services agreement with ARC; and
•	entering into a right of first offer agreement with the contributor, an affiliate of our Sponsor, at no cost to us, to acquire the remaining six net leased properties owned and controlled entirely by ARC and that are leased to Tractor Supply.

Contribution and exchange of interests in the existing entities

Pursuant to the contribution transaction, the contributor, which was the indirect owner of the ownership interests in the 29 property subsidiaries that own the entire interest in our 63 initial properties, exchanged certain indirect ownership interests in the property subsidiaries owning our initial real estate portfolio for 310,000 OP units, with an aggregate value of approximately $3.9 million, plus the assumption, as of June 30, 2011, of approximately $127.1 million of indebtedness, pursuant to a contribution agreement. The properties were contributed at carryover basis, which is cost, less accumulated depreciation and amortization, as required by GAAP; however, as of January 1, 2011, the investment value of the portfolio of our properties not held for sale, as determined by Butler Burgher Group, an independent third party appraiser, was approximately $131.0 million. See the caption “Business and Properties — Investment Valuation of Portfolio” for a description of the methodology used to determine this investment value. Our Sponsor and the contributor do not believe any lender consent was required in order to effectuate the transfer of the interests in our 59 properties leased to Citizens Bank, our property leased to Community Bank and our two vacant properties to our operating partnership. The contributor obtained the consent of the lender holding the mortgage indebtedness encumbering our property leased to Home Depot to the transfer of the interests in such property to our operating partnership pursuant to the formation transactions.

Valuation

Although our initial portfolio of properties not held for sale was subject to a recent independent third-party investment valuation, we had not obtained any independent third-party property appraisals or fairness opinions in connection with the formation transactions. Further, we had not solicited third-party bids for the properties for purposes of creating a market check on their value. The value of the portfolio was determined by Butler Burgher Group, an independent third-party appraiser. The required consents from the owners of interests in these properties to the contribution transaction had been received. See “Risk Factors — Risks Related to Our Properties and Operations — The price we paid for the assets we acquired in the formation transactions, all of which were purchased from the contributor, an affiliate of our Sponsor, may have exceeded their aggregate fair market value.”

Consideration paid in formation transactions

In the formation transactions, in consideration for the acquisition of interests in our 29 property subsidiaries owning 63 properties that were contributed to our operating partnership by the contributor, we issued OP units having an aggregate value of approximately $3.9 million. Our principals hold an approximately 82% interest in the contributor.

The Financing Transactions

Treatment of existing financing

In connection with the formation transactions, we assumed or otherwise became liable for certain existing property-related indebtedness and related obligations. The indebtedness and related obligations we assumed or otherwise became liable for include indebtedness and related obligations of existing entities owning our existing portfolio. Where required by the applicable documents, instruments and agreements evidencing or securing existing indebtedness, we obtained such modifications, approvals and consents as we have deemed necessary or appropriate in connection with the formation transactions.

In addition, we repaid to certain noteholders pursuant to an affiliated note program an aggregate of approximately $19.4 million and approximately $11.2 million of unsecured indebtedness payable by ARC Income Properties, LLC, and ARC Income Properties III, LLC, respectively, the owners of these property subsidiaries, together with prepayment penalties related thereto in the aggregate amount of approximately $0.1 million.

Indemnification for certain guarantees

Our Sponsor had provided customary guarantees of certain exceptions to the non-recourse provisions typically included in mortgage loans, such as fraud, misrepresentation of a material fact, misappropriation, material waste of the property, failure to deliver insurance or condemnation proceeds or awards or any security deposit to the lender, gross negligence, willful misconduct or criminal acts negatively impacting the property, filing for bankruptcy, and violation of any transfer covenants. We assumed these guarantees or otherwise became liable for them as of the closing of, and in connection with, the formation transactions. In connection with the assumption of the Home Depot loan by us, we have agreed to indemnify our Sponsor and our principals from any liability (contingent or otherwise) for indebtedness and related obligations we have assumed or otherwise became liable for in connection with the formation transactions. Our indemnification in respect of these non-recourse carve-out guarantees is effective as of the closing of the formation transactions and does not apply to actions prior to the closing of the formation transactions.

Senior Secured Revolving Credit Facility

On September 7, 2011, we refinanced the $82.6 million (as of June 30, 2011) mortgage loan secured by our properties leased to Citizens Bank, our property leased to Community Bank and our properties held for sale in part with a $51.5 million draw against our senior secured revolving credit facility of up to $150.0 million.

Our operating partnership is the borrower, and we and our operating partnership’s subsidiaries are the guarantors, under this senior secured revolving credit facility. RBS Citizens, N.A. is the administrative agent, sole lead arranger and sole book runner for the senior secured revolving credit facility. The facility commenced on September 7, 2011 and, without giving effect to the proposed financing transaction, which may not be consummated, has a term of three years. We have used this facility principally to refinance existing debt and fund property acquisitions, and may in the future use it to fund acquisitions and for other general corporate purposes.

The secured revolving credit facility bears interest at the rate of: (i) LIBOR with respect to Eurodollar rate loans plus a margin of 215 basis points to 290 basis points, depending on our leverage ratio; and (ii) the greater of the U.S. federal funds rate plus 1.0% and the interest rate publically announced by RBS Citizens, N.A. as its “prime rate” or “base rate” at such time with respect to base rate loans plus a margin of 200 basis points to 225 basis points, depending on our leverage ratio. The amount available for us to borrow under the facility is subject to the lesser of 70% of the “as-is” appraisal value of our properties that form the borrowing base of the facility and a minimum implied debt service coverage ratio of 1.35 : 1.00 through September 7, 2012, and 1.4 : 1.00 thereafter, using an interest rate equal to the then 10-year treasury note plus 3% and a 25 year amortization (not less than 7%).

Our ability to draw the full $150.0 million under the facility is dependent on our ability to place properties worth a sufficient amount into the borrowing base of the facility.

Our operating partnership’s ability to borrow under this secured revolving facility is subject to our ongoing compliance with a number of customary restrictive covenants, including:

•	a maximum corporate leverage ratio (defined as total indebtedness to consolidated total asset value) not to exceed 65%;
•	a minimum corporate fixed charge coverage ratio (defined as annualized adjusted earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of 1.40 : 1.00;
•	a minimum tangible net worth equal to at least $26.4 million plus 85% of net proceeds of any future equity issuances;
•	a maximum recourse debt ratio (defined as recourse indebtedness other than indebtedness under the secured revolving facility to total asset value) of 0.20 : 1.00; and
•	a maximum variable rate debt ratio (defined as un-hedged variable rate indebtedness to total asset value) of 0.30 : 1.00.

We will make interest payments on each interest payment date until the maturity date, which will be September 7, 2014, unless extended, upon which the aggregate principal amount of committed loans outstanding will be due. The obligation to repay the amounts owed under the senior secured revolving credit facility may be accelerated following our nonpayment of principal or interest due or our breach of certain covenants.

Under the senior secured revolving credit facility, our distributions may not exceed the greater of (i) 95.0% of our AFFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT).

We and certain of our operating partnership’s subsidiaries guarantee the obligations under the facility and have pledged specified assets (including real property), stock and other interests as collateral for the revolving credit facility obligations.

Developments Subsequent to the Formation Transactions and Financing Transactions

For a summary of the significant developments involving the company subsequent to the formation transactions and financing transactions, including our proposed property acquisitions, see “Business and Properties — Developments Since Our IPO” and “ — Proposed Property Acquisitions.”

Principal Stockholders

The following table presents information regarding the beneficial ownership of our common stock by:

•	each person who beneficially owns more than 5% of our outstanding common stock;
•	each of our independent directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Percentage of Common Stock
Name of Beneficial Owner	Shares Owned(2)	Percentage(3)
Nicholas S. Schorsch(1)(4)	2,079,769	28.4%
William M. Kahane(1)(5)	2,079,769	28.4%
Brian S. Block(1)	—	*
Peter M. Budko(1)	—	*
Edward M. Weil, Jr.(1)	—	*
Walter P. Lomax, Jr. M.D.(1)(6)	3,000	*
David Gong(1)(6)	3,000	*
Edward G. Rendell(1)(6)	3,000	*
AR Capital, LLC(1)(7)	1,797,769	24.5%
CAMBR Company, Inc.(8)(9)	545,454	*
All directors and executive officers as a group	2,088,769	28.5%

*	Represents less than 1% of the shares of common stock outstanding.
(1)	The address for such person is c/o American Realty Capital Properties, Inc., 405 Park Avenue, New York, New York 10022.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	The total number of shares of common stock includes 7,323,434 shares outstanding as of June 12, 2012, which includes (a) 9,000 shares of common stock granted to our three independent directors that are subject to certain vesting restrictions, and (b) 167,400 shares of our common stock that are issuable upon conversion of an equal number of shares of Manager’s Stock, which are subject to certain vesting restrictions. Excludes (a) an aggregate of 657,631 shares of common stock which are reserved but unissued under our Equity Plan and our Director Stock Plan, and (b) the 545,454 Preferred Shares issued to CAMBR Company, Inc., as described in note (8) below.
(4)	Excludes 310,000 shares issuable upon the redemption of 310,000 OP units held by the contributor that will become redeemable on September 6, 2012, attributable to Mr. Schorsch’s controlling interest in the contributor which received such OP units in connection with the formation transactions. Includes 1,630,369 shares held by AR Capital, LLC, our Sponsor, of which Mr. Schorsch is a member-manager; 282,000 shares held by American Realty Capital Trust, Inc., of which Mr. Schorsch is chairman of the board of directors; and 167,400 shares held by our Manager, which is wholly owned by our Sponsor, which vest quarterly beginning on October 1, 2011, 139,500 of which are currently unvested. No shares are held directly by Mr. Schorsch. Mr. Schorsch disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein.
(5)	Excludes 310,000 shares issuable upon the redemption of 310,000 OP units held by the contributor that will become redeemable on September 6, 2012, attributable to Mr. Kahane’s ownership interest in the contributor which received such OP units in connection with the formation transactions. Includes 1,630,369 shares held by AR Capital, LLC, our Sponsor, of which Mr. Kahane is a member-manager; 282,000 shares held by American Realty Capital Trust, Inc., of which Mr. Kahane is president and chief executive officer; and 167,400 shares held by our Manager, which is wholly owned by our Sponsor, which vest quarterly beginning on October 1, 2011, 139,500 of which are currently unvested. No shares are held directly by Mr. Kahane. Mr. Kahane disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein.
(6)	Represents a grant of restricted common stock to the independent directors which vest annually over a five-year period in equal installments beginning with the anniversary of the date of grant.
(7)	Includes 167,400 shares held by our Manager, a wholly owned subsidiary of AR Capital, LLC, our Sponsor, which vest quarterly beginning on October 1, 2011, 139,500 of which are currently unvested. AR Capital, LLC disclaims beneficial ownership of the shares held by our Manager, except to the extent of any pecuniary interest therein.
(8)	CAMBR Company, Inc. owns 545,454 Preferred Shares, which are convertible into such number of shares of our common stock equal to the liquidation preference per share of $11.00 plus any accrued but unpaid dividends, divided by the conversion price of $11.00, at the option of the holder of the Preferred Shares, beginning one year after the date of issuance. If at any time the market price of our common shares is less than $3.25 per share, each such Preferred Share will automatically be converted into the number of shares of our common stock obtained by dividing its liquidation preference by the conversion price of $11.00. For a description of the voting rights associated with the Preferred Shares, see “Description of Stock — Preferred Stock.” Assuming conversion of the Preferred Shares on a one-for-one basis as of June 12, 2012, given the outstanding common share amount set forth in footnote (3) above, as adjusted, CAMBR Company, Inc. would hold approximately 6.9% of our outstanding common stock. The address of CAMBR Company, Inc. is 410 Ocean Avenue, Lynbrook, NY 11563.
(9)	Excludes 102,049 shares held by an affiliate of CAMBR Company, Inc.

Description of Stock

The information in this section describes our capital structure and the terms of our governing documents.

Our authorized stock consists of 350.0 million shares, consisting of 240.0 million shares of common stock, par value $0.01 per share, 10 million shares of Manager’s Stock, par value $0.01 per share, and 100.0 million shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series. On June 12, 2012, we had 7,323,434 shares of common stock outstanding, which includes (a) 9,000 shares of common stock granted to our three independent directors that are subject to certain vesting restrictions, and (b) 167,400 shares of our common stock that are issuable upon conversion of an equal number of shares of Manager’s Stock, which are subject to certain vesting restrictions. The 7,323,434 shares of common stock outstanding on June 12, 2012 excludes (a) an aggregate of 657,631 shares of common stock which are reserved but unissued under our Equity Plan and our Director Stock Plan, and (b) 545,454 shares of common stock issuable upon conversion of an equal number of our Preferred Shares that we issued to an unaffiliated third party.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and
•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.

All shares of our common stock and Manager’s Stock now outstanding are fully paid and nonassessable and the shares of common stock to be issued in this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Holders of our common stock generally will have no appraisal rights.

Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the terms of any class or series of common stock, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.

The holders of common stock shall vote together with the holders of shares of Manager’s stock as a single class on all matters. Holders of shares of our common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of stockholders entitled to cast not less than 66-2/3% of the total votes entitled to be cast generally in the election of directors. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Manager’s Stock

Except as set forth in our charter, the Manager’s Stock has the same rights as our common stock, including, without limitation, as follows:

•	The holders of the Manager’s Stock have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us and are entitled to share ratably in all our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.
•	The holders of the Manager’s Stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of the Manager’s Stock do not have cumulative voting rights.

•	There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of the Manager’s Stock. The holders of the Manager’s Stock generally will have no appraisal rights.
•	The holders of the Manager’s Stock will vote together with holders of our common stock as a single class on all matters, including voting for the election of directors.

The Manager’s Stock is a separate class of stock that, at such time as any dividends are paid on our common stock, is entitled to receive a concurrent dividend per share in an amount equal to 1% of such dividend received on each share of common stock. At such time that we cover the payment of cash dividends declared on shares of our common stock with AFFO for the six immediately preceding months, to the extent any shares of Manager’s Stock remain outstanding, no dividends will be authorized or paid or set aside for payment on shares of our common stock until the holders of the Manager’s Stock then outstanding have received dividends per share of Manager’s Stock equal to the cash dividends that were paid on each share of common stock, less the amount of any concurrent dividends that were paid on the Manager’s Stock, that were not so paid on such shares of Manager’s Stock during the period in which such shares of common stock and Manager’s Stock were outstanding. Upon the occurrence of this dividend triggering event and the payment of all deferred dividends pursuant to the foregoing sentence, each share of Manager’s Stock will convert into a share of common stock; provided, that to the extent any shares of Manager’s Stock remain subject to further vesting requirements, such vesting requirements will apply to the shares of common stock into which such shares of Manager’s Stock were converted. Except if our Manager is terminated for “cause” pursuant to the management agreement or resigns as manager under the management agreement other than for reason of our default in the performance or observance of any material term condition or covenant contained in the management agreement beyond the applicable cure period, in the event that our Manager no longer manages our business affairs, holders of the Manager’s Stock will be entitled to exchange their shares of Manager’s Stock for shares of our common stock. The Manager’s Stock will be subject to any further restrictions contained in the Equity Plan pursuant to which it is issued.

Preferred Stock

Under our charter, our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the terms thereof. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

There are currently 545,454 Preferred Shares outstanding, which constitute all of our outstanding preferred stock. The Preferred Shares rank senior with respect to dividends and upon liquidation to our common stock but junior to any other preferred stock we may issue other than additional series of the Preferred Shares. Dividends are payable in cash at a rate per annum equal to $0.77 per Preferred Share. Such dividends are cumulative from the date of issuance of the Preferred Shares and are payable monthly.

If (i) we dissolve, (ii) we consolidate or merge such that there results a change in our control or (iii) we sell or transfer all or substantially all of our assets other than to an affiliate, the holders of the Preferred Shares will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, liquidating distributions in an amount equal to the greater of (i) (A) $11.00 per share, or the liquidation preference, plus all accrued and unpaid dividends plus (B) the applicable redemption premium equal to 1% of the liquidation preference or (ii) an amount per Preferred Share equal to the amount which would have been payable had each Preferred Share been converted into shares of common stock immediately prior to such liquidation, merger or sale. The foregoing terms of the Preferred Shares could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock.

We may redeem Preferred Shares, in whole, or in part, at a cash redemption price of $11.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to the date fixed for redemption, plus a redemption premium equal to one percent (1%) of the liquidation preference.

Each Preferred Share is convertible starting from and after the date which is one year from the issue date into the number of shares of common stock obtained by dividing the aggregate liquidation preference of each such share by $11.00, or the conversion price. In addition, if the market price of our shares of common stock is less than $3.25 (subject to customary adjustments), then each Preferred Share will be automatically converted into such number of shares of our common stock obtained by dividing the aggregate liquidation preference per share by the conversion price. The conversion price will be adjusted upon the occurrence of the following events: (i) the payment of a dividend or distribution on our capital stock in shares of our common stock; (ii) a combination, subdivision or reclassification of our common stock; (iii) the issuance to all holders of our common stock of rights, options or warrants entitling such holders to subscribe for or purchase common stock at less than the then current market price; and (iv) with certain exceptions, the distribution to all holders of our common stock of capital stock (other than common stock), evidences of indebtedness, assets or rights or warrants to subscribe for or purchase our securities. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to one percent of such price; provided, however, that any adjustment not required to be made because of such limitation shall be carried forward and taken into account in any subsequent adjustment. No adjustment to the conversion price will be made with respect to common stock issued pursuant to any dividend reinvestment plan.

Except as expressly required by law and in certain other limited circumstances, the holders of the Preferred Shares are not entitled to vote. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares is required to amend or repeal any provision of, or add any provision to, the charter, including the Articles Supplementary relating to the Preferred Shares, if such action would materially and adversely affect the voting powers, rights or privileges of the holders of the Preferred Shares. The amendment of or supplement to our charter to authorize, create, increase or decrease the authorized amount of or to issue shares ranking senior, junior to or on a parity with Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Preferred Shares.

With respect to the exercise of the above-described voting rights, each Preferred Share shall have one (1) vote per share. The transfer agent and registrar for the common stock and the Preferred Shares is Computershare Trust Company, N.A.

No holder of Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares (whether now or hereafter authorized) of any of our common stock convertible into, or carrying a right to subscribe to or acquire, shares.

Power to Reclassify and Issue Stock

Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter from time to time to increase the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of common stock or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the stockholders for the election of the directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock and Manager’s Stock voting together as a single class can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for a lesser percentage for mergers, sales of all or substantially all of our assets or share exchanges. Our charter further provides that (a) except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two-thirds of the vote entitled to be cast in such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter and (b) we may not dissolve without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our bylaws). The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our bylaws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock; we refer to these limitations as the “ownership limits.” Our board of directors granted our Sponsor an exemption from these ownership limits, effective as of January 1, 2011, in connection with our Sponsor’s purchase of shares of our common stock in our IPO. In addition, consistent with our charter, our board of directors has increased the ownership limits as they apply to our Sponsor and its affiliates to no more than 28.0%, and has further limited the ownership limits as they apply to everyone else to 5.25%, in value of the aggregate of our outstanding shares of stock and in value or in number of shares, whichever is more restrictive, of any class or series of our shares of stock.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5.25% (or, in the case of our Sponsor, 28.0%) in value of the aggregate of our outstanding shares of stock and 5.25% (or, in the case of our Sponsor, 28.0%) (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Our board of directors may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits or establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our board of directors may, but is not be required to, obtain an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting an exemption from the ownership limits or establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable limits. Our board of directors may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:

•	any person violating the ownership limits or such other limit established by our board of directors; or

•	our company being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.

Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on NASDAQ (or other applicable exchange), the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (2) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.

If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.

The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trust; and

•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.

However, if we have already taken irreversible action, then the charitable trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on NASDAQ under the symbol “ARCP.”

Material Provisions of Maryland Law and of our Charter and Bylaws

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by resolution adopted by the affirmative vote of a majority of our entire board of directors, but may not be fewer than the minimum number permitted under Maryland law nor more than 15. We have five directors. Our bylaws provide that vacancies in our board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Any director may resign at any time. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors.

Our bylaws require that each director be an individual at least 21 years of age who is not under legal disability and that at least a majority of our directors will be individuals whom our board of directors has determined are “independent” under the standards established by our board of directors and in accordance with the then applicable NASDAQ listing standards.

Removal of Directors

Our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the stockholders entitled to cast not less than 66 2/3% of the total votes entitled to be cast generally in the election of directors. This provision may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person) and (2) between us and our Sponsor, our Manager, our operating partnership or any of their respective affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or our board of directors does not otherwise approve a business combination with a person other than our Sponsor, our Manager, our operating partnership or any of their respective affiliates, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person that has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of a director from the board, (2) vest in the board the exclusive power to fix the number of directors and (3) require, unless called by our chairman, chief executive officer, president or a majority of our directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, chief executive officer or president or a majority of our directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendment to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter.

Except as set forth below, our charter may be amended only with the approval of our board of directors and the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws affecting the supermajority voting provisions of the board of directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such actions, must be approved by the affirmative vote of not less than two-thirds of the board of directors. Our charter further provides that, except for amendments to the provisions of our charter relating to director removal and the vote required for certain charter amendments, which require the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on such matter, we may not amend or repeal the provisions of our charter without the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the company then entitled to vote on such matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot consolidate, merge, sell all or substantially all of its assets or engage in a share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different proportion, which may not be less than a majority of all the votes entitled to be cast on the matter, is specified in the corporation’s charter. As permitted by Maryland law, our charter provides that any of these actions must be approved by the affirmative vote of at least two-thirds of our directors and may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Also, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders. Any amendment, waiver, alteration or repeal of any provision of, or addition to, the charter or the bylaws affecting the supermajority voting provisions of the board of directors in connection with our consolidation or merger, a sale of all or substantially all of our assets or engaging in a share exchange, including the requisite vote or percentage required to approve or take such actions, must be approved by the affirmative vote of not less than two-thirds of the board of directors. As a result of this provision, if both of our directors who are also principals of ARC dissent from an extraordinary transaction, such as the merger of our company into another company, such directors would have the right to block such transaction from occurring. These supermajority voting provisions applicable to our board of directors could prevent a change in control of us that might involve a premium for our common stock or otherwise be in the best interests of our stockholders.

Our charter provides that, in the case of any reorganization, share exchange, consolidation, conversion or merger of us with or into another person in which shares of our common stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of our common stock and each holder of a share of the Manager’s Stock will be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash).

Appraisal Rights

Our charter provides that our stockholders will not be entitled to exercise appraisal rights unless a majority of our entire board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that nominations of individuals for election to the board or proposals of other business may be made at an annual meeting (1) pursuant to the company’s notice of meeting, (2) by or at the direction of our board of directors, or (3) by any stockholder of record both at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than 5:00 p.m., Eastern Time, on the 150th day nor later than 5:00 p.m., Eastern Time, on the 120the day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the board may be made at a special meeting, (1) by or at the direction of the board of directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in accordance with our bylaws and has supplied the information required by our bylaws about each individual whom such stockholder proposes to nominate for election as a director or (3) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a holder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our board of directors to be elected at the meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of directors is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our charter and bylaws, as applicable, on removal of directors and the filling of director vacancies and the restrictions on ownership and transfer of shares of stock, together with the advance notice and stockholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter also permits us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

We are party to indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Description of the Partnership Agreement of
ARC Properties Operating Partnership, L.P.

A summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of ARC Properties Operating Partnership, L.P., which we refer to as the partnership agreement, is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act and the partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

Substantially all of our assets are, and will continue to be, held by, and substantially all of our operations are, and will continue to be, conducted through, our operating partnership, either directly or through subsidiaries. We are the sole general partner of our operating partnership and we own OP units representing a general partner interest in our operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities. We are also a limited partner of our operating partnership and we own OP units representing our limited partnership interest in the operating partnership. We own, either directly or through subsidiaries, 92.2% of the outstanding interests in our operating partnership through our ownership of OP units.

OP units are also held by the contributor, an affiliate of our Sponsor, which contributed indirect interests in our properties to our operating partnership in the formation transactions, and by Setzer Properties, LLC and its affiliates, the seller of the FedEx Freight portfolio. All holders of OP units in our operating partnership (including us in our capacity as a general or limited partner) are entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests in our operating partnership. The OP units in our operating partnership will not be listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. Such provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the OP units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and
•	the right of the limited partners to consent to transfers of our general partner interest and mergers or consolidations involving us under specified limited circumstances.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or a sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries);
•	as a result of such transaction, all limited partners (other than us or our subsidiaries) will receive for each OP unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of OP units (other than those held by us or our subsidiaries) shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each OP unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than OP units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for OP units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partner interest to any of our wholly owned subsidiaries that (i) is taxable as a corporation for U.S. federal income tax purposes and (ii) is a TRS, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock are listed.

Capital Contribution

We contributed, directly, to our operating partnership substantially all of the proceeds of our IPO as our initial capital contribution in exchange for substantially all of the limited partnership interests in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares, including this offering, as additional capital to the operating partnership. When we contribute additional capital to the operating partnership, we will receive additional OP units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of other limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, when we contribute additional capital to the operating partnership, we can revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP units in exchange for cash or, at the option of the operating partnership, our common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect the operating partnership to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the share ownership limit in our charter;
•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Code Section 856(h);
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Code Section 856(d)(2)(B);
•	cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any management company failing to qualify as an eligible independent contractor under the Code; or
•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

REIT Qualifications

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any U.S. federal income tax liability associated with our retained net capital gain) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with any repurchase by us of any securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;
•	all expenses associated with compensation of our employees;
•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;
•	all expenses incurred by us relating to any issuance or redemption of partnership interests; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of the corporation. At the same time, we have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to the corporation.

The limited partners of our operating partnership expressly will acknowledge that, as general partner, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the other limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the operating partnership, including any partner loans, any remaining assets of the operating partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the operating partnership (including depreciation and amortization deductions) for each taxable year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the operating partnership. All of the foregoing allocations are subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Code Section 704(c) permit, the general partner shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with our IPO for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);
•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;
•	the redemption of all OP units unless we decide to continue the partnership by the admission of one or more limited partners; or
•	an election us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that we will be the tax matters partner of the operating partnership and, as such, we will have authority to handle tax audits and to make tax elections under the Code and Treasury Regulation promulgated thereunder on behalf of the operating partnership.

Shares Eligible for Future Sale

General

Upon the completion of this offering, we will have outstanding 10,573,434 shares of our common stock, including the 9,000 restricted shares granted to our non-executive directors in the formation transactions, and 167,400 shares of Manager’s Stock, but excluding the aggregate of 657,631 shares of common stock which are reserved but unissued under our Equity Plan and our Director Stock Plan, as well as 487,500 shares subject to the underwriters’ over-allotment option. In addition, 1,431,830 shares of our common stock are authorized and reserved for issuance upon exchange of the 310,000 outstanding OP units held by the contributor, which were issued in the formation transactions, as well as the 576,376 OP units issued to the seller of the FedEx Freight distribution facilities and the 545,454 Preferred Shares issued to CAMBR Company, Inc.

Of these shares, shares of common stock will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer of our stock set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The shares purchased by affiliates in this offering and the shares of our common stock owned by our affiliates, including upon conversion of the Manager’s Stock and redemption of OP units, will be “restricted shares” as defined in Rule 144.

Prior to our recently completed IPO, there was no public market for our common stock. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of OP units, shares issued to our Manager in the formation transactions, or the exercise of stock options), or the perception that such sales occur, could adversely affect prevailing market prices of our common stock. See “Risk Factors — Risks Related to this Offering — There was no public market for our common stock prior to our IPO, which was recently completed” and “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P. — Transferability of Interests.”

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership issued an aggregate of 310,000 OP units to the contributor. Further, we have issued 576,376 OP units to the seller of the FedEx Freight distribution facilities. Beginning on the date which is 12 months after the receipt of their respective OP units, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Stock — Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P. — Redemption Rights.”

Registration Rights

We are party to a registration rights agreement with regard to (i) the common stock issuable in exchange for the 310,000 OP units acquired by the contributor in the formation transactions, (ii) the shares of our common stock that are issuable upon the vesting and conversion of the 167,400 restricted shares of Manager’s Stock granted to our Manager under our Equity Plan concurrently with the completion of our IPO, (iii) any equity-based awards granted to our Manager under our Equity Plan in the future, and (iv) any shares of common stock that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we have granted the contributor, our Manager and their direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and
•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

In addition, we have agreed that beginning the date that we become eligible to use a registration statement on Form S-3 and within the time period agreed to by us and a limited partner in our operating partnership, we will file a registration statement covering (i) the issuance of shares of our common stock upon the redemption of OP units by such limited partner and (ii) the resale by such limited partner of any of our shares of common stock received by such limited partner upon the redemption of OP units.

Lock-Up Agreements

We, our Sponsor and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or
•	enter into any swap, hedge or similar arrangement that transfers the economic risk of ownership of shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or
•	publicly announce an intention to do any of the foregoing,

for a period of 60 days after the date of this prospectus without the prior written consent of Robert W. Baird & Co. Incorporated.

This restriction terminates after the close of trading of the shares of common stock on and including the 60 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or
•	prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period,

then in either case the expiration of the 60-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Robert W. Baird & Co. Incorporated waives, in writing, such an extension.

Robert W. Baird & Co. Incorporated may, in its sole discretion and at any time or from time to time before the termination of the 60-day period, without public notice, release all or any portion of the securities subject to lock-up agreements.

Equity Plan

We have adopted the American Realty Capital Properties, Inc. Equity Plan, which provides for the grant of stock options, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to our Manager, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to us.

Initial Grant of Equity Compensation to Our Manager

Under our Equity Plan, our compensation committee is authorized to approve grants of equity-based awards to our Manager. Concurrently with the closing of our IPO, we granted to our Manager 167,400 restricted shares of Manager’s Stock, which is equal to 3.0% of the number of shares sold in our IPO. This award of restricted shares will vest ratably on a quarterly basis over a three-year period that began on October 1, 2011. The Manager’s Stock is a separate class of stock that, at such time as any dividends are paid on our common stock, is entitled to receive a concurrent dividend per share in an amount equal to 1% of such dividend received on each share of common stock, whether or not the Manager’s Stock is vested. At such time that we cover the payment of cash dividends declared on shares of our common stock with AFFO for the six immediately preceding months, to the extent any shares of Manager’s Stock remain outstanding, no dividends will be authorized or paid or set aside for payment on shares of our common stock until the holders of the Manager’s Stock then outstanding have received dividends per share of Manager’s Stock equal to the cash dividends that were paid on each share of common stock, less the amount of any concurrent dividends that were paid on the Manager’s Stock, that were not so paid on such shares of Manager’s Stock during the period in which such shares of common stock and Manager’s Stock were outstanding.

Other Grants of Equity Compensation under the Equity Plan

We also have reserved a total number of shares equal to 10% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP units for shares of common stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to our Manager. Accordingly, immediately following the completion of this offering, we will have authorized and reserved 1,131,131 shares under the Equity Plan. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to our stockholders.

Material U.S. Federal Income Tax Considerations

The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This summary is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This summary does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We intend to elect and believe we have qualified to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended December 31, 2011. We intend to continue operating as a REIT so long as our board determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Tests — Prohibited Transactions.”
•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements. The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five organizational requirements must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.  A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs.  We currently own an interest in one TRS and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Stock — Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described in the “Business and Properties” section of this prospectus. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate related debt investments; provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “ — Characterization of Property Leases”) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

We have acquired and intend to acquire and own commercial properties subject to net leases. We have structured and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Description of the Partnership Agreement of ARC Properties Operating Partnership, L.P.” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or, for tax years beginning before January 1, 2013, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased after December 31, 2010, including those purchased through our Distribution Reinvestment Plan. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the Distribution Reinvestment Plan are also eligible for the “average cost” basis method, should you so elect.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions other than purchases in shares acquired before January1, 2011. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences of these new rules.

Medicare Tax.  Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may be publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of USRPIs and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Pursuant to FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We believe, but cannot assure you, that we will qualify as “domestically controlled”. However, if we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2013, a withholding tax of 30% will be imposed on dividends from, and, after December 31, 2014, the gross proceeds of a disposition of, our common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

Certain ERISA Considerations

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. Our common stock is “widely held” as a result of our IPO.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our common stock to be “freely transferable.” No assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, plans may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement dated June 13, 2012 between us and our operating partnership and Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc. and JMP Securities LLC as representatives of the several underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the number of shares of common stock indicated in the table below:

Underwriter	Number of Shares
Robert W. Baird & Co. Incorporated	1,186,250
Ladenburg Thalmann & Co. Inc.	1,186,250
JMP Securities LLC	552,500
Maxim Group LLC	162,500
National Securities Corp.	162,500
Total	3,250,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Any underwriter may make a market in the shares of common stock. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares of common stock.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.33 per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.10 per share of common stock to certain brokers and dealers. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Over-Allotment Option	With Over-Allotment Option	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$10.00	$10.00	$32,500,000	$37,375,000
Underwriting discount	$0.55	$0.55	$1,787,500	$2,055,625
Proceeds, before expenses, to us	$9.45	$9.45	$30,712,500	$35,319,375

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $0.6 million (including up to $10,000 for the underwriters’ expenses in connection with the roadshow and the expenses of underwriters’ counsel with respect to FINRA).

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

Shares of our common stock are listed on NASDAQ under the symbol “ARCP.”

Over-allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 487,500 additional shares of common stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our Sponsor and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or
•	enter into any swap, hedge or similar arrangement that transfers the economic risk of ownership of shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or
•	publicly announce an intention to do any of the foregoing,

for a period of 60 days after the date of this prospectus without the prior written consent of Robert W. Baird & Co. Incorporated.

This restriction terminates after the close of trading of the shares of common stock on and including the 60 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or
•	prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period,

then in either case the expiration of the 60-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Robert W. Baird & Co. Incorporated waives, in writing, such an extension.

Robert W. Baird & Co. Incorporated may, in its sole discretion and at any time or from time to time before the termination of the 60-day period, without public notice, release all or any portion of the securities subject to lock-up agreements.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on NASDAQ in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

In connection with this offering, the underwriters will pay Realty Capital Securities, LLC, a FINRA-registered broker-dealer that is affiliated with us and our Sponsor, a fee of $13,500 for providing advisory services to us. This fee is deemed to constitute underwriting compensation under FINRA Rule 5110.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Legal Matters

Certain matters in connection with this offering have been passed upon for us by Proskauer Rose LLP, New York, New York. Certain matters in connection with this offering have been passed upon for Robert W. Baird & Co. Incorporated by McDermott Will & Emery LLP, New York, New York. The validity of the common stock and certain matters of Maryland law have been passed upon for us by Venable LLP. Proskauer Rose LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.

Experts

The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

Butler Burgher Group, an independent third-party appraiser, has prepared for us an investment valuation of the portfolio of our properties not held for sale. Information relating to the investment valuation of the portfolio of our properties not held for sale in “Prospectus Summary — Formation Transactions”, “Business and Properties — Investment Valuation of Portfolio” and “Structure and Formation of Our Company — Formation Transactions” is included in this prospectus in reliance on Butler Burgher Group’s authority as an expert in such matters.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-11, of which this prospectus is a part, including exhibits and schedules under the Securities Act with respect to the shares of our common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year.

Index to Consolidated Financial Statements

American Realty Capital Properties, Inc.

Consolidated Balance Sheets as of March 31, 2012 (Unaudited) and December 31, 2011	F-2
Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2012 and 2011 (Unaudited)	F-3
Consolidated Statement of Changes in Equity for the Three Months Ended March 31, 2012 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011 (Unaudited)	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6
Report of Independent Registered Public Accounting Firm	F-17
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-18
Consolidated Statements of Operations for the Year Ended December 31, 2011 and the Period from December 2, 2010 (date of inception) to December 31, 2010	F-19
Consolidated Statement of Changes in Equity for the Year Ended December 31, 2011 and the Period from December 2, 2010 (date of inception) to December 31, 2010	F-20
Consolidated Statements of Cash Flows for the Year Ended December 31, 2011 and the Period from December 2, 2010 (date of inception) to December 31, 2010	F-21
Notes to Consolidated Financial Statements	F-22
Pro Forma Consolidated Balance Sheet as of March 31, 2012	F-42
Notes to Pro Forma Consolidated Balance Sheet as of March 31, 2012	F-43
Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2012	F-44
Notes to Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2012	F-45
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2011	F-46
Notes to Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2011	F-47

RBS Citizens, N.A.

Consolidated Balance Sheets as of March 31, 2012 and December 31, 2011, 2010 and 2009	F-49
Consolidated Changes in Bank Equity Capital	F-50
Consolidated Income Statements for the Three Months Ended March 31, 2012 and the Years Ended December 31, 2011, 2010 and 2009	F-51

Citizens Bank of Pennsylvania

Consolidated Balance Sheets as of March 31, 2012 and December 31, 2011, 2010 and 2009	F-52
Consolidated Changes in Bank Equity Capital	F-53
Consolidated Income Statements for the Three Months Ended March 31, 2012 and the Years Ended December 31, 2011, 2010 and 2009	F-54

American Realty Capital Properties, Inc.
Consolidated Balance Sheets

(in thousands, except for share and per share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Real estate investments, at cost:
Land	$20,000	$18,489
Buildings, fixtures and improvements	113,383	107,340
Acquired intangible lease assets	12,118	11,044
Total real estate investments, at cost	145,501	136,873
Less: accumulated depreciation and amortization	(16,348)	(14,841)
Total real estate investments, net	129,153	122,032
Cash and cash equivalents	768	3,148
Prepaid expenses and other assets	2,196	1,798
Deferred costs, net	2,780	2,785
Assets held for sale, net	1,495	1,818
Total assets	$136,392	$131,581
Liabilities and Equity
Mortgage notes payable	$30,260	$30,260
Senior secured revolving credit facility	49,599	42,407
Accounts payable and accrued expenses	741	858
Deferred rent	603	724
Total liabilities	81,203	74,249
Common stock, $0.01 par value, 240,000,000 shares authorized, 7,323,434 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	73	73
Additional paid-in capital	57,719	57,582
Accumulated deficit	(6,223)	(4,025)
Total stockholders’ equity	51,569	53,630
Non-controlling interest	3,620	3,702
Total equity	55,189	57,332
Total liabilities and equity	$136,392	$131,581

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for per share data) (unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Rental income	$2,902	$—
Operating expense reimbursements	42	—
Total revenues	2,944	—
Operating expenses:
Acquisition and transaction related	342	—
Property operating	119	—
General and administrative	418	16
Depreciation and amortization	1,519	—
Total operating expenses	2,398	16
Operating income (loss)	546	(16)
Other expenses:
Interest expense	(854)	—
Loss from continuing operations	(308)	(16)
Net income from continuing operations attributable to non-controlling interest	—	—
Net loss from continuing operations attributable to stockholders	(308)	(16)
Discontinued operations:
Loss from operations of held for sale properties	(13)	—
Loss on held for sale properties	(323)	—
Loss from discontinued operations	(336)	—
Loss from discontinued operations attributable to non-controlling interest	14	—
Loss from discontinued operations attributable to stockholders	(322)	—
Net loss	(644)	(16)
Net loss attributable to non-controlling interest	14	—
Net loss attributable to stockholders	$(630)	$(16)
Comprehensive loss	$(630)	$(16)
Basic and diluted net loss per share from continuing operations attributable to stockholders	$(0.04)	N/M
Basic and diluted net loss per share attributable to stockholders	$(0.09)	N/M

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Consolidated Statement of Changes in Equity

(in thousands, except for share data) (unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance, December 31, 2011	7,323,434	$73	$57,582	$(4,025)	$53,630	$3,702	$57,332
Share based compensation	—	—	137	—	137	—	137
Distributions declared	—	—	—	(1,568)	(1,568)	—	(1,568)
Distributions to non-controlling interest holder	—	—	—	—	—	(68)	(68)
Net loss	—	—	—	(630)	(630)	(14)	(644)
Balance, March 31, 2012	7,323,434	$73	$57,719	$(6,223)	$51,569	$3,620	$55,189

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Consolidated Statements of Cash Flows

(in thousands) (unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(644)	$(16)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,289	—
Amortization of intangible lease assets	230	—
Amortization of deferred costs	151	—
Loss on held for sale properties	323	—
Share based compensation	137	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(409)	—
Accounts payable and accrued expenses	(50)	16
Deferred rent	(121)	—
Net cash provided by operating activities	906	—
Cash flows from investing activities:
Investments in real estate	(8,629)	—
Net cash used in investing activities	(8,629)	—
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	7,192	—
Payments of offering costs and fees related to stock issuances	(69)	—
Payments of deferred financing costs	(146)	—
Distributions to non-controlling interest holder	(68)	—
Distributions paid	(1,566)	—
Net cash provided by financing activities	5,343	—
Net change in cash and cash equivalents	(2,380)	—
Cash and cash equivalents, beginning of period	3,148	10
Cash and cash equivalents, end of period	$768	$10
Supplemental Disclosures:
Cash paid for interest	$535	$—

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 1 — Organization

American Realty Capital Properties, Inc. (the “Company”), incorporated on December 2, 2010, is a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes. On September 6, 2011, the Company sold in an initial public offering (the “IPO”) a total of 5.6 million shares of common stock for net proceeds of $66.0 million. The shares began trading on the NASDAQ Capital Market under the symbol “ARCP” on September 7, 2011.

On November 2, 2011, the Company sold in a follow-on offering an additional 1.5 million shares for net proceeds of $14.4 million. In addition, on November 2, 2011, the underwriters exercised their option to purchase an additional 0.1 million shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

The Company was formed to primarily own and acquire single-tenant, freestanding commercial real estate that is primarily net leased on a medium-term basis, primarily to investment grade credit rated and other creditworthy tenants. The Company considers properties that are net leased on a “medium-term basis” to mean properties originally leased long-term (ten years or longer) that currently have net leases with remaining lease terms of generally three to eight years, on average.

Substantially all of the Company’s business is conducted through ARC Properties Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holder of 95.9% of the interest in the OP. ARC Real Estate Partners, LLC (the “Contributor”) is the sole limited partner and owner of 4.1% of the interest in the OP. After holding units of limited partner interests in the OP (“OP Units”) for a period of one year, holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of the Company’s common stock or, at the option of the OP, a corresponding number of shares of the Company’s common stock, as allowed by the limited partnership agreement of the OP. The remaining rights of the holders of OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company, externally managed with no employees, has retained ARC Properties Advisors, LLC (the “Manager”), a wholly owned subsidiary of AR Capital, LLC (formerly American Realty Capital II, LLC) (the “Sponsor”), to manage its affairs on a day to day basis. These affiliated parties, as well as Realty Capital Securities, LLC (“RCS”), a broker dealer wholly owned by the Sponsor, have received compensation for services provided to the Company, and will continue to receive compensation for providing on-going investment oversight and management of the Company, as applicable, in accordance with the terms of the agreement entered into by and between the Company and respective affiliated entity.

Note 2 — Summary of Significant Accounting Policies

The consolidated financial statements of the Company included herein were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results for the entire year or any subsequent interim period. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2011 and for the year then ended, which are included in the Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 19, 2012.

The Company’s significant accounting policies are described in Note 2 to the financial statements as of December 31, 2011 and the year then ended, which are included in the Form 10-K filed with the SEC on March 19, 2012. There have been no significant changes to these policies during the three months ended March 31, 2012, other than the updates described below.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (the “FASB”) issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as the Company’s own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance was applied

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

prospectively and was effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement – referred to as the statement of comprehensive income – or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments out of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. This guidance was applied prospectively and was effective for interim and annual reporting periods ended after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations but changed the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance that allows entities to perform a qualitative analysis as the first step in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative analysis for impairment is not required. The guidance was effective for interim and annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

Note 3 — Real Estate Investments

The following table presents the allocation of real estate investment assets acquired by the Company during the threemonths ended March 31, 2012 (amounts in thousands):

Real estate investments, at cost:
Land	$1,511
Buildings, fixtures and improvements	6,044
Total tangible assets	7,555
Acquired intangibles:
In-place leases	1,074
Purchase price of acquired real estate investments	$8,629
Number of properties acquired	2

The Company owns and operates commercial properties. As of March 31, 2012, the Company owned 92 properties, two of which are vacant and classified as held for sale at March 31, 2012. The Contributor, an affiliate of the Sponsor, contributed 63 properties (the “Contributed Properties”) in September 2011 in conjunction with the completion of the IPO at amortized cost.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

The Company’s portfolio of real estate investment properties (excluding two vacant properties), which were all 100% leased, is comprised of the following 90 properties as of March 31, 2012 (dollar amounts in thousands):

Portfolio	Contribution or Acquisition Date	Numberof Properties	Square Feet	Remaining Lease Term(1)	Base Purchase Price(2)	Capitalization Rate(3)	Annualized Rental Income/ NOI(4)	Annualized Rental Income/NOI per Square Foot
Home Depot	Sep. 2011	1	465,600	17.7	$23,398	9.7%	$2,258	$4.85
Citizens Bank	Sep. 2011	59	291,920	5.9	95,241	7.1%	6,729	23.05
Community Bank	Sep. 2011	1	4,410	4.3	705	5.1%	36	8.16
Dollar General	Nov. 2011	20	177,668	7.4	9,981	9.7%	965	5.43
Advance Auto	Nov. & Dec. 2011	6	42,000	7.6	5,122	8.9%	457	10.88
Walgreens	Dec. 2011	1	14,414	9.5	2,425	10.1%	245	17.00
GSA (5)	Jan. 2012	1	12,009	6.9	4,850	8.7%	421	35.06
Walgreens	Jan. 2012	1	15,120	6.8	3,779	9.2%	346	22.88
Total Portfolio (6)		90	1,023,141	8.6	$145,501	7.9%	$11,457	$11.20

(1)	Remaining lease term as of March 31, 2012, in years. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis. Total remaining lease term is an average of the remaining lease term of the total portfolio.
(2)	Original purchase price of the Contributed Properties and contract purchase price of all other properties, in each case excluding acquisition and transaction-related costs. Acquisition and transaction-related costs include legal and various other closing costs incurred in connection with acquiring investment properties.
(3)	Annualized rental income on a straight-line basis or annualized net operating income (“NOI”) divided by base purchase price.
(4)	Annualized rental income/NOI for net leases is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable. For modified gross leased properties, amount is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(5)	Lease on property is a modified gross lease. As such, annualized rental income/NOI for this property is rental income on a straight-line basis as of March 31, 2012, which includes the effect of tenant concessions such as free rent plus operating expense reimbursement revenue less property operating expenses. Buildings, fixtures and improvements have been provisionally allocated pending receipt of the cost segregation analysis on such assets being prepared by a third-party specialist.
(6)	Total portfolio excludes two vacant properties contributed in September 2011, which are classified as held for sale.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Future Lease Payments

The following table presents future minimum base rental cash payments due to the Company over the next five years and thereafter. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items (amounts in thousands):

Future Minimum Base Rent Payments
April 1, 2012 – December 31, 2012	$11,047
2013	11,276
2014	11,462
2015	11,593
2016	11,539
Thereafter	54,091
$111,008

Tenant Concentration

The following table lists the tenants whose annualized rental income/NOI on a straight-line basis represented greater than 10% of consolidated annualized rental income/NOI on a straight-line basis as of March 31, 2012:

Tenant	Annualized Rental Income
Citizens Bank	58.9%
Home Depot	19.8%

The termination, delinquency or non-renewal of one or more leases by either of the above tenants may have a material effect on revenues. No other tenant represents more than 10% of the rental income/NOI for the period presented.

Geographic Concentration

The following table lists the states where the Company has concentrations of properties where annual rental income/NOI on a straight-line basis represented greater than 10% of consolidated annualized rental income/NOI on a straight-line basis as of March 31, 2012:

State	Annualized Rental Income
Michigan	24.9%
South Carolina	21.9%
Ohio	15.8%
New York	12.7%

Note 4 — Senior Secured Revolving Credit Facility

On September 7, 2011, the Company closed on a $150.0 million senior secured revolving credit facility. The OP is the borrower, and the Company and the OP’s subsidiaries are the guarantors under this facility. The proceeds of loans made under the credit agreement may be used to finance the acquisition of net leased, investment or non-investment grade occupied properties and for other permitted corporate purposes. Up to $10.0 million of the facility is available for letter of credits. The initial term of the credit agreement is 36 months.

Any loan made under the credit facility shall bear floating interest at per annum rates equal to the one month London Interbank Offered Rate (“LIBOR”) plus 2.15% to 2.90% depending on the Company’s loan to value ratio as specified in the agreement. In the event of a default, the lender has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans. The credit

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

facility requires a fee of 0.15% on the unused balance if amounts outstanding under the facility are 50% or more of the total facility amount and 0.25% on the unused balance if amounts outstanding under the facility are 50% or less of the total facility amount.

As of March 31, 2012, there was $49.6 million outstanding on this facility which bore an interest rate of 3.14%. As of March 31, 2012, this facility was collateralized by 62 properties. Additional borrowings may become available under this facility based upon the availability of additional collateral, among other factors.

The Company’s sources of recourse financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of March 31, 2012, the Company was in compliance with the debt covenants under the senior secured revolving credit facility agreement.

Note 5 — Mortgage Notes Payable

The Company’s mortgage notes payable consist of the following as of March 31, 2012 and December 31, 2011 (dollar amounts in thousands):

	Encumbered Properties	Outstanding Loan Amount	Weighted Average Effective Interest Rate(1)	Weighted Average Maturity(2)
March 31, 2012	28	$30,260	4.67%	4.07
December 31, 2011	28	$30,260	4.67%	4.32

(1)	Mortgage notes payable have fixed rates. Effective interest rates range from 3.75% to 4.89% at March 31, 2012 and December 31, 2011, respectively.
(2)	Weighted average remaining years until maturity as of March 31, 2012 and December 31, 2011, respectively.

The following table summarizes the scheduled aggregate principal repayments subsequent to March 31, 2012 (amounts in thousands):

Year	Total
April 1, 2012 – December 31, 2012	$—
2013	88
2014	190
2015	13,752
2016	11,760
Thereafter	4,470
Total	$30,260

The Company’s sources of recourse financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of March 31, 2012, the Company was in compliance with the debt covenants under the mortgage loan agreements.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 6 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, due to affiliates and accounts payable approximate their carrying value on the accompanying consolidated balance sheets due to their short-term nature. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the accompanying consolidated balance sheets are reported below. There were no financial instruments which require fair value disclosure as of March 31, 2011 (amounts in thousands):

	Level	Carrying Amount at March 31, 2012	Fair Value at March 31, 2012
Mortgage notes payable	3	$30,260	$30,536
Senior secured revolving credit facility	3	$49,599	$49,599

The fair value of mortgage notes payable is estimated using a discounted cash flow analysis, based on the Manager’s experience with similar types of borrowing arrangements. The interest rate of the senior secured revolving credit facility is determined by a variable market rate and the Company’s leverage ratio, and has terms commensurate with the market; as such the outstanding balance on the facility approximates fair value.

Note 7 — Common Stock

On September 7, 2011, the Company closed the IPO. On November 2, 2011, the Company sold additional shares in a follow-on offering. In addition, on November 7, 2011, the underwriters exercised their option to purchase shares. As of March 31, 2012 and December 31, 2011, the Company had a total of 7.3 million shares of common stock outstanding, including unvested restricted shares, with total net proceeds from common stock issuances of $78.1 million, which includes the effect of rescissions.

On September 7, 2011, the Company’s Board of Directors authorized and the Company declared an annual dividend rate of $0.875 per share or an annual dividend rate of 7.0% based on the common stock price in the IPO of $12.50, payable in cash monthly, beginning in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month.

On February 27, 2012, the Company’s Board of Directors authorized and the Company declared an annual dividend rate of $0.880 per share. Accordingly, on March 15, 2012, the Company paid a distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

On March 16, 2012, the Company’s Board of Directors authorized and the Company declared an increase to the Company’s annual dividend rate. The Company will increase its annual distribution by $0.005, from $0.880 to $0.885 per annum. The new annual distribution rate will accrue commencing on May 9, 2012. The Company will continue to pay its distributions on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

Note 8 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company does not own any properties, has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 9 — Related Party Transactions and Arrangements

Common Stock Ownership

Certain affiliates of the Company have purchased shares of the Company’s common stock. As of March 31, 2012 and December 31, 2011, 31.3% of the shares of common stock outstanding on a fully diluted basis, including the Contributor’s 310,000 OP Units that are convertible to common stock and the 167,400 restricted shares granted to the Manager, were purchased by or granted to affiliates of the Company.

The Company has issued restricted stock to the Manager and non-executive directors in conjunction with a share-based compensation plan. See Note 11 — Share-Based Compensation.

Fees Paid in Connection with the Offering

RCS received selling commissions of 6% of the gross offering proceeds from the sale of the Company’s common stock before reallowance of commissions earned by participating broker-dealers. RCS re-allowed 100% of commissions earned to participating broker-dealers. In addition, RCS received dealer manager fees of 2% of the gross offering proceeds before reallowance to participating broker-dealers. RCS was permitted to re-allow all or a portion of its dealer manager fee to participating broker-dealers. There were no commissions paid to RCS for the three months ended March 31, 2012.

Fees Paid in Connection With the Operations of the Company

The Company will pay the Sponsor an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property the Company acquires which is originated by the Sponsor. The acquisition fee is payable in cash at the closing of each acquisition.

The Company will pay the Sponsor a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that the Company obtains and uses for the acquisition of properties that is arranged by the Sponsor. The financing coordination fee is payable in cash at the closing of each financing.

The Company will pay the Manager an annual base management fee equal to 0.50% per annum of the average unadjusted book value of the Company’s real estate assets, calculated and payable monthly in advance, provided that the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months is equal to or greater than certain net income thresholds related to our operations. Our Manager will waive such portion of its management fee in excess of such thresholds. The management fee is payable in cash. No such management fees have been paid to the Manager since inception.

The Company may be required to pay the Manager a quarterly incentive fee, calculated based on the Company’s annualized earnings, weighted average number of shares and weighted average price per share of common stock. One half of each quarterly installment of the incentive fee will be payable in shares of common stock. The remainder of the incentive fee will be payable in cash. No such incentive fees have been paid to the Manager since inception.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

The Company is required to reimburse the Sponsor for all out-of-pocket costs actually incurred by the Sponsor, including without limitation, legal fees and expenses, due diligence fees and expenses, other third party fees and expenses, costs of appraisals, travel expenses, nonrefundable option payments and deposits on properties not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and due diligence of properties. The Company’s reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis following the end of each month. However, the Company will not reimburse the Sponsor for the salaries and other compensation of its personnel. Furthermore, under an administrative support agreement between the Company and the Sponsor, the Sponsor will pay or reimburse the Company for its general administrative expenses, including, without limitation, legal fees, audit fees, board of directors fees, insurance, marketing and investor relation fees, until September 6, 2012, which is one year after the closing of the IPO, to the extent the amount of certain net earnings from operations thresholds, as specified in the agreement, is less than the amount of the distributions declared by the Company in respect of our OP units during such one year period. To the extent these amounts are paid by the Sponsor, they would not be subject to reimbursement by the Company.

The following table details amounts paid and reimbursed to affiliates as well as amounts contractually due to the Sponsor and the Manager which were forgiven in connections with the operations related services described above (amounts in thousands):

	Three Months Ended March 31, 2012
	Paid	Forgiven
One-time fees:
Acquisition fees and related cost reimbursements	$144	$—
Financing fees and related cost reimbursements	49	—
Other expense reimbursements	15	—
On-going fees:
Base management fees	—	182
Incentive fees	—	—
Total operational fees and reimbursements	$208	$182

Note 10 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Manager and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue in follow-on offerings, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Manager, the Sponsor and their affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 — Share-Based Compensation

Equity Plan

The Company has adopted the American Realty Capital Properties, Inc. Equity Plan (the “Equity Plan”), which provides for the grant of stock options, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to the Manager, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to the Company.

Under the Equity Plan, the Company’s compensation committee is authorized to approve grants of equity-based awards to the Manager. Concurrently with the closing of the IPO, the Company granted to the Manager 167,400 restricted shares, which is equal to 3.0% of the number of shares of common stock sold through the IPO. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on October 1, 2011. The Manager is entitled to receive

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

“distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as dividends are paid to the stockholders, commencing on the first anniversary of the date of grant. The Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under the Equity Plan until such time as the Company is covering the payment of distributions to the stockholders based on the criteria in the agreement, for the six immediately preceding months. In addition to the restricted stock that was granted to the Manager concurrently with the completion of the IPO, the Company may from time to time grant additional equity incentive awards to the Manager pursuant to the Equity Plan. The Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to officers or any other personnel of the Manager or other personnel of the Manager or its affiliates in order to provide incentive compensation to them. For the threemonths ended March 31, 2012, compensation expense for restricted shares was $0.1 million.

The Company authorized and reserved a total number of shares equal to 10.0% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP Units for shares of common stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to the Manager. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as dividends are paid to the stockholders.

Director Stock Plan

Concurrently with the closing of the IPO, the Company granted 3,000 restricted shares of common stock to each of the Company’s three independent directors, each of whom is a non-executive director, pursuant to the Director Stock Plan (the “Director Stock Plan”). Awards of restricted stock will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on the Board of Directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to the stockholders. At March 31, 2012, a total of 99,000 shares of common stock are reserved for issuance under the Director Stock Plan. As of March 31, 2012, there were 9,000 restricted shares issued to independent directors under the Director Stock Plan. Fair value is at current stock price. For the threemonths ended March 31, 2012, compensation expense for the vesting of directors’ shares was immaterial.

Note 12 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the threemonths ended March 31, 2012 and 2011 (dollars in thousands, expect for per share data):

	Three Months Ended March 31,
	2012	2011
Net loss from continuing operations attributable to stockholders	$(308)	$(16)
Loss from discontinued operations attributable to stockholders	(322)	—
Net loss attributable to stockholders	$(630)	$(16)
Weighted average common shares outstanding	7,174,934	1,000
Basic and diluted net loss per share from continuing operations attributable to stockholders	$(0.04)	N/M
Basic and diluted net loss per share from discontinued operations attributable to stockholders	$(0.05)	N/M
Basic and diluted net loss per share attributable to stockholders	$(0.09)	N/M

As of March 31, 2012, the Company had 310,000 OP Units outstanding, which are convertible to an equal number of shares of the Company’s common stock, and 148,500 shares of unvested restricted stock outstanding which were excluded from the calculation of diluted loss per share as the effect would have been antidilutive.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 13 — Discontinued Operations and Properties Held for Sale

The Company separately classifies properties held for sale in the accompanying consolidated balance sheets and consolidated statements of operations. In the normal course of business, changes in the market may compel the Company to decide to classify a property as held for sale or reclassify a property that is designated as held for sale back to held for investment. In these situations, property is transferred to held for sale or back to held for investment at the lesser of fair value or depreciated cost. As of March 31, 2012 and December 31, 2011, the Company held two vacant properties which are classified as held for sale on the accompanying balance sheets and at March 31, 2012, are recorded at fair value less costs to sell the properties of $1.5 million. The operating loss for the two properties was $13,000, and an impairment loss on the value of the two properties was $0.3 million, for the threemonths ended March 31, 2012.

Note 14 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transactions described below.

The Company has entered into a purchase and sale agreement to acquire the fee simple interests in six built-to-suit FedEx Freight distribution facilities located in five states (Illinois (two properties), Indiana, Ohio, Pennsylvania and Kentucky) for an aggregate purchase price of approximately $12.2 million, exclusive of closing costs. The properties comprise 92,935 square feet and are net leased for annualized rental income of $1.1 million. In addition, the Company executed a purchase and sale agreement to acquire a fee simple interest in a John Deere distribution facility located in Davenport, Iowa for a purchase price of approximately $26.1 million, exclusive of closing costs. The property is 552,960 square feet and is net leased for annualized rental income of $2.3 million. The Company anticipates that the aggregate contract purchase price of these acquisitions, $38.3 million excluding closing costs, will be funded from gross proceeds of approximately $6.0 million from the issuance of Preferred Shares (as described in further detail below) as well as approximately $6.4 million from the issuance of OP Units (as described in further detail below) of the Company’s operating partnership. In addition, a portion of the aggregate purchase price of these acquisitions will be funded from proceeds from the Company’s senior secured revolving credit facility and available cash on-hand.

Private Placement of Preferred Stock

On May 3, 2012, the Company’s board of directors approved the Company’s entry into a securities purchase agreement (the “Securities Purchase Agreement”) with an unaffiliated third party that is an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Purchaser”), pursuant to which the Company will agree to sell to the Purchaser, and the Purchaser will agree to purchase from the Company, shares of a new series of the Company’s convertible preferred stock designated Series A Convertible Preferred Stock (the “Preferred Shares”), for an aggregate purchase price of $6.0 million. After deducting for fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares is expected to be approximately $5.8 million. The offering is expected to close on or about May 10, 2012, subject to satisfaction of certain customary closing conditions. Although the Company believes that the transaction is probable, there can be no assurance that the transaction will be consummated.

Pursuant to the Articles Supplementary to create the Preferred Shares (the “Articles Supplementary”), at the option of the Purchaser, the Preferred Shares may be converted into shares of the Company’s common stock at a conversion price equal to the market value of the common stock, subject to the terms set forth in the Articles Supplementary, beginning one year after the date of issuance. In addition, the holders of the Preferred Shares will be entitled to receive dividends when, as and if authorized and declared by the Company’s board of directors out of funds legally available for that purpose, at the rate per annum equal to seven percent (7%) payable monthly. The Preferred Shares will be redeemable by the Company at any time. The Company, at its option, may redeem the Preferred Shares, in whole or in part, at $11 per share, subject to the provisions described in the Articles Supplementary.

The Preferred Shares will rank senior to any and all other classes or series of the Company’s capital stock. The Preferred Shares will not be transferable without the prior consent of the Company. The Preferred Shares have anti-dilution protection and are subject to other adjustments, as further described in the Articles Supplementary.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Issuance of OP Units

On May 4, 2012, the Company’s operating partnership, ARC Properties Operating Partnership, L.P. (the “Operating Partnership”) entered into a purchase and sale agreement with Setzer Properties, LLC (the “Seller”), pursuant to which the Company will issue approximately 580,000 operating partnership units (the “OP Units”) as partial consideration for the acquisition of the fee simple interest in the six built-to-suit FedEx Freight distribution facilities.

As a result, the Seller will be admitted as a limited partner of the Operating Partnership. Pursuant to the partnership agreement, the Seller will receive redemption rights as a limited partner, which will enable the Seller to cause the Operating Partnership to redeem its OP Units in exchange for cash or, at the option of the Operating Partnership, shares of the Company’s common stock on a one-for-one basis. The cash redemption amount per OP Unit will be based on the market price of the Company’s common stock at the time of redemption.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
American Realty Capital Properties, Inc.

We have audited the accompanying consolidated balance sheets of American Realty Capital Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity and cash flows for the year ended December 31, 2011 and the period from December 2, 2010 (date of inception) to December 31, 2010. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a). These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital Properties, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and the period from December 2, 2010 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 19, 2012

American Realty Capital Properties, Inc.
Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,
	2011	2010
Assets
Real estate investments, at cost:
Land	$18,489	$—
Buildings, fixtures and improvements	107,340	—
Acquired intangible lease assets	11,044	—
Total real estate investments, at cost	136,873	—
Less: accumulated depreciation and amortization	(14,841)	—
Total real estate investments, net	122,032	—
Cash and cash equivalents	3,148	—
Prepaid expenses and other assets	1,798	—
Deferred costs, net	2,785	279
Assets held for sale, net	1,818	—
Total assets	$131,581	$279
Liabilities and Equity
Mortgage notes payable	$30,260	$—
Senior secured revolving credit facility	42,407	—
Accounts payable and accrued expenses	858	279
Deferred rent	724	—
Total liabilities	74,249	279
Common stock, $0.01 par value, 240,000,000 and 10,000 shares authorized, 7,323,434 and 1,000 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	73	—
Additional paid-in capital	57,582	—
Accumulated deficit	(4,025)	—
Total stockholders’ equity	53,630	—
Non-controlling interest	3,702	—
Total equity	57,332	—
Total liabilities and equity	$131,581	$279

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Consolidated Statements of Operations

(in thousands, except for per share data)

	Year Ended December 31, 2011	Period from December 2, 2010 (Date of Inception) to December 31, 2010
Revenues:
Rental income	$3,022	$—
Operating expense reimbursements	153	—
Total revenues	3,175	—
Operating expenses:
Acquisition and transaction related	1,875	—
Property operating	153	—
General and administrative	440	—
Depreciation and amortization	1,612	—
Total operating expenses	4,080	—
Operating loss	(905)	—
Other income (expenses):
Interest expense	(924)	—
Other income	1	—
Total other expenses	(923)	—
Loss from continuing operations	(1,828)	—
Net loss from continuing operations attributable to non-controlling interest	69	—
Net loss from continuing operations attributable to stockholders	(1,759)	—
Discontinued operations:
Loss from operations of held for sale properties	(37)	—
Loss on held for sale properties	(815)	—
Loss from discontinued operations	(852)	—
Loss from discontinued operations attributable to non-controlling interest	36	—
Loss from discontinued operations attributable to stockholders	(816)	—
Net loss	(2,680)
Net loss attributable to non-controlling interest	105
Net loss attributable to stockholders	$(2,575)	$—
Basic and diluted net loss per share from continuing operations attributable to stockholders	$(0.86)	$—
Basic and diluted net loss per share attributable to stockholders	$(1.26)	$—

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Consolidated Statement of Changes in Equity

(in thousands, except for share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Non- Controlling Interests	Total Equity
	Number of Shares	Par Value
Balance, December 2, 2010	—	$—	$—	$—	$—	$—	$—
Issuances of common stock	1,000	—	—	—	—	—	—
Balance, December 31, 2010	1,000	—	—	—	—	—	—
Issuance of common stock, net of recissions	7,146,034	71	83,860	—	83,931	—	83,931
Offering costs, commissions and dealer manager fees	—	—	(5,812)	—	(5,812)	—	(5,812)
Share based compensation	176,400	2	180	—	182	—	182
Distributions declared	—	—	—	(1,450)	(1,450)	—	(1,450)
Contribution transaction	—	—	(16,771)	—	(16,771)	—	(16,771)
Contributions from non-controlling interest holder	—	—	(3,875)	—	(3,875)	3,875	—
Distributions to non-controlling interest holder	—	—	—	—	—	(68)	(68)
Net loss	—	—	—	(2,575)	(2,575)	(105)	(2,680)
Balance, December 31, 2011	7,323,434	$73	$57,582	$(4,025)	$53,630	$3,702	$57,332

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2011	Period from December 2, 2010 (Date of Inception) to December 31, 2010
Cash flows from operating activities:
Net loss	$(2,680)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,465	—
Amortization of intangible lease assets	159	—
Amortization of deferred costs	195	—
Loss on held for sale properties	815	—
Share based compensation	182	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(314)	—
Accounts payable and accrued expenses	374	—
Deferred rent	724	—
Net cash provided by operating activities	920	—
Cash flows from investing activities:
Investments in real estate	(17,528)	—
Net cash used in investing activities	(17,528)	—
Cash flows from financing activities:
Proceeds from mortgage notes payable	16,410	—
Proceeds from senior secured revolving credit facility	2,066	—
Payments on senior secured revolving credit facility	(11,159)	—
Proceeds from issuances of common stock	21,766	—
Payments of offering costs and fees related to stock issuances	(5,346)	—
Payments of deferred financing costs	(2,464)	—
Distributions to non-controlling interest holder	(68)	—
Distributions paid	(1,449)	—
Net cash provided by financing activities	19,756	—
Net change in cash and cash equivalents	3,148	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$3,148	$—
Supplemental Disclosures:
Cash paid for interest	$590	$—
Non-Cash Investing and Financing Activities:
Initial proceeds from senior secured revolving credit facility used to pay down mortgages assumed in Formation Transactions	51,500	—
Mortgage note payable contributed in Formation Transactions	13,850	—
Reclassification of deferred offering costs	—	279

The accompanying notes are an integral part of these statements.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 1 — Organization

American Realty Capital Properties, Inc. (the “Company”), incorporated on December 2, 2010, is a Maryland corporation that elected to be qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year ended December 31, 2011. On July 7, 2011, the Company commenced its initial public offering (the “IPO”) on a “reasonable best efforts” basis, through its co-dealer managers, Realty Capital Securities, LLC (“RCS” or the “affiliated Dealer Manager”) and Ladenburg Thalmann & Co. Inc. (together, the “Dealer Managers”), pursuant to a registration statement on Form S-11 (File No. 333-172205) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The IPO closed on September 6, 2011. The Company sold a total of 5.6 million shares of common stock for net proceeds of $66.0 million. The shares began trading on NASDAQ under the symbol “ARCP” on September 7, 2011.

On September 22, 2011, the Company filed a registration statement on Form S-11 (File No. 333-176952) to register an additional 1.3 million shares of common stock, which was subsequently increased to 1.5 million (plus up to an additional 0.2 million shares of common stock that the Company could issue and sell upon the exercise of the underwriters’ over-allotment option) in connection with an underwritten follow-on offering (the “Follow-On Offering”). On November 2, 2011, the Company sold 1.5 million shares for net proceeds of $14.4 million. In addition, the Company granted the underwriters a 30 day option to purchase an additional 0.2 million shares of common stock at the original offering price, less underwriting discounts and commissions. On November 2, 2011, the underwriters exercised their option to purchase an additional 0.1 million shares, which closed on November 7, 2011 for net proceeds of $0.7 million.

The Company was formed to primarily own and acquire single-tenant, freestanding commercial real estate that is net leased on a medium-term basis, primarily to investment grade credit rated and other creditworthy tenants. The Company considers properties that are net leased on a “medium-term basis,” to mean properties originally leased long-term (ten years or longer) that currently have net leases with remaining lease terms of generally three to eight years, on average.

Substantially all of the Company’s business is conducted through ARC Properties Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holder of 95.9% of the interest in the OP. ARC Real Estate Partners, LLC (the “Contributor”) is the sole limited partner and owner of 4.1% of the interest in the OP. After holding units of limited partner interests (“OP Units”) for a period of one year, holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of the Company’s common stock or, at the option of the OP, a corresponding number of shares of the Company’s common stock, as allowed by the limited partnership agreement. The remaining rights of the holders of OP Units are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company has retained ARC Properties Advisors, LLC (the “Manager”), a wholly owned subsidiary of AR Capital, LLC (formerly American Realty Capital II, LLC) (the “Sponsor”), to manage its affairs on a day to day basis. These affiliated parties, as well as RCS, have received compensation for services provided to the Company, and will continue to receive compensation for providing on-going investment oversight and management of the Company.

Formation Transactions

At the completion of the IPO, the Contributor, an affiliate of the Sponsor, contributed to the OP its indirect ownership interests in certain assets of ARC Income Properties, LLC and ARC Income Properties III, LLC (the “Contributed Companies”). Assets contributed included (1) 59 properties that are presently leased to RBS Citizens Bank, N.A. and Citizens Bank of Pennsylvania, or collectively, Citizens Bank, one property presently leased to Community Bank, N.A, or Community Bank, and one property leased to Home Depot U.S.A., Inc., or Home Depot, and (2) two vacant properties. Additionally, the OP assumed certain liabilities of the Contributed Companies, including $30.6 million of unsecured notes payable and $96.2 million of mortgage notes secured by the contributed properties.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Because the contribution was from an affiliate of the Sponsor and deemed to be a transaction between entities under common control, the assets and liabilities were recorded by the Company at the Contributor’s carrying amount, or book value, at the time of the contribution. The assets and liabilities of the Contributed Companies are summarized as follows (amounts in thousands):

Assets and liabilities of Contributed Companies, at carryover basis:
Real estate investments, net of accumulated depreciation and amortization of $13,453	$108,759
Other assets	2,402
Notes payable(1)	(30,626)
Mortgage notes payable(2)	(96,472)
Other liabilities	(834)
Net assets (liabilities) of Contributed Companies	$(16,771)

(1)	Notes payable were repaid from the proceeds of the IPO concurrently with closing.
(2)	$82.6 million of mortgage notes payable were refinanced with a new $51.5 million revolving credit facility and the remaining balance was repaid from the proceeds of the IPO concurrently with closing of the IPO.

In exchange for the net assets of the Contributed Companies, the Contributor received 310,000 OP Units, which represents a non-controlling interest in the OP. After holding the OP Units for a period of one year, the Contributor has the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock, as allowed by the limited partnership agreement of the OP. As of December 31, 2011, the Contributor’s 310,000 OP Units represented a 4.1% interest in the OP, based on 310,000 OP Units convertible to common stock as a percentage of the 7.6 million of total common shares outstanding on a fully diluted basis. For the year ended December 31, 2011, losses of approximately $0.1 million were allocated to the Contributor’s non-controlling interest.

Concurrently with the completion of the IPO and contribution of the net assets of the Contributed Companies, the Company closed on a $150.0 million senior secured revolving credit facility. See Note 4 — Senior Secured Revolving Credit Facility. The Company refinanced mortgage notes payable of $82.6 million and repaid the unsecured notes payable of $30.6 million, along with interest and penalties of $0.4 million, owed by the Contributed Companies directly from net proceeds from the IPO and $51.5 million drawn from the senior secured revolving credit facility.

In addition, the Company has issued restricted stock to the Manager and non-executive directors in conjunction with share-based compensation plans. See Note 11 — Share-Based Compensation.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

results could differ from those estimates. Management makes significant estimates regarding revenue recognition, to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Formation Transactions

Upon the effectiveness of the IPO, the Company acquired certain properties from affiliated entities of the Company. The contribution of the properties from affiliates in the initial formation of the Company was accounted for as a reorganization of entities under common control and therefore all assets and liabilities related to the contributed properties were accounted for on the carryover basis of accounting whereby the real estate investments were contributed at amortized cost and all assets and liabilities of the predecessor entities became assets and liabilities of the Company.

Real Estate Investments

The Company records acquired real estate at cost and makes assessments as to the useful lives of depreciable assets. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful life of 40 years for buildings, five to 15 years for building fixtures and improvements and the remaining lease term for acquired intangible lease assets.

Impairment of Long Lived Assets

Operations related to properties that have been sold or properties that are intended to be sold are presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold are designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the assets. These assessments have a direct impact on net income because recording an unrealized impairment results in an immediate negative adjustment to net income. At December 31, 2011, the Company had two vacant properties classified as properties held for sale. See Note 13 — Discontinued Operations and Properties Held for Sale. Impairment of $0.8 million was recorded on these properties for the year ended December 31, 2011, to mark the assets to their aggregate fair value of $1.8 million.

Allocation of Purchase Price of Acquired Assets

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above-and below-market lease rates, the value of in-place leases, and the value of customer relationships.

Amounts allocated to land, buildings, equipment and fixtures are based on cost segregation studies performed by independent third-parties or on the Company’s analysis of comparable properties in its portfolio. Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, five to ten years for building equipment and fixtures, and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 18 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationship is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the company in determining these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, The Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that the Company will finalize once the Company receives additional information. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on the Company’s financial position or results of operations.

Intangible assets consist of the following as of December 31, 2011. The Company had no intangible assets at December 31, 2010 (amounts in thousands):

Intangible lease assets:
In-place leases, gross	$11,044
Accumulated amortization on in-place leases	(3,197)
In-place leases, net of accumulated amortization	$7,847

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

The following table provides the weighted-average amortization period as of December 31, 2011 for intangible assets and the projected amortization expense for the next five years (amounts in thousands):

	Weighted-Average Amortization Period in Years	2012	2013	2014	2015	2016
In-place leases:
Total to be included in depreciation and amortization expense	10.6	$937	$943	$917	$860	$725

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less.

The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit. At December 31, 2011 the company had deposits of $3.1 million of which $2.7 million were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Deferred Costs, Net

Deferred costs, net consists of deferred financing costs net of accumulated amortization, deferred leasing costs net of accumulated amortization and deferred offering costs.

Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined the financing will not close. At December 31, 2011, the Company had $2.5 million of deferred financing costs net of accumulated amortization. The Company had no deferred financing costs at December 31, 2010.

Deferred leasing costs, consisting primarily of lease commissions and payments made to assume existing leases, are deferred and amortized over the term of the lease. At December 31, 2011, the Company had $0.3 million of deferred leasing costs. The Company had no deferred leasing costs at December 31, 2010.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies, and other costs incurred in connection with registering to sell shares of the Company’s common stock. As of December 31, 2010, deferred offering costs relating to the IPO totaled $0.3 million. On September 6, 2011, the day the Company closed its IPO, the deferred offering costs relating to the IPO were reclassified to stockholders’ equity. As of December 31, 2011, the Company had no deferred offering costs.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. The Company will record rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the consolidated statements of operations.

Organization, Offering, and Related Costs

Organization, offering and related costs include costs incurred in connection with the Company’s issuance of common stock. These costs include, but are not limited to, (i) legal, accounting, printing, mailing and filing fees; (ii) escrow related fees, and (iii) reimbursement to the Dealer Manager for amount they paid to reimburse the bonified due diligence expenses of broker-dealers.

Share-Based Compensation

The Company has a stock-based incentive award plan for its affiliated Manager, non-executive directors, officers, other employees and independent contractors who are providing services to the company as applicable, and a non-executive director restricted share plan, which are accounted for under the guidance for share based payments. The expense for such awards is included in general and administrative expenses is recognized over the vesting period or when the requirements for exercise of the award have been met. See Note 11 — Share-Based Compensation for additional information on these plans.

Income Taxes

The Company elected to be qualified to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. If the Company qualifies for taxation as a REIT as anticipated, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Per Share Data

Income (loss) per basic share of common stock is calculated by dividing net income (loss) less dividends on unvested restricted stock by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted income (loss) per share of common stock considers the effect of potentially dilutive shares of common stock outstanding during the period.

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate rental revenue and other income through the leasing of properties, which comprised 100% of its total consolidated revenues. Although the Company’s investments in real estate will be geographically diversified throughout the United States, management evaluates operating performance on an individual property level. The Company’s properties have been aggregated into one reportable segment.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (the “FASB”) issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as the Company’s own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement – referred to as the statement of comprehensive income – or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments out of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations but will change the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance which modifies the requirements for testing for goodwill impairment, and gives entities the option to perform a qualitative assessment of goodwill before calculating the fair value of a reporting unit. If the entities determine based on the qualitative assessment that the fair value of a reporting unit is more likely than not less than the carrying value then further impairment tests would be required. Otherwise, further testing would not be needed. The guidance is effective for annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2011, the FASB issued guidance which contains new disclosure requirements regarding the nature of an entity’s rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are designed to make financial statements prepared under U.S. GAAP more comparable to those prepared under International Financial Reporting Standards and will give the financial statement users information about both gross and net exposures. The guidance is effective for interim and annual reporting periods beginning on or after January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 3 — Real Estate Investments

The following table presents the allocation of real estate investment assets acquired by or contributed to the Company during the year ended December 31, 2011. There were no property acquisitions during the period from December 2, 2010 (date of inception) to December 31, 2010 (amounts in thousands):

Real estate investments, at cost:
Land	$18,489
Buildings, fixtures and improvements	107,340
Total tangible assets	125,829
Acquired intangibles:
In-place leases	11,044
Purchase price of acquired real estate investments (1)	$136,873
Number of properties acquired	88

(1)	Purchase price includes the properties that were contributed in September 2011 in conjunction with the completion of the IPO by the Contributor, an affiliate of the Sponsor, at amortized cost, as well as $17.5 million of properties acquired by the Company since the IPO.

The Company owns and operates commercial properties. As of December 31, 2011, the Company owned 90 properties, 2 of which are vacant and classified as held for sale at December 31, 2011. 63 of the properties were contributed in September 2011 in conjunction with the completion of the IPO by the Contributor, an affiliate of the Sponsor, at amortized cost.

The Company’s portfolio of real estate investment properties, which were all 100% leased, is comprised of the following 88 properties as of December 31, 2011 (dollar amounts in thousands):

Portfolio	Contribution or Acquisition Date	Number of Properties	Square Feet	Remaining Lease Term(1)	Base Purchase Price(2)	Capitalization Rate(3)	Annualized Rental Income(4)	Annualized Rental Income per Square Foot
Home Depot	Sep. 2011	1	465,600	17.9	$23,398	9.7%	$2,258	$4.85
Citizens Bank	Sep. 2011	59	291,920	6.2	95,241	7.1%	6,729	23.05
Community Bank	Sep. 2011	1	4,410	4.6	705	5.1%	36	8.16
Dollar General	Nov. 2011	20	177,668	7.6	9,981	9.7%	965	5.43
Advance Auto	Nov. & Dec. 2011	6	42,000	7.8	5,122	8.9%	457	10.88
Walgreens	Dec. 2011	1	14,414	9.8	2,425	10.1%	245	17.00
Total Portfolio(5)		88	996,012	8.9	$136,872	7.8%	$10,690	$10.73

(1)	Remaining lease term as of December 31, 2011, in years. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis. Total remaining lease term is an average of the remaining lease term of the total portfolio.
(2)	Original purchase price of properties contributed excluding acquisition and transaction-related costs. Acquisition and transaction-related costs include legal costs and closing costs on property.
(3)	Annualized rental income on a straight-line basis divided by base purchase price.
(4)	Annualized rental income on a straight-line basis for the leases in place as of December 31, 2011, which includes the effect of tenant concessions such as free rent, as applicable.
(5)	Total portfolio excludes 2 vacant properties contributed in September 2011 which were classified as held for sale at December 31, 2011. The aggregate square footage and base purchase price of these vacant properties was 6,800 and $2.9 million, respectively.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Future Lease Payments

The following table presents future minimum base rental cash payments due to the Company over the next five years and thereafter. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items (amounts in thousands):

Future Minimum Base Rent Payments
2012	$10,200
2013	10,400
2014	10,586
2015	10,717
2016	10,663
Thereafter	45,723
$98,289

Tenant Concentration

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of consolidated annualized rental income on a straight-line basis as of December 31, 2011:

Tenant
Citizens Bank	62.9%
Home Depot	21.1%

The termination, delinquency or non-renewal of one or more leases by any of the above tenants may have a material effect on revenues. No other tenant represents more than 10% of the rental income for the period presented.

Geographic Concentration

The following table lists the states where the Company has concentrations of properties where annual rental income on a straight-line basis represented greater than 10% of consolidated annualized rental income on a straight-line basis as of December 31, 2011:

State
Michigan	23.4%
South Carolina	23.4%
Ohio	16.8%

Note 4 — Senior Secured Revolving Credit Facility

On September 7, 2011, the Company closed on a $150.0 million senior secured revolving credit facility. The OP is the borrower, and the Company and the OP’s subsidiaries are the guarantors under this facility. The proceeds of loans made under the credit agreement may be used to finance the acquisition of net leased, investment or non-investment grade occupied properties and for other permitted corporate purposes. Up to $10.0 million of the facility is available for letter of credits. The initial term of the credit agreement is 36 months.

Any loan made under the credit facility shall bear floating interest at per annum rates equal to the one month London Interbank Offered Rate (“LIBOR”) plus 2.15% to 2.90% depending on the Company’s loan to value ratio as specified in the agreement. In the event of a default, the lender has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans. The line of credit requires a fee of 0.15% on the unused balance if amounts outstanding under the facility are 50% or more of the total facility amount and 0.25% on the unused balance if amounts outstanding under the facility are 50% or less of the total facility amount.

As of December 31, 2011, there was $42.4 million outstanding on this facility which bore an interest rate of 3.17%. As of December 31, 2011, this facility was collateralized by 59 properties. Availability of additional borrowings under this facility are

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

based upon the availability of sufficient collateral, among other factors. At December 31, 2011, based on the collateral available, there was $53.0 million of maximum borrowing capacity under this facility, with $10.6 million available and unused.

The Company’s sources of recourse financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2011, the Company was in compliance with the debt covenants under the senior secured revolving credit facility agreement.

Note 5 — Mortgage Notes Payable

The Company’s mortgage notes payable consist of the following as of December 31, 2011. The Company had no mortgage notes payable at December 31, 2010 (dollar amounts in thousands):

	Encumbered Properties	Outstanding Loan Amount	Weighted Average Effective Interest Rate(1)	Weighted Average Maturity(2)
December 31, 2011	28	$30,260	4.67%	4.32

(1)	Mortgage notes payable have fixed rates. Effective interest rates range from 3.80% to 5.32% at December 31, 2011.
(2)	Weighted average remaining years until maturity as of December 31, 2011.

The following table summarizes the scheduled aggregate principal repayments subsequent to December 31, 2011 (amounts in thousands):

Year	Total
2012	$—
2013	88
2014	190
2015	13,752
2016	11,760
Thereafter	4,470
Total	$30,260

The Company’s sources of recourse financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2011, the Company was in compliance with the debt covenants under the mortgage loan agreements.

Note 6 — Fair Value of Financial Instruments

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, due to affiliates and accounts payable approximate their carrying value on the accompanying consolidated balance sheets due to their short-term nature. The fair values of the Company’s remaining financial instruments that are not reported at fair value on the accompanying consolidated balance sheets are reported below. There were no financial instruments which require fair value disclosure as of December 31, 2010 (amounts in thousands):

	Carrying Amount at December 31, 2011	Fair Value at December 31, 2011
Mortgage note payable	$30,260	$30,626
Senior secured revolving credit facility	$42,407	$42,407

The fair value of mortgage notes payable is estimated using a discounted cash flow analysis, based on the Manager’s experience with similar types of borrowing arrangements. The interest rate of the senior secured revolving credit facility is

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

determined by a variable market rate and the Company’s leverage ratio, and has terms commensurate with the market; as such the outstanding balance on the facility approximates fair value.

Note 7 — Common Stock

On September 7, 2011, the Company’s IPO became effective. As of December 31, 2011, the Company had a total of 7.3 million shares of common stock outstanding, including unvested restricted shares, with total net proceeds from common stock issuances of $78.1 million, which includes the effect of recissions. At December 31, 2010, the Company had stock from its initial capitalization of 1,000 shares for proceeds of $10.00.

On September 7, 2011, the Company’s Board of Directors authorized and the Company declared an annual dividend rate of $0.875 per share or an annual dividend rate of 7.0% based on the initial common stock price of $12.50, payable in cash monthly, beginning in October 2011, on the fifteenth day of each month to stockholders of record at the close of business on the eighth day of such month.

On February 27, 2012, the Company’s Board of Directors authorized and the Company declared an annual dividend rate of $0.880 per share. Accordingly, on March 15, 2012, the Company paid a distribution of $0.0733 per share to stockholders of record at the close of business on March 8, 2012.

Note 8 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company does not own any properties, has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 9 — Related Party Transactions and Arrangements

Common Stock Ownership

Certain affiliates of the Company have purchased shares of the Company’s common stock. As of December 31, 2011, 31.3% of the shares of common stock outstanding on a fully diluted basis, including the Contributor’s 310,000 OP Units that are convertible to common stock and the 167,400 restricted shares granted to the Manager, were purchased by or granted to affiliates of the Company. See Note 1 — Organization for more information on stock issued in the Formation Transactions.

The Company has issued restricted stock to the Manager and non-executive directors in conjunction with share-based compensation plans. See Note 11 — Share-Based Compensation.

Fees Paid in Connection with the Offering

The Company’s affiliated Dealer Manager received selling commissions of 6% of the gross offering proceeds from the sale of the Company’s common stock before reallowance of commissions earned by participating broker-dealers. The affiliated Dealer Manager re-allowed 100% of commissions earned to participating broker-dealers. In addition, the affiliated Dealer Manager received dealer manager fees of 2% of the gross offering proceeds before reallowance to participating broker-dealers. The affiliated Dealer Manager was permitted to re-allow all or a portion of its dealer manager fee to participating broker-dealers. Total commissions paid to the affiliated Dealer Manager for the year ended December 31, 2011 were $4.0 million.

There were no fees paid to the Dealer Manager during the period from December 2, 2010 (date of inception) to December 31, 2010.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Fees Paid in Connection With the Operations of the Company

The Company will pay the Sponsor an acquisition fee equal to 1.0% of the contract purchase price (including assumed indebtedness) of each property the Company acquires which is originated by the Sponsor. The acquisition fee is payable in cash at the closing of each acquisition.

The Company will pay the Sponsor a financing fee equal to 0.75% of the amount available under any secured mortgage financing or refinancing that the Company obtains and uses for the acquisition of properties that is arranged by the Sponsor. The financing fee is payable in cash at the closing of each financing.

The Company will pay the Manager an annual base management fee equal to 0.50% of the average unadjusted book value of the Company’s real estate assets, calculated and payable monthly in advance, provided that the full amount of the distributions declared by us in respect of our OP units for the six immediately preceding months is equal to or greater than certain net income thresholds related to our operations. Our Manager will waive such portion of its management fee in excess of such thresholds. The management fee is payable in cash.

The Company may be required to pay the Manager a quarterly incentive fee, calculated based on the Company’s annualized earnings, weighted average number of shares and weighted average price per share of common stock. One half of each quarterly installment of the incentive fee will be payable in shares of common stock. The remainder of the incentive fee will be payable in cash. No such incentive fees have been paid to the Manager since inception.

The Company is required to reimburse the Sponsor for all out-of-pocket costs actually incurred by the Sponsor, including without limitation, legal fees and expenses, due diligence fees and expenses, other third party fees and expenses, costs of appraisals, travel expenses, nonrefundable option payments and deposits on properties not acquired, accounting fees and expenses, title insurance premiums and other closing costs, personnel costs and miscellaneous expenses relating to the selection, acquisition and due diligence of properties. The Company’s reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis following the end of each month. However, the Company will not reimburse the Sponsor for the salaries and other compensation of its personnel. Furthermore, under an administrative support agreement between the Company and the Sponsor, the Sponsor will pay or reimburse the Company for its general administrative expenses, including, without limitation, legal fees, audit fees, board of directors fees, insurance, marketing and investor relation fees, until September 6, 2012, which is one year after the closing of the Company’s IPO, to the extent the amount of certain net earnings from operations thresholds, as specified in the agreement, is less than the amount of the distributions declared by the Company in respect of our OP units during such one year period. To the extent these amounts are paid by the Sponsor, they would not be subject to reimbursement by the Company.

The following table details amounts paid and reimbursed to affiliates as well as amounts contractually due to the Sponsor and the Manager which were forgiven in connection with the operations related services described above (amounts in thousands):

	Paid	Forgiven
One-time fees:
Acquisition fees and related cost reimbursements	$400	$—
Financing coordination fees and related cost reimbursements	131	—
Other expense reimbursements	135	—
On-going fees:
Base asset management fees(1)	—	202
Incentive asset management fees	—	—
Total related party operation fees and reimbursements	$666	$202

(1)	These cash fees have been waived. The Company’s Board of Directors may elect, subject to the Manager’s approval to pay future asset management fees in the form of performance-based restricted shares.

There were no fees or reimbursements paid to the Manager during the period from December 2, 2010 (date of inception) to December 31, 2010.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 10 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Manager and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue in follow-on offerings, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Manager, the Sponsor and their affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 — Share-Based Compensation

Equity Plan

The Company has adopted the American Realty Capital Properties, Inc. Equity Plan (the “Equity Plan”), which provides for the grant of stock options, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to the Manager, non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to the Company.

Under the Equity Plan, the Company’s compensation committee is authorized to approve grants of equity-based awards to the Manager. Concurrently with the closing of the IPO, the Company granted to the Manager 167,400 restricted shares, which is equal to 3.0% of the number of shares of common stock sold through the IPO. This award of restricted shares will vest ratably on a quarterly basis over a three-year period beginning on October 1, 2011. The Manager is entitled to receive “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as dividends are paid to the stockholders, commencing on the first anniversary of the date of grant. The Manager will defer any distributions payable to it in connection with the restricted stock that it is granted under the Equity Plan until such time as the Company is covering the payment of distributions to the stockholders based on the criteria in the agreement, for the six immediately preceding months. In addition to the restricted stock that was granted to the Manager concurrently with the completion of the IPO, the Company may from time to time grant additional equity incentive awards to the Manager pursuant to the Equity Plan. The Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to officers or any other personnel of the Manager or other personnel of the Manager or its affiliates in order to provide incentive compensation to them. For the year ended December 31, 2011, compensation expense for restricted shares was $0.2 million.

The Company authorized and reserved a total number of shares equal to 10.0% of the total number of issued and outstanding shares of common stock (on a fully diluted basis assuming the redemption of all OP Units for shares of common stock) at any time under the Equity Plan for equity incentive awards other than the initial grant to the Manager. All such awards of shares will vest ratably on an annual basis over a three-year period beginning on the first anniversary of the date of grant and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as dividends are paid to the stockholders.

Director Stock Plan

Concurrently with the closing of the IPO, the Company granted 3,000 restricted shares of common stock to each of the Company’s three independent directors, each of whom is a non-executive director, pursuant to the Director Stock Plan (the “Director Stock Plan”). Awards of restricted stock will vest ratably over a five-year period following the first anniversary of the date of grant in increments of 20% per annum, subject to the director’s continued service on the Board of Directors, and shall provide for “distribution equivalents” with respect to this restricted stock, whether or not vested, at the same time and in the same amounts as distributions are paid to the stockholders. At December 31, 2011, a total of 99,000 shares of common stock are reserved for issuance under the Director Stock Plan. As of December 31, 2011, there were 9,000 restricted shares issued to independent directors under the Director Stock Plan at a fair value of $12.50 per share. For the year ended December 31, 2011, compensation expense for the vesting of directors’ shares was immaterial.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 12 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the year ended December 31, 2011. The Company had no income or loss for the period from December 2, 2010 (date of inception) to December 31, 2010 (dollars in thousands, expect for per share data):

Year Ended December 31, 2011
Net loss from continuing operations attributable to stockholders	$(1,759)
Loss from discontinued operations attributable to stockholders	(816)
Net loss attributable to stockholders	$(2,575)
Weighted average common shares outstanding	2,045,320
Basic and diluted net loss per share from continuing operations attributable to stockholders	$(0.86)
Basic and diluted net loss per share attributable to stockholders	$(1.26)

As of December 31, 2011, the Company had 310,000 OP Units outstanding, which are convertible to common stock, and 176,400 shares of unvested restricted stock outstanding which were excluded from the calculation of diluted loss per share as the effect would have been antidilutive.

Note 13 — Discontinued Operations and Properties Held for Sale

The Company separately classifies properties held for sale in the accompanying consolidated balance sheets and consolidated statements of operations. In the normal course of business, changes in the market may compel the Company to decide to classify a property as held for sale or reclassify a property that is designated as held for sale back to held for investment. In these situations, property is transferred to held for sale or back to held for investment at the lesser of fair value or depreciated cost. As of December 31, 2011, the Company held two vacant properties which are classified as held for sale on the accompanying balance sheet and are recorded at fair value less costs to sell the properties of $1.8 million. Operating loss for the two properties was $37,000, and impairment loss on the value of the two properties was $0.8 million for the year ended December 31, 2011. The Company paid no consideration for these two vacant properties in connection with the Formation Transactions.

Note 14 — Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2011 and the period from December 2, 2010 (date of inception) to December 31, 2010 (in thousands, except share and per share amounts):

	Period from December 2, 2010 (Date of Inception) to December 31, 2010	Quarters Ended
		March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues	$—	$—	$—	$576	$2,599
Net loss from continuing operations attributable to stockholders	$—	$(16)	$—	$(626)	$(1,117)
Loss from discontinued operations attributable to stockholders	$—	$—	$—	$(8)	$(808)
Weighted average shares outstanding	1,000	1,000	1,000	1,515,710	6,596,908
Basic and diluted loss per share from continuing operations attributable to stockholders	$—	$(16.00)	$—	$(0.41)	$(0.17)
Basic and diluted loss per share attributable to stockholders	$—	$(16.00)	$—	$(0.42)	$(0.29)

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 15 — Pro Forma Consolidated Statement of Operations (Unaudited)

The following pro forma Consolidated Statement of Operations for the year ended December 31, 2011 is presented as if the assets and liabilities of ARC Income Properties, LLC and ARC Income Properties III, LLC had been contributed to the Company as of January 1, 2011. This financial statement should be read in conjunction with the Company’s historical financial statements and notes thereto. The pro forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had these entities been contributed to the Company as of January 1, 2011, nor does it purport to present the future results of operations of the Company (in thousands, except share and per share amounts):

American Realty Capital Properties, Inc.(1)	ARC Income Properties, LLC(2)	ARC Income Properties III, LLC(3)	Pro Forma Adjustments(4)	Pro Forma(4)
Revenues:
Rental income	$3,175	$4,650	$1,548	$—	$9,373
Total revenues	3,175	4,650	1,548	9,373
Operating expenses:
Management fee	—	—	—	300	(5)	300
Acquisition and transaction related	1,875	18	(1,893	)(6)	—
General and administrative	593	82	50	—	(7)	725
Depreciation and amortization	1,612	217	606	2,435
Total operating expenses	4,080	317	656	3,460
Operating income	(905)	4,333	892	5,913
Interest expense	(924)	(5,826)	(2,115)	6,082	(8)	(2,783)
Other income	1	—	—	1
Total other expense	(923)	(5,826)	(2,115)	(2,782)
Net income (loss)	(1,828)	(1,493)	(1,223)	3,131
Net income attributable to non-controlling interests from continuing operations	69	—	—	(243	)(9)	(174)
Net loss attributable to stockholders from continuing operations	(1,759)	(1,493)	(1,223)	2,957
Discontinued operations:
Loss from operations of held for sale properties	(37)	(90)	—	(127)
Loss on held for sale properties	(815)	—	—	(815)
Loss from discontinued operations	(852)	(90)	—	(942)
Loss from discontinued operations attributable to non-controlling interest	36	—	—	36
Loss from discontinued operations attributable to stockholders	(816)	(90)	—	(906)
Net income attributable to American Realty Capital Properties, Inc.	(2,575)	(1,583)	(1,223)	2,051
Per share data:
Weighted average shares outstanding	7,323,434
Earnings per share basic	$0.40
Weighted average shares fully diluted	7,809,834
Earning per share fully diluted	$0.38	(10)

(1)	Reflects the historical Statement of Operations of American Realty Capital Properties, Inc. for the period indicated.
(2)	Reflects the historical Statement of Operations of ARC Income Properties, LLC for the period indicated.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

(3)	Reflects the historical Statement of Operations of ARC Income Properties III, LLC for the period indicated.
(4)	Adjustments and pro forma balances based on the 7.3 million shares of common stock outstanding at December 31, 2011.
(5)	Represents management fee of the maximum of 0.50% of unadjusted book value of assets that may be charged by affiliated Manager. The determination of payment of fees to the Manager will be made on a periodic basis based on available cash flow.
(6)	Represents the $ 1.9 million of one-time transaction costs incurred by the Company related to the transfer of ownership interests in the predecessor companies and transaction costs related to the purchase of property. These costs are mainly comprised of legal costs, settlement costs and professional fees.
(7)	Excludes estimated general and administrative costs primarily for legal fees, audit fees, board of directors fees, insurance, marketing and investor relations fees related to operation as a public company, which are expected to have an ongoing effect on the results of operations of the Company, to be approximately $0.5 million per year, on an ongoing basis.
(8)	Represents reversal of interest expense for long-term notes repaid at the closing of the IPO, reversal of interest expense on $82.6 million of mortgage debt which was refinanced by the Company, reversal of related deferred financing costs, amortization, an addition of estimated interest expense for $51.5 million drawn on the new $150.0 million senior secured revolving credit facility (See Note 4 — Senior Secured Revolving Credit Facility), and amortization of deferred financing costs for the new facility. The detail of these amounts are as follows (amounts in thousands):

Period from December 2, 2010 (Date of Inception) to December 31, 2011
Reversal of interest expense for long-term notes	$1,994
Reversal of interest expense for $82.6 million mortgage note	3,739
Reversal of deferred financing cost amortization on long-term notes and mortgage to be refinanced	1,677
Interest expense for $51.5 million draw on new senior secured credit facility	(1,086)
Deferred financing amortization for new $150.0 million senior secured credit facility	(242)
$6,082
(9)	Represents the necessary adjustment to reflect value of 310,000 OP Units issued to the owner of the predecessor companies.
(10)	Includes the effect of the conversion of 310,000 OP Units to common stock, the exercise of 167,400 unvested restricted shares of common stock issued to the Manager and 9,000 unvested restricted shares of common stock issued to nonexecutive directors at the closing of the IPO.

American Realty Capital Properties, Inc.
Notes to Consolidated Financial Statements

Note 16 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-K, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the following:

Completion of Acquisitions of Assets

The following table presents certain information about the properties that the Company acquired from January 1, 2012 to March 1, 2012 (dollar amounts in thousands):

	No. of Buildings	Square Feet	Base Purchase Price(1)
Total Portfolio – December 31, 2011(2)	88	996,012	$136,872
Acquisitions	2	27,129	8,628
Total portfolio – March 1, 2012(2)	90	1,023,141	$145,500

(1)	Contract purchase price, excluding acquisition and transaction related costs.
(2)	Total portfolio excludes 2 vacant properties contributed in September 2011 which were classified as held for sale at December 31, 2011. The aggregate square footage and base purchase price of these vacant properties was 6,800 and $2.9 million, respectively.

The acquisitions made subsequent to December 31, 2011 were made in the normal course of business and none were individually significant to the total portfolio.

Financings

In January 2012, the Company received proceeds of $7.2 million from advances on the senior secured revolving credit facility in order to finance 3 properties. As of March 1, 2012, there was $49.6 million outstanding on this facility.

In March 2012, RBS Citizens approved a request by the Company to add two one-year extensions to the senior secured revolving credit facility. Each extension will be subject to customary requirements, including written notice of intent, no defaults and payment of an extension fee.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2011

(in thousands)

	City	State	Encumbrances at December 31, 2011	Initial Costs		Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Property				Land	Buildings, Fixtures and Improvements
Advance Auto	Caro	MI	(2)	$117	$665	$—	$782	$3
Advance Auto	Charlotte	MI	(2)	123	697	—	820	3
Advance Auto	Flint	MI	(1)	133	533	—	666	3
Advance Auto	Livonia	MI	(2)	210	629	—	839	3
Advance Auto	Sault Sainte Marie	MI	(2)	75	670	—	745	3
Advance Auto	Ypsilanti	MI	(1)	85	483	—	568	2
Citizens Bank	Higganum	CT	(3)	171	971	—	1,142	136
Citizens Bank	New London	CT	(1)	94	534	—	628	75
Citizens Bank	Smyrna	DE	(3)	183	1,036	—	1,219	126
Citizens Bank	Alsip	IL	(1)	226	1,280	—	1,506	179
Citizens Bank	Chicago	IL	(1)	267	1,511	—	1,778	211
Citizens Bank	Chicago	IL	(1)	191	1,082	—	1,273	151
Citizens Bank	Elmwood Park	IL	(1)	431	2,441	—	2,872	271
Citizens Bank	Evergreen Park	IL	(1)	167	944	—	1,111	132
Citizens Bank	Lyons	IL	(1)	214	1,212	—	1,426	170
Citizens Bank	Wilmington	IL	(1)	330	1,872	—	2,202	188
Citizens Bank	Clinton Township	MI	(1)	574	3,250	—	3,824	466
Citizens Bank	Dearborn	MI	(1)	434	2,461	—	2,895	247
Citizens Bank	Dearborn	MI	(1)	385	2,184	—	2,569	219
Citizens Bank	Detroit	MI	(1)	112	636	—	748	94
Citizens Bank	Detroit	MI	(1)	204	1,159	—	1,363	170
Citizens Bank	Grosse Pointe	MI	(1)	410	2,322	—	2,732	308
Citizens Bank	Harper Woods	MI	(1)	207	1,171	—	1,378	172
Citizens Bank	Highland Park	MI	(1)	150	848	—	998	125
Citizens Bank	Lathrup Village	MI	(1)	283	1,602	—	1,885	224
Citizens Bank	Livonia	MI	(1)	261	1,476	—	1,737	217
Citizens Bank	Richmond	MI	(1)	168	951	—	1,119	140
Citizens Bank	Southfield	MI	(1)	283	1,605	—	1,888	230
Citizens Bank	St. Clair Shores	MI	(1)	309	1,748	—	2,057	257
Citizens Bank	Utica	MI	(1)	376	2,133	—	2,509	283
Citizens Bank	Warren	MI	(1)	178	1,009	—	1,187	141
Citizens Bank	Pittsfield	NH	(1)	160	908	—	1,068	127
Citizens Bank	Rollinsford	NH	(1)	78	444	—	522	62
Citizens Bank	Albany	NY	(3)	232	1,315	—	1,547	132
Citizens Bank	Buffalo	NY	(3)	238	1,348	—	1,586	150
Citizens Bank	East Aurora	NY	(3)	162	919	—	1,081	102
Citizens Bank	Greene	NY	(3)	216	1,227	—	1,443	123
Citizens Bank	Johnstown	NY	(3)	163	923	—	1,086	93
Citizens Bank	Port Jervis	NY	(3)	143	811	—	954	99
Citizens Bank	Rochester	NY	(3)	166	943	—	1,109	105
Citizens Bank	Schenectady	NY	(3)	292	1,655	—	1,947	166
Citizens Bank	Vails Gate	NY	(3)	284	1,610	—	1,894	162
Citizens Bank	Whitesboro	NY	(3)	130	739	—	869	74
Citizens Bank	Alliance	OH	(1)	204	1,156	—	1,360	174
Citizens Bank	Boardman	OH	(1)	280	1,589	—	1,869	239

	City	State	Encumbrances at December 31, 2011	Initial Costs		Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Property				Land	Buildings, Fixtures and Improvements
Citizens Bank	Broadview Heights	OH	(1)	201	1,140	—	1,341	139
Citizens Bank	Brunswick	OH	(1)	187	1,057	—	1,244	159
Citizens Bank	Cleveland	OH	(1)	240	1,357	—	1,597	204
Citizens Bank	Cleveland	OH	(1)	210	1,190	—	1,400	179
Citizens Bank	Cleveland	OH	(1)	182	1,031	—	1,213	155
Citizens Bank	Lakewood	OH	(1)	196	1,111	—	1,307	112
Citizens Bank	Louisville	OH	(1)	191	1,080	—	1,271	163
Citizens Bank	Massillon	OH	(1)	287	1,624	—	1,911	245
Citizens Bank	Massillon	OH	(1)	212	1,202	—	1,414	181
Citizens Bank	Mentor	OH	(1)	178	1,011	—	1,189	141
Citizens Bank	Northfield	OH	(1)	317	1,797	—	2,114	251
Citizens Bank	Rocky River	OH	(1)	283	1,602	—	1,885	161
Citizens Bank	Wadsworth	OH	(1)	158	893	—	1,051	134
Citizens Bank	Willoughby	OH	(1)	395	2,239	—	2,634	313
Citizens Bank	Ambridge	PA	(3)	215	1,217	—	1,432	122
Citizens Bank	Monesson	PA	(3)	198	1,123	—	1,321	113
Citizens Bank	Narberth	PA	(3)	420	2,381	—	2,801	239
Citizens Bank	Poultney	VT	(1)	150	847	—	997	103
Citizens Bank	St. Albans	VT	(1)	141	798	—	939	97
Citizens Bank	White River Junction	VT	(1)	183	1,039	—	1,222	127
Community Bank	Whitehall	NY	(3)	106	600	—	706	60
Dollar General	Bella Vista	AR	(1)	129	301	—	430	3
Dollar General	Carlisle	AR	(1)	13	244	—	257	2
Dollar General	Green Forest	AR	(1)	52	293	—	345	3
Dollar General	Jonesboro	IL	(1)	77	309	—	386	3
Dollar General	Appleton City	MO	(1)	22	124	—	146	1
Dollar General	Ash Grove	MO	(1)	35	315	—	350	3
Dollar General	Ashland	MO	(1)	70	398	—	468	4
Dollar General	Bernie	MO	(1)	35	313	—	348	3
Dollar General	Bloomfield	MO	(1)	23	209	—	232	2
Dollar General	Carterville	MO	(2)	10	192	—	202	2
Dollar General	Clarkton	MO	(1)	19	354	—	373	3
Dollar General	Diamond	MO	(1)	44	175	—	219	2
Dollar General	Ellsinore	MO	(2)	30	580	—	610	5
Dollar General	Hallsville	MO	(2)	29	263	—	292	3
Dollar General	Lawson	MO	(1)	29	162	—	191	2
Dollar General	Lilbourn	MO	(2)	62	554	—	616	5
Dollar General	Qulin	MO	(2)	30	573	—	603	5
Dollar General	Steele	MO	(2)	31	598	—	629	6
Dollar General	Strafford	MO	(2)	51	461	—	512	4
Dollar General	Commerce	OK	(1)	38	341	—	379	3
Home Depot	Columbia	SC	13,850	2,911	15,463	—	18,374	1,429
Walgreens	Myrtle Beach	SC	—	—	2,077	—	2,077	—
Encumbrances allocated based on notes below			58,817
Total			$72,667	$18,489	$107,340	$—	$125,829	$11,648
(1)	These properties collateralize a $150.0 million senior secured revolving credit facility of which $42.4 million was outstanding as of December 31, 2011.
(2)	These properties collateralize a $4.5 million mortgage note payable of which $4.5 million was outstanding as of December 31, 2011.

(3)	These properties collateralize an $11.9 million mortgage note payable of which $11.9 million was outstanding as of December 31, 2011.

Each location is a single-tenant, freestanding property. Each of the properties has a depreciable life of 40 years. Acquired intangible lease assets in the amount of $11.0 million allocated to individual properties are not reflected in the table above. The accumulated depreciation column excludes $3.2 million of amortization associated with acquired intangible lease assets. The table above also excludes 2 vacant properties located in Worth, IL and Havertown, PA contributed in September 2011 which were classified as held for sale at December 31, 2011. The aggregate base purchase price of these vacant properties was $2.9 million.

A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2011 (amounts in thousands):

Year Ended December 31, 2011
Real estate investments, at cost:
Balance at beginning of year	$—
Additions- contributions, acquisitions and improvements	125,829
Balance at end of the year	$125,829
Accumulated depreciation:
Balance at beginning of year	$—
Accumulated depreciation of real estate investments contributed in Formation Transactions	10,183
Depreciation expense	1,465
Balance at end of the year	$11,648

There was no real estate activity for the period from December 2, 2010 (date of inception) to December 31, 2010.

American Realty Capital Properties, Inc.
Pro Forma Consolidated Balance Sheet

The following unaudited pro forma Consolidated Balance Sheet is presented as if American Realty Capital Properties, Inc. (“the Company”) had acquired the seven properties which were purchased in May 2012 and an additional 22 properties to be acquired for a total purchase price of $70.6 million, issued 3.25 million additional shares of common stock, issued 576,376 OP units and issued 545,454 shares of preferred stock as of March 31, 2012. This financial statement should be read in conjunction with the unaudited pro forma Consolidated Statement of Operations and the Company’s historical financial statements and notes thereto in this registration statement. The pro forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the Company acquired the seven properties which were purchased in May 2012 and an additional 22 properties to be acquired for a total purchase price of $70.6 million and issued 3.25 million additional shares of common stock as of March 31, 2012, nor does it purport to present the future financial position of the Company (in thousands).

	ARC Properties, Inc(1)	Pro Forma Adjustments		Pro Forma
ASSETS
Real estate investments, at cost:
Land	$20,000	$10,586	(2)	$30,586
Buildings, fixtures and improvements	113,383	50,809	(2)	164,192
Acquired intangible lease assets	12,118	9,174	(2)	21,292
Total real estate investments, at cost	145,501			216,070
Less: accumulated depreciation and amortization	(16,348)			(16,348)
Total real estate investments, net	129,153			199,722
Cash and cash equivalents	768	(468	)(3)	300
Restricted cash	—			—
Prepaid expenses and other assets	2,196			2,196
Deferred costs, net	2,780	424	(4)	3,204
Assets held for sale, net	1,495			1,495
Total assets	$136,392			$206,917
LIABILITIES AND EQUITY
Mortgage notes payable	$30,260			$30,260
Senior secured revolving credit facility	49,599	28,252	(5)	77,851
Long-term note payable	—			—
Due to affiliates	—			—
Due to seller	—			—
Accounts payable and accrued expenses	741			741
Deferred rent	603			603
Total liabilities	81,203			109,455
Members Deficiency	—			—
Preferred stock	—	5	(6)	5
Common stock, $0.01 par value, 240,000,000 and 10,000 shares authorized, 7,323,434 shares issued and outstanding at March 31, 2012, 10,573,434 on a proforma basis	73	33	(6)	106
Additional paid-in capital	57,719	35,895	(6)	93,614
Accumulated deficit	(6,223)			(6,223)
Total stockholders’ equity	51,569			87,502
Non-controlling interest	3,620	6,340	(7)	9,960
Total equity	55,189			97,462
Total liabilities and equity	$136,392			$206,917

American Realty Capital Properties, Inc.
Notes to Consolidated Pro Forma Balance Sheet

(1)	Reflects the historical Balance Sheet of American Realty Capital Properties, Inc. for the period indicated.
(2)	Represents the acquisition of seven properties in May 2012 for a purchase price of $38.3 million exclusive of closing costs of $0.2 million, and the planned acquisition of an additional 22 properties for a purchase price of $32.3 million excluding estimated closing costs of $0.7 million.
(3)	Represents the cash proceeds from the offering of 3.25 million shares at an offering price of $10.00, issuance of 545,454 shares of preferred stock at $11.00, less offering costs of $2.6 million, proceeds of $28.2 million from the senior secured revolving credit facility net of $0.4 million in financing costs and costs of the properties to be acquired of $70.6 million.
(4)	Represents cost of obtaining debt financing for the property acquisitions.
(5)	Represents additional draw on the Company’s existing line of credit.
(6)	Represents net proceeds from the offering of 3.25 million shares at an offering price of $10.00 and issuance of 545,454 shares of preferred stock at $11.00 per share, less offering costs of $2.6 million.
(7)	Represents proceeds from the issuance of 576,376 OP units.

American Realty Capital Properties, Inc.
Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2012

The following unaudited pro forma Consolidated Statements of Operations are presented as if American Realty Capital Properties, Inc. (“the Company”) had acquired the seven properties which were purchased in May 2012 and an additional 22 properties to be acquired for a total purchase price of $70.6 million and issued 3.25 million additional shares of common stock, issued 576,376 OP units and issued 545,454 shares of preferred stock as at the beginning of each period presented. This financial statement should be read in conjunction with the unaudited pro forma Consolidated Balance Sheet and the Company’s historical financial statements and notes thereto in this registration statement. The pro forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual operations would have been had the Company consummated these transactions at the beginning of the periods nor does it purport to present the future operations of the Company (in thousands).

	Three months ended March 31, 2012
	ARC Properties, Inc(1)	Pro Forma Adjustments Acquisitions		Pro Forma
Rental income	$2,902	$1,718	(2)	$4,620
Operating expense reimbursements	42	68	(2)	110
Total revenues	2,944			4,730
Operating expenses
Management fee	—	—	(3)	—
Acquisition and transaction related	342	(342	)(4)	—
Property operating	119	134	(2)	253
General and administrative	418			418
Depreciation and amortization	1,519	1,150	(5)	2,669
Total operating expenses	2,398			3,340
Operating income (loss)	546			1,390
Other expense
Interest expense	(854)	(280	)(6)	(1,134)
Other income	—			—
Total other expense	(854)			(1,134)
Net income (loss)	(308)			256
Net loss attributable to non controlling interests from continuing operations	—	(20	)(7)	(20)
Net loss attributable to stockholders from continuing operations	(308)			236
Discontinued Operations:
Operating loss	(13)			(13)
Unrealized loss on held for sale properties net of noncontrolling interests	(323)			(323)
Loss from discontinued operations	(336)			(336)
Loss from discontinued operations attributable to noncontrolling interests	14	12	(7)	26
Loss from discontinued operations attributed to stockholders	(322)			(310)
Net income (loss) attributable to American Realty Capital Properties, Inc.	$(630)			(74)
Distributions to preferred stockholders				(105)
Net income (Loss available to common shareholders)				$(179)
Per share data:
Weighted average shares outstanding, basic and fully diluted	7,174,934	(8)		10,424,934
Earnings per share from continuing operations	$(0.04)			$0.01
Earnings per share from discontinued operations	$(0.05)			$(0.03)
Earnings per share	$(0.09)			$(0.02)

Earnings per share excludes the effect of stock equivalents as the effect would be anti-dilutive.

American Realty Capital Properties Trust, Inc.
Notes to the Pro Forma Consolidated Statement of Operations For
the Three Months Ended March 31, 2012

(1)	Reflects the historical Statement of Operations of American Realty Capital Properties, Inc. for the period indicated.
(2)	Represents the additional income and property expenses from the seven properties acquired in May 2012 and 22 properties to be acquired.
(3)	Represents management fee to the maximum of 0.50% of unadjusted book value of assets that may be charged by affiliated manager. The determination of payment of fees to the manager will be made on a periodic basis based on available cash flow.
(4)	Represents the reversal of one time transaction costs incurred by the Company related to the acquisition of property. Costs are mainly conprised of legal costs, settlement costs and professional fees.
(5)	Represents additional depreciation expense to be incurred on the 29 properties to be acquired at a purchase price of $70.6 million.
(6)	Represents additional interest expense to be incurred on an additional $28.3 million from the Company’s existing senior secured revolving credit facility at an interest rate of approximately 3.18%. Amount also includes the amortization of $21,000 of deferred financing costs incurred on the additional $28.3 million drawn to secure the financing which will be recognized as additional interest expense over the term of the debt.

Additional interest expense is expected to be incurred as follows:
Senior secured revolving credit facility	$259
Deferred financing costs amortization	21
$280
(7)	Represents the effect of the issuance of 576,376 OP units.
(8)	Includes the additional 3.25 million shares to be offered.

American Realty Capital Properties Trust, Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2011

	ARC Properties, Inc(1)	ARC Income Properties, LLC(2)	ARC Income Properties III, LLC(3)	Pro Forma Adjustments IPO/ Formation(4)		Pro Forma IPO/ Formation(4)	Pro Forma Adjustments Acquisitions(5)		Pro Forma(5)
Rental Income	$3,022	$4,650	$1,548			$9,220	$9,257	(12)	$18,477
Operating expense reimbursements	153	—	—			153	271	(12)	424
Total revenues	3,175	4,650	1,548			9,373			18,901
Operating expenses
Management fee	—	—	—			—	400	(6)	400
Acquisition and transaction related	1,875	18	—	(1,893	)(7)	—			—
Property operating	153	—	—			153	535	(12)	688
General and administrative	440	82	50	—	(8)	572	776		1,348
Depreciation and amortization	1,612	2,803	606			5,021	5,567	(13)	10,588
Total operating expenses	4,080	2,903	656			5,746			13,024
Operating income (loss)	(905)	1,747	892			3,627			5,877
Other expense
Interest expense	(924)	(5,826)	(2,115)	6,082	(9)	(2,783)	(1,786	)(14)	(4,569)
Other income	1	—	—			1			1
Total other expense	(923)	(5,826)	(2,115)			(2,782)			(4,568)
Net income (loss)	(1,828)	(4,079)	(1,223)			845			1,309
Net loss attributable to non controlling interests from continuing operations	69	—	—	(116	)(10)	(47)	(56	)(15)	(103)
Net loss attributable to stockholders from continuing operations	(1,759)	(4,079)	(1,223)			798			1,206
Discontinued Operations:
Operating loss	(37)	(90)				(127)			(127)
Unrealized loss on held for sale properties net of noncontrolling interests	(815)	—	—			(815)			(815)
Loss from discontinued operations	(852)	(90)	—			(942)			(942)
Loss from discontinued operations attributable to noncontrolling interests	36	—	—			36	38	(15)	74
Loss from discontinued operations attributed to stockholders	(816)	(90)	—			(906)			(868)
Net income (loss) attributable to American Realty Capital Properties, Inc.	$(2,575)	$(4,169)	$(1,223)			(108)			338
Less: distributions on preferred shares						(420)			(420)
Net income available to common shareholders						$(528)			$(82)
Per share data:
Weighted average shares outstanding, basic	2,045,320				(11)	7,174,934		(16)	10,424,934
Weighted average shares fully diluted	2,045,320					7,633,434		(17)	12,005,265
Earnings per share from continuing operations	$(0.86)					$0.06			$0.07
Earnings per share from discontinued operations	$(0.40)					$(0.13)			$(0.08)
Earnings per share	$(1.26)					$0.07			$(0.01)

Earnings per share excludes the conversion of stock equivalents as the effect would be anti-dilutive.

American Realty Capital Properties, Inc.
Notes to Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2011

(1)	Reflects the historical Statement of Operations of American Realty Capital Properties, Inc. for the period indicated.
(2)	Reflects the historical Statement of Operations of ARC Income Properties, LLC, which was combined with the Company on September 7, 2011, for the period indicated.
(3)	Reflects the historical Statement of Operations of ARC Income Properties III, LLC, which was combined with the Company on September 7, 2011, for the period indicated.
(4)	Adjustments and pro forma balances based the combination of the operations of ARC Income Properties, LLC and ARC Income Properties III, LLC, as of the combination has occurred on January 1, 2011.
(5)	Adjustments and pro forma balance based on the acquisition of 29 properties for a total purchase price of $70.6 million and issued 3.25 million additional shares of common stock, issued 576,376 OP units and 545,454 shares of preferred stock as of January 1, 2011.
(6)	Represents management fee of the maximum of 0.50% of unadjusted book value of assets that may be charged by affiliated Manager. The determination of payment of fees to the Manager will be made on a periodic basis based on available cash flow.
(7)	Represents the reversal of $1.9 million of one-time transaction costs incurred by the Company related to the transfer of ownership interests in the predecessor companies and transaction costs related to the purchase of property. These costs are mainly comprised of legal costs, settlement costs and professional fees.
(8)	Excludes estimated general and administrative costs primarily for legal fees, audit fees, board of directors fees, insurance, marketing and investor relations fees related to operation as a public company for the period prior to September 7, 2011, which are expected to have an ongoing effect on the results of operations of the Company of approximately $0.5 million.
(9)	Represents reversal of interest expense for long-term notes repaid at the closing of the IPO, reversal of interest expense on $82.6 million of mortgage debt which was refinanced by the Company, reversal of related deferred financing costs, amortization, an addition of estimated interest expense for $51.5 million drawn on the new $150.0 million senior secured revolving credit facility (See Note 4 — Senior Secured Revolving Credit Facility), and amortization of deferred financing costs for the new facility. The detail of these amounts are as follows (amounts in thousands):

Period from December 2, 2010 (Date of Inception) to December 31, 2011
Reversal of interest expense for long-term notes	$1,994
Reversal of interest expense for $82.6 million mortgage note	3,739
Reversal of deferred financing cost amortization on long-term notes and mortgage to be refinanced	1,677
Interest expense for $51.5 million draw on new senior secured credit facility	(1,086)
Deferred financing amortization for new $150.0 million senior secured credit facility	(242)
$6,082
(10)	Represents the necessary adjustment to reflect the value of 310,000 OP Units issued to the owner of the predecessor companies.
(11)	Includes the effect of the conversion of 310,000 OP Units to common stock, and 148,500 unvested restricted shares of common stock.
(12)	Adjustments and pro forma balance based on the acquisition of 29 properties for a total purchase price of $70.6 million and the issuance 3.25 million additional shares of common stock, 576,376 OP units and 545,454 shares of preferred stock as of January 1, 2011. Additionally, adjustments include the annualized effect from 29 properties which were acquired for $26.1 million (27 purchased in the fourth quarter of 2011 and two purchased in the first quarter of 2012). Annual rental income attributable to these 29 properties is $2.4 million.
(13)	Represents additional annualized depreciation on the 29 properties acquired in May 2012 or to be acquired.
(14)	Represents additional interest expense to be incurred on the draw down of an additional $28.3 million. The availability of these funds are dependent on the Company's providing sufficient collateral and meeting certain financial covenants. The interest rate on the line of credit is expected to be approximately 3.18%. Amount also includes the amortization of $0.4 million of deferred financing costs incurred to secure the financing which will be recognized as additional interest expense over the term of the facility.

Additional Interest expense is expected to be incurred as follows:
Senior secured revolving credit facility	$1,701
Deferred financing cost amortization	85
$1,786
(15)	Represents the necessary adjustment to reflect the value of 576,376 OP units used to partially fund the acquisition of property.
(16)	Includes an additional 3.25 million shares to be offered.
(17)	Includes the effect of the conversion of 886,376 OP Units to common stock, and 148,500 unvested restricted shares of common stock.

RBS Citizens, N.A.(1)
Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash and due from depository institutions	$5,564,861	$6,221,372	$3,959,295	$5,369,116
US Government securities	11,645,110	11,871,642	10,844,294	13,496,721
Securities issued by state & political subdivisions	75,675	78,800	87,735	110,163
Other investment securities	1,480,657	1,559,808	2,912,008	4,132,356
Federal funds sold & reverse repurchase agreements	—	—	—	—
Trading account assets	956,775	1,042,168	875,937	837,828
Loans and leases	72,304,420	72,205,513	76,431,666	80,074,208
Less: Allowances for loan loss	(1,339,626)	(1,448,900)	(1,730,326)	(1,898,516)
Goodwill	9,344,053	9,344,053	9,344,052	9,344,052
Other intangibles	166,248	157,557	212,774	239,668
Bank premises and fixed assets	1,060,905	1,057,840	925,752	882,431
Other real estate owned	104,227	106,547	109,925	52,223
All other assets	3,538,942	3,294,791	3,862,585	4,280,865
Total assets	$106,242,373	$106,940,591	$107,835,697	$116,921,115
Liabilities and equity capital
Liabilities
Deposits	$76,575,111	$75,690,155	$70,580,808	$73,387,180
Federal funds purchased & repurchase agreement	3,355,205	4,715,542	4,307,315	6,121,156
Trading liabilities	872,616	957,906	58,286	707,532
Other borrowed funds	4,977,122	5,429,621	12,919,170	16,768,325
Subordinated debt	660,000	661,182	1,365,907	1,370,634
All other liabilities	1,517,812	1,375,121	1,688,951	1,966,419
Total liabilities	87,957,866	88,829,527	90,920,437	100,321,246
Stockholders equity
Perpetual preferred stock	75	75	75	75
Common stock	1	1	1	1
Surplus	16,350,198	16,350,198	15,641,229	15,641,229
Undivided profits	1,934,233	1,760,790	1,273,955	958,436
Noncontrolling interests in consolidated subsidiaries	—	—	—	128
Total equity capital	18,284,507	18,111,064	16,915,260	16,599,869
Total liabilities and equity capital	$106,242,373	$106,940,591	$107,835,697	$116,921,115

(1)	The following financial statements are being presented pursuant to section 2340 of the Securities and Exchange Commission — Division of Corporation Finance’s Financial Reporting Manual because RBS Citizens, N.A. is a significant lessee of American Realty Capital Properties, Inc. The following financial statements are unaudited and the information contained therein is derived entirely from information that is publicly available at http://www.fdic.gov/bank/statistical/.

RBS Citizens, N.A.(1)
Consolidated Changes in Bank Equity Capital

(In thousands)

	As of March 31,	As of December 31,
	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Bank equity capital, balance at previous year-end	$18,111,064	$16,915,260	$16,599,741	$15,806,730
Restatements from amended reports of income, net	—	—	—	—
Net income (loss)	82,358	345,134	(39,170)	(600,401)
Sale, conversion, retirement of capital stock, net	—	702,990	—	—
Treasury stock transactions, net	—	—	—	—
Changes incidental to business combinations, net	—	—	—	—
Cash dividends declared on preferred stock	—	—	—	—
Cash dividends declared on common stock	—	—	—	—
Other comprehensive income	91,085	141,701	354,689	1,086,530
Other transactions with parent holding company	—	5,979	—	306,882
Total bank equity capital, balance at end of current period	$18,284,507	$18,111,064	$16,915,260	$16,599,741

(1)	The following financial statements are being presented pursuant to section 2340 of the Securities and Exchange Commission — Division of Corporation Finance’s Financial Reporting Manual because RBS Citizens, N.A. is a significant lessee of American Realty Capital Properties, Inc. The following financial statements are unaudited and the information contained therein is derived entirely from information that is publicly available at http://www.fdic.gov/bank/statistical/.

RBS Citizens, N.A.(1)
Consolidated Income Statements

(In thousands)

	Three Months Ended March 31,	Year Ended December 31,
	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Domestic office loans	$682,129	$2,855,201	$3,238,883	$3,829,100
Foreign office loans	—	—	—	—
Lease financing receivables	28,650	113,015	111,089	121,738
Balances due from depository institutions	2,428	8,329	11,456	10,955
Securities	107,549	473,815	612,401	869,989
Trading accounts	—	—	1	56
Federal funds sold	40	70	14	21
Other interest income	8,776	33,889	33,911	36,028
Total interest income	829,572	3,484,319	4,007,755	4,867,887
Interest Expense
Domestic office deposits	(120,060)	(390,060)	(554,396)	(961,342)
Foreign office deposits	(227)	(1,556)	(1,226)	(1,649)
Federal funds purchased	(16,746)	(167,282)	(115,205)	(184,390)
Trading liabilities and other borrowed money	(5,319)	(206,861)	(550,333)	(711,224)
Subordinated notes and debentures	(7,449)	(29,205)	(29,424)	(30,876)
Total interest expense	(149,801)	(794,964)	(1,250,584)	(1,889,481)
Net interest income	679,771	2,689,355	2,757,171	2,978,406
Provision for loan and lease losses	(70,157)	(815,736)	(1,468,340)	(2,484,891)
Net interest income after provisions for losses	609,614	1,229,762	1,288,831	493,515
Noninterest Income
Fiduciary activities		24,012	23,889	23,545
Service charges on deposit accounts		450,868	471,745	552,276
Trading account gains and fees	8,369	24,668	16,346	(15,220)
Investment banking, advisory, brokerage, and underwriting fees and commissions	24,850	91,420	82,497	75,956
Venture capital revenue	3	21	(27)	171
Net servicing fees	13,799	(11,951)	35,659	76,685
Net securitization income	—	—	—	—
Insurance commission fees and income	960	6,511	7,835	4,201
Net gains (losses) on sales of loans	16,072	17,964	65,949	25,370
Net gains (losses) on sales of other real estate owned	(1,059)	(1,849)	(1,573)	(7,012)
Net gains (losses) on sales of other assets (excluding securities)	60	(2,351)	(17,737)	(3,792)
Other noninterest income	150,935	630,449	300,959	571,432
Total noninterest income	322,687	1,229,762	985,542	1,303,612
Noninterest Expense
Salaries and employee benefits	(359,748)	(1,338,947)	(1,342,839)	(1,248,169)
Premises and equipment expense	(143,140)	(594,302)	(557,162)	(544,761)
Amortization and goodwill impairment losses	(34)	(18,561)	(42,334)	(93,195)
Other noninterest expense	(260,887)	(691,190)	(774,237)	(821,043)
Total noninterest expense	(205,620)	(2,624,439)	(2,716,572)	(2,707,168)
Pre-tax net operating Income	168,492	478,942	(442,199)	(910,041)
Securities gains (losses)	(4,183)	79,747	328,226	18,211
Applicable income tax	(81,951)	(213,555)	74,798	291,456.00
Income before extraordinary items	82,358	345,134	(39,175)	(600,374)
Extraordinary gains – net	—	—	—	—
Net income attributable to banks	82,358	345,134	(39,170)	(600,401)
Net Income attributable to non controlling interest	—	—	(5)	27
Net Income attributable to bank and non controlling interest	$82,358	$345,134	$(39,175)	$(600,374)

(1)	The following financial statements are being presented pursuant to section 2340 of the Securities and Exchange Commission — Division of Corporation Finance’s Financial Reporting Manual because RBS Citizens, N.A. is a significant lessee of American Realty Capital Properties, Inc. The following financial statements are unaudited and the information contained therein is derived entirely from information that is publicly available at http://www.fdic.gov/bank/statistical/.

Citizens Bank of Pennsylvania(1)
Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash and due from depository institutions	$5,573,052	$5,489,399	$1,948,996	$1,943,928
US Government securities	8,175,426	8,267,683	5,563,972	8,252,770
Securities issued by state & political subdivisions	10,499	11,444	11,887	17,453
Other investment securities	300,555	337,945	670,081	805,019
Federal funds sold & reverse repurchase agreements	1,300,000	1,500,000	—	2,500,000
Trading account assets	203,398	217,992	193,179	193,487
Loans and leases	14,718,851	13,702,915	21,337,158	16,078,619
Less: Allowances for loan loss	(239,405)	(248,780)	(274,623)	(310,872)
Goodwill	1,967,080	1,967,080	1,967,080	1,967,080
Other intangibles	12,000	12,600	32,049	70,812
Bank premises and fixed assets	83,825	87,686	95,758	99,411
Other real estate owned	9,377	9,921	3,746	3,387
All other assets	707,991	712,252	753,955	842,909
Total assets	$33,062,054	$32,316,917	$32,303,238	$32,464,003
Liabilities and equity capital
Liabilities
Deposits	$25,609,323	$25,297,139	$22,617,139	$25,237,763
Federal funds purchased & repurchase agreement	733,684	937,072	805,091	593,244
Trading liabilities	184,754	200,462	2,155	171,447
Other borrowed funds	1,250,989	701,202	3,932,059	1,728,626
Subordinated debt	25,000	25,000	25,000	25,000
All other liabilities	518,394	458,491	417,129	304,107
Total liabilities	28,322,144	27,619,366	27,798,573	28,060,187
Stockholders equity
Perpetual preferred stock	—	—	—	—
Common stock	200	200	200	200
Surplus	3,796,489	3,796,489	3,794,419	3,794,419
Undivided profits	943,221	900,862	710,046	609,197
Total equity capital	4,739,910	4,697,551	4,504,665	4,403,816
Total liabilities and equity capital	$33,062,054	$32,316,917	$32,303,238	$32,464,003

(1)	The following financial statements are being presented pursuant to section 2340 of the Securities and Exchange Commission — Division of Corporation Finance’s Financial Reporting Manual because Citizens Bank of Pennsylvania is a significant lessee of American Realty Capital Properties, Inc. The following financial statements are unaudited and the information contained therein is derived entirely from information that is publicly available at http://www.fdic.gov/bank/statistical/.

Citizens Bank of Pennsylvania(1)
Consolidated Changes in Bank Equity Capital

(In thousands)

	As of March 31,	As of December 31,
	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Bank equity capital, balance at previous year-end	$18,111,064	$4,504,665	$4,403,816	$4,276,598
Restatements from amended reports of income, net	—	—	—	—
Net income (loss)	82,358	142,976	52,632	(92,870)
Sale, conversion, retirement of capital stock, net	—	—	—	—
Treasury stock transactions, net	—	—	—	—
Changes incidental to business combinations, net	—	—	—	—
Cash dividends declared on preferred stock	——	—	—
Cash dividends declared on common stock	—	—	—	—
Other comprehensive income	91,085	47,840	48,217	220,088
Other transactions with parent holding company	—	2,070	—	—
Total bank equity capital, balance at end of current period	$18,284,507	$4,697,551	$4,504,665	$4,403,816

(1)	The following financial statements are being presented pursuant to section 2340 of the Securities and Exchange Commission — Division of Corporation Finance’s Financial Reporting Manual because Citizens Bank of Pennsylvania is a significant lessee of American Realty Capital Properties, Inc. The following financial statements are unaudited and the information contained therein is derived entirely from information that is publicly available at http://www.fdic.gov/bank/statistical/.

Citizens Bank of Pennsylvania(1)
Consolidated Income Statements

(In thousands)

	Three Months Ended March 31,	Year Ended December 31,
	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Domestic office loans	$121,307	$556,419	$623,467	$700,266
Foreign office loans	—	—	—	—
Lease financing receivables	—	—	—	—
Balances due from depository institutions	349	1,437	1,502	1,908
Securities	61,015	242,225	234,836	305,059
Trading accounts	—	—	—	—
Federal funds sold	473	998	4,246	6,540
Other interest income	50	177	242	94
Total interest income	183,194	801,256	864,293	1,013,867
Interest Expense
Domestic office deposits	(22,413)	(98,273)	(177,180)	(339,026)
Foreign office deposits	(112)	(483)	(320)	(405)
Federal funds purchased	(3,683)	(25,088)	(19,773)	(3,721)
Trading liabilities and other borrowed money	(9,742)	(43,514)	(60,425)	(104,193)
Subordinated notes and debentures	(82)	(257)	(264)	(401)
Total interest expense	(36,032)	(167,615)	(257,962)	(447,746)
Net interest income	147,162	633,641	606,331	566,121
Provision for loan and lease losses	(3,249)	(75,943)	(177,068)	(279,105)
Net interest income after provisions for losses	143,913	557,698	429,263	287,016
Noninterest Income
Fiduciary activities	490	1,792	1,429	1,353
Service charges on deposit accounts	32,265	138,766	140,439	153,488
Trading account gains and fees	2,764	3,268	3,002	2,246
Investment banking, advisory, brokerage, and underwriting fees and commissions	43	1	738	1,604
Venture capital revenue	2	8	(18)	76
Net servicing fees	8	364	431	456
Net securitization income	—	—	—	—
Insurance commission fees and income	9	37	52	58
Net gains (losses) on sales of loans	(141)	(1)	6,574	920
Net gains (losses) on sales of other real estate owned	(236)	1,347	466	(442)
Net gains (losses) on sales of other assets (excluding securities)	—	487	11	(1,610)
Other non-interest income	35,298	153,823	142,225	129,425
Total non-interest income	70,502	299,892	295,349	287,574
Noninterest Expense
Salaries and employee benefits	(64,495)	(249,201)	(251,627)	(249,780)
Premises and equipment expense	(23,952)	(109,005)	(101,816)	(104,179)
Amortization and goodwill impairment losses	(600)	(19,449)	(38,763)	(47,856)
Other noninterest expense	(102,338)	(328,494)	(323,956)	(319,379)
Total noninterest expense	(191,385)	(706,149)	(716,162)	(721,194)
Pre-tax net operating Income	23,030	151,441	8,450	(146,604)
Securities gains (losses)	(1,510)	62,182	67,870	1,540
Applicable income tax	(5,546)	(70,647)	(23,688)	52,194
Income before extraordinary items	15,974	142,976	52,632	(92,870)
Extraordinary gains – net	—	—	—	—
Net income attributable to banks	15,974	142,976	52,632	(92,870)
Net Income attributable to non controlling interest	—
Net Income attributable to bank and non controlling interest	$15,974	$142,976	$52,632	$(92,870)

(1)	The following financial statements are being presented pursuant to section 2340 of the Securities and Exchange Commission — Division of Corporation Finance’s Financial Reporting Manual because Citizens Bank of Pennsylvania is a significant lessee of American Realty Capital Properties, Inc. The following financial statements are unaudited and the information contained therein is derived entirelyfrom information that is publicly available at http://www.fdic.gov/bank/statistical/.

American Realty Capital Properties, Inc.

3,250,000 Shares of Common Stock

Prospectus

June 13, 2012

Joint Book-Running Managers

Baird	Ladenburg Thalmann & Co. Inc.	JMP Securities

Co-Managers

Maxim Group LLC	National Securities Corp.